As filed with the Securities and Exchange Commission on October 22, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PUMATECH, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	77-0349154
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2550 North First Street, Suite 500

San Jose, California 95131

(408) 321-7650

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Woodson Hobbs

President and Chief Executive Officer

Pumatech, Inc.

2550 North First Street, Suite 500

San Jose, California 95131

(408) 321-7650

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With Copies to:

Elias J. Blawie Thomas Tobiason Heller Ehrman White & McAuliffe LLP 2775 Sand Hill Road Menlo Park, California 94025 (650) 233-8348	Richard Mosher Keith Kitchen Pumatech, Inc. 2550 North First Street, Suite 500 San Jose, California 95131 (408) 321-7650	John C. Yates Lauren Z. Burnham Morris, Manning & Martin, L.L.P. 1600 Atlanta Financial Center 3343 Peachtree Road, NE Atlanta, Georgia 30326 (404) 233-7000

Approximate date of commencement of proposed sale to the public:    Upon consummation of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with general Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum Aggregate Offering Price (2)	Amount of registration fee

Common Stock, par value $0.001 per share	19,800,000	N/A	$33,569,782	$2,716.00

(1)	Based upon the maximum number of shares of the Registrant’s common stock, par value $0.001 per share, that may be issued in connection with the merger.
(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f)(2) under the Securities Act, based on the aggregate book value of all outstanding shares of Synchrologic capital stock on September 30, 2003, the latest practicable date prior to the filing of this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Pumatech, Inc.

2550 North First Street, Suite 500

San Jose, California 95131

                 , 2003

To the stockholders of Pumatech, Inc.:

You are cordially invited to attend the annual meeting of stockholders of Pumatech, Inc. which will be held on             , December     , 2003 at 9:00 a.m. local time, at the executive offices of Pumatech, 2550 North First Street, Suite 500, San Jose, California 95131.

The matters expected to be acted upon at the meeting, including a proposed merger that will cause Synchrologic, Inc. to become a wholly owned subsidiary of Pumatech, are described in the attached notice of annual meeting of stockholders and the accompanying joint proxy statement/prospectus.

We are proposing the merger because we believe that combining the people, products, expertise, distribution capabilities, financial assets and customer bases of the two companies will allow us to offer a more comprehensive suite of synchronization and systems management solutions to the enterprise, consumer and technology-licensing markets.

After careful consideration, the Pumatech board of directors has unanimously approved the merger with Synchrologic and has determined that the issuance of shares of Pumatech common stock in connection with the merger is in the best interests of Pumatech and its stockholders. The Pumatech board of directors has approved this issuance of shares of Pumatech common stock and recommends that you approve the issuance, as well as the other matters to be voted upon at the meeting.

Your vote is very important.    Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us in the enclosed postage-paid envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposals submitted at the meeting. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

We appreciate your cooperation in considering and acting on the matters presented.

Sincerely,

Woodson Hobbs

President and Chief Executive Officer

See the “ Risk Factors” section beginning on page 24 of the joint proxy statement/prospectus for a discussion of the issues that should be considered by stockholders with respect to the merger.

Neither the Securities and Exchange Commission nor any state securities regulator has approved the Pumatech common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated             , 2003, and was first mailed to Pumatech stockholders on or about             , 2003.

Pumatech, Inc.

2550 North First Street, Suite 500

San Jose, California 95131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On December     , 2003

To the stockholders of Pumatech, Inc.:

The annual meeting of stockholders of Pumatech, Inc. will be held on             , December     , 2003 at 9:00 a.m., local time, at the executive offices of Pumatech, 2550 North First Street, Suite 500, San Jose, California 95131 for the following purposes:

1.	To consider and vote upon the issuance of shares of Pumatech common stock in the merger of Homerun Acquisition Corporation, a wholly owned subsidiary of Pumatech, with and into Synchrologic, Inc., resulting in Synchrologic becoming a wholly owned subsidiary of Pumatech. The merger agreement relating to the proposed merger is included as Annex A to the attached joint proxy statement/prospectus. In the merger, Pumatech will issue a maximum of 19,800,000 shares, and a minimum of 16,200,000 shares, of its common stock for all of the issued and outstanding shares of Synchrologic capital stock and each outstanding option to purchase shares of Synchrologic capital stock assumed by Pumatech and converted into an option to purchase shares of Pumatech common stock.

2.	To consider and vote upon an amendment to Pumatech’s certificate of incorporation to increase the number of authorized shares of common stock by 80,000,000 from 80,000,000 shares to 160,000,000 shares.

3.	To elect four members of the Pumatech board of directors to hold office until the 2004 annual meeting of stockholders and until their respective successors are elected and qualified.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as Pumatech’s independent accountants for the fiscal year ending July 31, 2004.

5.	To transact any other business that may properly come before the Pumatech annual meeting or any adjournment or postponement of the meeting.

Each of the foregoing items of business is more fully described in the attached joint proxy statement/prospectus, which we urge you to read carefully. The merger is discussed in the sections entitled “The Merger” and “The Merger Agreement.” Information about the other proposals is given in the section entitled “Additional Matters Being Submitted to a Vote of Pumatech Stockholders Only.”

Holders of record of Pumatech common stock at the close of business on             , 2003, our record date, are entitled to notice of, and to vote at, the Pumatech annual meeting and any adjournment or postponement thereof. The merger cannot be completed unless the holders of a majority of the total voting power of the shares of Pumatech represented in person or by proxy at the meeting that are entitled to vote approve the issuance of Pumatech common stock in connection with the merger. The vote required for each of the other proposals is set forth in the section of the joint proxy statement/prospectus entitled “Pumatech Annual Stockholders’ Meeting.”

All stockholders of Pumatech are invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted at the annual meeting in the manner described in the section of the joint proxy statement/prospectus entitled “Pumatech Annual Stockholders’ Meeting – How to Vote the Proxy.” Any executed but unmarked proxy cards we receive will be voted in favor of the items of business listed above.

By Order of the Board of Directors,

Woodson Hobbs

President and Chief Executive Officer

San Jose, California

            , 2003

Synchrologic, Inc.

200 North Point Center East, Suite 600

Alpharetta, Georgia 30022

                 , 2003

To the shareholders of Synchrologic, Inc.:

We cordially invite you to attend the special meeting of shareholders of Synchrologic, Inc. to be held on             , December     , 2003 at              [a.m./p.m.] local time, at the executive offices of Synchrologic, 200 North Point Center East, Suite 600, Alpharetta, Georgia 30022.

Synchrologic’s board of directors has unanimously approved a merger which will result in the acquisition of Synchrologic by Pumatech, Inc., a publicly-traded company headquartered in San Jose, California.

In the merger, each share of Synchrologic capital stock will be exchanged for the number of shares of Pumatech common stock equal to the applicable exchange ratio set forth in the merger agreement, unless you exercise dissenters rights under Georgia law.

Pumatech’s common stock is traded on The Nasdaq National Market under the symbol “PUMA,” and on             , 2003, Pumatech common stock closed at $     per share.

Your vote is very important.    The merger cannot be completed unless:

•	the holders of a majority of Synchrologic’s capital stock approve the merger agreement;

•	the holders of a majority of Synchrologic’s preferred stock approve the merger agreement; and

•	the holders of a majority of Synchrologic’s Series D convertible preferred stock approve the merger agreement.

Moreover, the merger cannot be completed unless the foregoing shareholders also approve an amendment to the Synchrologic articles of incorporation to conform the provisions in the articles of incorporation relating to the distribution of Pumatech common stock among the various classes and series of Synchrologic capital stock to the allocations for such classes and series set forth in the merger agreement. Only shareholders who hold shares of Synchrologic capital stock at the close of business on             , 2003, our record date, will be entitled to vote at the special meeting.

After careful consideration, the Synchrologic board of directors has unanimously determined the merger with Pumatech to be in your best interests. The Synchrologic board of directors has approved the merger and the related amendment to Synchrologic’s articles of incorporation and recommends that you approve the merger, as well as the amendment to Synchrologic’s articles of incorporation.

The accompanying joint proxy statement/prospectus provides you with detailed information concerning Pumatech, Synchrologic and the merger. Please give all of the information contained in the joint proxy statement/prospectus your careful consideration. In particular, you should carefully consider the discussion in the section entitled “ Risk Factors” beginning on page 24.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us in the enclosed postage-paid envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposals submitted at the special meeting. Returning the proxy card does not deprive you of your right to attend the special meeting and to vote your shares in person.

We appreciate your cooperation in considering and acting on the matters presented.

Sincerely,

Said Mohammadioun

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved the Pumatech common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated             , 2003, and was first mailed to Synchrologic shareholders on or about             , 2003.

Synchrologic, Inc.

200 North Point Center East, Suite 600

Alpharetta, Georgia 30022

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On                  , 2003

To the shareholders of Synchrologic, Inc.:

The special meeting of shareholders of Synchrologic, Inc. will be held on             , December     , 2003 at              [a.m./p.m.], local time, at the executive offices of Synchrologic, 200 North Point Center East, Suite 600, Alpharetta, Georgia 30022 for the following purposes:

1.	To consider and vote upon the proposed merger of Homerun Acquisition Corporation, a wholly owned subsidiary of Pumatech, with and into Synchrologic, resulting in Synchrologic becoming a wholly owned subsidiary of Pumatech. The merger agreement relating to the proposed merger is included as Annex A to the attached joint proxy statement/prospectus. In the merger, Pumatech will issue a maximum of 19,800,000 shares, and a minimum of 16,200,000 shares, of its common stock for all of the issued and outstanding shares of Synchrologic capital stock and each outstanding option to purchase shares of Synchrologic capital stock assumed by Pumatech and converted into an option to purchase shares of Pumatech common stock.

2.	To consider and vote upon an amendment to Synchrologic’s articles of incorporation to conform the provisions in the articles of incorporation relating to the distribution of Pumatech common stock among the various classes and series of Synchrologic capital stock to the allocations for such classes and series set forth in the merger agreement.

3.	To transact any other business that may properly come before the Synchrologic special meeting or any adjournment or postponement of the special meeting.

Each of the foregoing items of business is more fully described in the attached joint proxy statement/prospectus, which we urge you to read carefully. The merger is discussed in the sections entitled “The Merger” and “The Merger Agreement.” Information about the other proposal is given in the section entitled “Additional Matters Being Submitted to a Vote of Synchrologic Shareholders Only.”

Holders of record of Synchrologic capital stock at the close of business on             , 2003, our record date, are entitled to notice of, and to vote at, the Synchrologic special meeting and any adjournment or postponement thereof.

The merger cannot be completed unless:

•	the holders of a majority of Synchrologic’s capital stock approve the merger agreement;

•	the holders of a majority of Synchrologic’s preferred stock approve the merger agreement; and

•	the holders of a majority of Synchrologic’s Series D convertible preferred stock approve the merger agreement.

Moreover, the merger cannot be completed unless the foregoing shareholders also approve an amendment to the Synchrologic articles of incorporation to conform the provisions in the articles of incorporation relating to the distribution of Pumatech common stock among the various classes and series of Synchrologic capital stock to the allocations for such classes and series set forth in the merger agreement.

All shareholders of Synchrologic are invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted at the special meeting in the manner described in the section of the joint proxy statement/prospectus entitled “Synchrologic Special Shareholders’ Meeting – Voting of Proxies.” Any executed but unmarked proxy cards we receive will be voted in favor of the items of business listed above.

By Order of the Board of Directors,

Said Mohammadioun Chief Executive Officer

Atlanta, Georgia

            , 2003

i

Annexes:

Annex A -	Agreement and Plan of Merger, dated as of September 14, 2003, by and among Pumatech, Inc., Homerun Acquisition Corporation and Synchrologic, Inc.

Annex B -	Voting Agreement

Annex C -	Noncompetition Agreement

Annex D -	Shareholders Agreement

Annex E -	Escrow Agreement

Annex F -	Article 13 of Georgia Business Corporation Code

Annex G -	Charter for the Audit Committee of Pumatech Inc.

Annex H -	Second Articles of Amendment to Third Amended and Restated Articles of Incorporation of Synchrologic, Inc.

Annex I -	Certificate of Amendment of Certificate of Incorporation of Pumatech, Inc.

DOCUMENTS INCORPORATED BY REFERENCE

This joint proxy statement/prospectus incorporates by reference important business and financial information that is not presented in or delivered with this joint proxy statement/prospectus. You should rely only on the information contained in this joint proxy statement/prospectus or to which you have been referred. Neither Pumatech nor Synchrologic has authorized anyone to provide you with information that is different.

The Securities and Exchange Commission allows Pumatech to “incorporate by reference” information into this joint proxy statement/prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the Securities and Exchange Commission. The information of Pumatech incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for information superseded by information in (or incorporated by reference in) this joint proxy statement/prospectus. The following documents, which have been previously filed by Pumatech with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

1.	Pumatech’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003 filed October 21, 2003 (File No. 000-21709);

2.	Pumatech’s Quarterly Reports on Form 10-Q for the fiscal quarter ended October 31, 2002 filed December 16, 2002, for the fiscal quarter ended January 31, 2003 filed March 5, 2003, and for the fiscal quarter ended April 30, 2003 filed June 13, 2003 (File No. 000-21709);

3.	Pumatech’s Current Reports on Form 8-K filed August 6, 2003 and October 2, 2003, and Pumatech’s Current Report on Form 8-K/A filed September 9, 2003 (amending the Form 8-K filed April 11, 2003) (File No. 000-21709);

4.	Pumatech’s 425 reports filed September 15, 2003 pursuant to Rule 14a-12;

5.	The description of Pumatech common stock set forth in the Registration Statement on Form 8-A filed November 8, 1996, including any amendments or reports filed for the purpose of updating such description; and

6.	The description of Pumatech Preferred Stock Purchase Rights set forth in the Registration Statement on Form 8-A filed January 15, 2003, including any amendments or reports filed for the purpose of updating such description.

All documents filed by Pumatech under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this joint proxy statement/prospectus and before the date of the special meeting of Synchrologic shareholders are incorporated by reference into and deemed to be a part of this joint proxy statement/prospectus from the date of filing of those documents.

Any statement contained in a document incorporated or deemed to be incorporated in this joint proxy statement/prospectus by reference will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated in this joint proxy statement/prospectus by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are we proposing the merger?

A:	We are proposing the merger because we believe that combining the people, products, expertise, distribution capabilities, financial assets and customer bases of the two companies will allow us to offer a more comprehensive suite of synchronization and systems management solutions to the enterprise, consumer and technology licensing markets. Synchrologic has strong, server-based enterprise solutions that Pumatech expects will provide key components of the synchronization offerings of the combined company. In particular, Pumatech intends to maintain and enhance Synchrologic’s Mobile Suite platform, which provides server-based email and PIM (personal information management) synchronization, custom data synchronization, file synchronization, and systems management capabilities and is expected to form the cornerstone of the combined company’s server-based enterprise synchronization and systems management offerings.

Q:	What will happen in the merger?

A:	Pumatech and Synchrologic have entered into a merger agreement that sets forth the terms and conditions of Pumatech’s proposed acquisition of Synchrologic. In the merger, Synchrologic and Homerun Acquisition Corporation, a wholly owned subsidiary of Pumatech, will merge and the surviving corporation will become a wholly owned subsidiary of Pumatech. Following the merger, former Synchrologic shareholders and option holders will become stockholders and option holders of Pumatech, and will hold approximately 24% to 28% of the outstanding capital stock of Pumatech, based on the capitalization of Synchrologic and Pumatech as of October 20, 2003.

For a more complete description of the merger, see the section entitled “The Merger” beginning on page 56.

Q:	What will Synchrologic shareholders receive in the merger?

A:	If the merger is completed, each share of Synchrologic capital stock will be converted into the right to receive the number of shares of Pumatech common stock corresponding to the exchange ratio applicable to the class and series of Synchrologic capital stock being converted.

The total consideration shares, representing the total number of shares of Pumatech common stock to be issued in the merger, will be determined by dividing $60,000,000 by the average closing price, which is the average of the closing sales prices for one share of Pumatech common stock as reported on The Nasdaq National Market for the thirty consecutive trading days ending on the last complete trading day immediately preceding the closing date of the merger (which amount is subject to adjustment based on the transaction expenses incurred by Synchrologic in connection with the merger), provided that the number of shares of Pumatech common stock comprising the total consideration shares will not exceed 19,800,000 or be fewer than 16,200,000 (in each case subject to adjustment based on the transaction expenses incurred by Synchrologic in connection with the merger).

Each class and series of outstanding Synchrologic capital stock will be allocated the following number of shares expressed as a percentage of the total consideration shares:

Class/Series of Synchrologic Capital Stock	Percentage of Total Consideration Shares
Common Stock (including options to purchase common stock)	25.348%
Series A Preferred Stock	4.173%
Series B Preferred Stock	11.647%
Series C Preferred Stock	10.833%
Series D Preferred Stock	47.999%

The exchange ratio for each class and series of outstanding Synchrologic capital stock will be determined by dividing the number of shares of Pumatech common stock allocable to that class or series by the total number of shares of that class or series outstanding immediately prior to the effective time of the merger (including, in the case of the common stock exchange ratio, the number of shares of Synchrologic common stock subject to outstanding Synchrologic options assumed by Pumatech in the merger).

Q:	Do the boards of directors of Pumatech and Synchrologic recommend voting in favor of the merger?

A:	Yes. After careful consideration, the Synchrologic board of directors unanimously recommends that the Synchrologic shareholders vote in favor of the approval and adoption of the merger agreement and the merger, and the related amendment of Synchrologic’s articles of incorporation. Likewise, after careful consideration, the Pumatech board of directors unanimously recommends that the Pumatech stockholders vote in favor of the issuance of Pumatech common stock in connection with the merger and the other proposals presented to the Pumatech stockholders for approval at the annual meeting.

For a more complete description of the recommendations of the boards of directors of both companies, see the sections entitled “The Merger – Pumatech’s Reasons for the Merger; Recommendation of Pumatech’s Board of Directors” on page 58, “Additional Matters Being Submitted to a Vote of Pumatech Stockholders Only” on page 134, “The Merger – Synchrologic’s Reasons for the Merger; Recommendation of Synchrologic’s Board of Directors” on page 58, and “Additional Matters Being Submitted to a Vote of Synchrologic Shareholders Only.”

Q:	Are there risks I should consider in deciding whether to vote for the merger?

A:	Yes. For example, Pumatech and Synchrologic may not realize the anticipated benefits of the merger. Also, the value that Synchrologic shareholders will receive in the merger will decrease if the market price of Pumatech common stock decreases before or after the merger.

In evaluating the merger, you should also carefully consider these and other factors discussed in the section entitled “Risk Factors” on page 24.

Q:	Other than the merger, am I being asked to vote on anything else?

A:	Yes. If you are a Pumatech stockholder, the Pumatech board of directors is also asking you to consider and to vote upon (i) an amendment to Pumatech’s certificate of incorporation to increase the number of authorized shares of common stock by 80,000,000 from 80,000,000 shares to 160,000,000 shares, (ii) the election of four members of the Pumatech board of directors to hold office until the 2004 annual meeting of stockholders and until their respective successors are elected and qualified, and (iii) the ratification of Pumatech’s appointment of PricewaterhouseCoopers LLP as its independent accountants for the fiscal year ending July 31, 2004.

The Pumatech board of directors recommends that you vote in favor of the proposed amendment to Pumatech’s certificate of incorporation, in favor of the election of each of the nominated directors and in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as Pumatech’s independent accountants.

If you are a Synchrologic shareholder, the Synchrologic board of directors is also asking you to consider and to vote upon an amendment to the Synchrologic articles of incorporation to conform the provisions in the articles of incorporation relating to the distribution of Pumatech common stock among the various classes and series of Synchrologic capital stock to the allocations for such classes and series set forth in the merger agreement.

The Synchrologic board of directors recommends that you vote in favor of the proposed amendment to Synchrologic’s articles of incorporation.

Q:	What do I need to do now?

A:	We urge you to read this joint proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you. Then, please mail your completed, dated and signed proxy card in the enclosed postage-paid envelope as soon as possible so that your shares can be voted at your meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted “FOR” adoption and approval of the merger agreement and the merger and “FOR” the proposed amendment of the Synchrologic articles of incorporation, in the case of Synchrologic shareholders, or “FOR” approval of the issuance of shares of Pumatech common stock in connection with the merger and the other proposals presented to the Pumatech stockholders at the annual meeting, in the case of Pumatech stockholders.

Q:	What happens if I do not return a proxy card or vote?

A:	If you are a Synchrologic shareholder and you fail to respond, it will have the same effect as a vote against the merger and a vote against the amendment to Synchrologic’s articles of incorporation that is necessary to complete the merger. If you are a Pumatech stockholder and you fail to respond, it will have the same effect as a vote against the amendment to Pumatech’s certificate of incorporation that is necessary to complete the merger. If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger. However, because only votes cast determine the outcome of the proposals presented to the Pumatech stockholders at the annual meeting other than the amendment to Pumatech’s certificate of incorporation, your proxy will have no effect on these proposals.

Q:	May I vote in person?

A:	Yes. If you are a Pumatech stockholder, you may attend the annual meeting of Pumatech stockholders and vote your shares in person whether or not you sign and return your proxy card. If you are a Synchrologic shareholder, you may attend the special meeting of Synchrologic shareholders and vote your shares in person whether or not you sign and return your proxy card.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the annual meeting, in the case of Pumatech stockholders, or at the special meeting, in the case of Synchrologic shareholders. You can do this in one of three ways. First, you can send a written, dated notice to the secretary of Pumatech, in the case of Pumatech stockholders, or to the secretary of Synchrologic, in the case of Synchrologic shareholders, stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the annual meeting, in the case of Pumatech stockholders, or the special meeting, in the case of Synchrologic shareholders, and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my Pumatech shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your Pumatech shares with respect to the issuance of shares of Pumatech common stock in the merger unless you provide your broker with instructions on how to vote your shares. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted and you will, in effect, be voting against the merger.

For a complete description of voting shares held in “street name,” see the section entitled “Pumatech Annual Stockholders’ Meeting – Voting of Proxies” on page 51 .

Q:	What vote is required to approve the merger?

A:	The approval and adoption of the merger agreement and the merger will require the affirmative vote of the holders of:

•	a majority of the shares of Synchrologic capital stock outstanding on the record date;

•	a majority of the shares of Synchrologic preferred stock outstanding on the record date; and

•	a majority of the shares of Synchrologic Series D convertible preferred stock outstanding on the record date.

Moreover, the merger cannot be completed unless the foregoing shareholders also approve an amendment to the Synchrologic articles of incorporation to conform the provisions in the articles of incorporation relating to the distribution of Pumatech common stock among the various classes and series of Synchrologic capital stock to the allocations for such classes and series set forth in the merger agreement.

In addition, the issuance of shares of Pumatech common stock in the merger will require the affirmative vote of the holders of a majority of the total voting power of the shares of Pumatech represented in person or by proxy at the Pumatech annual meeting and entitled to vote on the proposal.

If you are a Pumatech stockholder and you fail to respond, it will have the same effect as a vote against the amendment to Pumatech’s certificate of incorporation that is necessary to complete the merger.

Q:	What are the material United States federal income tax consequences of the merger to me?

A:	Pumatech and Synchrologic intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. If the merger qualifies as a reorganization, Synchrologic shareholders generally will not recognize any gain or loss for federal income tax purposes upon the exchange of shares of Synchrologic capital stock for shares of Pumatech common stock, although Synchrologic shareholders will recognize taxable income with respect to any cash received in lieu of fractional shares of Pumatech common stock, or upon exercise of dissenters’ rights.

However, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

For a more detailed description of the tax consequences of the merger, see the section entitled “The Merger – Material United States Federal Income Tax Considerations” on page 65.

Q:	Should I send in my Synchrologic stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from Pumatech explaining how to exchange the stock certificates representing your shares of Synchrologic capital stock for the merger consideration.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions set forth in the merger agreement. We anticipate that the closing of the merger will occur in Synchrologic’s fourth fiscal quarter of 2003 or first fiscal quarter of 2004, but we cannot predict the exact timing.

For a description of the conditions to completion of the merger, see the sections entitled “The Merger – Completion and Effectiveness of the Merger” on page 61 and “The Merger Agreement – Conditions to Consummation of the Merger” on page 72.

Q:	Am I entitled to dissenters’ rights?

A:	If you are a Synchrologic shareholder, under Georgia law, you are entitled to dissenters’ rights in connection with the merger. For a summary of your dissenters’ rights, see the section entitled “The Merger – Dissenters’ Rights” on page 63.

If you are a Pumatech stockholder, under Delaware law, you are not entitled to any dissenters’ or appraisal rights in connection with the merger.

Q:	Who can help answer my questions?

A:	If you are a Synchrologic shareholder and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Synchrologic, Inc.

200 North Point Center East, Suite 600

Alpharetta, Georgia 30022

Attention: Chief Financial Officer

Telephone: (770) 754-5600

If you are a Pumatech stockholder and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Pumatech, Inc.

2550 North First Street, Suite 500

San Jose, California 95131

Attention: General Counsel

Telephone: (408) 321-7650

Synchrologic shareholders and Pumatech stockholders may also obtain additional information about Pumatech from the documents filed with the Securities and Exchange Commission or by following the instructions in the section entitled “Where You Can Find More Information” on page 162.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire joint proxy statement/prospectus and the documents to which we refer or incorporate by reference. The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies (pages 111 and 118)

Pumatech, Inc.

2550 North First Street, Suite 500

San Jose, California 95131

Telephone: (408) 321-7650

Pumatech develops, markets and supports synchronization, mobile-application development, and mobile-application management/device management software that enables consumers, business professionals and information technology officers to extend the capabilities of enterprise groupware and vertical applications, handheld organizers/computers, and Web-enabled cellular phones, pagers and other wireless or wireline personal communications platforms.

Pumatech is a Delaware corporation. Pumatech’s principal executive offices are located at 2550 North First Street, Suite 500, San Jose, California 95131. Pumatech’s telephone number at that location is (408) 321-7650 and its website is located at www.pumatech.com. Information contained in the Pumatech website does not constitute part of this joint proxy statement/prospectus.

Pumatech is headquartered in San Jose, California and has approximately 127 employees as of September 30, 2003. Pumatech common stock has traded on The Nasdaq National Market under the symbol “PUMA” since its initial public offering in December 1996.

Synchrologic, Inc.

200 North Point Center East, Suite 600

Alpharetta, Georgia 30022

Telephone: (770) 754-5600

Synchrologic develops, markets and supports comprehensive mobile and wireless infrastructure software for enterprises, software vendors and service providers to enable mobile users to access business applications, corporate groupware applications, and files on mobile computing devices such as laptops, handheld organizers/computers, and mobile phones. The Synchrologic software improves the productivity of business professionals who require access to current information, whether they are in or out of the office. In addition, Synchrologic’s software helps corporate information technology professionals keep support costs down and remotely manage mobile devices, install software, track hardware and software assets, perform backup, and restore operations for data on these devices. The Synchrologic Mobile Suite provides enterprises with a comprehensive infrastructure solution for taking advantage of and managing the rapid adoption of mobile and wireless devices.

Synchrologic is headquartered in Alpharetta, Georgia and has approximately 82 full-time employees as of September 15, 2003.

The Merger (page 56)

Pumatech and Synchrologic have entered into a merger agreement that provides for the merger of Homerun Acquisition Corporation, a newly formed and wholly owned subsidiary of Pumatech, with Synchrologic. As a result of the merger, the surviving corporation will become a wholly owned subsidiary of Pumatech and Synchrologic shareholders will become Pumatech stockholders.

The merger agreement is attached to this joint proxy statement/prospectus as Annex A. We urge you to read the merger agreement carefully.

Stockholder Meetings (pages 52 and 49)

Synchrologic Special Meeting.    Synchrologic will hold a special meeting of its shareholders on             , December     , 2003 at     :00 [a.m./p.m.], Eastern Standard Time, at the executive offices of Synchrologic, 200 North Point Center East, Suite 600, Alpharetta, Georgia 30022. At this meeting, Synchrologic shareholders will consider and vote on a proposal to approve and adopt the merger agreement and the merger. In addition, Synchrologic shareholders will consider and vote on a proposal to amend Synchrologic’s articles of incorporation to conform the provisions in the articles of incorporation relating to the distribution of Pumatech common stock in the merger among the various classes and series of Synchrologic capital stock to the allocations for such classes and series set forth in the merger agreement.

Pumatech Annual Meeting.    Pumatech will hold an annual meeting of its stockholders on             , December     , 2003 at 9:00 a.m., Pacific Time, at its executive offices at 2550 North First Street, Suite 500, San Jose, California 95131. At this meeting, Pumatech stockholders will be asked to approve the issuance of Pumatech common stock to the Synchrologic shareholders in connection with the merger and to approve the other proposals presented to the Pumatech stockholders, as discussed in the section entitled “Additional Matters Being Submitted to a Vote of Pumatech Stockholders Only,” beginning on page 134.

Vote Required to Approve the Merger (pages 50 and 53)

Pumatech Required Vote.    Under the rules of The Nasdaq National Market, approval of the issuance of shares of Pumatech common stock to Synchrologic shareholders in connection with the merger requires the affirmative vote of holders of a majority of the shares of Pumatech common stock voting on this proposal. If you are a Pumatech stockholder and you fail to respond, it will have the same effect as a vote against the amendment to Pumatech’s certificate of incorporation that is necessary to complete the merger.

Synchrologic Required Vote.    Under applicable Georgia law and Synchrologic’s articles of incorporation, approval and adoption of the merger agreement and the merger requires the affirmative vote of holders of:

•	a majority of the shares of Synchrologic capital stock outstanding on the record date;

•	a majority of the shares of Synchrologic preferred stock outstanding on the record date; and

•	a majority of the shares of Synchrologic Series D convertible preferred stock outstanding on the record date.

Moreover, the merger cannot be completed unless the foregoing shareholders also approve an amendment to the Synchrologic articles of incorporation to conform the provisions in the articles of incorporation relating to the distribution of Pumatech common stock among the various classes and series of Synchrologic capital stock to the allocations for such classes and series set forth in the merger agreement.

No Solicitation (page 74)

Until the merger is completed or the merger agreement is terminated, Synchrologic has agreed, with limited exceptions, not to take any action, directly or indirectly, with respect to an “acquisition proposal,” as described on page 74 of this joint proxy statement/prospectus.

If Synchrologic receives an unsolicited, written, bona fide acquisition proposal that the Synchrologic board of directors determines in good faith could lead to a “superior proposal,” as described on page 74 of this joint proxy statement/prospectus, Synchrologic may furnish non-public information regarding it and may enter into discussions with the person who has made the acquisition proposal if it provides written notice to Pumatech and follows other specified procedures described on page 74 of this joint proxy statement/prospectus.

Synchrologic has agreed to inform Pumatech promptly as to any acquisition proposal, or request for non-public information or inquiry that it reasonably believes could lead to an acquisition proposal. Synchrologic has agreed to inform Pumatech of the status and details of any acquisition proposal.

The Synchrologic board of directors may change its recommendation in favor of the merger if the Synchrologic board of directors determines in good faith, after consultation with legal counsel, that its failure to do so would result in a failure to satisfy its fiduciary duties to Synchrologic’s shareholders under Georgia law.

For a more complete description of these limitations on Synchrologic’s actions with respect to an acquisition proposal, please refer to the section entitled “The Merger Agreement – No Solicitation ” on page 74, “– Amendments, Waivers and Termination of the Merger Agreement” on page 75 and the corresponding sections of the merger agreement.

Interests of Certain Persons in the Merger (page 60)

Synchrologic shareholders considering the recommendation of the Synchrologic board of directors that you vote to approve and adopt the merger agreement and the merger, should be aware that some of the officers and directors of Synchrologic have interests in the merger that are different from, or in addition to, the interests of Synchrologic’s shareholders generally. These interests relate to, among other things, voting agreements entered into by certain Synchrologic shareholders, employment arrangements offered to certain Synchrologic executive officers, the acceleration in full of all outstanding Synchrologic options, severance payments to certain Synchrologic executive officers and continuing indemnification obligations to executive officers, directors and employees of Synchrologic. As a result, certain officers and directors of Synchrologic may be more likely to vote to approve and adopt the merger agreement and the merger than Synchrologic’s shareholders generally.

Conditions to the Merger (page 72)

Pumatech and Synchrologic will complete the merger only if the conditions specified in the merger agreement are either satisfied or waived, which include the following:

•	the merger agreement and the merger must be approved and adopted by the Synchrologic shareholders and the issuance of shares of Pumatech common stock in the merger must be approved by the Pumatech stockholders;

•	Pumatech’s registration statement, of which this joint proxy statement/prospectus is a part, must be effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspending its effectiveness may be pending or threatened by the Securities and Exchange Commission;

•	no governmental entity will have enacted a law, regulation or order that has the effect of making the merger illegal or otherwise prohibiting the merger;

•	no governmental entity will have commenced any proceeding preventing the merger or restricting Pumatech’s operation of Synchrologic after the merger;

•	the representations and warranties of each party in the merger agreement must be true and correct as of the date of the merger agreement, except, individually or in the aggregate, as does not constitute a material adverse effect on such party; and

•	the parties must have complied in all material respects with their respective agreements in the merger agreement.

The Voting Agreements

Several Synchrologic shareholders entered into voting agreements with Pumatech that require these shareholders to vote all of their shares of Synchrologic capital stock in favor of the approval and adoption of the merger agreement and the merger and grant Pumatech the irrevocable right to vote, with respect to the merger, their shares of Synchrologic capital stock at any meeting of Synchrologic shareholders held prior to the completion of the merger. These shareholders hold approximately 77.2% of the outstanding shares of Synchrologic’s voting capital stock, approximately 76.3% of the outstanding shares of Synchrologic preferred stock and approximately 59.1% of the outstanding shares of Synchrologic Series D convertible preferred stock, in each case as of October 21, 2003. The voting agreement is attached to this joint proxy statement/prospectus as Annex B. We urge you to read it in its entirety.

For a more complete description of the voting agreement, please refer to the section entitled “The Related Agreements – The Voting Agreement” on page 77.

Termination of the Merger Agreement (page 75)

Pumatech, Homerun Acquisition Corporation and Synchrologic may mutually agree in writing to terminate the merger agreement at any time without completing the merger. In addition, either Pumatech or Synchrologic may terminate the merger agreement if:

•	the merger is not completed, without fault of the terminating party, by March 31, 2004;

•	a governmental authority has issued a final, non-appealable order, decree or ruling, or taken any other action, that would permanently prohibit the merger;

•	the Synchrologic shareholders fail to approve and adopt the merger agreement and the merger, except that Synchrologic may not terminate the merger agreement if shareholder approval was not obtained because of Synchrologic’s action or failure to act, which constitutes a breach of the merger agreement;

•	the Pumatech stockholders fail to approve the issuance of Pumatech common stock in connection with the merger, except that Pumatech may not terminate the merger agreement if stockholder approval was not obtained because of Pumatech’s action or failure to act, which constitutes a breach of the merger agreement; or

•	the other party breaches any representation, warranty, covenant or agreement in the merger agreement such that the breaching party is unable to satisfy a condition to the merger, except that the other party cannot terminate the merger agreement if it is at that time in material breach or if the breaching party has cured the breach within 20 business days of written notice of the breach.

Termination of the merger agreement will generally terminate the obligations of the parties to perform their obligations under the merger agreement, except that the parties must continue to comply with miscellaneous provisions that survive termination of the merger agreement, including those concerning mutual confidentiality and the payment of termination fees.

Termination Fee (page 75)

If Pumatech or Synchrologic terminates the merger agreement due to the failure of the Synchrologic shareholders to approve the merger and the Synchrologic board of directors withdraws, modifies or qualifies in any manner adverse to Pumatech its recommendation that the Synchrologic shareholders approve and adopt the merger agreement and the merger or takes any action not otherwise permitted by the merger agreement or makes any public statement or public disclosure adverse to Pumatech in connection with the Synchrologic special meeting, Synchrologic will be required to pay Pumatech, within 30 days, a termination fee of $6,000,000 (part of which represents the fees and expenses incurred by Pumatech in connection with the litigation between Pumatech and Synchrologic that was dismissed pursuant to the merger agreement). If Pumatech or Synchrologic terminates the merger agreement due to the failure of the Pumatech stockholders to approve the issuance of Pumatech common stock in connection with the merger, Pumatech will be required to pay Synchrologic, within 30 days, a termination fee of $3,000,000.

Restrictions on the Ability to Sell Pumatech Common Stock (page 67)

All shares of Pumatech common stock to be received by Synchrologic shareholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either Synchrologic or Pumatech under the Securities Act.

However, certain Synchrologic shareholders have entered into shareholders agreements with Pumatech, pursuant to which they have agreed to certain resale restrictions during the 240-day period following the completion of the merger with respect to the shares of Pumatech common stock they are entitled to receive as a result of the merger. Specifically, the Synchrologic shareholders that have entered into the shareholders agreements acknowledge and agree that 20% of the shares of Pumatech common stock they are entitled to receive in the merger will be released from the foregoing sales restrictions immediately following the effective time of the merger and 10% of the shares of Pumatech common stock they are entitled to receive in the merger will be released from the foregoing sales restrictions at the end of each 30-day period following the effective time of the merger.

Listing of Pumatech Common Stock to be Issued in the Merger (page 67)

Pumatech common stock is currently traded on The Nasdaq National Market under the symbol “PUMA.” Pumatech will list the shares of Pumatech common stock to be issued in the merger for trading on The Nasdaq National Market.

Accounting Treatment of the Merger (page 67)

The merger will be treated as a purchase for accounting and financial reporting purposes under generally accepted accounting principles, which means that Synchrologic will be treated as a separate entity for periods prior to the closing of the merger, and thereafter as a wholly owned subsidiary of Pumatech.

Synchrologic Shareholders’ Dissenters’ Rights (page 54)

Under Georgia law, Synchrologic shareholders are entitled to dissenters’ rights with respect to the merger and, if the merger is completed, to receive payment in cash for the fair value of their shares of Synchrologic capital stock. In general, to preserve their dissenters’ rights, Synchrologic shareholders who wish to exercise these rights must:

•	deliver a written demand for appraisal to Synchrologic before the time the vote is taken at the Synchrologic special meeting;

•	not vote their shares for approval and adoption of the merger agreement and the merger;

•	continuously hold their shares of Synchrologic capital stock from the date they make the demand for appraisal through the closing of the merger; and

•	comply with the other procedures set forth in Article 13 of the Georgia Business Corporation Code.

The text of Article 13 of the Georgia Business Corporation Code governing dissenters’ rights is attached to this joint proxy statement/prospectus as Annex G. Your failure to comply with the procedures described in Annex G will result in the loss of your dissenters’ rights. We urge you to read the text of Article 13 governing dissenters’ rights carefully.

Market Price Information (page 21)

Shares of Pumatech common stock are listed on The Nasdaq National Market. On September 12, 2003, the last full trading day prior to the public announcement of the proposed merger, Pumatech’s common stock closed at $3.87 per share. On October 21, 2003, Pumatech’s common stock closed at $6.31 per share. We urge you to obtain current market quotations.

PUMATECH, INC.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

You should read the following data in conjunction with Pumatech’s historical consolidated financial statements and related notes and Pumatech’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Pumatech’s annual reports, quarterly reports and other information on file with the SEC or combined elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

The consolidated statement of operations data for the fiscal years ended July 31, 2001, 2002 and 2003 and the consolidated balance sheet data as of July 31, 2002 and 2003 have been derived from audited consolidated financial statements of Pumatech incorporated by reference in this joint proxy statement/prospectus. The consolidated statement of operations data for the fiscal year ended July 31, 1999 and 2000 and the consolidated balance sheet data as of July 31, 1999, 2000 and 2001 are derived from Pumatech’s audited financial statements not included or incorporated by reference in this joint proxy statement/prospectus.

Condensed Consolidated Statement of Operations Data (in thousands)

	Year Ended July 31,
	1999	2000	2001	2002	2003
Revenue	$20,543	$30,512	$38,202	$22,940	$24,860

Net loss	$(5,828)	$(22,199)	$(41,818)	$(34,518)	$(7,736)
Accretion of mandatorily redeemable convertible preferred stock to redemption value	(4,238)	(3,877)	—	—	—

Net loss attributable to common stockholders	$(10,066)	$(26,076)	$(41,818)	$(34,518)	$(7,736)

Basic and diluted net loss per common share	$(0.34)	$(0.74)	$(0.96)	$(0.77)	$(0.17)

Condensed Consolidated Balance Sheet Data (in thousands)

	July 31,
	1999	2000	2001	2002	2003
Cash, cash equivalents and short-term investments	$28,516	$85,260	$48,908	$34,431	$27,159
Working capital	24,896	80,317	44,489	28,099	25,173
Total assets	37,122	118,655	78,934	47,312	41,167
Long-term obligations	—	310	—	1,991	921
Total stockholders’ equity	18,201	105,077	68,192	34,884	31,796

On September 17, 2003, Pumatech consummated the acquisition of substantially all of the assets of Spontaneous Technology, Inc. of Salt Lake City, Utah, a provider of enterprise secure Virtual Private Network (sVPN) software designed to extend existing corporate applications to most wireless devices.

The following summary statement of operations and balance sheet data for the fiscal years ended December 31, 2001 and 2002 have been derived from audited financial statements of Spontaneous Technology included in this joint proxy statement/prospectus.

The balance sheet data as of June 30, 2003 and the statement of operations data for the six months ended June 30, 2002 and 2003 has been derived from unaudited interim financial statements of Spontaneous Technology also included in this joint proxy statement/prospectus.

The information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 are unaudited and have been prepared on the same basis as Spontaneous Technology’s annual financial statements. In the opinion of Spontaneous Technology’s management, this unaudited information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results of operations for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2003, or any future period.

	Year Ended December 31, 2001	Year Ended December 31, 2002	Six Months Ended June 30,
			2002	2003
			(unaudited)
Statement of Operations Data (in thousands)
Revenues	$43	$152	$40	$424
Loss from operations	(21,847)	(8,452)	(4,614)	(1,343)
Net loss	(21,858)	(8,443)	(4,669)	(1,751)

	December 31,		June 30, 2003
	2001	2002
			(unaudited)
Balance Sheet Data (in thousands)
Cash and cash equivalents	$2,638	$450	$341
Working capital (deficit)	442	(3,284)	(4,693)
Total assets	9,438	2,702	2,454
Shareholders’ equity/(deficit)	(27,954)	(38,411)	(41,236)

SYNCROLOGIC, INC. SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected data presented below under the caption “Selected Historical Consolidated Financial Data of Synchrologic, Inc.” for, and as of the end of, each of the years in the five-year period ended December 31, 2002 are derived from the consolidated financial statements of Synchrologic and its subsidiaries, which financial statements have been audited by KPMG LLP, independent accountants. The consolidated financial statements as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, and the report thereon, are included elsewhere in this joint proxy statement/prospectus. The selected data presented below under the caption “Selected Historical Consolidated Financial Data of Synchrologic, Inc.” for the six-month periods ended June 30, 2003 and 2002, and as of June 30, 2003, are derived from the unaudited consolidated financial statements of Synchrologic and its subsidiaries included elsewhere in this joint proxy statement/prospectus. You should read the following selected historical consolidated financial data in conjunction with “Information Regarding Synchrologic – Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Synchrologic’s consolidated financial statements and the related notes included elsewhere in this joint proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SYNCHROLOGIC, INC.

	Years ended December 31,					Six months ended June 30,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
Statement of Operations Data:
Revenues:
Software license fees	$1,957,483	$3,679,383	$3,936,823	$5,366,123	$5,516,856	$2,175,803	$2,540,024
Services fees	405,763	656,557	1,423,536	1,893,529	4,493,882	1,752,271	3,209,685

Total revenues	2,363,246	4,335,940	5,360,359	7,259,652	10,010,738	3,928,074	5,749,709

Costs of revenues:
Software license fees	1,257	10,976	49,797	51,366	49,583	26,851	26,858
Services fees	596,078	995,715	1,864,389	2,802,323	3,370,438	1,639,758	1,014,583

Total costs of revenues	597,335	1,006,691	1,914,186	2,853,689	3,420,021	1,666,609	1,041,441

Gross profit	1,765,911	3,329,249	3,446,173	4,405,963	6,590,717	2,261,465	4,708,268

Operating expenses	4,463,131	6,238,941	11,172,123	15,251,975	12,731,787	7,060,696	5,281,521

Loss from operations	(2,697,220)	(2,909,692)	(7,725,950)	(10,846,012)	(6,141,070)	(4,799,231)	(573,253)
Interest income (expense), net	73,444	102,704	221,320	457,852	(133,787)	(19,961)	(101,376)

Net loss	(2,623,776)	(2,806,988)	(7,504,630)	(10,388,160)	(6,274,857)	(4,819,192)	(674,629)

Deemed dividends on preferred stock	(5,458)	(8,280)	(122,916)	(352,189)	(352,189)	(176,094)	(176,094)

Net loss attributable to common stockholders	$(2,629,234)	$(2,815,268)	$(7,627,546)	$(10,740,349)	$(6,627,046)	$(4,995,286)	$(850,723)

Basic and diluted net loss per share attributable to common stockholders	$(0.85)	$(0.90)	$(1.81)	$(2.22)	$(1.52)	$(1.14)	$(0.21)
Weighted average outstanding common shares used to compute net loss per share attributable to common stockholders	3,081,659	3,125,592	4,208,817	4,838,227	4,372,258	4,372,258	4,109,559

	December 31,						June 30, 2003
	1998	1999	2000	2001	2002
							(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$4,123,281	$1,160,293	$16,300,418	$5,992,876	$3,204,263		$2,631,733
Working capital	3,955,861	1,250,321	16,282,636	5,775,927	1,292,308		320,542
Total assets	5,279,963	3,551,355	19,228,068	9,307,720	5,974,180		5,326,826
Outstanding borrowings under note payable to bank	—	—	—	—	817,000		817,000
Current portion of term loan payable to bank	—	—	—	—	767,536		868,515
Term loan payable to bank, excluding current portion	—	—	—	—	934,040		506,544
Mandatorily redeemable securities	9,664,790	9,673,071	30,076,424	30,428,613	30,780,802		30,956,897
Stockholders’ deficit	(5,262,678)	(8,065,018)	(12,856,240)	(23,639,069)	(29,972,772)		(30,805,409)

SUMMARY UNAUDITED COMBINED CONDENSED PRO FORMA DATA

The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the proposed merger of Pumatech and Synchrologic using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. These pro forma statements were prepared as if the merger had been completed as of August 1, 2002 for statement of operations purposes and as of July 31, 2003 for balance sheet purposes.

In addition, these unaudited pro forma combined condensed financial statements have been prepared to reflect Pumatech’s acquisition of substantially all of the assets of Spontaneous Technology, Inc. on September 17, 2003 using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. These pro forma statements were prepared as if the Spontaneous Technology asset acquisition had been completed as of August 1, 2002 for statement of operations purposes and as of July 31, 2003 for balance sheet purposes. Pumatech’s acquisition of Starfish Software on March 27, 2003 is also treated as having occurred on August 1, 2002.

Pumatech’s fiscal year end is July 31, whereas Synchrologic’s and Spontaneous Technology’s fiscal year ends are December 31. The following pro forma combined condensed statement of operations data for the year ended July 31, 2003 combines the results of operations of Pumatech for the twelve months ended July 31, 2003 and Synchrologic’s and Spontaneous Technology’s results of operations for the twelve months ended June 30, 2003. Synchrologic’s and Spontaneous Technology’s results of operations for the twelve months ended June 30, 2003 were calculated by adding the results of operations for the twelve months ended December 31, 2002 to the results of operations for the six months ended June 30, 2003, and deducting the results of operations for the six months ended June 30, 2002. In addition, the following pro forma combined condensed statement of operations data for the year ended July 31, 2003 includes the results of operations of Starfish Software for the eight months ended February 28, 2003. Since the Starfish Software acquisition took place on March 27, 2003, four months of Starfish Software results are included in the consolidated Pumatech results for the year ended July 31, 2003. Starfish Software’s results of operations for the eight months ended February 28, 2003 were calculated by deducting the results of operations for the six months ended June 30, 2002 from the results of operations for the twelve months ended December 31, 2002, and adding the results of operations for the two months ended February 28, 2003.

The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger and the acquisition noted above occurred on August 1, 2002 for statement of operations purposes and as of July 31, 2003 for balance sheet purposes, nor are they necessarily indicative of the future financial position or results of operations.

These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Pumatech, Synchrologic, Spontaneous Technology and Starfish Software and should be read in conjunction with the historical consolidated financial statements of Pumatech, Synchrologic, Spontaneous Technology and Starfish Software and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Pumatech’s annual reports, quarterly reports and other information on file with the SEC or contained elsewhere in this joint proxy statement/prospectus.

UNAUDITED COMBINED CONDENSED PRO FORMA

STATEMENT OF OPERATIONS DATA

FOR THE YEAR ENDED JULY 31, 2003

(In thousands, except per share amounts)

Revenues	$40,095
Net loss	(26,503)
Net loss per share - basic and diluted	(0.41)
Shares used in per share calculation - basic and diluted	63,916

UNAUDITED COMBINED CONDENSED PRO FORMA BALANCE SHEET DATA

AS OF JULY 31, 2003

(In thousands)

Cash, cash equivalents and short-term investments	$30,132
Working capital	22,901
Total assets	118,915
Long-term obligations	1,427
Total stockholders’ equity	101,423

COMPARATIVE PER SHARE DATA

The following table presents Pumatech’s, Synchrologic’s and Spontaneous Technology’s unaudited historical per share and combined pro forma per share data after giving effect to the Pumatech and Synchrologic merger and Pumatech’s acquisition of Spontaneous Technology and Starfish Software using the purchase method of accounting. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the merger and the acquisitions noted above been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with Pumatech’s historical consolidated financial statements and notes incorporated by reference in this joint proxy statement/prospectus and Synchrologic’s and Spontaneous Technology’s historical consolidated financial statements and notes included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma combined and unaudited pro forma equivalent per share data combine Pumatech’s results of operations for the year ended July 31, 2003, Synchrologic’s and Spontaneous Technology’s results of operations for the 12 months ended June 30, 2003 and Starfish Software’s results of operations for the eight months ended February 28, 2003 with Pumatech’s financial position at July 31, 2003 and Synchrologic’s and Spontaneous Technology’s financial position at June 30, 2003. No cash dividends have ever been declared or paid on Pumatech’s, Synchrologic’s, Spontaneous Technology’s or Starfish Software’s common stock.

Comparative historical and pro forma per share data:

Pumatech
Year Ended July 31, 2003
Historical per common share data:
Loss per share—basic and diluted	$(0.17)

Net book value per share(1)	$0.69

Synchrologic
12 months ended June 30, 2003
Historical per common share data(2):
Loss per share—basic and diluted	$(0.14)

Net book value per share(1)	$(1.98)

Spontaneous Technology
12 months ended June 30, 2003
Historical per common share data(2):
Loss per share—basic and diluted	$(0.10)

Net book value per share(1)	$(0.74)

Combination
Year Ended July 31, 2003
Pro forma combined per common share data:
Loss per combined company’s basic and diluted share(4)	$(0.41)

Loss per equivalent Synchrologic basic and diluted share(3)	$(0.43)

Loss per equivalent Spontaneous Technology basic and diluted share(3)	$(0.01)

Pro forma net book value per combined company’s share(1)	$1.59

Pro forma net book value per equivalent Synchrologic share(3)	$1.65

Pro forma net book value per equivalent Spontaneous Technology share (3)	$0.03

(1)	Pumatech’s, Synchrologic’s and Spontaneous Technology’s historical net book value per share of common stock is computed by dividing stockholders’ equity (deficit) at period end by the number of shares of common stock outstanding at the respective period end. The pro forma net book value per share of common stock of the combined company is computed by dividing the pro forma stockholders’ equity by the pro forma number of shares of Pumatech’s common stock outstanding at the respective period end, assuming the Synchrologic merger and Spontaneous Technology acquisition had occurred as of that date.
(2)	Prepared on an as converted basis for Synchrologic’s and Spontaneous Technology’s preferred stock.
(3)	The equivalent pro forma per share data is calculated by multiplying the respective pro forma share data by the pro forma exchange ratio for Synchrologic and Spontaneous Technology on an as converted basis, which is 1.039 and 0.020, respectively.
(4)	Shares used to calculate unaudited pro forma combined loss per basic and diluted shares were computed by adding 16,200,000 shares of Pumatech’s common stock assumed to be issued at the closing of the proposed Synchrologic merger and 1,094,000 shares of Pumatech’s common stock issued at the closing of the acquisition of Spontaneous Technology to Pumatech’s weighted average shares outstanding.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price Data

Pumatech common stock has been traded on The Nasdaq National Market under the symbol “PUMA” since Pumatech’s initial public offering in December 1996. The following table presents the high and low sale prices per share of Pumatech common stock as reported on The Nasdaq National Market for the periods indicated. These prices are adjusted for the two-for-one stock split in the form of a stock dividend paid to Pumatech’s stockholders on March 22, 2000.

	High	Low
Fiscal Year Ending July 31, 2004
First Quarter (through October 20, 2003)	$6.66	$3.05
Fiscal Year Ended July 31, 2003
First Quarter	$0.49	$0.22
Second Quarter	$1.55	$0.36
Third Quarter	$3.30	$1.13
Fourth Quarter	$4.08	$2.31
Fiscal Year Ended July 31, 2002
First Quarter	$2.65	$1.11
Second Quarter	$3.68	$2.06
Third Quarter	$2.09	$0.99
Fourth Quarter	$1.00	$0.43
Fiscal Year Ended July 31, 2001
First Quarter	$26.63	$12.25
Second Quarter	$16.75	$3.81
Third Quarter	$9.25	$2.54
Fourth Quarter	$4.81	$2.03
Fiscal Year Ended July 31, 2000
First Quarter	$18.50	$2.19
Second Quarter	$65.31	$17.50
Third Quarter	$98.00	$22.88
Fourth Quarter	$37.00	$19.75
Fiscal Year Ended July 31, 1999
First Quarter	$2.81	$0.97
Second Quarter	$2.25	$1.37
Third Quarter	$2.69	$1.88
Fourth Quarter	$3.44	$2.38
Fiscal Year Ended July 31, 1998
First Quarter	$4.19	$2.78
Second Quarter	$4.03	$2.78
Third Quarter	$3.66	$2.81
Fourth Quarter	$4.19	$2.53
Fiscal Year Ended July 31, 1997
Second Quarter (from December 5, 1996)	$9.62	$6.06
Third Quarter	$8.12	$2.87
Fourth Quarter	$5.62	$3.81

There has been no public market for the Synchrologic capital stock.

Recent Share Prices

The following table provides the closing prices per share of Pumatech common stock as reported on The Nasdaq National Market on September 12, 2003, the last full trading day preceding public announcement that Pumatech and Synchrologic had entered into the merger agreement, and             , 2003, the last full trading day for which closing prices were available at the time of the printing of this joint proxy statement/prospectus.

Since Synchrologic capital stock is not traded in any established market, no equivalent market price data is available for Synchrologic. However, the following table sets forth the estimated exchange ratio for each outstanding class and series of Synchrologic capital stock and the estimated equivalent price per Synchrologic share, or the value Synchrologic shareholders will receive in the merger for each share of Synchrologic capital stock he, she or it owns. Although the final exchange ratios will not be determined until immediately prior to the effective time of the merger, the estimated equivalent prices per Synchrologic share at each of the referenced dates have been computed by multiplying the closing sales price per share of Pumatech common stock on that date by the applicable estimated exchange ratio. For a discussion of the assumptions made in calculating the estimated exchange ratios, see “The Merger – Merger Consideration.”

Date/Class and Series of Synchrologic Capital Stock	Closing Sales Price Per Share of Pumatech Common Stock		Estimated Exchange Ratio	Equivalent Price Per Share of Synchrologic Capital Stock
September 12, 2003		$3.87
Common Stock			0.616567	$2.39
Series A Preferred Stock			0.844583	$3.27
Series B Preferred Stock			0.913746	$3.54
Series C Preferred Stock			0.626266	$2.42
Series D Preferred Stock			2.342925	$9.07
[Date], 2003	$
Common Stock
Series A Preferred Stock
Series B Preferred Stock
Series C Preferred Stock
Series D Preferred Stock

We urge you to obtain current market quotations for Pumatech common stock. We cannot predict the market prices for Pumatech common stock at any time before completion of the merger or the market price for Pumatech common stock after the completion of the merger. Because the market price of Pumatech common stock is subject to fluctuation, the market value of the shares of Pumatech common stock that holders of Synchrologic capital stock will receive in the merger may increase or decrease.

Dividend Information

Neither Pumatech nor Synchrologic has ever paid any cash dividends on their shares of capital stock. Under the merger agreement, each of Pumatech and Synchrologic has agreed not to pay cash dividends pending completion of the merger, without the written consent of the other. The Pumatech board of directors intends to retain all earnings for use in its business and has no present intention to pay cash dividends after the merger. If the merger is not completed, the Synchrologic board of directors intends to continue its policy of retaining all earnings for use in its business.

Number of Stockholders

As of October 17, 2003, 49,672,461 shares of Pumatech common stock were held by approximately 446 stockholders of record. This does not reflect persons or entities who hold their stock in nominee or “street” name through various brokerage firms.

As of October 21, 2003, there were approximately 70 shareholders of record of Synchrologic capital stock.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This joint proxy statement/prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be made directly in this joint proxy statement/prospectus referring to Synchrologic and Pumatech, and they may also be made a part of this joint proxy statement/prospectus by reference to other documents filed with the Securities and Exchange Commission by Pumatech and incorporated by reference into this joint proxy statement/prospectus. These statements may include statements regarding the period following completion of the merger.

Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or expected strategic benefits, advantages and other effects of the merger identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of Pumatech, Synchrologic and the combined company, the factors relating to the merger discussed under “Risk Factors” of this joint proxy statement/prospectus, among others, could cause actual results to differ materially from those described in the forward-looking statements. Neither Synchrologic nor Pumatech makes any representation as to whether any projected or estimated financial information contained in any forward-looking statements will be obtained and stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the date of the document incorporated by reference in this joint proxy statement/prospectus. Neither Synchrologic nor Pumatech is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and the annual reports on Form 10-K that Pumatech has filed with the Securities and Exchange Commission.

RISK FACTORS

The merger involves a high degree of risk. By voting in favor of the merger, Synchrologic shareholders will be choosing to invest in Pumatech common stock. An investment in Pumatech common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this joint proxy statement/prospectus, Synchrologic shareholders should carefully consider the following risk factors in deciding whether to vote for the merger.

If any of the following risks actually occur, the business, financial condition or prospects of either or both of Pumatech and Synchrologic may be seriously harmed. In such case, the trading price of Pumatech common stock may decline, and you may lose all or part of your investment.

Risks Related to the Merger

Since the total number of shares of Pumatech common stock to be issued in the merger is subject to contractual limitations, the merger exchange ratios may not fully reflect changes in the market value of Pumatech common stock before the closing of the merger.

The total consideration shares, representing the aggregate number of shares of Pumatech common stock to be issued in the merger in exchange for all outstanding shares of Synchrologic capital stock (including shares of Pumatech common stock to be reserved for issuance upon the exercise of Synchrologic options assumed by Pumatech in the merger), will be determined based on the average closing price, which is the average of the closing sales prices for one share of Pumatech common stock as reported on The Nasdaq National Market for the thirty consecutive trading days ending on the last complete trading day immediately preceding the closing date of the merger. However, the merger agreement provides that in no event will the total consideration shares exceed a maximum of 19,800,000 shares of Pumatech common stock or be less than a minimum of 16,200,000 shares of Pumatech common stock, subject to adjustments for transaction expenses. Therefore, the parties will not adjust the number of shares of Pumatech common stock comprising the total consideration shares beyond these limits even if the average closing price falls below the amount that would result in the number of shares of Pumatech common stock comprising the total consideration shares exceeding 19,800,000 or rises above the amount that would result in the number of shares of Pumatech common stock comprising the total consideration shares being fewer than 16,200,000, subject to adjustments for transaction expenses. As a result, the merger exchange ratios may not fully reflect changes in the market value of Pumatech common stock before the closing of the merger. Pumatech cannot predict the market price of Pumatech common stock at any time before or after the completion of the merger. Pumatech encourages you to obtain current market quotations of Pumatech common stock.

The number of shares of Pumatech common stock Synchrologic shareholders will receive in the merger will be decreased according to the amount of Synchrologic’s transaction expenses.

If the merger is completed, Pumatech and Synchrologic have agreed to share equally the aggregate legal, accounting, investment banking, broker’s and finder’s fees incurred by Synchrologic and its shareholders in connection with the merger so long as such shared transaction expenses do not exceed a total of $400,000. Any transaction expenses of Synchrologic and its shareholders in excess of $400,000 will be paid by the shareholders of Synchrologic. Any portion of any transaction expenses to be paid by the Synchrologic shareholders will be treated as a reduction of the purchase price in determining the number of total consideration shares Synchrologic shareholders will receive in the merger. Thus, in the event that Synchrologic’s transaction expenses total $400,000 or less, the total number of shares of Pumatech common stock to be issued to the Synchrologic shareholders in the merger will be reduced by a number of shares equal to 50% of Synchrologic’s transaction expenses divided by the average closing price for Pumatech’s common stock, which is the average of the closing sales prices on The Nasdaq National Market for one share of Pumatech common stock for the thirty day trading period ending on the last complete trading date immediately prior to the closing of the merger. In the event that Synchrologic’s transaction expenses exceed $400,000, the total number of shares of Pumatech common stock to be issued to the Synchrologic shareholders in the merger will be reduced as described in the preceding sentence and reduced further by the number of shares equal to 100% of the amount by which Synchrologic’s transaction expenses exceed $400,000 divided by the average closing price for Pumatech’s common stock. Synchrologic cannot predict the total amount of expenses that will be incurred by Synchrologic and its shareholders in connection with the merger.

Pumatech will face technical, operational and strategic challenges that may prevent it from successfully integrating Synchrologic with Pumatech.

The integration of Pumatech and Synchrologic will be a time consuming and expensive process and may disrupt the combined company’s operations if it is not completed in a timely and efficient manner. If this integration effort is not successful, the combined company’s results of operations could be harmed, employee morale could decline, key employees could leave and customers could cancel existing orders or choose not to place new ones. In addition, Pumatech may not achieve any of the anticipated synergies or other benefits of the merger. Following the merger, Pumatech and Synchrologic must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. Pumatech and Synchrologic may encounter the following difficulties, costs and delays involved in integrating their operations:

•	potential incompatibility of business cultures;

•	potential difficulties in successfully integrating the management teams and employees of Pumatech and Synchrologic;

•	challenges in managing the combined company’s growth and managing larger, more geographically dispersed operations;

•	perceived adverse changes in business focus;

•	failure of the combined company to manage successfully relationships with customers, suppliers and other important relationships;

•	possible difficulties convincing the combined company’s customers to accept new services or to continue using the products and services of the combined company; and

•	loss of key employees and diversion of the attention of management from other ongoing business concerns.

The challenges of integrating the businesses of Pumatech and Synchrologic may be increased by ongoing efforts to integrate recent acquisitions by Pumatech.

Synchrologic executive officers, directors and employees have interests that are different from, or in addition to, those of the Synchrologic shareholders generally.

The executive officers and directors of Synchrologic have interests in the merger that are different from, or are in addition to, those of Synchrologic shareholders generally. These include:

•	The Synchrologic stock options held by each of Synchrologic’s directors, executive officers and employees will be assumed in the merger and will become fully accelerated and exercisable, in accordance with their terms, for shares of Pumatech common stock;

•	Some executive officers of Synchrologic will enter into employment agreements with Pumatech or will be otherwise employed by Pumatech following the merger; and

•	Directors and officers of Synchrologic have customary rights to indemnification against specified liabilities.

As a result, these executive officers, directors and employees could be more likely to vote to approve, and recommend the approval of, the merger and the merger agreement than if they did not hold these interests.

The market price of Pumatech common stock is highly volatile, and if the merger’s benefits do not meet the expectations of financial or industry analysts, the market price of Pumatech common stock may decline.

In the past, Pumatech common stock has experienced substantial price volatility. This volatility might occur in the future, which could cause the Pumatech common stock to be worth less after the merger than before the merger. Volatility can arise particularly in response to quarter-to-quarter variations in the actual or anticipated financial results of Pumatech, its customers or competitors, and announcements by Pumatech or its competitors regarding new product and service introductions. The market price of Pumatech common stock can also fluctuate in response to price and volume fluctuations in the stock market, particularly those that affect the market prices of technology stocks.

In addition, the market price of Pumatech common stock may decline as a result of the merger if:

•	the integration of Pumatech and Synchrologic is unsuccessful;

•	Pumatech does not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts; or

•	the effect of the merger on Pumatech’s financial results is not consistent with the expectations of financial or industry analysts.

The business of Synchrologic could suffer in response to the announcement of the merger.

The announcement of the merger may have a negative impact on Synchrologic’s ability to sell its products and services, attract and retain key management, development or other personnel, maintain and attract new customers, and maintain strategic relationships with third parties. For example, Synchrologic may experience cancellations or a decline in the rate of orders for its products or services or a deterioration in its customer relationships. In addition, Synchrologic’s employees may experience uncertainty about their future role with Pumatech until Pumatech’s plan for Synchrologic’s employees is announced. If the merger is not completed, Synchrologic could be harmed by these adverse changes in its business or the expectation of these changes, and restoring Synchrologic’s business to its pre-announcement value could take a long time and be costly, and may not occur.

Failure to complete the proposed merger could adversely affect Synchrologic’s and Pumatech’s future business and operations and Pumatech’s stock price.

The merger is subject to the satisfaction of a number of closing conditions, including the approval by Synchrologic’s shareholders and by Pumatech’s stockholders, and we cannot assure you that the merger will be successfully completed. In the event that the merger is not completed, Synchrologic and Pumatech may be subject to a number of material risks, including the following:

•	Synchrologic may be required to pay Pumatech a termination fee of $6,000,000 or Pumatech may be required to pay Synchrologic a termination fee of $3,000,000;

•	Costs related to the proposed merger, such as legal, accounting, and some advisory fees, must be paid, even if the merger is not completed; and

•	Restoring Synchrologic’s business to its pre-announcement of merger value could take a substantial amount of time and resources, and may not occur.

If the merger is not completed and Synchrologic’s board of directors determines to seek another business combination, Synchrologic may not be able to find a partner willing to pay an equivalent or more attractive price than that which would have been paid in the merger with Pumatech. Further, failure to complete the proposed merger could be perceived negatively by investors in Pumatech’s common stock, which would have an adverse effect on Pumatech’s stock price.

The completion of the merger may result in dilution in future per share operating results to the stockholders of Pumatech and Synchrologic.

The completion of the merger will not necessarily result in improved per share operating results of the combined company or a financial condition superior to that which would have been achieved by either of the companies on a stand-alone basis. The merger could fail to produce the benefits that the companies anticipate, or could have other adverse effects that the companies currently do not foresee. In this event, the merger could result in a reduction of per-share earnings of the combined company as compared to the per-share earnings that would have been achieved if the merger had not occurred.

Risks Related to Pumatech’s Business

If the merger is successfully completed, holders of Synchrologic capital stock will become holders of Pumatech common stock. Pumatech’s business differs from Synchrologic’s business, and Pumatech’s results of operations, as well as the price of Pumatech common stock, may be affected by factors different than those affecting Synchrologic’s results of operations and the value of Synchrologic’s capital stock before the merger. In this section regarding “Risks Related to Pumatech’s Business,” references to “we,” “us” and “our” refer to Pumatech and its subsidiaries.

We have historically incurred losses and these losses may continue in the future. We may not be able to sustain consistent future revenue growth on a quarterly or annual basis, or achieve or maintain profitability.

We have not been profitable since fiscal 1998. Although we have reported sequential revenue growth over the last four quarters, we cannot be certain that this growth will continue at the same rate, or that our revenues will not decline in the future. We have experienced losses of $7.7 million, $34.5 million and $41.8 million for fiscal 2003, 2002 and 2001, respectively. At July 31, 2003, we had an accumulated deficit of $121.7 million. To become profitable and sustain profitability, we will need to generate additional revenues to offset our expenses. We may not achieve or sustain our revenue or profit goals and our losses may continue in the future. Because the synchronization market is new and evolving, we cannot accurately predict either the future growth rate, if any, or the ultimate size of the market for our products and services. For example, while the market for smartphones and other wireless mobile devices has experienced growth recently, the market for traditional personal data assistants (PDA) has declined. This decline in traditional PDA sales had a direct impact on sales of our Intellisync products through the retail and online channels, where sales of our synchronization software typically occur at the same time a PDA is purchased, or shortly thereafter. This decline has had a negative impact on our revenues and we expect that the decline in this market may continue. The increase in demand for smartphones and other such devices may not offset the decline in traditional PDA sales. If we cannot achieve profitability or positive cash flows from operating activities, we may be unable to meet our working capital and other payment obligations, which would have a material adverse effect on our business, financial condition and results of operations and the price of our common stock.

Our quarterly revenues and operating results are subject to significant fluctuations, and our stock price may decline if we do not meet the expectations of investors and analysts.

Our quarterly revenues and operating results are difficult to predict and have and may in the future fluctuate significantly from quarter to quarter due to a number of factors, many of which are outside our control. These factors include, but are not limited to:

•	a decline in the market for traditional personal data assistants;

•	our need to realize our goals with respect to recent and potential future acquisitions;

•	our need and ability to generate and manage growth;

•	rapid evolution of technology;

•	our evolving business model;

•	our reliance on international sales and growth

•	our ability to penetrate the European market;

•	a decline in gross margins;

•	the seasonal nature of the market;

•	changes in the market for synchronization;

•	introduction of new products and services by us or our competitors;

•	changes in our mix of sources of revenues;

•	the long-term effect of our reduction in operating expenses;

•	entrenched and substantial competition; and

•	continued difficult political and economic conditions.

Additionally, we generally derive our technology licensing revenues from multi-year contracts with customers that frequently include license fees, professional services fees, royalty payments and maintenance. We typically earn both the license fees and the professional services in the initial one or two quarters subsequent to the signing of a contract. We periodically have large professional services implementations that individually contribute as much as 5% or more to quarterly revenue. Combined with related license revenues, total revenue from individual customers in the initial quarters of a contract may exceed the revenues we earn during subsequent periods covered by the contract. To the extent that we do not secure additional contracts with the same customer or secure comparably sized commitments from other customers, we may not be able to achieve our revenue forecasts for future quarters.

There can be no assurance that we will generate sufficient revenue to meet expenses or to operate profitably in the future. Our losses today and the risk of future losses present significant risks to our stockholders. If we cannot achieve profitability or positive cash flows from operating activities, we may be unable to meet our working capital and other payment obligations, which would have a material adverse effect on our business, financial condition and results of operations and the price of our common stock.

Our market changes rapidly due to evolution in technology and industry standards. If we do not adapt to meet the sophisticated needs of our customers, our business and prospects will suffer.

The market for our products and services is characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions. The traditional personal data assistant market, appears to be declining and may continue to do so, just as sales in competing markets, such as smartphones and other multi-function mobile phones may be increasing. Our future success will depend to a substantial degree on our ability to offer products and services that adapt to these changing markets, incorporate leading technology, address the increasingly sophisticated and varied needs of our current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Our rapidly evolving market makes it more likely that:

•	our technology or products may become obsolete upon the introduction of alternative technologies;

•	we may not have sufficient resources to develop or acquire new technologies or to introduce new products or services capable of competing with future technologies or service offerings; and

•	we may not be able to respond effectively to the technological requirements of the changing market.

To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of these technologies and equipment are likely to continue to require significant capital investment by us. Moreover, there can be no assurances that we can develop, market and deliver new products and technology on a timely basis. Sufficient capital may not be available for this purpose in the future, and even if it is available, investments in new technologies may not result in commercially viable technological processes and there may not be commercial applications for such technologies. If we do not develop, acquire and introduce new products and services and achieve market acceptance in a timely manner, our business and prospects may suffer.

Our recent and planned future acquisitions could require significant management attention and prove difficult to integrate with our business, which could distract our management, disrupt our business, dilute stockholder value and adversely affect our operating results.

As part of our strategy, we intend to continue to make investments in complementary companies, products or technologies. We recently acquired Starfish Software, Inc. (in March 2003) and substantially all of the assets of Loudfire, Inc. (in July 2003) and Spontaneous Technology, Inc. (in September 2003). We have also recently announced our intention to acquire Synchrologic, Inc. We may not realize benefits from any of these acquisitions, or from any acquisition we may have in the future. If we fail to integrate successfully our past and future acquisitions, or the technologies associated with such acquisitions, into our company, the revenue and operating results of the combined company could decline. Any integration process will require significant time and resources, and we may not be able to manage the process successfully. If our customers are uncertain about our ability to operate on a combined basis, they could delay or cancel orders for our products. We may not successfully be able to evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. Acquisitions involve a number of difficulties and risks to our business, including, but not limited to, the following:

•	potential adverse effects on our operating results;

•	failure to integrate acquired technologies with our existing products and technologies;

•	failure to integrate management information systems, personnel, research and development and marketing, sales and support operations;

•	potential loss of key employees from the acquired company;

•	diversion of management’s attention from other business concerns;

•	disruption of our ongoing business;

•	potential loss of the acquired company’s customers;

•	failure to realize the potential financial or strategic benefits of the acquisition;

•	failure to develop further the acquired company’s technology successfully, resulting in the impairment of amounts capitalized as intangible assets;

•	unanticipated costs and liabilities;

•	incur amortization expenses related to intangible assets (other than goodwill); and

•	incur impairment charges under Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Further, we have issued common stock and paid cash for recent acquisitions and may have to pay cash, incur debt or issue equity securities to pay for any future acquisition, each of which could affect the market price of our common stock. The sale of additional equity or convertible debt could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

If we are unable to consummate the acquisition of Synchrologic or to make additional future acquisitions of mobile computing-related technology companies, we may be unable to compete successfully in the enterprise synchronization market.

Our business strategy is dependent upon making additional acquisitions of mobile computing-related technology companies. For example, our planned acquisition of Synchrologic is intended to be an important addition to our technological ability to serve enterprise customers. Future acquisition candidates may be few in number and may attract offers from companies with greater financial resources than us. We can provide no assurance that we will be able to locate other suitable acquisition targets or that we will be able to complete additional acquisitions. If we are unable to acquire Synchrologic and make additional future acquisitions of mobile computing-related technology companies or build similar technologies in-house, we may be unable to implement our business plan and our ability to compete in the enterprise synchronization market may be adversely affected.

Our investment in goodwill and other intangibles resulting from our acquisitions could become impaired.

As of July 31, 2003, our goodwill and other intangibles amounted to $5,500,000, net of accumulated amortization and reflective of newly acquired intangibles from Starfish and Loudfire. We ceased to amortize our existing goodwill upon our adoption of SFAS No. 142 in the beginning of fiscal 2003. We will amortize approximately $781,000, $739,000, $666,000 and $548,000 of other intangibles in fiscal 2004, 2005, 2006 and 2007, respectively, based on the acquisitions completed as of July 31, 2003. We expect, however, that amortization expense will increase significantly as a result of the acquisition of various intangibles from Spontaneous Technology and the pending acquisition of Synchrologic in fiscal 2004. To the extent we do not generate sufficient cash flows to recover the net amount of any investment in goodwill and other intangibles recorded, the investment could be considered impaired and subject to earlier write-off. These impairments of goodwill or other intangible assets could have a negative impact on our results of operations in any given period.

Our business was harmed by the recent slowdown in the economy generally and in the information technology sector in particular. As a result, we have reduced our total operating expenses to a lower level in fiscal 2003 compared with those in fiscal 2002. Continued or worsened conditions may directly harm our business and could result in additional actions to reduce operating expenses, which could harm our business and future prospects further.

Our revenue declined sequentially in the six quarters before the first quarter of fiscal 2003, largely as a result of recent unfavorable economic conditions that caused our customers to delay, decrease or cancel corporate information technology spending. The sales of our products and services is largely dependent the state of the general economy and upon the condition of the mobile computing-synchronization markets. We may be unable to offset the harm caused by continued or increasing weakness in demand with additional reductions in operating expenses without significantly harming our business.

Our success and ability to compete depends upon our ability to secure and protect patents, trademarks and other proprietary rights.

Our success depends on our ability to protect our proprietary rights to the technologies used in our products and services. In the event that a third party breaches the confidentiality provisions or other obligations in one or more of our agreements or misappropriates or infringes on our intellectual property or the intellectual property licensed to us by third parties, our business would be seriously harmed. To protect our proprietary rights, we rely on a combination of trade secrets, confidentiality and other contractual provisions and agreements, and patent, copyright and trademark laws, which afford us only limited protection. Third parties may independently discover or invent competing technologies or reverse engineer our trade secrets, software or other technology. Furthermore, laws in some countries may not protect our proprietary rights to the same extent as the laws of the United States. Therefore, the measures we take to protect our proprietary rights may not be adequate.

Despite our efforts to protect our proprietary rights and technologies, unauthorized parties may attempt to copy aspects of our products or to obtain and use trade secrets or other information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. Embedded software products, like those we offer, can be especially susceptible to software piracy.

We are and may in the future be subject to litigation that could result in significant costs to us.

Litigation has been and may in the future be necessary to enforce our proprietary rights or to protect our trade secrets or trademarks. These legal proceedings may also divert our management’s attention from growing our business. Failure to enforce and protect our intellectual property successfully would substantially harm our business.

For instance, on April 19, 2002, we filed a patent infringement suit against Extended Systems, Inc. in the United States District Court for the Northern District of California. In this suit, we allege that Extended System’s server and desktop products infringe on eight of our synchronization-related patents. We are seeking an injunction against future sales of infringing server and desktop products, as well as monetary damages for past sales of the infringing products, of Extended Systems. Extended Systems has denied our charges, raised a number of affirmative defenses to our claims, and requested a declaration from the Court that our eight patents are invalid and not infringed. Litigation is inherently uncertain, and we may not prevail in our claims or defenses. In addition, our litigation against Extended Systems is expensive and time-consuming, and management has been and may in the future be required to spend significant time in the defense of the suit. We incurred approximately $1,200,000 of legal costs relating to all litigation including against Extended Systems during fiscal 2003 and believe that we will continue to incur significant amount of legal costs during fiscal 2004 as a result of any on-going litigation. Extended Systems has no claims or counterclaims against us in this case. However, if we do not prevail in our claims, we might be forced to accept an unfavorable settlement or judgment which could require us to pay a substantial amount of Extended Systems’ legal fees in settlement or upon the determination of these claims. An unfavorable settlement or judgment could also materially harm our ability to use existing intellectual property and severely harm our business as a result.

On December 5, 2002, we filed a patent infringement suit against Synchrologic, Inc. in the United States District Court for the Northern District of California, alleging that Synchrologic’s server and desktop products infringe six of our synchronization-related patents. On September 14, 2003, we entered into a definitive agreement to acquire Synchrologic. Upon the execution of the definitive agreement, we and Synchrologic agreed to dismiss the litigation with prejudice as of September 17, 2003, thereby permanently ending this specific suit.

In order to protect our proprietary rights in the future, we may decide to sue additional parties. Any litigation, whether brought by or against us, could cause us to incur significant expenses and could divert a large amount of management time and effort. A claim by us against a third party could, in turn, cause a counterclaim by the third party against us, which could impair our intellectual property rights and harm our business.

If we are forced to defend against third-party infringement claims, whether they are with or without merit or are determined in our favor, we could face expensive and time-consuming litigation, which could distract technical and management personnel, or result in product shipment delays. If an infringement claim is determined against us, we may be required to pay monetary damages or ongoing royalties. Further, as a result of infringement claims either against us or against those who license technology to or from us, we may be required to develop non-infringing intellectual property or enter into costly royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms that are acceptable to us, or at all. If a third party successfully asserts an infringement claim against us and we are required to pay monetary damages or royalties or we are unable to develop suitable non-infringing alternatives or license the infringed or similar intellectual property on reasonable terms on a timely basis, it could significantly harm our business.

If our intellectual property were to be found to be infringing or otherwise invalid, our business would be harmed.

Our business is heavily dependent on our intellectual property. Our patents are an especially important part of our intellectual property and our business. Third parties may assert infringement or unfair competition claims against us. In the past, we have received notices from third parties alleging that our product offerings infringe proprietary rights held by them. We have also received a notice from a customer to which we may have indemnification obligations under some circumstances, informing us that it had received a notice from a third party alleging that the customer’s product infringes the third party’s proprietary rights. We or our customers may receive other similar notices from third parties in the future. We cannot predict whether third parties will assert claims of infringement against us, or whether any past, present or future claims will prevent us from offering products or operating our business as planned.

Due to the inherently uncertain nature of intellectual property protection and the extremely competitive area in which we operate our business, it is possible that some or all of our intellectual property could be found to be infringing on the intellectual property of others or that our patents could be determined to be invalid in the future, despite our efforts to ensure otherwise. Should some or all of our intellectual property be found to be infringing on the intellectual property of others, our business would be severely harmed because we would not be able to sell our products and we may incur fees, expenses or be forced to pay damage awards. In addition, our business would be harmed if our patents were determined to be invalid.

We face fierce competition in the market for mobile computing synchronization products and services, which could reduce our market share and revenues.

Our market contains few substantial barriers to entry. We believe we will face additional competition from existing competitors and new market entrants in the future. We currently face direct competition with respect to our Intellisync, Enterprise Intellisync, Synchrologic Mobile Suite, Intellisync goAnywhere, Satellite Forms, Intellisync: Phone Edition, TrueSync and Spontaneous Technology’s secure Virtual Private Network (sVPN) products. Intellisync retail and enterprise products face competition from Sybase Inc.’s iAnywhere, Chapura, Inc.’s Pocket Mirror, Common Time’s Cadenza mNotes, Extended Systems, Inc.’s OneBridge Mobile Groupware, IBM Corporation’s Lotus Software EasySync Pro, Microsoft, Inc’s ActiveSync, Palm Desktop from Palm and others. Satellite Forms faces competition from Adobe Systems, Inc., Aligo, Inc., AppForge, Inc., Covigo, Inc., iConverse, Inc., Metrowerks Code Warrior, mPortal, Inc., Pencel Corporation, Pendragon Software Corporation, Penright Corporation’s MobileBuilder and others. Our server-based Mobile Suite software faces competition from Aether Systems, CommonTime, Extended Systems, FusionOne, Inc., InfoSpace, Inc., Infowave Software, JP Mobile, Inc., Microsoft, Openwave, Inc., Sybase, Inc., Synchrologic, Inc. (up until the closing date of the planned acquisition), Wireless Knowledge, Inc., XcelleNet, Inc. and others. Intellisync goAnywhere technology competes with offerings from Symantec Corporation (pcAnywhere) and Expertcity, Inc. (GoToMyPC) and others. Our Intellisync: Phone Edition faces competition from FutureDial, Inc.’s SnapSync and Susteen, Inc.’s DataPilot and others. In addition to direct competitors like these, we face indirect competition from existing and potential customers that may provide internally developed solutions to each of our technology licensing components. TrueSync and sVPN face competition from Visto Corporation, Seven Networks, Inc. and others.

In addition to direct competition noted above, we face indirect competition from existing and potential customers that may provide internally developed solutions for each of our technology licensing components. As a result, we must educate prospective customers as to the advantage of our products compared to internally developed solutions. We currently face limited direct competition from major applications and operating systems software vendors who may in the future choose to incorporate data synchronization functionality into their operating systems software, thereby potentially reducing the need for original equipment manufacturers to include our products in their notebook and desktop personal computers. For example, Microsoft’s inclusion of certain features permitting data synchronization between computers utilizing the Windows 98, Windows 2000,

Windows Me, Windows NT or Windows XP operating system may have the effect of reducing revenue from our software if users of these operating systems perceive that their data synchronization needs are adequately met by Microsoft.

Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Our larger competitors may be able to provide customers with additional benefits in connection with their products and costs, including reduced communications costs. As a result, these companies may be able to price their products and services more competitively than we can and respond more quickly to new or emerging technologies and changes in customer requirements. If we are unable to compete successfully against our current or future competitors, we may lose market share, and our business and prospects would suffer.

Our business and prospects depend on, to a significant degree, demand for wireless and other mobile computing devices.

The use of wireless and other mobile computing devices for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has begun to develop only in recent years. Our success will depend in large part on continued growth in the use of wireless and other mobile computing devices including personal data assistants, handheld computers, smart phones, pagers and other mobile devices. In addition, our markets face critical unresolved issues concerning the commercial use of wireless and other mobile computing devices, including security, reliability, cost, ease of access and use, quality of service, regulatory initiatives and necessary increases in bandwidth availability. Demand for, and market acceptance of, wireless and other mobile computing devices which require our products and services are subject to a high level of uncertainty and are dependent on a number of factors, including:

•	the growth in access to, and market acceptance of, new interactive technologies;

•	growth in sales of handheld devices, smart phones and other mobile computing devices, supported by our software and growth in wireless network capabilities to match end-user demand and requirements;

•	emergence of a viable and sustainable market for wireless and mobile computing services;

•	our product and service differentiation and quality;

•	the development of technologies that facilitate interactive communication between organizations;

•	increases in bandwidth for data transmission;

•	our distribution and pricing strategies as compared with those of our competitors;

•	the effectiveness of our marketing strategy and efforts;

•	our industry reputation; and

•	general industry and economic conditions such as slowdowns in the computer or software markets or the economy in general.

If the market for wireless and other mobile computing devices as a commercial or business medium does not develop, or develops more slowly than expected, our business, results of operations and financial condition will be seriously harmed.

Even if the wireless and mobile computing services market does develop, our products and services may not achieve widespread market acceptance. If our target customers do not adopt, purchase and successfully deploy our other current and planned products and services, our revenue will not grow significantly and our business, results of operations and financial condition will be seriously harmed.

If we fail to maintain our existing relationships or enter into new relationships with original equipment manufacturers, business development organizations and sales distribution channels, our brand awareness, the sales of our products and use of our services would suffer.

Our product and service offerings depend, in large part, on our ability to develop and maintain relationships with original equipment manufacturers and business development organizations that help distribute our products and promote our services. We depend on these relationships to:

•	distribute our products to purchasers of mobile devices;

•	increase the use of our technology licensing components;

•	build brand awareness through product marketing; and

•	market our products and services cooperatively.

If the products that these equipment manufacturers or business development organizations sell, or the operating systems upon which these products are based, were to lose popularity, or if any of these companies cease to use our product and service offerings in significant volumes, our product sales would decline and our business would suffer.

We have developed with sales distribution channels and other resellers that allow us to offer our products and services to a much larger customer base than we would otherwise be able to reach through our own direct sales and marketing efforts. Ingram Micro US is our largest distributor and accounted for 10%, 17% and 14% of our total revenue during fiscal 2003, 2002 and 2001, respectively. There are also a significant number of our customers that purchase our products and services through other resellers, and we anticipate they will continue to do so as we expand our product offerings. Because we often sell indirectly through these sales distribution channels and resellers, we cannot control our relationships with end customers. This may diminish our ability to sell our directly to our customers. Our sales, therefore, could also be negatively affected by disruptions in our relationships with resellers or disruptions in the relationships between our resellers and customers. Resellers may also choose not to emphasize our products to their customers. Any of these occurrences could diminish the effectiveness of our distribution channel and lead to decreased sales.

We are dependent on our international operations for a significant portion of our revenues.

International revenue, primarily from customers based in Japan and Europe, accounted for 36%, 31% and 26% of our revenue in fiscal 2003, 2002 and 2001, respectively. The increase in our international annual revenues from fiscal 2002 to fiscal 2003 accounted for 92% of our total annual revenue increase for fiscal 2003. In the future, we may further expand our international presence. As we continue to expand internationally, we are increasingly subject to risks of doing business internationally, including:

•	longer payment cycles and problems in collecting accounts receivable;

•	seasonal reductions in business activity during the summer months in Europe and certain other parts of the world;

•	unexpected changes in regulatory requirements and tariffs;

•	export controls relating to encryption technology and other export restrictions;

•	reduced protection for intellectual property rights in some countries;

•	political and economic instability, including continuing military conflicts in the Middle East and potential health epidemics;

•	difficulties in staffing and managing international operations;

•	fluctuations in currency exchange rates, which we do not hedge against;

•	potentially adverse tax consequences;

•	nonrefundable withholding taxes on royalty income from customers in certain countries, such as Japan and Taiwan;

•	an adverse effect on our provision for income taxes based on the amount and mix of income from international customers; and

•	exposure to risk of non-payment by customers in other countries with highly inflationary economies.

Our international sales growth will be limited if we, in the future, are unable to expand international sales channel management and support, customize products for local markets, and develop relationships with international service providers, distributors and device manufacturers. Even if we are able to expand international operations successfully, we cannot be certain that we will succeed in maintaining or expanding international market demand for our products.

Geographical expansion and growth, including the establishment of new sales or engineering operations, may negatively affect our engineering operations and cause us to incur significant additional costs and expenses.

We recently established an engineering facility in Sofia, Bulgaria and in the future we may further expand our engineering or sales operations to other geographical areas within the United States and internationally. Our expansion may cause us to incur various costs and expenses, and may place a significant strain upon our operating and financial systems and resources that could materially adversely affect our financial results following such an expansion. We also face significant business risks related to the difficulty in assimilating new operations and the diversion of management’s attention from other business. Additionally, if we fail to align employee skills and populations with revenue and market requirements, it may have a material adverse impact on our business and operating results. Moreover, these newly established operations may not contribute significantly to our sales or earnings.

We may become dependent upon engineers and other development partners located in other countries.

We established a global software development program to assist us in the implementation of custom software and other technology applications. We have shifted the composition of our engineering team to include several international software development partners, the largest of which is Romania-based SoftVision, Inc. Our future engineering development efforts may depend on our ability to maintain strategic relationships with these international partners. Our business relationships often consist of cooperative engineering programs, joint business seminars and cooperation in product development. Many of these relationships may not be contractual and may depend on the continued voluntary cooperation. Divergence in strategy or change in focus by any of our partners may interfere with our ability to develop and support our products, which in turn could harm our business. Further, if our partners enter into strategic alliances with other companies, they could reduce their support of our products. We may jeopardize our existing relationships if we enter into alliances with competitors of our strategic partners. One or more of our partners may use the information they gain from their relationship with us to develop competing products. In addition, our operations could be adversely affected if any of these international partners is affected by volatile economic, political or military conditions in its country or by various restrictions imposed by its country regarding the transfer of technology, the mobile computing industry and business in general.

We are exposed to the risk of product returns and rotations from our distributors and value-added resellers, which are estimated and recorded by us as a reduction in sales.

Although we attempt to monitor and manage the volume of our sales to distributors and resellers, overstocking by our distributors and resellers or changes in their inventory level policies or practices may require us to accept returns above historical levels. In addition, the risk of product returns may increase if the demand for new products we introduce is lower than what we anticipate at the time of introduction. Although we believe that we provide an adequate allowance for sales returns, actual sales returns could exceed our estimated recorded allowance. Any product returns in excess of recorded allowances could result in a material adverse effect on net revenues and operating results. As we introduce more products, timing of sales to end users and returns to us of unsold products by distributors and resellers become more difficult to predict and could result in material fluctuations in quarterly operating results.

If we are unable to provide satisfactory and high quality services through our professional services group, customer satisfaction and demand for our products will suffer.

Many of our customers have been successful in implementing our various technology initiatives without further provision of technical service. However, we believe that building strong relationships with our customers, as well as future growth in our product sales, depends on our ability to provide our customers with professional services, including customer support, training, consulting and initial implementation and deployment of our products when necessary. We have an in-house professional services group and use international software development partners with a workforce that can perform these tasks and that also educates third-party systems integrators in the use of our products so that these systems integrators can provide these services to our customers. If we are unable to develop sufficient relationships with third-party systems integrators and other customers, unable to complete product implementations in a timely manner, or unable to provide customers with satisfactory and quality support, consulting, maintenance and other services, we could face customer dissatisfaction, damage to our reputation, decreased overall demand for our products and loss of revenue.

Future sales of our common stock, including the shares we intend to offer in connection with our proposed acquisition of Synchrologic, may depress our stock price.

If our current stockholders sell substantial amounts of common stock in the public market, the market price of our common stock could fall. In addition, these sales of common stock could impede our ability to raise funds at an advantageous price, or at all, through the sale of securities. We have recently issued shares of our common stock in connection with our acquisitions of the assets of Loudfire and Spontaneous Technology, and we intend to issue additional shares of our common stock in our proposed merger with Synchrologic.

As of September 30, 2003, we had approximately 49,648,504 shares of common stock outstanding. Assuming that that the maximum number of shares and options are issued and registered by us in connection with all of our recent acquisitions and our planned acquisition of Synchrologic, and assuming that all options to purchase common stock issuable under our stock plans are issued, an aggregate of approximately 28,432,000 additional shares of our common stock will become issued or issuable and freely tradeable within approximately 9 months following the closing of the proposed acquisition of Synchrologic, and an aggregate of 1,227,000 additional shares of our common stock will become issued or issuable and freely tradeable by the end of the 18 month period following such closing. Based on these assumptions, the following is an approximate list of the shares that could become freely tradeable and sold in the public market as a result of option exercises or stock issuances in connection with acquisitions during the first 9 months following the proposed acquisition:

•	3,643,000 shares immediately upon exercise of outstanding option grants;

•	1,121,000 additional shares on or about the effective date of the registration statements for the shares issuable in connection with the Spontaneous Technology and Loudfire transactions;

•	3,786,000 additional shares on or about the closing of the proposed Synchrologic acquisition;

•	2,000,000 additional shares in each of the first 8 months following the closing of the proposed acquisition, such that an aggregate of approximately 16 million additional shares would become freely tradeable in the 8 month period following such acquisition; and

•	3,882,000 additional shares at the end of the 9th month following the proposed acquisition.

We may incur significant stock-based compensation charges related to certain stock options and restricted stock in future periods.

Based on certain accounting standards involving stock compensation, we have incurred and will continue to incur noncash accounting charges related to stock options, including those associated with our cancellation/regrant programs and certain unvested, restricted shares exercised with a full recourse note. Those standards require us to remeasure compensation costs for such options each reporting period based on changes in the market value of the underlying common stock. Depending upon movements in the market value of our common stock, the variable accounting treatment of those stock options may result in significant additional non-cash compensation costs in future periods.

In addition, there has been increasing public debate about the proper accounting treatment for employee stock options. Although we are not currently required to record any compensation expense in connection with option grants that have an exercise price at or above fair market value, it is likely that future laws or regulations will require us to treat stock options as a compensation expense. Any such change in accounting treatment could result in our reporting increased operating expenses, which would decrease any reported net income or increase any reported net loss.

Geopolitical, economic and military conditions, including terrorist attacks and other acts of war, may materially and adversely affect the markets on which our common stock trades, the markets in which we operate, our operations and our profitability.

Terrorist attacks and other acts of war, and any response to them, may lead to armed hostilities and such developments would likely cause instability in financial markets. Armed hostilities and terrorism may directly impact our facilities, personnel and operations which are located in the United States and other countries, as well as those of our clients. Furthermore, severe terrorist attacks or acts of war may result in temporary halts of commercial activity in the affected regions, may harm our reseller relationships and may result in reduced demand for our products. These developments could have a material adverse effect on our business and the trading price of our common stock.

There are risks associated with our long-term investments that may adversely affect our results of operations.

Historically, we have made direct and indirect investments in privately held companies. We may continue to make strategic investments in the future. There can be no assurance that our investments will bring us a return on investment. In addition, because the strategic investments tend to be in small, start-up technology companies that are at risk for financial failure especially during an economic slowdown, there is a greater risk that the investments might be impaired. In fiscal 2003, for instance, we sold our limited partnership interest in a venture capital fund company at a loss. The sale of the interest allowed us to avoid commitments for further investments in equity instruments of various privately-held companies made through the venture capital fund, many of which had not generated adequate returns.

Our stock price has historically been and may continue to be volatile, which may cause you to lose money and could lead to costly litigation against us that could divert our resources.

Stock markets have recently experienced dramatic price and volume fluctuations, particularly for shares of technology companies. These fluctuations can be unrelated to the operating performance of these companies. Broad market fluctuations may reduce the market price of our common stock and cause you to lose some or all of your investment. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive nature and growth rate of our business and the mobile computing synchronization market, the market price of our common stock has in the past and may in the future rise and fall in response to:

•	quarterly variations in operating results;

•	seasonal fluctuations on product sales;

•	announcements of technological innovations;

•	announcements of new software or services by us or our competitors;

•	acquisitions or strategic alliances by us or by our competitors;

•	changes in financial estimates by securities analysts; and

•	other events beyond our control, including general market conditions.

The stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any negative change in the public’s perception of companies in the wireless communications market could depress our stock price regardless of our operating results.

Recently, companies experiencing high volatility or significant drops in their stock prices have faced securities class action lawsuits when the market price of a stock has been volatile. Holders of that stock have often instituted securities class action litigation against the company that issued the stock when such stock declines. If any of our stockholders brought such a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management. Further, any settlement of such a lawsuit could adversely affect us.

We depend on key employees in a competitive market for skilled personnel.

The success of our business will continue to depend upon certain key technical and senior management personnel, including our president and chief executive officer, Woodson Hobbs; senior vice president of sales and marketing, Clyde Foster; chief technology officer, John Stossel; vice president of finance and administration and chief accounting officer, J. Keith Kitchen; and senior vice president of products and services, Mehdi Maghsoodnia, many of whom would be extremely difficult to replace. Following our proposed acquisition of Synchrologic, we expect that Said Mohammadioun will become a key employee of Pumatech. Competition for such personnel is intense, and there can be no assurance that we will be able to retain our existing key managerial, technical, or sales and marketing personnel. The loss of these officers and other or key employees in the future might adversely affect our business and impede the achievement of our business objectives.

We believe our ability to achieve increased revenues and to develop successful new products and product enhancements will depend in part upon our ability to attract and retain highly skilled sales and marketing and qualified product development personnel. In addition, competition for employees in our industry and geographic location could be intense. We may not be able to continue to attract and retain skilled and experienced personnel on acceptable terms. Our ability to hire and retain such personnel will depend upon our ability to raise capital or achieve increased revenue levels to fund the costs associated with such personnel. Failure to attract and retain key personnel will adversely affect our business.

Increasing government regulation could cause demand for our products and services to grow more slowly or to decline.

We are subject not only to regulations applicable to businesses generally, but also to laws and regulations directly applicable to wireless and other mobile computing devices. One or more states or the federal government could enact regulations aimed at companies like us, which provide software that facilitates e-commerce and wireless communications. The likelihood of the enactment of regulation in these areas will increase as wireless and other mobile devices become more pervasive. Any legislation, regulation or taxation of electronic commerce could dampen the growth of wireless and other mobile computing devices. If a reduction in growth occurs as a result of these events, demand for our services, technologies and other products could decline significantly. The adoption of new laws or the application of existing laws may expose us to significant liabilities and additional operational requirements, which could decrease the demand for our services and increase our cost of doing business.

We are dependent on non-exclusive licenses for certain technology included in our products. We may be unable to license such technology or it may be subject to infringement claims by third parties.

We depend on development tools provided by a limited number of third-party vendors. Together with application developers, we rely primarily upon software development tools provided by companies in the PC and mobile computing device industries. If any of these companies fails to support or maintain these development tools, we will have to support the tools ourselves or transition to another vendor. Such maintenance or support of the tools or transition could be time consuming, could delay the product release and upgrade schedule and could delay the development and availability of third-party applications used in our products. If we fail to procure the needed software development tools or there is any delay in availability of third-party applications our ability to release, support and promote adoption of our products would be harmed.

Our commercial success will also depend in part on not infringing upon the proprietary rights of others and not breaching technology licenses that cover technology used in our products. It is uncertain whether any third-party patents will require us to develop alternative technologies or to alter our products or processes, obtain licenses or cease activities that infringe on a third-party’s intellectual property rights. If any such licenses are required, we may not be able to obtain such licenses on commercially favorable terms, if at all. Our failure to obtain a license to any technology that we may require to commercialize our products and services could cause our business and prospects to suffer. Litigation may also be necessary to enforce any patents issued or licensed to us or to determine the scope and validity of third-party proprietary rights.

Our restructurings could result in customer and employee uncertainty and management distractions.

We have undergone a number of restructurings in fiscal 2003, 2002, and 2001 involving, among other things, a substantial reduction in our worldwide workforce. Such reductions could result in customers or prospective customers deciding to delay or cancel their purchases of our products and services due to perceived uncertainty caused by the restructurings. There can be no assurance that we will not reduce or otherwise adjust our workforce again in the future or that the related transition issues associated with such reductions will not adversely affect our operations or customer perceptions in the future. This uncertainty could result in a lack of focus and reduced productivity by our remaining employees, including those directly responsible for revenue generation, which in turn may affect our revenue in the future. In addition, employees directly affected by the reductions may seek future employment with our business partners, customers, or even our competitors. Although all employees are required to sign a confidentiality agreement with us at the time of hire, there can be no assurances that the confidential nature of our proprietary information will be maintained in the course of such future employment.

Our products may contain product errors that could subject us to product liability claims.

Our products may contain undetected errors or failures when first introduced or as new versions are released, which can result in loss of or delay in market acceptance and could adversely impact future operating results. We do not currently maintain product liability insurance. Although our license agreements contain provisions limiting our liability in the case of damages resulting from use of the software, in the event of such damages, we may be found liable, and in such event, such damages could materially affect our business, operating results and financial condition.

We may need to raise additional capital in the future resulting in dilution to our stockholders.

We may need to raise additional funds for our business operations and to execute our business strategy. We may seek to sell additional equity or debt securities or to obtain an additional credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. If additional funds are raised through the issuance of debt securities, these securities could have rights that are senior to holders of common stock and could contain covenants that would restrict our operations. Any additional financing may not be available in amounts or on terms acceptable to us, if at all.

Foreign exchange fluctuations could decrease our revenues or cause us to lose money, especially since we do not hedge against currency fluctuations.

To date, the majority of our customers have paid for our products and services in United States dollars. For fiscal years 2003, 2002 and 2001, costs denominated in foreign currencies were nominal and we had minimal foreign currency losses during those periods. However, we believe that in the future an increasing portion of our costs will be denominated in foreign currencies as we increase operations in Europe and open offices in other countries. We currently do not engage in foreign exchange hedging activities and, although we have not yet experienced any material losses due to foreign currency fluctuation, a small portion of our international revenues are currently subject to the risks of foreign currency fluctuations, and these risks will increase as our international revenues increase.

System failures or accidental or intentional security breaches could disrupt our operations, cause us to incur significant expenses, expose us to liability and harm our reputation.

Our operations depend upon our ability to maintain and protect our computer systems and core business applications, which are located at our offices, as well as hosted by third-party vendors. Although we are taking various precautions to maintain and protect our systems, they could still be vulnerable to damage from break-ins, unauthorized access, vandalism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. We also maintain insurance against break-in, unauthorized access, vandalism, fires, floods, earthquakes and general business interruptions. The amount of coverage, however, may not be adequate in any particular case, and will not likely compensate us for all the damages caused by these or similar events. In addition, while we put various security measures in place to detect any unauthorized access to our computers and computer networks, we may be unable to prevent computer programmers or hackers from penetrating our network security or creating viruses to sabotage or otherwise attack our computer networks from time to time. A breach of our security could seriously damage our reputation, which would harm our business. In addition, because a hacker who penetrates our network security could misappropriate proprietary information or cause interruptions in our services, we might be required to expend significant resources to protect against, or to alleviate, problems caused by hackers. We might also face liability to persons harmed by misappropriation of secure information if it is determined that we did not exercise sufficient care to protect our systems.

Future changes in accounting standards or our interpretation of current standards, particularly changes affecting revenue recognition, could cause unexpected revenue fluctuations.

Future changes in accounting standards or our interpretation of current standards, particularly those affecting revenue recognition, could require us to change our accounting policies. These changes could cause deferral of revenue recognized in current periods to subsequent periods or accelerate recognition of deferred revenue to current periods.

Corporate governance scandals and new legislation could increase the cost of our operations.

As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public company in general are expected to increase in the near future. New legislation, such as the recently enacted Sarbanes-Oxley Act of 2002, will have the effect of increasing the burdens and potential liabilities of being a public reporting company. This and other proposed legislation may increase the fees of our professional advisors and our insurance premiums.

Our certificate of incorporation, our bylaws, Delaware law and our stockholder rights plan contain provisions that could discourage a takeover.

Provisions of our certificate of incorporation, our bylaws, Delaware law and our stockholder rights plan contain provisions that may discourage, delay or prevent a merger or acquisition or other change of control that a stockholder may consider favorable.

Risks Related to Synchrologic’s Business

If the merger is consummated, Synchrologic will constitute a meaningful part of Pumatech’s business. If the merger is not completed, Synchrologic intends to continue as an independent private company. As a result, it is important for Synchrologic shareholders and Pumatech stockholders to consider the following ongoing risks related to Synchrologic’s business. In this section regarding “Risks Related to Synchrologic’s Business,” references to “we,” “our” and “us” refer to Synchrologic and its subsidiaries.

Synchrologic has a history of losses and may continue to generate losses in the future.

Synchrologic has a history of losses. Synchrologic’s ability to attain profitability and positive cash flow from operations in future periods, will depend on a number of factors, including:

•	Synchrologic’s ability to generate sufficient revenue and control expenses;

•	changes in customer demand for Synchrologic’s products;

•	the timing of customer orders, which can be influenced by fiscal year-end buying patterns, seasonal trends or general economic conditions;

•	announcements or introductions of new products or services by Synchrologic’s competitors;

•	delays in Synchrologic’s development and introduction of new products and services;

•	changes in Synchrologic’s pricing policies as a result of increased competition;

•	the mix of distribution channels through which Synchrologic sells its products;

•	the market acceptance of Synchrologic’s new and enhanced products and the products of its customers that are original equipment manufacturers (OEMs); and

•	the emergence of new technologies or industry standards.

Synchrologic’s business relies on enterprises implementing mobile applications and devices and may be harmed by declines in information technology spending.

The market for Synchrologic’s products depends on economic conditions affecting the broader economic climate and spending on information technology, including mobile applications and devices. Downturns in the overall economy may cause enterprises to delay implementation of mobile device and application rollouts, reduce their overall information technology budgets or reduce or cancel orders for Synchrologic’s products. Synchrologic’s OEM customers may also limit development of new products that incorporate Synchrologic’s products or reduce their level of purchases of Synchrologic’s products in the face of slower information technology spending by their customers. The general weakening of the global economy and weakening of business conditions, particularly in the information technology, telecommunications, financial services and manufacturing industry sectors, have resulted in potential customers experiencing declines in their revenue and operations. In this environment, customers may experience financial difficulty or cease operations.

While Synchrologic’s management believes it has adequately factored these conditions into the company’s current revenue forecasts, if these conditions worsen or continue longer than expected, demand for Synchrologic’s products may be reduced as a result of enterprises reducing information technology spending on its products and OEMs reducing their use of its products in their own products. As a result, Synchrologic’s revenue may fail to increase or could decline, which would harm its operating results. If the current economic slowdown persists or worsens, Synchrologic also may be forced to reduce its operating expenses, which could result in additional charges incurred in connection with restructuring or other cost-cutting measures it may implement.

Synchrologic’s quarterly and annual operating results may fluctuate significantly.

Synchrologic’s operating results have fluctuated in the past and may continue to do so in the future. Synchrologic’s revenue and operating results will vary from quarter to quarter due to inconsistency in the size and timing of sales and for many reasons beyond Synchrologic’s control, including those described in this section. In addition, quarter-to-quarter variations in Synchrologic’s revenue and operating results could create uncertainty about the direction or progress of its business. Any such decline would have an adverse impact on Synchrologic’s operating results.

Synchrologic forecasts many of its operating expenses based on forecasted revenue, which is difficult to predict. If Synchrologic fails to predict revenue accurately in a particular period, it may be unable to adjust its expenditures in that period and its operating results would be harmed.

Synchrologic’s quarterly revenue and operating results currently depend in large part on the volume and timing of orders received within the quarter and on the number of software seats licensed, which are difficult to forecast. Significant portions of Synchrologic’s expenses are related to personnel and, therefore, are fixed in advance, based in large part on Synchrologic’s forecast of future revenue. If revenue is below expectations in any given quarter, the adverse impact of the shortfall on Synchrologic’s operating results may be magnified by its inability to adjust personnel and other expenditures to compensate for the shortfall.

The success of Synchrologic’s business may depend on Synchrologic identifying and securing additional sources of financing, and these sources may not be available when needed or may not be available on favorable terms.

Synchrologic’s management believes that the company’s existing working capital, its borrowing capacity and the funds it expects to generate from its operations will be sufficient to fund the company’s anticipated working capital, capital expenditure and debt service requirements for the next twelve months. Synchrologic cannot be certain, however, that its underlying assumed levels of revenues and expenses will be accurate. If Synchrologic operating results were to fail to meet Synchrologic’s expectations or if accounts receivable or other assets were to require a greater use of cash than is currently anticipated, the company could be required to seek additional sources of liquidity. These sources of liquidity could include raising funds through private debt financing, borrowing against Synchrologic’s existing line of credit or offering additional equity securities. If additional funds are raised through the issuance of equity securities, substantial dilution to Synchrologic’s shareholders could result. In the event additional funds are required, adequate funds may not be available when needed or may not be available on favorable terms, which could have a negative effect on Synchrologic’s business and results of operations.

If the markets for Synchrologic’s products do not continue to grow or do not grow at expected rates, demand for Synchrologic’s products would be reduced and Synchrologic’s business would be harmed.

The success of Synchrologic’s products currently relies to a large degree on the increased use by individuals and enterprises of mobile devices, including personal digital assistants, cell phones, pagers and laptop and handheld computers, and on increased use of technologies with wireless applications. Even if markets for Synchrologic’s products grow, Synchrologic’s products may not be successful. Enterprises and OEMs may not develop sufficient confidence in mobile devices to deploy Synchrologic’s products to a significant degree. Any inability to continue to penetrate the existing markets for mobile data management and wireless connectivity product solutions, the failure of current markets to grow, new markets to develop or these markets to be receptive to Synchrologic’s products and technologies on which its products are based, could harm Synchrologic’s business. The emergence of these markets will be affected by a number of factors beyond Synchrologic’s control.

Synchrologic derives a large portion of its revenue from sales to large enterprises and the inability to complete such sales within a particular calendar quarter or year will significantly increase the variability of Synchrologic’s revenues and could have a material adverse effect on its business.

Synchrologic has historically derived a significant portion of its revenue from the sale of products to large enterprises. The sales cycle for sales to large enterprises is significantly longer than that of smaller businesses and often requires extensive sales efforts throughout a potential customer’s organization. These efforts often involve comprehensive technical evaluation which requires Synchrologic’s sales and technical personnel to educate information technology professionals and other decision-makers in various functional and geographic areas of a customer’s organization about the merits of Synchrologic’s products. These efforts can result in a sales cycle that extends 90 days or more. Also, even after making a significant investment in time and expense in a particular organization, there can be no assurance that Synchrologic will be successful in securing a sale of our products. Further, Synchrologic’s ability to complete sales to large organizations is subject to a number of factors over which Synchrologic has little or no control. These factors include:

•	limited access to key decision-makers of potential customers who have the authority to authorize the purchase of Synchrologic’s products;

•	budgetary constraints and internal approval procedures;

•	long technical evaluation periods of Synchrologic’s products;

•	competitive products; and

•	adverse macroeconomic conditions for technology spending and the economy as a whole.

The loss of any significant customer would have a material adverse effect on Synchrologic’s results of operations and financial condition.

Synchrologic has derived and believes it will continue to derive a significant portion of its revenues from a limited number of customers. During the first six months of 2003, Synchrologic’s three largest clients accounted for approximately 58% of revenues. In 2002, revenue from two customers represented approximately 37% of total revenues, respectively. The volume of sales to specific customers is likely to vary from year to year, and a major customer in one year may not provide the same level of revenues in any subsequent year. The loss of any significant customer would have a material adverse effect on Synchrologic’s results of operations and financial condition.

Synchrologic depends on a number of key business relationships and if Synchrologic fails to maintain these relationships, or is unable to develop new relationships, its business would suffer.

An important element of Synchrologic’s strategy is the development of key business relationships with other companies that are involved in product development, joint marketing and the development of mobile communication technologies. If Synchrologic fails to maintain its current relationships or is unable to develop new relationships, its business would suffer. Also, in order to meet Synchrologic’s current or future obligations to OEMs, Synchrologic may be required to allocate additional internal resources to OEMs’ product development projects, which may delay the completion dates of other current product development projects.

Synchrologic’s existing key business relationships do not, and any future key business relationships may not, provide any exclusive rights to the company. Many of the companies with which Synchrologic has established and intends to establish key business relationships have multiple strategic relationships, and these companies may not regard their relationships with Synchrologic as significant. In most of these relationships, the other party may terminate the relationship with little notice. In addition, these companies may attempt to develop or acquire products that compete with Synchrologic’s products. They may do so on their own or in collaboration with others, including Synchrologic’s competitors. Further, Synchrologic’s existing business relationships may interfere with its ability to enter into other business relationships.

Markets for Synchrologic’s products are becoming increasingly competitive, which could result in lower prices for Synchrologic’s products or a loss of market share.

Synchrologic may not compete successfully against current or future competitors, some of whom have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources. Increased competition may result in price reductions, reduced margins, loss of market share and a change in Synchrologic’s business and marketing strategies, any of which could harm Synchrologic’s business. The competitive environment may require Synchrologic to make changes in its products, pricing, licensing, services or marketing to maintain and extend the market acceptance of its products. Price concessions or the emergence of other pricing or distribution strategies by Synchrologic’s competitors may cause Synchrologic’s revenue to diminish.

Synchrologic competes with:

•	mobile infrastructure companies – Pumatech, Inc., Extended Systems, Inc., Sybase (iAnywhere), IBM, Microsoft, Aether Systems and Oracle;

•	email and PIM synchronization companies – Pumatech, Inc., Extended Systems, Inc., Research in Motion, Good Technologies, JP Mobile, Infowave, Seven and Visto;

•	mobile systems management companies – Xcellent, Inc., Mobile Automation and Altiris;

•	internal development of technology from enterprise customers; and

•	internal research and development departments of OEMs.

As the markets for mobile information management products grow, Synchrologic expects competition from existing competitors to intensify, and it expects new competitors, including OEMs to which it sells its products, to introduce products that compete with Synchrologic’s products. Additionally, if existing or new competitors were to merge or form strategic alliances, Synchrologic’s market share may be reduced or pressure may be put on the company to reduce prices resulting in reduced revenue and margins.

Synchrologic may not be able to develop or introduce new products successfully.

The markets for Synchrologic’s products are characterized by:

•	rapidly changing technologies;

•	evolving industry standards;

•	frequent new product introductions; and

•	short product life cycles.

Any delays in the introduction or shipment of new or enhanced products, the inability of Synchrologic’s products to achieve market acceptance or problems associated with new product transitions could harm Synchrologic’s business. The product development process involves a number of risks. Development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The introduction of new or enhanced products also requires Synchrologic to manage the transition from older products to minimize disruption in customer ordering patterns.

Today there are no specific industry-wide standards and protocols upon which Synchrologic’s products are or will be based that have achieved widespread acceptance.

Synchrologic has designed a number of its current and upcoming products to conform to industry standards and protocols, however, these industry standards have not gained widespread acceptance. The lack of industry-wide standards makes the development of products complex and subject to rapid change.

Even if accepted, industry-wide specifications may not be widely adopted, or competing specifications may emerge. In addition, technologies based on these standards and specifications may not be adopted as the standard or preferred technologies for wireless connectivity, thereby discouraging manufacturers of personal computers and mobile devices from bundling or integrating these technologies in their products.

If Synchrologic’s customers do not adopt wireless technologies, demand for Synchrologic’s products would be reduced and its business would be harmed.

Synchrologic’s products support the exchange of data with mobile devices via wired and wireless connections. Synchrologic’s future growth will depend, in part, on the adoption of wireless solutions by its customers. The adoption of wireless solutions is dependent upon the development of 2.5 generation or 3rd generation (“2.5G” or “3G”) networks that are intended to support more complex applications and to provide end users with a more satisfying user experience than today’s networks. If communication service providers delay their deployment of 2.5G or 3G networks or fail to roll these networks out successfully, Synchrologic’s customers may not adopt wireless technologies, there could be less demand for Synchrologic’s products and services and Synchrologic’s business could be harmed. In addition, if communication service providers fail to continue to make investments in their networks or invest at a slower pace in the future, there may be less demand for Synchrologic’s products and services and its business could suffer. In addition, if the carriers fail to provide a consistent level of service for data transmission, it would be difficult for Synchrologic to sell products based on wireless connectivity.

Synchrologic may not be able to protect adequately its patent, trademark, copyright or other intellectual property rights from competitors, and it may be required to use a significant amount of its resources to defend against infringement claims made by others.

Synchrologic’s patents, trademarks or copyrights may be invalidated, circumvented or challenged, and the rights granted under these patents, trademarks and copyrights might not provide Synchrologic with any competitive advantage, which would harm Synchrologic’s business. Any of Synchrologic’s pending or future patent applications may not be issued with the scope of the claims it is seeking, if at all. In addition, others may develop technologies that are similar or superior to Synchrologic’s technology, duplicate its technology or design around its patents. Further, effective intellectual property protection may be unavailable or limited in some countries outside of the United States.

Companies in the software industry frequently resort to litigation over intellectual property rights. If a court finds that Synchrologic has infringed on the intellectual property rights of any third party, Synchrologic could be subject to liabilities, which could harm its business. Third parties may assert infringement or unfair competition claims against us. In the past, we have received notices from third parties alleging that our product offerings infringe proprietary rights held by them. We cannot predict whether third parties will assert claims of infringement against us, or whether any past, present or future claims will prevent us from offering products or operating our business as planned. As a result, Synchrologic might be required to seek licenses from other companies or to refrain from using, manufacturing or selling specific products or using specific processes. Holders of patents and other intellectual property rights may not offer licenses to use their patents or other intellectual property rights on acceptable terms, or at all. Failure to obtain these licenses on commercially reasonable terms or at all could harm Synchrologic’s business.

In order to protect Synchrologic’s proprietary rights, Synchrologic may decide to sue third parties. Any litigation, whether brought by or against Synchrologic, could cause Synchrologic to incur significant expenses and could divert a large amount of management time and effort. A claim by Synchrologic against a third party could, in turn, cause a counterclaim by the third party against Synchrologic, which could impair Synchrologic’s intellectual property rights and harm its business.

Synchrologic’s business may be harmed due to risks associated with international sales and operations, which represent a portion of Synchrologic’s revenue.

Approximately 15% of Synchrologic’s revenue was generated from international sales in the first half of 2003. Synchrologic expects that international sales will continue to represent a significant portion of its revenue for the foreseeable future. International sales are subject to a number of risks, including:

•	changes in government regulations;

•	export license requirements;

•	tariffs, taxes and trade barriers;

•	fluctuations in currency exchange rates, which could cause Synchrologic’s products to become relatively more expensive to customers in a particular country and lead to a reduction in sales in that country;

•	longer collection and payment cycles than those in the United States;

•	difficulty in staffing and managing international operations; and

•	political and economic instability, including the threat or occurrence of military and terrorist actions and enhanced national security measures.

Synchrologic depends on non-exclusive licenses for some of the technology it uses with its products.

Synchrologic licenses technology on a non-exclusive basis from several companies for use with its products and Synchrologic anticipates that it will continue to do so in the future. Synchrologic’s inability to continue to license this technology, or to license other technology necessary for use with its products, could result in the loss of, or delays in the inclusion of, important features of its products or result in substantial increases in royalty payments that it would have to pay pursuant to alternative third-party licenses, any of which could harm Synchrologic’s business. In addition, the effective implementation of Synchrologic’s products depends upon the successful operation of licensed software in conjunction with its products. Any undetected errors in products resulting from this licensed software may prevent the implementation or impair the functionality of Synchrologic’s products, delay new product introductions and injure Synchrologic’s reputation.

Synchrologic’s software products may contain defects for which Synchrologic may be liable.

The complex software products Synchrologic offers may contain errors when first introduced or as new versions are released. These errors could result in dissatisfied customers, product liability claims and the loss of or delay in market acceptance of new or enhanced products, any of which could harm Synchrologic’s business. Testing of Synchrologic’s products is particularly challenging because it is difficult to simulate the wide variety of environments in which Synchrologic’s customers may deploy its products. For example, Synchrologic’s mobile information management products are used in a wide variety of telecommunications environments. Changes in technology standards or an increase in the number of telecommunications technologies used in the marketplace may create compatibility issues with Synchrologic’s products and its customers’ environments. Accordingly, despite testing by Synchrologic and by current and potential customers, errors could be found after commencement of commercial shipment. A successful product liability claim brought against Synchrologic could cause Synchrologic to incur significant legal fees and damages, which would harm Synchrologic’s business.

If Synchrologic is unable to manage its growth effectively, its business will suffer.

Growth in Synchrologic’s business may place a significant strain on its administrative, operational and financial resources and increase demands on its systems and controls, which could harm Synchrologic’s business. Growth may also result in an increase in the scope of responsibility for management personnel. Synchrologic anticipates that its growth and expansion will require it to recruit, hire, train and retain new engineering, executive, sales and marketing, and administrative personnel. Difficulty in recruiting qualified personnel could require the company to incur significant costs to recruit personnel or could limit the company’s ability to grow. In addition, in order for Synchrologic to manage its growth successfully, it will need to continue to expand and improve its operational, management and financial systems and controls. The failure to do so could harm Synchrologic’s business.

The loss of key personnel, or Synchrologic’s inability to attract and retain additional personnel, may harm Synchrologic’s business.

Synchrologic’s future success will depend on its ability to attract and retain experienced, highly qualified management, technical, research and development, and sales and marketing personnel. Competition for qualified personnel in the software industry is intense, and there is a risk that the company will have difficulty recruiting and retaining key employees. In addition, new employees generally require substantial training, which may require substantial resources and management attention. If Synchrologic loses the services of Said Mohammadioun or another key employee, or if one or more key employees decides to join a competitor or otherwise compete directly or indirectly with Synchrologic, Synchrologic’s business could be harmed. Searching for replacements for key employees could divert management’s time and result in increased operating expenses that may not be offset by either improved productivity or higher revenues. Any changes in management could be disruptive to Synchrologic’s operations.

Some anti-takeover provisions contained in Synchrologic’s articles of incorporation and bylaws, as well as provisions of Georgia law, could impair a takeover attempt.

Certain provisions of Synchrologic’s articles of incorporation and bylaws could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by Synchrologic’s board of directors. These include provisions:

•	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to its common stock;

•	limiting the liability of, and providing indemnification to, directors and officers;

•	requiring advance notice of shareholder proposals for business to be conducted at meetings of shareholders and for nominations of candidates for election to Synchrologic’s board of directors;

•	authorizing certain large shareholders to elect members of Synchrologic’s board of directors; and

•	specifying that shareholders may take action only at a duly called annual or special meeting of shareowners.

These provisions, alone or together, may have the effect of delaying, preventing or making a merger or acquisition less desirable to a potential acquirer, even where shareholders may consider the acquisition or merger favorable. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the shareholders. In addition, provisions of the Georgia Business Corporation Code also may delay, prevent or discourage someone from acquiring or merging with Synchrologic. The prevention or delay of a merger or acquisition could reduce Synchrologic’s value or prevent its shareholders from realizing a premium on their investment.

Any provision of Synchrologic’s articles of incorporation or bylaws or Georgia law that has the effect of delaying or deterring a change in control could limit the opportunity for Synchrologic’s shareholders to receive a premium for their shares of capital stock and also could affect the price that some investors are willing to pay for Synchrologic’s capital stock.

Synchrologic’s executive officers and directors control a significant amount of Synchrologic’s capital stock.

Synchrologic’s executive officers and directors beneficially own in the aggregate approximately 77.2% of Synchrologic’s issued and outstanding voting capital stock. Accordingly, such shareholders will have sufficient voting power to substantially affect the outcome of all matters (including the election of directors and any merger, consolidation or sale of all or substantially all of the company’s assets) submitted to the shareholders for approval. This may have the effect of making certain transactions more difficult or impossible, absent the support of such shareholders. Such transactions could include a proxy contest, mergers, or tender offers involving Synchrologic’s capital stock that could give Synchrologic’s shareholders the opportunity to realize a premium for their shares of Synchrologic’s capital stock.

There is no public market for Synchrologic’s capital stock.

There is no public market for Synchrologic’s capital stock and there can be no assurance that one will ever develop. Synchrologic’s capital stock was sold pursuant to certain exemptions from registration under both federal and state securities laws, and consequently any transfer of Synchrologic’s capital stock by a shareholder may be made only if the securities are registered or if an exemption from registration is available for that particular transaction. Consequently, Synchrologic’s shareholders may not be able to liquidate their investment in the event of an emergency or other circumstances. Synchrologic is under no obligation to register any of its securities in an initial public offering under the Securities Act or any state securities laws, or to make a market for its capital stock.

PUMATECH’S ANNUAL STOCKHOLDERS’ MEETING

Pumatech is furnishing this joint proxy statement/prospectus to its stockholders in order to provide them with important information regarding the merger and the other matters that are properly, or may come, before the Pumatech annual meeting in connection with the solicitation of proxies by Pumatech’s board of directors for use at the Pumatech annual meeting and at any adjournment or postponement of the annual meeting. Pumatech first mailed this joint proxy statement/prospectus and the accompanying form of proxy to its stockholders on or about                  , 2003.

Date, Time and Place of the Annual Meeting

The annual meeting of the Pumatech stockholders will be held on             , December     , 2003 at 9:00 a.m., Pacific Time, at the executive offices of Pumatech located at 2550 North First Street, Suite 500, San Jose, California 95131.

Matters to be Considered at the Annual Meeting

At the annual meeting, Pumatech stockholders will be asked to consider and vote upon the following proposals:

1.	To consider and vote upon the issuance of shares of Pumatech common stock in the merger of Homerun Acquisition Corporation, a wholly owned subsidiary of Pumatech, with and into Synchrologic, resulting in Synchrologic becoming a wholly owned subsidiary of Pumatech. The merger agreement relating to the proposed merger is included as Annex A to this joint proxy statement/prospectus. In the merger, Pumatech will issue a maximum of 19,800,000 shares, and a minimum of 16,200,000 shares, of its common stock for all of the issued and outstanding shares of Synchrologic capital stock and each outstanding option to purchase shares of Synchrologic capital stock assumed by Pumatech and converted into an option to purchase shares of Pumatech common stock.

2.	To consider and vote upon an amendment to Pumatech’s certificate of incorporation to increase the number of authorized shares of common stock by 80,000,000 from 80,000,000 shares to 160,000,000 shares.

3.	To elect four members of the Pumatech board of directors to hold office until the 2004 annual meeting of stockholders and until their respective successors are elected and qualified.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as Pumatech’s independent accountants for the fiscal year ending July 31, 2004.

5.	To transact any other business that may properly come before the Pumatech annual meeting or any adjournment or postponement of the annual meeting.

The Pumatech board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the annual meeting. As to any business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting, however, it is intended that proxies, in the form enclosed with this joint proxy statement/prospectus, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

The merger is described in the section of this joint proxy statement/prospectus entitled “The Merger” and “The Merger Agreement.” Other matters brought before the Pumatech annual meeting are described in the section of this joint proxy statement/prospectus entitled “Additional Matters Being Submitted to a Vote of Pumatech Stockholders Only.”

Board of Directors’ Recommendations

After careful consideration, the Pumatech board of directors unanimously recommends that Pumatech stockholders vote in favor of each of the proposals to be brought before the annual meeting of Pumatech stockholders.

Record Date

The record date for determining the Pumatech stockholders entitled to vote at the annual meeting is                  , 2003. Only holders of record of Pumatech common stock at the close of business on that date are entitled to vote at the annual meeting. As of the record date, there were              shares of Pumatech common stock issued and outstanding, held by approximately          stockholders of record. As of the record date, the directors and executive officers of Synchrologic and their affiliates held              outstanding shares of Pumatech common stock. Each share of Pumatech common stock issued and outstanding as of the record date entitles its holder to cast one vote at the annual meeting.

Quorum

In order to conduct business at the annual meeting, a quorum must be present. The required quorum for the transaction of business at the annual meeting is holders, present in person or by proxy, of a majority of the shares of Pumatech common stock issued and outstanding on the record date. Pumatech will treat shares of common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the meeting for purposes of determining the existence of a quorum. If sufficient votes to constitute a quorum, to approve the issuance of shares of Pumatech common stock in the merger or to approve the proposed increase in the Company’s authorized number of shares of Common Stock pursuant to the Company’s Certificate of Incorporation are not received by the date of the annual meeting, the persons named as proxies may propose one or more adjournments of the annual meeting to permit further solicitation of proxies. Adjournment would require the affirmative vote of the holders of a majority of the outstanding Pumatech common stock present in person or represented by proxy at the annual meeting. The persons named as proxies would generally exercise their authority to vote in favor of adjournment.

Vote Required

Each share of Pumatech common stock issued and outstanding as of the record date entitles its holder to cast one vote at the annual meeting. Holders of Pumatech common stock are not entitled to cumulative voting. The inspector of elections appointed for the annual meeting will tabulate the votes. The votes required to approve each of the proposals to be brought before Pumatech’s stockholders are as follows:

Issuance of Shares in Connection with the Merger.    The holders of a majority of the shares of Pumatech common stock voting in person or by proxy at the annual meeting and entitled to vote on the proposal must vote in favor of issuing shares of Pumatech common stock in connection with the merger in order for Pumatech to issue the shares. If a broker or nominee holding shares of Pumatech common stock for the benefit of someone else indicates on a proxy that he or she does not have the authority to vote the shares on the issue of the issuance of Pumatech common stock in connection with the merger, these broker non-votes will not be counted as votes cast either for or against the merger proposal and therefore, such votes will have no effect on the voting results. Abstentions will be counted as votes against the issuance of shares in connection with the merger.

Amendment to Certificate of Incorporation.    Approval of the amendment to Pumatech’s certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of Pumatech common stock. Abstentions and broker non-votes have the same effect as a vote against the proposal.

Election of Directors.    The nominees must be approved by a plurality of the votes of the shares of Pumatech common stock present in person or represented by proxy at the annual meeting to be elected as directors of Pumatech. Abstentions or broker non-votes will not be counted as votes for or against any nominee or director.

Ratification of Independent Accountants.    A majority of the shares of Pumatech common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal must vote in favor of ratifying the appointment of PricewaterhouseCoopers LLP as Pumatech’s independent accountants for the fiscal year ending July 31, 2004. Abstentions will be treated as votes against this proposal and broker non-votes will have no effect on the voting results.

Voting of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Pumatech board of directors for use at the annual meeting. Pumatech stockholders should complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Pumatech. All properly signed proxies that Pumatech receives prior to the vote being taken at the Pumatech annual meeting will be voted as indicated on the proxy unless the proxy is revoked at the annual meeting. A proxy may be revoked by:

•	a written, dated document delivered to Pumatech prior to the annual meeting stating that the proxy is revoked;

•	a subsequent proxy that is signed by the same person who signed the earlier proxy and is presented at or prior to the annual meeting; or

•	attendance at the annual meeting and voting in person.

If a stockholder’s shares are held of record in “street name” by a broker, bank or other nominee and the stockholder intends to vote the shares in person at the Pumatech annual meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares to be voted.

If no voting direction is given on a properly signed proxy received by Pumatech, the proxy will be voted in favor of the issuance of Pumatech common stock in connection with the merger and all other proposals presented to the Pumatech stockholders.

Pumatech’s board of directors does not know of any matters other than the issuance of Pumatech common stock in connection with the merger, the amendment of the certificate of incorporation, the election of directors and the ratification of the independent accountants of Pumatech to be presented for a vote at the Pumatech annual meeting. If any other matters are properly brought before the annual meeting, or any adjournment, the persons named in the proxies, acting under the proxy, will have discretion to vote on those matters in accordance with their best judgment, including adjournment of the annual meeting, provided that a proxy to vote against the issuance of shares of Pumatech common stock in connection with the merger will not be voted in favor of adjournment of the annual meeting.

Notices to the secretary of Pumatech should be addressed to Secretary, Pumatech, Inc., 2550 North First Street, Suite 500, San Jose, California 95131.

Solicitation of Proxies and Expenses

Pumatech will pay its own expenses for soliciting proxies. Pumatech has hired a proxy solicitation firm, InvestorCom, Inc., to assist in the solicitation of proxies from Pumatech stockholders. Pumatech estimates that InvestorCom will receive approximately $50,000 in fees and expenses reimbursement for these services. In addition to solicitation by mail, directors, officers and employees of Pumatech may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail and in person. Pumatech will request brokers, nominees, fiduciaries and other custodians to forward proxy materials to beneficial owners of Pumatech common stock, and Pumatech will reimburse them for their reasonable out-of-pocket expenses.

No Appraisal Rights

Holders of Pumatech common stock are not entitled to dissenters’ rights or appraisal rights with respect to the matters to be considered at the Pumatech annual meeting.

SYNCHROLOGIC’S SPECIAL SHAREHOLDERS’ MEETING

Synchrologic is furnishing this joint proxy statement/prospectus to its shareholders in order to provide them with important information regarding the merger, the amendment to Synchrologic’s articles of incorporation and the other matters that may properly come before the Synchrologic special meeting in connection with the solicitation of proxies by Synchrologic’s board of directors for use at the special meeting of the Synchrologic shareholders and at any adjournment or postponement of the meeting. Synchrologic first mailed this joint proxy statement/prospectus and the accompanying form of proxy to its shareholders on or about                  , 2003.

Date, Time and Place of the Special Meeting

A special meeting of the Synchrologic shareholders will be held on             , December     , 2003 at      [a.m./p.m.], local time, at the executive offices of Synchrologic located at 200 North Point Center East, Suite 600, Alpharetta, Georgia 30022.

Matters to be Considered at the Special Meeting

At the special meeting, Synchrologic shareholders will be asked to consider and vote upon the following proposals:

1.	To consider and vote upon the proposed merger of Homerun Acquisition Corporation, a wholly owned subsidiary of Pumatech, with and into Synchrologic, resulting in Synchrologic becoming a wholly owned subsidiary of Pumatech. The merger agreement relating to the proposed merger is included as Annex A to this joint proxy statement/prospectus. In the merger, Pumatech will issue a maximum of 19,800,000 shares, and a minimum of 16,200,000 shares, of its common stock for all of the issued and outstanding shares of Synchrologic capital stock and each outstanding option or warrant to purchase shares of Synchrologic capital stock assumed by Pumatech and converted into an option or warrant to purchase shares of Pumatech common stock.

2.	To consider and vote upon an amendment to Synchrologic’s articles of incorporation to conform the provisions in the articles of incorporation relating to the distribution of Pumatech common stock among the various classes and series of Synchrologic capital stock to the allocations for such classes and series set forth in the merger agreement.

3.	To transact any other business that may properly come before the Synchrologic special meeting or any adjournment or postponement of the special meeting.

The Synchrologic board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the special meeting. As to any business that may properly come before the special meeting or any adjournment or postponement of the special meeting, however, it is intended that proxies, in the form enclosed with this joint proxy statement/prospectus, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

The merger is described in the section of this joint proxy statement/prospectus entitled “The Merger” and “The Merger Agreement.” Other matters brought before the Synchrologic special meeting are described in the section of this joint proxy statement/prospectus entitled “Additional Matters Being Submitted to a Vote of Synchrologic Shareholders Only.”

Board of Directors’ Recommendations

After careful consideration, the Synchrologic board of directors unanimously recommends that Synchrologic shareholders vote in favor of each of the proposals to be brought before the Synchrologic special meeting.

Record Date

The record date for determining the Synchrologic shareholders entitled to vote at the special meeting is                  , 2003. Only holders of record of Synchrologic capital stock at the close of business on that date are entitled to vote at the special meeting. Each share of Synchrologic capital stock issued and outstanding as of the record date entitles its holder to cast one vote at the special meeting.

Quorum

In order to conduct business at the special meeting, a quorum must be present. The required quorum for the transaction of business at the special meeting is holders, present in person or by proxy, of a majority of the shares of Synchrologic capital stock of each voting group entitled to vote on the matter as of the record date. Because approval of the merger and the merger agreement, as well as approval of the amendment of Synchrologic’s articles of incorporation, requires the affirmative vote of the holders of a majority of Synchrologic’s capital stock, a majority of Synchrologic’s preferred stock and a majority of Synchrologic’s Series D convertible preferred stock, a majority of each of the shares of each of these three voting groups must be present at the special meeting in order for a quorum to be present. Synchrologic will treat shares of capital stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the special meeting for purposes of determining the existence of a quorum. If sufficient votes to constitute a quorum for each voting group to approve and adopt the merger agreement and the merger and to approve the related amendment of Synchrologic’s articles of incorporation, are not received by the date of the special meeting, the persons named as proxies may propose one or more adjournments of the special meeting to permit further solicitation of proxies. Adjournment would require the affirmative vote of the holders of a majority of the outstanding Synchrologic capital stock present in person or represented by proxy at the special meeting. The persons named as proxies would generally exercise their authority to vote in favor of adjournment.

Vote Required

Each share of Synchrologic capital stock issued and outstanding as of the record date entitles its holder to cast one vote at the special meeting. The inspector of elections appointed for the special meeting will tabulate the votes. The votes required to approve each of the proposals to be brought before Synchrologic’s shareholders are as follows:

The Merger.    The holders of a majority of the shares of Synchrologic’s capital stock outstanding as of the record date must vote in favor of the merger and merger agreement in order for Synchrologic to complete the merger. In addition, the holders of a majority of the shares of Synchrologic’s preferred stock outstanding as of the record date, and the holders of a majority of the shares of Synchrologic’s Series D convertible preferred stock outstanding as of the record date, must vote in favor of the merger and merger agreement in order for Synchrologic to complete the merger.

Amendment to Articles of Incorporation.    The holders of a majority of the shares of Synchrologic’s capital stock outstanding as of the record date must vote in favor of the amendment of Synchrologic’s articles of incorporation in order for the articles of incorporation to be amended. In addition, the holders of a majority of the shares of Synchrologic’s preferred stock outstanding as of the record date, and the holders of a majority of the shares of Synchrologic’s Series D convertible preferred stock outstanding as of the record date, must vote in favor of the amendment of Synchrologic’s articles of incorporation in order for the articles of incorporation to be amended. Synchrologic’s articles of incorporation must be amended in order for Synchrologic to complete the merger.

Voting of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Synchrologic board of directors for use at the special meeting. Synchrologic shareholders should complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Synchrologic. All properly signed proxies that Synchrologic receives prior to the vote being taken at the Synchrologic special meeting will be voted as indicated on the proxy unless the proxy is revoked at the special meeting. A proxy may be revoked by:

•	a written, dated document delivered to Synchrologic prior to the special meeting stating that the proxy is revoked;

•	a subsequent proxy that is signed by the same person who signed the earlier proxy and is presented at or prior to the special meeting; or

•	attendance at the special meeting and voting in person.

If no voting direction is given on a properly signed proxy received by Synchrologic, the proxy will be voted in favor of the merger and all other proposals presented to the Synchrologic shareholders.

Synchrologic’s board of directors does not know of any matters other than the merger and the related amendment of Synchrologic’s articles of incorporation to be presented for a vote at the Synchrologic special meeting. If any other matters are properly brought before the special meeting, or any adjournment, the persons named in the proxies, acting under the proxy, will have discretion to vote on those matters in accordance with their best judgment, including adjournment of the special meeting, provided that a proxy to vote against the merger will not be voted in favor of adjournment of the Synchrologic special meeting.

Notices to the secretary of Synchrologic should be addressed to Chief Financial Officer, Synchrologic, Inc., 200 North Point Center East, Suite 600, Alpharetta, Georgia 30022.

Solicitation of Proxies and Expenses

Synchrologic will pay its own expenses for soliciting proxies. In addition to solicitation by mail, directors, officers and employees of Synchrologic may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail and in person.

Dissenters’ Rights

If the merger is consummated, Synchrologic shareholders who have not consented to the merger will have the right to dissent to the merger and obtain payment of the fair value of their shares of Synchrologic common or preferred stock. The rights of Synchrologic shareholders who desire to dissent from the merger are governed by the provisions of Sections 14-2-1301 et seq. of the Georgia Business Corporation Code. Pursuant to such provisions, if the merger is consummated, any shareholder of record of Synchrologic who objects to the merger and who fully complies with Sections 14-2-1301 et. seq. of the Georgia Business Corporation Code will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his, her or its shares of Synchrologic common or preferred stock. A shareholder of record may assert dissenters’ rights as to fewer than the shares registered in such shareholder’s name only if he, she or it dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Synchrologic in writing of the name and address of each person on whose behalf he, she or it asserts dissenters’ rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights under the Georgia Business Corporation Code, the fair value of a dissenting shareholder’s Synchrologic common or preferred stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

Any Synchrologic shareholder desiring to receive payment of the fair value of his, her or its Synchrologic common or preferred stock in accordance with the requirements of the Georgia Business Corporation Code:

•	must deliver to Synchrologic prior to the time the shareholder vote on the merger agreement is taken, a written notice of his, her or its intent to demand payment for his, her or its shares if such merger is consummated;

•	must not vote his, her or its shares in favor of the merger agreement; and

•	must demand payment.

A FILING OF THE WRITTEN NOTICE OF INTENT TO DISSENT WITH RESPECT TO THE MERGER SHOULD BE SENT TO: SYNCHROLOGIC, INC., 200 NORTH POINT CENTER EAST, SUITE 600, ALPHARETTA, GEORGIA 30022, ATTN: CHIEF FINANCIAL OFFICER. A VOTE AGAINST THE MERGER AGREEMENT ALONE WILL NOT SATISFY THE REQUIREMENTS FOR THE SEPARATE WRITTEN NOTICE OF INTENT TO DISSENT TO THE MERGER OR THE SEPARATE WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF SHARES OF SYNCHROLOGIC COMMON OR PREFERRED STOCK, WHICH ARE REFERRED TO IN CONDITIONS (i) AND (iii) ABOVE. RATHER, A DISSENTING SHAREHOLDER MUST SEPARATELY COMPLY WITH ALL OF THOSE CONDITIONS.

Within ten (10) days of the later of the effective date or receipt of a payment demand by a shareholder in accordance with Synchrologic’s dissenters’ notice sent to those shareholders who notified Synchrologic of their intent to dissent, described in (i) above, Synchrologic must offer to pay to each dissenting shareholder the amount Synchrologic estimates to be the fair value of the dissenting shareholder’s shares, plus accrued interest. Such notice and offer must be accompanied by: (i) Synchrologic’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of the offer to pay the fair value of the dissenting shareholder’s shares, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; (ii) a statement of Synchrologic’s estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the Georgia Business Corporation Code; and (v) a copy of the dissenters’ rights provisions of the Georgia Business Corporation Code.

If Synchrologic does not complete the proposed merger within sixty (60) days after the date set for demanding payment and Synchrologic again proposes to effect the merger, it must send a new dissenter’s notice in accordance with the Georgia Business Corporation Code and repeat the payment demand procedure.

A dissenting Synchrologic shareholder may notify Synchrologic in writing of his, her or its own estimate of the fair value of his, her or its shares and the amount of interest due, and demand payment of his, her or its estimate of the fair value if the shareholder believes the amount offered by Synchrologic is less than the fair value of his, her or its shares or that the interest due is incorrectly calculated. A dissenting shareholder waives his, her or its right to demand payment for the shares and is deemed to have accepted Synchrologic’s offer unless he, she or it notifies Synchrologic of his, her or its demand in writing within thirty (30) days after the date that Synchrologic offers payment. If a demand for payment remains unsettled, Synchrologic must file an action in a court of competent jurisdiction in Fulton County, Georgia, requesting that the fair value of such shares be found and determined. Synchrologic must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Synchrologic does not commence the proceeding within such sixty (60) day period, it shall be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

The foregoing does not purport to be a complete statement of the provisions of the Georgia Business Corporation Code relating to statutory dissenters’ rights and is qualified in its entirety by reference to the dissenters’ rights provisions of the Georgia Business Corporation Code, which is attached to this joint proxy statement/prospectus as Annex G.

THE MERGER

This section of this joint proxy statement/prospectus describes the principal aspects of the proposed merger, including the merger agreement. While Pumatech and Synchrologic believe that this description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to Synchrologic shareholders and Pumatech stockholders. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement and the other annexes to this joint proxy statement/prospectus carefully and in their entirety.

Background of the Merger

Pumatech from time to time has evaluated entering into strategic relationships with, and strategic acquisitions of, companies with complementary businesses and technologies. Synchrologic has been growing its organization, customer base and revenue and has also, from time to time, considered strategic opportunities.

Given the complementary nature of the Pumatech and Synchrologic products and services, beginning in early September 2002, Woodson Hobbs, President and Chief Executive Officer of Pumatech, and Said Mohammadioun, Chairman of the Board of Directors and Chief Executive Officer of Synchrologic, began discussing their respective companies, strategies and products, as well as their participation in a common sector of the software industry.

On September 11, 2002, Mr. Hobbs, Mr. Mohammadioun and John Dancu, President and Chief Operating Officer of Synchrologic, met at Synchrologic’s headquarters in Alpharetta, Georgia to discuss further mutual opportunities and whether a potential business combination between the parties would be beneficial.

Following that meeting, Mr. Hobbs and Mr. Mohammadioun corresponded several times by email and telephone to discuss the terms of a potential business combination of Pumatech and Synchrologic. As a result of those discussions, it was determined that a business combination was not practical at that time.

In November 2002, Mr. Hobbs notified Mr. Mohammadioun that Pumatech believed Synchrologic was violating one or more of Pumatech’s patents. Throughout the remainder of November 2002, Mr. Hobbs and Mr. Mohammadioun corresponded several times by email and telephone to discuss the nature of and basis for Pumatech’s infringement claim. Throughout these discussions, Mr. Mohammadioun reiterated Synchrologic’s position that it had not violated any of Pumatech’s patents.

On December 5, 2002, Pumatech filed a suit against Synchrologic to enforce its patents and to prevent the alleged infringement. On February 18, 2003, Synchrologic filed a counterclaim and a response to the suit. During the next four months, Pumatech and Synchrologic were involved in a number of legal activities as a result of Pumatech’s suit.

Beginning in early April 2003, Mr. Hobbs and Mr. Mohammadioun resumed their discussion regarding a potential business combination between Pumatech and Synchrologic, notwithstanding the companies’ pending patent litigation. Following these discussions, Mr. Hobbs and Mr. Mohammadioun agreed to meet in person.

On June 12, 2003, Mr. Hobbs, Michael Clair, Chairman of the Board of Directors of Pumatech, Keith Kitchen, Vice President of Finance and Administration of Pumatech, Clyde Foster, Senior Vice President of Sales and Marketing of Pumatech, and John Stossel, Chief Technology Officer of Pumatech, met with Mr. Mohammadioun, Mr. Dancu and Patrick Kerins, a director of Synchrologic, at Pumatech’s headquarters in San Jose, California. Each party made a presentation about the history, performance, and capabilities of their respective companies. Following these presentations, the parties discussed the valuation of each company but were unable to agree upon mutually acceptable terms of a business combination at that meeting.

During the first two weeks of August 2003, Mr. Hobbs and Mr. Mohammadioun had several telephone conversations to continue their discussion of a possible business combination or other strategic relationship between Pumatech and Synchrologic. On August 19, 2003, at a regularly scheduled meeting, the Synchrologic board of directors created a special committee to assist Synchrologic’s management with examining potential strategic business relationships with Pumatech and other third parties. The special committee consisted of two of Synchrologic’s independent directors, Mr. Kerins and Tasha Seitz.

On the evening of August 19, 2003, Mr. Hobbs and Clyde Foster, Pumatech’s Senior Vice President of Sales and Marketing, met with Mr. Mohammadioun, Mr. Dancu and Mr. Kerins to discuss a possible business combination. Messrs. Hobbs, Foster, Mohammadioun, Dancu and Kerins met again the following day at Synchrologic’s headquarters to discuss further the valuation of the two companies.

On August 25, 2003, the Pumatech board of directors met for a regularly scheduled meeting. At this meeting, the Pumatech board of directors discussed Pumatech’s then current business strategies, its business model, strategic acquisitions and merger possibilities. The Pumatech board of directors also discussed the terms of a business combination with Synchrologic and noted the differences between the terms offered by Pumatech as compared to the terms offered by Synchrologic’s management. Following these discussions, the Pumatech board of directors outlined the terms of a business combination with Synchrologic that it would consider favorable to the Pumatech stockholders and authorized Mr. Hobbs to negotiate further with Synchrologic.

On August 26, 2003, Mr. Hobbs met with Mr. Mohammadioun in Alpharetta, Georgia to discuss possible terms of a merger between Pumatech and Synchrologic. As a result of this negotiation, Mr. Hobbs and Mr. Mohammadioun outlined the basic terms of the proposed merger and agreed to present these terms to their respective boards of directors. During the next few days, each of Mr. Hobbs and Mr. Mohammadioun corresponded with their respective boards of directors regarding the terms of the proposed merger and obtained authorization to continue their negotiations on the terms outlined, complete their due diligence investigations of the other party and negotiate a definitive agreement.

On August 27, 2003, Venture Law Group, Pumatech’s outside legal counsel distributed a draft merger agreement to Synchrologic and Synchrologic’s outside legal counsel, Morris, Manning & Martin, LLP. On September 5, 2003, Mr. Hobbs, Richard Mosher, Pumatech’s General Counsel, Mr. Kitchen and a representative of Venture Law Group met with Mr. Mohammadioun, Mr. Dancu and representatives of Morris, Manning & Martin, LLP in Atlanta, Georgia to negotiate further the merger agreement and related ancillary agreements. On September 11, 2003, the Pumatech board of directors and the Synchrologic board of directors received copies of the proposed merger agreement.

Due diligence meetings were held between various senior executives of both companies during the weeks of September 1, 2003 and September 8, 2003. During this period, Mr. Mosher and Mr. Kitchen conducted legal and financial due diligence of Synchrologic and Mr. Dancu and Douglas Hadaway, Synchrologic’s Chief Financial Officer, conducted business and financial due diligence of Pumatech. In addition, Mr. Foster negotiated a distribution agreement with Synchrologic that would allow Pumatech to sublicense Synchrologic’s products and services upon their execution of the merger agreement and the dismissal of Pumatech’s lawsuit against Synchrologic.

On September 12, 2003, the Pumatech board of directors held a special meeting at which the proposed merger was discussed and considered. Mr. Hobbs and Pumatech’s legal counsel reviewed in detail with the board of directors the terms of the merger agreement and the status of negotiations relating to those terms. Mr. Mohammadioun then joined the meeting by telephone to discuss the future of the combined company, as well as his role and commitment to the combined company, and to answer questions of the Pumatech board of directors. The board asked numerous questions of Mr. Mohammadioun who answered the questions and then left the meeting. After Mr. Mohammadioun left the meeting, the Pumatech board of directors discussed the merits of the transaction at length. After this discussion, the board unanimously voted to approve the merger agreement and the merger.

On September 13, 2003, Synchrologic held an investors’ meeting followed by a board of directors meeting. Mr. Hobbs attended part of the Synchrologic board meeting via teleconference to discuss the future of the combined company, as well as the role of the Synchrologic management team in the combined company, and to answer questions of the Synchrologic board of directors. Representatives from Morris, Manning & Martin, LLP then presented an extensive review of the terms of the proposed merger and merger agreement. Following these presentations, and after discussion, the Synchrologic board of directors unanimously voted to approve the merger agreement and the merger.

The definitive merger agreement was signed during the evening of September 14, 2003 and a joint press release was issued by Pumatech and Synchrologic announcing the signing of the merger agreement on September 15, 2003.

Pumatech’s Reasons for the Merger; Recommendation of Pumatech’s Board of Directors

Pumatech’s board of directors and management believe that the merger will benefit Pumatech and its stockholders for the following reasons:

•	Extension of Product Line. The acquisition of Synchrologic will extend Pumatech’s market presence in offering synchronization software, mobile-application development software and mobile-application management/device management software to consumers, business professionals and information technology officers. Synchrologic’s products will provide complimentary functionality to Pumatech’s already leading solutions in industries that are important to Pumatech. Pumatech believes that complimentary solutions will provide additional revenue opportunities from current customers.

•	Expansion of Customer Base; Licensing Opportunities. The merger of Pumatech and Synchrologic will provide Pumatech with access to Synchrologic’s enterprise customers and application vendors. Pumatech believes that this access will provide additional revenue from these customers as it opens up sales channels for Pumatech’s current product lines. In addition, the merger will provide significant opportunities for licensing the combined company’s products and services.

•	Favorable Terms of the Merger Agreement. The terms of the merger agreement and related agreements, including price and structure, are considered by both the Pumatech board of directors and senior management to provide a fair and equitable basis for the merger.

After careful consideration, the Pumatech board of directors determined the merger agreement and the merger to be fair to and in the best interests of Pumatech and its stockholders. The Pumatech board of directors unanimously recommends approval of the issuance of shares of Pumatech common stock in the merger as described in this joint proxy statement/prospectus.

The Pumatech board of directors concluded that on balance the potential benefits of the merger outweighed the potential risks. The foregoing discussion of the information and factors considered by the Pumatech board of directors is not meant to be exhaustive. Given the complexity of the issue and the number of factors considered, the Pumatech board of directors did not attempt to quantify or otherwise assign relative weight to specific factors.

Synchrologic’s Reasons for the Merger; Recommendation of Synchrologic’s Board of Directors

At the meeting of the board of directors of Synchrologic on September 13, 2003, the directors unanimously concluded that the merger agreement and the merger are in the best interests of Synchrologic, its creditors and its shareholders. In addition, the Synchrologic board of directors determined to recommend that the shareholders adopt the merger agreement and approve the merger. In the course of reaching this decision, the board of directors of Synchrologic consulted with Synchrologic’s senior management, a special committee of the board of directors created for the purpose of examining strategic business alternatives for Synchrologic and outside legal counsel, and reviewed a significant amount of information and considered a number of factors, including the following material factors:

•	the strategic and financial alternatives available to Synchrologic in the increasingly competitive environment of the synchronization and mobility enterprise market;

•	the synergies between Synchrologic’s product lines and distribution channels with those of Pumatech;

•	Synchrologic’s relative market share in the synchronization and mobility enterprise market, as compared to Pumatech’s market share in the same and similar markets;

•	the potential to enhance shareholder value through share ownership in a larger, more competitive company in the synchronization market;

•	the opportunities for growing Synchrologic’s business that would be enhanced by combining Synchrologic’s operations with complementary operations of another entity;

•	the amount and form of consideration to be received by Synchrologic’s shareholders in the merger in comparison to other acquisition prices paid in similar software mergers and acquisition transactions;

•	information concerning the business, earnings, competitive position and prospects of Pumatech and Synchrologic, both individually and on a combined basis;

•	the possibilities, as alternatives to the merger, of continuing as a stand alone entity, seeking to engage in a combination with a company other than Pumatech or seeking to complete a private placement of Synchrologic stock;

•	the likely impact of the merger on Synchrologic’s employees, customers and partners;

•	the expected effect of the merger on Synchrologic’s existing relationships with third parties;

•	the dismissal of the litigation between Pumatech and Synchrologic;

•	the interests that certain executive officers and directors of Synchrologic may have with respect to the merger in addition to their interests as shareholders of Synchrologic generally as described in the section entitled “– Interests of Certain Persons in the Merger” beginning on page of this joint proxy statement/prospectus; and

•	the expectation that the merger will qualify as a reorganization for United States federal income tax purposes, in which case no gain will be recognized by Synchrologic shareholders as a result of the merger except to the extent of cash received for shares of Synchrologic common or preferred stock.

The foregoing discussion of the information and factors considered by the board of directors of Synchrologic is not intended to be exhaustive. In view of the wide variety of the material factors considered in connection with the evaluation of the merger and the complexity of these matters, the board of directors of Synchrologic did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, the board of directors of Synchrologic did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors of Synchrologic, but rather the board of directors of Synchrologic conducted an overall analysis of the factors described above, including discussions with and questioning of Synchrologic’s senior management and legal advisors. In considering the factors described above, individual members of the board of directors of Synchrologic may have given different weight to different factors.

There can be no assurance that the potential synergies or opportunities considered by the board of directors of Synchrologic will be achieved through consummation of the merger. See “Risk Factors” beginning on page 24.

Synchrologic’s board of directors has unanimously concluded that the merger is in the best interests of Synchrologic, its creditors and its shareholders and has unanimously approved the merger, the merger agreement and the associated transactions. Accordingly, the Synchrologic board of directors has declared advisable, and unanimously recommends, that Synchrologic shareholders vote FOR adoption of the merger agreement and approval of the merger.

In considering the recommendation of Synchrologic’s board of directors, you should be aware that directors and officers of Synchrologic have interests in the merger that are different from, or are in addition to, those of Synchrologic’s shareholders generally. See “– Interests of Certain Persons in the Merger” beginning on page 60.

Interests of Certain Persons in the Merger

In considering the recommendation of the Synchrologic board of directors regarding the merger, Synchrologic shareholders should be aware that some of Synchrologic’s shareholders, directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Synchrologic shareholders. These interests may create potential conflicts of interest. The Synchrologic board of directors was aware of these interests and took these interests into account in approving the merger and the transactions contemplated by the merger agreement.

Voting Agreement.    Synchrologic shareholders representing approximately 77.2% of the outstanding shares of Synchrologic voting capital stock, approximately 76.3% of the outstanding shares of Synchrologic preferred stock and approximately 59.1% of the outstanding Synchrologic Series D convertible preferred stock have entered into a voting agreement and granted irrevocable proxies to Pumatech pursuant to which they have agreed to vote all of their shares of Synchrologic capital stock for which they exercise voting control in favor of the adoption of the merger and the merger agreement.

Board Seat.    Said Mohammadioun, Chairman of the Board of Directors and Chief Executive Officer of Synchrologic, will be appointed to the Pumatech board of directors upon completion of the merger.

Employment Arrangements.    Pumatech intends to offer Mr. Mohammadioun employment as a senior executive officer of Pumatech contingent and effective upon completion of the merger. In connection with his employment, Pumatech expects to offer Mr. Mohammadioun an employment arrangement whereby his annual base salary will be $200,000, and he may be eligible to receive substantial performance based bonuses. Pumatech also expects that Mr. Mohammadioun’s employment arrangement will provide that he be granted options to purchase approximately 200,000 shares of Pumatech common stock, subject to vesting at the end of 2 years.

Acceleration of Synchrologic Stock Options.    As a result of the merger, each outstanding option to purchase shares of Synchrologic capital stock, including those held by officers and directors of Synchrologic, will accelerate, become fully vested and be assumed by Pumatech and converted into an option to purchase shares of Pumatech common stock.

Severance Arrangements.    Neither John Dancu, Synchrologic’s president and Chief Operating Officer, nor Douglas Hadaway, Synchrologic’s Chief Financial Officer, will be retained by the surviving corporation following the completion of the merger. Accordingly, pursuant to their existing employment contracts, upon the completion of the merger, Mr. Dancu will receive a lump sum severance payment equal to 100% of his current base salary of $190,000 and Mr. Hadaway will receive a lump sum severance payment equal to 100% of his current base salary of $142,500.

Indemnification.    The merger agreement provides that, upon the completion of the merger, Pumatech will cause the surviving corporation, to indemnify and hold harmless, the present and former officers, directors, employees and agents of Synchrologic in respect of acts and omissions occurring on or prior to the effective time of the merger to the same extent required or permitted pursuant to Synchrologic’s articles of incorporation, bylaws and indemnification agreements in effect as of the date of the merger agreement.

The merger agreement also provides that Synchrologic may purchase, prior to the effective time of the merger, a “six-year tail” directors’ and officers’ liability insurance policy covering those persons who, as of immediately prior to the effective time of the merger, are covered by the directors’ and officers’ liability insurance policy currently maintained by Synchrologic. Since the cost of this “six-year tail” policy will be deemed a transaction expense of Synchrologic for purposes of the merger consideration allocation calculations, it is possible that all or a portion of this policy will be borne by the Synchrologic shareholders. See “The Merger – Merger Consideration.”

As a result of the interests described above, these executive officers and directors could be more likely to vote to approve, and recommend the approval of, the merger and the merger agreement, than if they did not hold these interests.

Termination of Litigation Between Pumatech and Synchrologic

On December 5, 2002, Pumatech filed a patent infringement suit against Synchrologic in the United States District Court for the Northern District of California, alleging that Synchrologic’s server and desktop products infringed six of Pumatech’s synchronization-related patents. Pumatech sought an injunction against future sales of Synchrologic’s allegedly infringing products, as well as damages for past sales of those products. On February 18, 2003, Synchrologic filed a response to the patent infringement suit denying the allegations, challenging the validity and enforceability of Pumatech’s patents, and alleging that Pumatech’s press releases regarding the suit constituted false advertising. At the time the merger agreement was executed, the parties were engaged in discovery, and were preparing briefs to the court regarding the proper interpretation of phrases in the claims of Pumatech’s patents. Pursuant to the merger agreement, the parties dismissed their respective claims with prejudice.

Completion and Effectiveness of the Merger

The merger will be completed no later than the second business day after satisfaction or waiver of all of the conditions precedent for consummating the merger, including approval and adoption of the merger agreement and the merger by the shareholders of Synchrologic and approval of the issuance of shares of Pumatech common stock in connection with the merger by the stockholders of Pumatech. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Georgia.

Structure of the Merger

Homerun Acquisition Corporation, a newly formed and wholly owned subsidiary of Pumatech, will be merged with and into Synchrologic. As a result of the merger, the separate corporate existence of Homerun Acquisition Corporation will cease and Synchrologic will survive the merger as a wholly owned subsidiary of Pumatech.

Merger Consideration

Total Consideration Shares.    The total consideration shares, representing the aggregate number of shares of Pumatech common stock to be issued in the merger in exchange for all outstanding shares of Synchrologic capital stock (including shares of Pumatech common stock to be reserved for issuance upon the exercise of Synchrologic options assumed by Pumatech in the merger) will be equal to (A) the quotient determined by dividing (x) $60,000,000 by (y) the average closing price, which is the average of the closing sales prices for one share of Pumatech common stock as reported on The Nasdaq National Market for the thirty consecutive trading days ending on the last complete trading day immediately preceding the closing date of the merger less (B) the number of shares of Pumatech common stock comprising the transaction expenses adjustment (as defined below). However, the merger agreement provides that in no event will the total consideration shares exceed the maximum consideration shares, comprised of 19,800,000 shares of Pumatech common stock less the transaction expenses adjustment, or be less than the minimum consideration shares, comprised of 16,200,000 shares of Pumatech common stock less the transaction expenses adjustment.

The “transaction expenses adjustment” means the sum of (i) the number of shares of Pumatech common stock determined by dividing (A) the sum of (x) 50% of the transaction expenses incurred by Synchrologic or its shareholders in connection with the merger, including legal, accounting, investment banking, broker’s and finder’s fees and expenses, any cash payments to holders of Synchrologic warrants in consideration of the termination of their warrants prior to the effective time of the merger and the cost of any directors’ and officers’ insurance policy purchased by Synchrologic prior to the effective time of the merger, up to a maximum of $400,000 plus (y) 100% of any transaction expenses incurred by Synchrologic or its shareholders in excess of $400,000 by (B) the average closing price, plus (ii) the number of shares of Pumatech common stock issuable upon exercise in full of any Synchrologic warrants assumed by Pumatech in the merger.

Conversion of Synchrologic Capital Stock.    Each class and series of outstanding Synchrologic capital stock will be allocated the following number of shares of Pumatech common stock expressed as a percentage of the total consideration shares:

Class/Series of Synchrologic Capital Stock	Percentage of Total Consideration Shares
Common Stock (including options to purchase common stock)	25.348%
Series A Preferred Stock	4.173%
Series B Preferred Stock	11.647%
Series C Preferred Stock	10.833%
Series D Preferred Stock	47.999%

The exchange ratio for each class and series of outstanding Synchrologic capital stock will be determined by dividing the number of shares of Pumatech common stock allocable to that class or series by the total number of shares of that class or series outstanding immediately prior to the effective time of the merger (including, in the case of the common stock exchange ratio, the number of shares of Synchrologic common stock subject to outstanding Synchrologic options assumed by Pumatech in the merger), as described in more detail below.

Common Stock Exchange Ratio.    Each share of Synchrologic common stock issued and outstanding at the effective time of the merger will be converted automatically into the right to receive the number of shares of Pumatech common stock equal to the common stock exchange ratio, determined by dividing (A) 25.348% of the total consideration shares by (B) the number of shares of Synchrologic common stock issued and outstanding as of the effective time of the merger or subject to issuance upon the exercise in full of all Synchrologic options outstanding at the effective time of the merger.

Series A Exchange Ratio.    Each share of Synchrologic Series A preferred stock issued and outstanding at the effective time of the merger will be converted automatically into the right to receive the number of shares of Pumatech common stock equal to the Series A exchange ratio, determined by dividing (A) 4.173% of the total consideration shares by (B) the number of shares of Synchrologic Series A preferred stock issued and outstanding as of the effective time of the merger.

Series B Exchange Ratio.    Each share of Synchrologic Series B preferred stock issued and outstanding at the effective time of the merger will be converted automatically into the right to receive the number of shares of Pumatech common stock equal to the Series B exchange ratio, determined by dividing (A) 11.647% of the total consideration shares by (B) the number of shares of Synchrologic Series B preferred stock issued and outstanding as of the effective time of the merger.

Series C Exchange Ratio.    Each share of Synchrologic Series C preferred stock issued and outstanding at the effective time of the merger will be converted automatically into the right to receive the number of shares of Pumatech common stock equal to the Series C exchange ratio, determined by dividing (A) 10.833% of the total consideration shares by (B) the number of shares of Synchrologic Series C preferred stock issued and outstanding as of the effective time of the merger.

Series D Exchange Ratio.    Each share of Synchrologic Series D preferred stock issued and outstanding at the effective time of the merger will be converted automatically into the right to receive the number of shares of Pumatech common stock equal to the Series D exchange ratio, determined by dividing (A) 47.999% of the total consideration shares by (B) the number of shares of Synchrologic Series D preferred stock issued and outstanding as of the effective time of the merger.

Estimated Exchange Ratios.    As of the date of the merger agreement, there were 4,973,397 shares of Synchrologic common stock outstanding, 797,872 shares of Synchrologic Series A preferred stock outstanding, 2,058,333 shares of Synchrologic Series B preferred stock outstanding, 2,793,296 shares of Synchrologic

Series C preferred stock outstanding, 3,308,271 shares of Synchrologic Series D preferred stock outstanding, and 1,696,876 shares of Synchrologic common stock subject to outstanding Synchrologic options. Based on this capitalization, the following table sets forth the estimated exchange ratios for each class and series of outstanding Synchrologic capital stock on September 12, 2003, the last full trading day preceding public announcement that Pumatech and Synchrologic had entered into the merger agreement, and                , 2003, the last full trading day for which closing prices were available at the time of the printing of this joint proxy statement/prospectus, in each case assuming that:

•	the average stock price is equal to the applicable closing price per share of Pumatech common stock indicated in the table below;

•	the Synchrologic transaction expenses equal but do not exceed $400,000; and

•	all outstanding Synchrologic warrants are terminated immediately prior to the completion of the merger.

Date/Class and Series of Synchrologic Capital Stock	Closing Sales Price Per Share of Pumatech Common Stock		Estimated Exchange Ratio
September 12, 2003		$3.87
Common Stock			0.616567
Series A Preferred Stock			0.844583
Series B Preferred Stock			0.913746
Series C Preferred Stock			0.626266
Series D Preferred Stock			2.342925
[Date], 2003	$
Common Stock
Series A Preferred Stock
Series B Preferred Stock
Series C Preferred Stock
Series B Preferred Stock

The number of shares of Pumatech common stock issuable to you in the merger will be proportionately adjusted for any stock split, stock dividend, reorganization, recapitalization, reclassification or similar event with respect to Pumatech common stock or Synchrologic capital stock effected between the date of the merger agreement and the completion of the merger.

Pumatech will not issue certificates representing fractional shares of Pumatech common stock in connection with the merger. Instead, Synchrologic shareholders will receive cash, without interest, in lieu of a fraction of a share of Pumatech common stock.

Dissenters’ Rights

Holders of Synchrologic capital stock are entitled to dissenters’ rights under Article 13 of the Georgia Business Corporation Code. Holders of Pumatech common stock are not entitled to dissenters’ or appraisal rights. For a more complete description of the rights of dissenting shareholders, see “Pumatech’s Annual Stockholders’ Meeting – No Appraisal Rights” and “Synchrologic’s Special Shareholders’ Meeting –Dissenters’ Rights.”

Conversion of Synchrologic Options

The merger agreement provides that each outstanding Synchrologic option, whether vested or unvested, will be assumed by Pumatech at the effective time of the merger and converted into a fully-vested option to purchase shares of Pumatech common stock. Each Synchrologic option will become exercisable for the same number of shares of Pumatech common stock (rounded down to the nearest whole share) as the holder of the Synchrologic option would have been entitled to receive pursuant to the merger had he or she exercised the Synchrologic option in full immediately prior to the effective time of the merger, at a price per share (rounded up to the nearest whole cent) equal to the aggregate exercise price for the shares of Synchrologic common stock otherwise purchaseable pursuant to the assumed Synchrologic option divided by the number of shares of Pumatech common stock issuable upon the exercise in full of the assumed Synchrologic option after the effective time of the merger. As soon as practicable following the effective time of the merger and in any event no later than ten business days after the closing date of the merger, Pumatech has agreed to file a registration statement on Form S-8 registering the shares of Pumatech common stock issuable upon exercise of the assumed Synchrologic options. This registration statement will be kept effective for so long as any Synchrologic options assumed by Pumatech in the merger remain outstanding.

Termination / Conversion of Synchrologic Warrants

The merger agreement provides that each Synchrologic warrant that remains outstanding as of the effective time of the merger will be assumed by Pumatech at the effective time of the merger and converted into a fully-vested warrant to purchase shares of Pumatech common stock. However, each holder of a warrant to purchase shares of Synchrologic capital stock has entered into a warrant termination agreement with Synchrologic pursuant to which such holders agree to terminate their respective warrants immediately prior to the closing of the merger. Therefore, it is expected that no Synchrologic warrants will be assumed by Pumatech in the merger.

Retention of a Portion of the Merger Consideration in Escrow

Pumatech Indemnification Escrow.    As soon as practicable after the effective time of the merger, certificates representing 7.5% of the total consideration shares will be withheld from the Synchrologic shareholders on a pro rata basis and deposited into an escrow fund to satisfy any valid indemnification claims made by Pumatech following the merger. No shares of Pumatech common stock to be reserved for issuance upon exercise of Synchrologic options and Synchrologic warrants assumed by Pumatech in the merger will be held in the escrow fund. The number of shares to be contributed to the escrow fund by each Synchrologic shareholder will be determined by multiplying (A) the total number of escrow shares by (B) a fraction, the numerator of which is the number of shares of Pumatech common stock issued in the merger to such Synchrologic shareholder and the denominator of which is the total number of shares of Pumatech common stock issued in the merger to all former Synchrologic shareholders. The escrow fund will terminate upon the first anniversary of the closing date of the merger and the remaining escrow shares, subject to the withholding of the number of escrow shares necessary to satisfy any unresolved claims made by Pumatech, will be distributed to the former Synchrologic shareholders in proportion to their respective original contributions to the escrow fund.

Dissenters’ Escrow.    If, at the effective time of the merger, more than 10% of the issued and outstanding shares of Synchrologic capital stock is held by persons who have exercised, and not withdrawn, their dissenters’ rights in accordance with Article 13 of the Georgia Business Corporation Code, then Pumatech will withhold from the Synchrologic shareholders on a pro rata basis, and deposit into a separate dissenters’ escrow, certificates representing the number of total consideration shares determined by dividing (A) 50% of the amount by which the aggregate transaction value of the shares of Synchrologic capital stock held by dissenting shareholders exceeds $6,000,000 by (B) the average closing price. The aggregate transaction value of the shares of Synchrologic capital stock held by dissenting shareholders will be determined by multiplying (x) the aggregate number of shares of Pumatech common stock that would have been issued to the dissenting shareholders in the merger had their dissenters’ rights not been exercised by (y) the average closing price. Upon the earlier of satisfaction in full of all the rights granted to the dissenting shareholders under Article 13 of the Georgia Business Corporation Code or the waiver or withdrawal of dissenters’ rights by one or more holders of Synchrologic capital stock such that the number of dissenting shares is reduced to 10% or less of Synchrologic’s outstanding capital stock as of the effective time of the merger, any shares of Pumatech common stock and/or any cash proceeds thereof remaining in the dissenters’ escrow will be distributed to the former Synchrologic shareholders in proportion to their respective original contributions to the dissenters’ escrow.

Procedures for Exchanging Synchrologic Stock Certificates for Pumatech Stock Certificates

Promptly after the effective time of the merger, Pumatech will cause the bank or trust company designated by Pumatech to act as its exchange agent to send to each Synchrologic shareholder (1) a letter of transmittal and (2) instructions for the surrender of the certificates representing shares of Synchrologic capital stock in exchange for Pumatech common stock certificates representing the merger consideration, cash for fractional shares and cash for any dividends or other distributions that you may be entitled to receive under the merger agreement. Synchrologic stock certificates should not be surrendered until the letter of transmittal is received from the exchange agent.

Lost, stolen or destroyed certificates may be redeemed upon the making of an affidavit of that fact by the person claiming the loss. No dividends or other distributions payable to the holders of Pumatech common stock will be paid to Synchrologic shareholders until the merger is completed and such holders surrender the certificates representing their shares of Synchrologic capital stock. Pumatech does not anticipate paying any dividends with respect to its common stock.

Governmental and Regulatory Matters

Pumatech and Synchrologic have concluded that no federal or state regulatory requirements must be complied with nor are federal or state regulatory approvals required in connection with the merger, other than obtaining the required approval of the issuance of shares of Pumatech common stock in the merger by the Pumatech stockholders and the required approval and adoption of the merger agreement and the merger by Synchrologic shareholders, making the required filings in connection with the merger in the State of Delaware and the State of Georgia, and registering the shares of Pumatech common stock comprising the total consideration shares with the Securities and Exchange Commission.

Material United States Federal Income Tax Considerations

The following discussion summarizes the anticipated material United States federal income tax consequences of the merger that are generally applicable to holders of Synchrologic capital stock who exchange their stock in the merger for shares of Pumatech common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and court decisions in effect as of the date of this joint proxy statement/prospectus, all of which may change at any time, possibly with retroactive effect. The tax consequences of the merger to you may vary depending on your particular situation, and certain Synchrologic shareholders may be subject to special tax treatment not discussed below, including shareholders who are dealers in securities or foreign currency, foreign persons or entities, financial institutions, tax-exempt organizations, mutual funds, insurance companies, persons who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, persons who hold their shares as part of a hedge, straddle or conversion transaction, persons who do not hold their Synchrologic capital stock as capital assets, or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code. In addition, the following discussion does not address the tax consequences of other transactions effectuated prior to, concurrently, or after the merger, whether or not such transactions are in connection with the merger, including without limitation transactions in which shares of Synchrologic capital stock were or are acquired or shares of Pumatech common stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed. No ruling has been obtained from the Internal Revenue Service regarding the tax consequences of the merger, and the following discussion is not binding on the Internal Revenue Service. In addition, no opinions of counsel regarding the reorganization treatment of the merger have been requested or obtained. Therefore, we urge you to consult your own tax advisor as to the specific federal, state, local and foreign consequences to you of the merger and related reporting obligations.

Synchrologic Shareholders.    Each holder of Synchrologic capital stock who exchanges shares of Synchrologic capital stock solely for shares of Pumatech common stock in the merger should not recognize any taxable gain or loss with respect to the exchange.

The aggregate tax basis of the Pumatech common stock received in the merger by each holder of Synchrologic capital stock, including any shares of Pumatech common stock held in the escrow fund and the dissenters’ escrow pursuant to the terms of the merger agreement, should be equal to the aggregate tax basis of the Synchrologic capital stock surrendered in exchange for such Pumatech common stock.

The holding period for each share of Pumatech common stock received in the merger by each holder of Synchrologic capital stock, including any shares of Pumatech common stock held in the escrow fund and the dissenters’ escrow pursuant to the terms of the merger agreement, should include the period during which the shares of Synchrologic capital stock surrendered in exchange therefor were held, provided that such shares of Synchrologic capital stock were held as capital assets at the time of the merger.

No income or gain should be recognized by holders of Synchrologic capital stock upon the distribution to them of the Pumatech common stock held in the escrow fund and the dissenters’ escrow on their behalf. Synchrologic shareholders should consult their own tax advisors with respect to the tax consequences applicable to their individual situations in the event that shares of Pumatech common stock held in the escrow fund and the dissenters’ escrow are returned to Pumatech.

A shareholder who receives, or is deemed to have received, any non-stock consideration or exercises dissenters’ rights with respect to a share of Synchrologic capital stock should generally recognize capital gain or loss (if such share is held as a capital asset at the time of the merger) measured by the difference between the shareholder’s basis in such share and the amount of cash received, provided that such payment is not either essentially equivalent to a dividend nor has the effect of the distribution of a dividend (see Sections 302 and 356(a) of the Internal Revenue Code; collectively a “dividend equivalent transaction”). For purposes of the foregoing, a sale of Synchrologic capital stock for cash pursuant to an exercise of dissenters’ rights will generally not be a dividend equivalent transaction if immediately after such exercise, the shareholder exercising dissenters’ rights does not own any shares of Synchrologic capital stock or Pumatech common stock (either actually or constructively within the meaning of Section 318 of the Internal Revenue Code). However, if a shareholder’s sale for cash of Synchrologic capital stock pursuant to an exercise of dissenters’ rights is a dividend equivalent transaction, then the shareholder may recognize income for federal income tax purposes in an amount equal to the entire amount of cash so received.

General Considerations.    Notwithstanding the qualification of the merger as a “reorganization,” a recipient of Pumatech common stock would recognize income to the extent such shares were considered to be received in exchange for services or property (other than solely Synchrologic capital stock) or in the event a portion of the consideration deemed to have been received in the merger were considered to be currently taxable due to the character or structure of the transaction. All or any portion of such income may be taxable as ordinary income. Gain would also be recognized to the extent a Synchrologic shareholder is treated as receiving (directly or indirectly) consideration other than Pumatech common stock in exchange for such shareholder’s Synchrologic capital stock.

No ruling from the Internal Revenue Service has been or will be sought with respect to any of the tax matters discussed in this joint proxy statement/prospectus and no opinions of counsel regarding the reorganization treatment of the merger have been requested or obtained. A successful challenge to the “reorganization” status of the merger by the Internal Revenue Service would result in a Synchrologic shareholder recognizing gain or loss with respect to each share of Synchrologic capital stock surrendered equal to the difference between the fair market value, as of the time of the merger, of the merger consideration received in exchange therefor and his, her or its basis in such Synchrologic capital stock. In this event, a Synchrologic shareholder’s aggregate basis in the Pumatech common stock received in exchange would equal the fair market value of such shares, and his, her or its holding period for such shares would not include the period during which the shares of Synchrologic capital stock were held.

Backup Withholding.    Certain of the payments due to the Synchrologic shareholders under the merger agreement may be subject to information reporting to the Internal Revenue Service and to a 28% backup withholding tax. Backup withholding will not apply to a payment to you if you properly complete and sign the substitute Form W-9 which will be included as part of the letter of transmittal, or otherwise prove to Pumatech and Homerun Acquisition Corporation that you are exempt from backup withholding. If you are subject to the 28% backup withholding, the tax withheld will be credited against your federal income tax liability.

Accounting Treatment of the Merger

Pumatech intends to account for the merger as a purchase transaction for financial reporting and accounting purposes under generally accepted accounting principles. After the merger, the results of operations of Synchrologic will be included in the consolidated financial statements of Pumatech. The purchase price, which is equal to the total consideration shares, will be allocated based on the fair values of the Synchrologic assets acquired and the Synchrologic liabilities assumed. The amount of the purchase price in excess of the fair value of the net tangible assets of Synchrologic acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized. However, for purposes of disclosing unaudited pro forma information in this joint proxy statement/prospectus, Pumatech has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of this merger.

Listing of Pumatech Common Stock to be Issued in the Merger

Pumatech will authorize for listing on The Nasdaq National Market the shares of Pumatech common stock to be issued, or required to be reserved for issuance, in connection with the merger.

Restriction on Resales of Pumatech Common Stock

The Pumatech common stock to be issued in the merger will be registered under the Securities Act, thereby allowing such shares to be freely transferable without restriction by all former holders of Synchrologic common stock who are not “affiliates” of Synchrologic at the time of the annual meeting and who do not become “affiliates” of Pumatech after the merger. Persons who may be deemed to be affiliates of Pumatech or Synchrologic generally include individuals or entities that control, are controlled by or are under common control with, Pumatech or Synchrologic, and may include some of their respective officers and directors, as well as their respective significant stockholders.

Shares of Pumatech common stock received by those shareholders of Synchrologic who are deemed to be affiliates of Synchrologic or Pumatech may not be sold except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 145 under the Securities Act or any other applicable exemption under the Securities Act. This joint proxy statement/prospectus does not cover the resale of any Pumatech common stock received by any person who may be deemed to be an affiliate of Pumatech or Synchrologic.

In addition, certain Synchrologic shareholders have entered into shareholders agreements with Pumatech, pursuant to which they have agreed, among other things not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of Pumatech common stock he, she or it is entitled to receive as a result of the merger (excluding shares of Pumatech common stock issuable upon the exercise of Synchrologic options assumed by Pumatech in connection with the merger) until such shares of Pumatech common stock are released from certain sales restrictions. Specifically, the Synchrologic shareholders that have entered into the shareholders agreement acknowledge and agree that 20% of the shares of Pumatech common stock they are entitled to receive in the merger will be released from the foregoing sales restrictions immediately following the effective time of the merger and 10% of the shares of Pumatech common stock they are entitled to receive in the merger will be released from the foregoing sales restrictions at the end of each 30-day period following the effective time of the merger, with the effect that all such shares will be so released within 240 days of the effective time of the merger.

THE MERGER AGREEMENT

The following is a brief summary of certain provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement. Copies of any exhibit or schedule to the merger agreement which is not attached to this joint statement/prospectus will be furnished without charge upon request made by any Synchrologic shareholder or Pumatech stockholder. Terms used and not otherwise defined in this section of the joint proxy statement/prospectus have the same meanings as in the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties regarding, among other things, such company’s:

•	organization;

•	authority to enter into and perform its obligations under the merger agreement;

•	compliance of the merger and the transactions contemplated by the merger agreement with such company’s certificate or articles of incorporation and bylaws and certain agreements and applicable law; and

•	the completeness and accuracy of the information relating to such company in this joint proxy statement/prospectus.

In addition, Synchrologic has made representations and warranties regarding, among other things:

•	its capital structure;

•	its financial statements and the absence of any undisclosed liabilities since July 31, 2003;

•	its timely filing of required tax returns and the inapplicability of certain provisions of the Internal Revenue Code;

•	the absence of certain changes or events since July 31, 2003;

•	its title to real and personal properties and assets and certain related matters;

•	its ownership of intellectual property and proprietary rights;

•	its employee benefit plans;

•	its bank accounts;

•	the enforceability of its material contracts and the absence of certain categories of contractual obligations;

•	its compliance with labor laws and the absence of any discrimination claims;

•	its compliance with applicable trade regulations;

•	the absence of insider transactions;

•	its employees, independent contractors and consultants and related agreements;

•	its insurance policies;

•	its accounts receivable;

•	the absence of litigation;

•	its compliance with all material rules, orders and laws and possession of all required licenses and permits;

•	its compliance with environmental laws and regulations;

•	its books and records;

•	the absence of any obligation to pay brokers’ or finders’ fees in connection with the merger;

•	the approval of the merger agreement and the transactions contemplated thereby by the Synchrologic board of directors; and

•	the suspension of all negotiations and discussions regarding an acquisition transaction with parties other than Pumatech.

The representations and warranties of Synchrologic made pursuant to the merger agreement will survive the closing of the merger for a period of one year following the consummation of the merger.

Pumatech has also made representations and warranties regarding, among other things:

•	the valid issuance of the Pumatech common stock to be issued in the merger;

•	the completeness and accuracy of its filings with the Securities and Exchange Commission;

•	the interim operations of Homerun Acquisition Corporation;

•	the absence of certain changes or events since April 30, 2003;

•	the approval of the merger agreement and the transactions contemplated thereby by the Pumatech board of directors;

•	its capital structure;

•	the absence of any undisclosed liabilities since the date of its most recent filings with the Securities and Exchange Commission;

•	its ownership of intellectual property and proprietary rights;

•	its compliance with all material rules, orders and laws and possession of all required licenses and permits;

•	its compliance with labor laws and the absence of any discrimination claims; its compliance with applicable trade regulations;

•	the absence of litigation;

•	its subsidiaries;

•	the enforceability of its material contracts;

•	its timely filing of required tax returns; and

•	its employee benefit plans.

The representations and warranties of Pumatech made pursuant to the merger agreement will survive the closing of the merger for a period of one year following the consummation of the merger.

Pre-Closing Covenants of the Parties

The merger agreement contains customary covenants requiring Synchrologic to conduct its business in the ordinary course consistent with past practice through the earlier of the termination of the merger agreement or the effective time of the merger and to preserve its existing business and employment relationships intact.

Synchrologic has further agreed that, subject to certain exceptions or the prior written consent of Pumatech, it will not:

•	authorize or propose any amendments to its articles of incorporation or bylaws;

•	accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock granted under its stock plans or authorize cash payments in exchange for any options granted under such plans;

•	declare or pay dividends or split, reclassify or acquire shares of its capital stock or any of its other securities;

•	issue, deliver or sell any shares of its capital stock or securities or other rights convertible into or exercisable for shares of its capital stock;

•	acquire any business or other entity or make any major purchase of assets;

•	incur any indebtedness for borrowed money or guaranty any such indebtedness;

•	increase the compensation or severance amounts payable to its officers and employees, or enter into or amend any employment agreement or benefit plan;

•	pay or agree to pay severance to any officer, director, employee or consultant;

•	voluntarily accelerate the vesting or any stock options;

•	lease, license, sell, transfer or encumber any assets, proprietary rights or other property associated with the business of Synchrologic;

•	change its accounting methods;

•	revalue any of its assets;

•	enter into any material contract outside the ordinary course of business consistent with past practices;

•	amend or modify any material contract;

•	amend its standard warranty terms;

•	authorize certain capital expenditures in excess of $50,000 per quarter;

•	make or rescind any tax election, settle any tax liability, or prepare any tax return in a manner inconsistent with past practices;

•	settle or compromise any litigation;

•	enter into any agreement outside the ordinary course of business consistent with past practices in which its obligations exceed $50,000 over the noncancelable term of the contract;

•	terminate any material software development project; or

•	take, or agree in writing or otherwise to take, any of the actions described above.

Other covenants require Synchrologic to:

•	provide Pumatech with access to information;

•	use its reasonable commercial efforts to obtain all consents and authorizations of third parties, make all filings, and give all notices necessary to effect the transactions contemplated by the merger agreement and to cause all of the conditions precedent to the closing of the merger to be satisfied; and

•	refrain from soliciting, initiating, encouraging or facilitating negotiations with any third party other than Pumatech concerning any merger or other business combination and to notify Pumatech in the event any offer or indication of interest regarding such a transaction is received; provided, that, Synchrologic may consider any unsolicited acquisition proposal received from a third party which the Synchrologic board of directors believes, in good faith, may be superior to Pumatech’s proposal.

The merger agreement contains customary covenants requiring Pumatech to conduct its business in the ordinary course consistent with past practice through the earlier of the termination of the merger agreement or the effective time of the merger and to preserve its existing business and employment relationships intact.

Pumatech has further agreed that, subject to certain exceptions or the prior written consent of Synchrologic, it will not:

•	authorize or propose any amendments to its certificate of incorporation or bylaws;

•	except in the ordinary course of business consistent with past practice, declare or pay dividends or split, reclassify or acquire shares of its capital stock or any of its other securities;

•	acquire any business or other entity or make any major purchase of assets with a value in excess of $10,000,000;

•	change its accounting methods;

•	revalue any of its assets;

•	fail to file its tax returns when due or make or change any tax election, settle any tax liability, or reports any tax return in a manner inconsistent with past practices; or

•	sell all of its assets or enter into a merger where more than 30% of the Pumatech capital stock outstanding on the date of the merger agreement would be required to be issued.

Other covenants require Pumatech to:

•	reserve for issuance the common stock to be issued in the merger;

•	use its reasonable commercial efforts to obtain all consents and authorizations of third parties, make all filings, and give all notices necessary to effect the transactions contemplated by the merger agreement and to cause all of the conditions precedent to the closing of the merger to be satisfied;

•	assume the Synchrologic options;

•	assume the Synchrologic warrants;

•	provide Synchrologic employees with benefits no less favorable than those provided to Pumatech’s similarly situated employees; and

•	provide Synchrologic with access to information.

Director and Officer Indemnification and Insurance

Pumatech has agreed to indemnify the officers, directors, employees and agents of Synchrologic, for a period of 6 years following the completion of the merger, with respect to acts taken prior to the effective time to the extent permitted by Synchrologic’s articles of incorporation, bylaws and indemnification agreements in effect on the date of the merger agreement. In addition, for six years following the completion of the merger, Pumatech will not amend the articles of incorporation of Synchrologic in a manner that would expand potential liability to an indemnified person or limit or eliminate the right of indemnification to an indemnified person.

Synchrologic may, at its option, purchase director’s and officer’s liability insurance with respect to matters occurring prior to the completion of the merger. However, the cost of any such insurance is subject to certain limitations and, in certain circumstances, may be recovered by Pumatech from the escrow fund.

Conditions to Consummation of the Merger

Conditions to Each Party’s Obligations.    The respective obligations of each party to the merger agreement to effect the merger is conditioned upon:

•	the approval of the merger agreement and the merger by the Synchrologic shareholders;

•	the approval of the issuance of the shares pursuant to the merger agreement and the merger by the Pumatech stockholders;

•	all necessary authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity having been filed, occurred or obtained; and

•	the absence of restraining orders, injunctions or other orders or laws or certain other regulatory restraints preventing the consummation of the merger or restricting the conduct of the business following the merger or making the merger illegal.

Conditions to Obligations of Pumatech and Homerun Acquisition Corporation.    The obligations of Pumatech and Homerun Acquisition Corporation to effect the merger are, among other things, subject to the satisfaction of each of the following additional conditions, unless waived in writing by Pumatech and Homerun Acquisition Corporation:

•	the representations and warranties of Synchrologic as set forth in the merger agreement shall have been true and correct individually and in the aggregate as of the date of the merger agreement except as does not constitute a material adverse effect and the chief executive officer and chief financial officer of Synchrologic shall have delivered a certificate stipulating the satisfaction of the condition;

•	Synchrologic shall have performed in all material respects all of its covenants and obligations under the merger agreement and the chief executive officer shall have delivered a certificate stipulating the satisfaction of the condition;

•	Pumatech shall have made all filings required under federal securities laws in connection with the merger and the issuance of the shares of Pumatech common stock in the merger and shall have received all permits or other authorizations necessary to issue shares of Pumatech common stock pursuant to the merger;

•	Synchrologic shall have delivered a schedule of holders of dissenting shares;

•	the escrow agreement shall have been executed and delivered by the escrow agent and the shareholders’ agent;

•	the noncompetition agreements shall remain in full force and effect;

•	certain Synchrologic shareholders shall have executed and delivered shareholders agreements and such agreements shall remain in full force and effect;

•	Synchrologic’s legal counsel shall have delivered a legal opinion as provided in the merger agreement;

•	Synchrologic shall have terminated the Third Amended and Restated Master Rights Agreement dated August 25, 2000; and

•	Synchrologic shall have delivered an itemized schedule of its aggregate transaction expenses.

Conditions to Obligations of Synchrologic.    The obligation of Synchrologic to effect the merger is, among other things, subject to the satisfaction of each of the following additional conditions, unless waived in writing by Synchrologic:

•	the representations and warranties of Pumatech and Homerun Acquisition Corporation as set forth in the merger agreement shall have been true and correct individually and in the aggregate as of the date of the merger agreement except as does not constitute a material adverse effect and the chief executive officer and chief financial officer of Pumatech shall have delivered a certificate stipulating the satisfaction of the condition;

•	Pumatech and Homerun Acquisition Corporation shall have performed in all material respects all of their covenants and obligations under the merger agreement and the chief financial officer of Pumatech shall have delivered a certificate stipulating the satisfaction of the condition;

•	the legal counsel of Pumatech and Homerun Acquisition Corporation shall have delivered a legal opinion as provided in the merger agreement;

•	Pumatech shall have appointed Said Mohammadioun to its board of directors; and

•	Pumatech shall have made all filings required under the federal securities laws in connection with the merger and the issuance of the shares of Pumatech common stock in the merger and shall have received all permits or other authorizations necessary to issue shares of Pumatech common stock pursuant to the merger.

Indemnification Provisions

Indemnification by Synchrologic Shareholders.    By approving the merger agreement, Synchrologic shareholders are deemed to have agreed to indemnify and hold harmless Pumatech and the other indemnified parties against (1) any loss, expense, liability or other damage incurred by reason of the untruth, inaccuracy, breach or alleged breach by Synchrologic of any representation, warranty, covenant or agreement made by Synchrologic in the merger agreement or in certain certificates delivered pursuant to the merger agreement and (2) any excess transaction expenses incurred by Synchrologic and payable out of the escrow fund.

Indemnification by Pumatech.    Under the merger agreement, Pumatech has agreed to indemnify and hold harmless the shareholders and affiliates of Synchrologic against any loss, expenses, liability or other damage incurred by reason of the untruth, inaccuracy, breach or alleged breach by Pumatech of any representation, warranty, covenant or agreement made by Pumatech in the merger agreement or in certain certificates delivered pursuant to the merger agreement.

Indemnification Limitations.    The escrow fund is, in the absence of fraud or intentional misrepresentation on the part of Synchrologic, the sole and exclusive remedy to compensate Pumatech and the other indemnified parties for any valid indemnification claims, and the individual indemnification obligation of each Synchrologic shareholder is limited to his, her or its pro rata portion of the escrow fund. In addition, the indemnification obligations of Synchrologic shareholders are only triggered to the extent that the aggregate amount of Pumatech’s damages exceed $500,000, in which case the total amount of such damages may be recovered from the escrow fund.

Absent fraud or intentional misrepresentation on the part of Pumatech, the sole and exclusive remedy to compensate the shareholders and affiliates of Synchrologic for any valid indemnification claims is limited to the aggregate cash value of the escrow shares initially placed in the escrow fund. In addition, the indemnification obligations of Pumatech are only triggered to the extent that the aggregate amount of Synchrologic’s damages exceed $500,000, in which case the total amount of such damages may be recovered.

Shareholders’ Agent.    By approving the merger agreement, Synchrologic shareholders are deemed to have approved, among other things, the appointment of Grotech Advisory Services, Inc. as their shareholders’ agent with authority to take, on their behalf, all actions required or permitted pursuant to the merger agreement and the escrow agreement with respect to the escrow fund. As such, the shareholders’ agent will have full power to contest, agree to, and settle any indemnification claims made by Pumatech pursuant to the merger agreement and the escrow agreement, including the delivery of the escrow shares in satisfaction of any valid indemnification claims. The shareholders’ agent will have no liability to Synchrologic shareholders for its actions or failures to act in such capacity absent gross negligence or bad faith. In addition, Synchrologic shareholders are obligated to indemnify the shareholders’ agent, severally and pro rata based on their respective percentage interests in the escrow fund, for any losses, liabilities or expenses it incurs in performing its duties under the merger agreement and the escrow agreement. The shareholders’ agent may not be removed unless two-thirds interest in the escrow fund agree to the removal and to the identity of a replacement shareholders’ agent and provide 30-days’ prior written notice to Pumatech of such removal and replacement.

No Solicitation

Until the merger is completed or the merger agreement is terminated, Synchrologic will not, and will not permit or cause any of its officers, directors, employees, investment bankers, consultants and other agents to:

•	solicit, initiate, encourage or facilitate the making of any acquisition proposal, as defined below;

•	engage in any discussions or negotiations with respect to any acquisition proposal; or

•	disclose any nonpublic information relating to Synchrologic, or afford access to the properties, books or records of Synchrologic, to any person that has made an acquisition proposal.

However, prior to the approval and adoption of the merger agreement and the merger by the Synchrologic shareholders, the merger agreement does not prohibit Synchrologic from entering into discussions or negotiations with, or providing any information to, any person or entity in connection with a bona fide acquisition proposal received from such person or entity that the Synchrologic board of directors, after consulting with its legal counsel, determines in good faith could lead to a superior proposal, as defined below, so long as Synchrologic first receives from such person or entity an executed confidentiality agreement with terms no less favorable to Synchrologic that those contained in the confidentiality agreement between Pumatech and Synchrologic.

In addition, Synchrologic has agreed to:

•	notify Pumatech in writing of its receipt of an acquisition proposal within 24 hours, which notice shall identify the person making the acquisition proposal and a summary of the proposed terms of the acquisition proposal and any modifications;

•	notify Pumatech in writing of any determination by the Synchrologic board of directors that an acquisition proposal is a superior proposal prior to so notifying the person making the acquisition proposal; and

•	provide Pumatech at least two business days’ prior written notice of any meeting of the Synchrologic board of directors at which it is expected to consider and approve a superior proposal, together with a summary of the terms of the superior proposal that is being presented to the Synchrologic board of directors.

The merger agreement defines an “acquisition proposal” as any bona fide offer or proposal for, or any indication of interest in, a merger or other business combination involving Synchrologic, the acquisition of a majority of the equity in, or all or substantially all of the assets of, Synchrologic, in one transaction or series of related transactions, or an exclusive license of a material portion of Synchrologic’s proprietary rights, in each case other than the transactions contemplated by the merger agreement.

The merger agreement defines a “superior proposal” as any bona fide acquisition proposal on terms that the Synchrologic board of directors determines in its good faith judgment, taking into account all the terms and conditions of the acquisition proposal, are more favorable to the Synchrologic shareholders than the merger agreement and the merger taken as a whole.

The Synchrologic board of directors may change its recommendation in favor of the merger if the Synchrologic board of directors determines in good faith, after consultation with legal counsel, that its failure to do so would result in a failure to satisfy its fiduciary duties to Synchrologic’s shareholders under Georgia law.

Amendments, Waivers and Termination of the Merger Agreement

Amendments.    The merger agreement may only be amended by a written instrument signed by each of the parties to it, except that no amendment shall be made to the merger agreement which by law requires further shareholder approval unless such further approval has been obtained.

Waivers.    At any time prior to the effective time, each of the parties to the merger agreement may, to the extent legally allowed;

•	extend the time for the performance of any obligation or other act of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance by the other party with any agreement or condition contained in the merger agreement.

Agreements to extensions or waivers must be in writing and signed by the relevant party.

Termination of the Merger Agreement.    The merger agreement may be terminated at any time prior to the effective time of the merger by:

•	the mutual written consent of Pumatech and Synchrologic;

•	by either party if any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger shall have become final and nonappealable;

•	by either party if the other party is in material breach of any representation, warranty or covenant of such other party and such breach shall not have been cured within five business days following receipt of written notice of such breach (but only if the party giving notice is not at that time in breach of the merger agreement);

•	by either party if the merger has not been consummated by March 31, 2004, by reason of the failure of any condition precedent specified in the merger agreement (unless such failure results primarily from the terminating party’s breach);

•	by either party if the required approvals of Synchrologic shareholders shall not have been obtained (except that Synchrologic may not terminate if the failure results from Synchrologic’s breach); and

•	by either party if the required approvals of Pumatech stockholders shall not have been obtained (except that Pumatech may not terminate if the failure results from Pumatech’s breach).

In the event the merger agreement is terminated by either party due to the failure to obtain the required approvals of Synchrologic shareholders and Synchrologic’s board shall have changed its recommendation that the shareholders vote in favor of approval of the merger agreement and the merger, Synchrologic will pay to Pumatech an amount equal to $6 million. In the event the merger agreement is terminated by either party due to the failure to obtain approvals of Pumatech stockholders, Pumatech will pay to Synchrologic an amount equal to $3 million.

Fees and Expenses

The merger agreement provides that, in general, each party will bear its own fees and expenses incurred in connection with the merger agreement and the transaction contemplated thereby, whether or not the merger is consummated. If the merger is completed, Pumatech and the shareholders of Synchrologic will each bear half of the aggregate legal, accounting, investment banking, broker’s and finder’s fees incurred, or to be incurred, by Synchrologic or its shareholders in connection with the merger up to a maximum amount of $400,000. Any transaction expenses of Synchrorologic or its shareholders in excess of $400,000 shall be paid by the shareholders of Synchrologic. Any portion of any transaction expenses to be paid by the Synchrologic shareholders will be treated as a reduction of the purchase price in determining the number of total consideration shares. Half of the transaction fees and expenses incurred by Synchrologic after the effective time which are (1) in excess of the aggregate transaction expenses set forth on the itemized schedule delivered to Pumatech at closing of the merger but (2) less than $400,000 when aggregated with all other transaction expenses of Synchrologic and its shareholders, shall be paid by the shareholders of Synchrologic and recoverable by Pumatech from the escrow fund. All of the transaction fees and expenses incurred by Synchrologic after the effective time which are both (1) in excess of the aggregate transaction expenses set forth on the itemized schedule delivered to Pumatech at the closing of the merger and (2) in excess of $400,000 when aggregated with all other transaction expenses of Synchrologic and its shareholders, shall be paid by the shareholders of Synchrologic and shall be recoverable by Pumatech from the escrow fund.

THE RELATED AGREEMENTS

The following are brief summaries of certain provisions of each of the related agreements referenced in the merger agreement, copies of which are attached as Annexes B through F, respectively, and are incorporated by reference. These summaries do not purport to be complete and are qualified in their entirety by reference to the applicable agreement.

The Voting Agreement

Concurrently with the execution of the merger agreement, certain Synchrologic shareholders entered into voting agreements in the form attached as Annex B. Each of the parties to the voting agreements has agreed to vote all of his, her or its shares of Synchrologic capital stock in favor of the merger and any matter that could reasonably be expected to facilitate the merger, in favor of any modification, amendments to or restatements of Synchrologic’s articles of incorporation that are necessary or advisable to effectuate the merger and in favor of the termination of the Third Amended and Restated Master Rights Agreement dated as of August 25, 2000, and has granted a proxy to Pumatech to such effect. In addition, the parties to the voting agreement have agreed (i) not to transfer or dispose of any shares of Synchrologic capital stock between the date of execution of the merger agreement and the earlier to occur of the effective time of the merger, the termination of the merger agreement in accordance with its terms or the date on which the Synchrologic board of directors changes its recommendation in favor of the merger and (ii) that any additional shares of Synchrologic capital stock acquired by them will be subject to the terms of the voting agreement.

The Noncompetition Agreement

Concurrently with the execution of the merger agreement, certain individuals who possess confidential and proprietary information of Synchrologic have entered into noncompetition agreements in the form attached as Annex C. Pursuant to the noncompetition agreements, these individuals have agreed, for a period beginning at the effective time of the merger and ending on the later of the second anniversary of the effective time of the merger or one year after the termination of the individual’s employment with Pumatech, not to (i) participate in certain restricted businesses subject to certain exceptions, (ii) solicit employees or customers of Pumatech or (iii) interfere with Pumatech’s businesses.

The Shareholders Agreement

Concurrently with the execution of the merger agreement, certain Synchrologic shareholders entered into shareholders agreements in the form attached as Annex D. Pursuant to the shareholders agreements, each Synchrologic shareholder party thereto acknowledged Pumatech’s reliance on the representations, warranties and covenants of such shareholder and the availability of certain public information about Pumatech. In addition, each Synchrologic shareholder party to the shareholders agreements agreed to:

•	the contribution of a pro rata portion of the shares of Pumatech common stock they are entitled to receive in the merger to the escrow fund;

•	the use of such shares in accordance with the merger agreement and the escrow agreement; and

•	the appointment of Grotech Advisory Services, Inc. as the shareholders’ agent for the purpose of, without limitation, performing certain duties with respect to the escrow fund. Each Synchrologic shareholder party to the shareholders agreement also agreed that he, she or it would not sell the shares of Pumatech common stock received by such Synchrologic shareholder in the merger (exclusive of shares received in respect of Synchrologic options), provided that 20% of the shares received by such Synchrologic shareholder in the merger would be immediately released from this restriction upon the effective time of the merger and that 10% of the shares received by such Synchrologic shareholder in the merger would be released from this restriction at the end of each 30-day period following the effective time of the merger.

The Distribution Agreement

Concurrently with the execution of the merger agreement, Synchrologic and Pumatech entered into a distribution agreement in the form attached to Pumatech’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003. Under the distribution agreement, Synchrologic granted to Pumatech a perpetual license to certain software products. Pumatech may market and distribute the licensed software programs under Pumatech-owned trademark and/or service marks, provided Pumatech includes proper attribution to Synchrologic. Pumatech shall be responsible for all direct customer support of the software licensed by Pumatech and/or its resellers and distributors. Synchrologic will provide technical support directly to Pumatech. Pumatech’s license rights to the software are not contingent upon the merger.

The Escrow Agreement

Overview.    In order to give Pumatech liquidity in satisfying any indemnification claims by Pumatech against the Synchrologic shareholders and to compensate Pumatech for certain payments which may be made in respect of dissenting shares, the merger agreement requires that Pumatech, U.S. Bank Trust, National Association, as the escrow agent, and Grotech Advisory Services, Inc., as the shareholders’ agent, execute and deliver the escrow agreement in the form attached as Annex F, pursuant to which the escrow shares and the dissenters’ escrow shares will be placed in escrow with the escrow agent to secure certain obligations of the Synchrologic shareholders to indemnify Pumatech. See “The Merger Agreement – Indemnification Provisions.”

Deposit of Escrow Shares and Dissenters’ Escrow Shares.    As soon as practicable after the effective time of the merger, Pumatech shall deliver, on behalf of the Synchrologic shareholders, certificates representing the escrow shares and the dissenters’ escrow shares issued in the name of the escrow agent. The escrow shares will be held on behalf of the former Synchrologic shareholders in accordance with their respective percentage interests in the escrow fund. Each Synchrologic shareholder will have voting rights with respect to his, her or its escrow shares and dissenters’ escrow shares so long as such shares are held in the escrow fund.

Notification of Claims.    Pumatech may make a claim for indemnification pursuant to the merger agreement and the escrow agreement by submitting a written certificate executed by an authorized officer of Pumatech, which shall set forth the basis for the claim and the amount thereof, to the escrow agent and the shareholders’ agent. Claims for indemnification shall not be valid unless an officer’s certificate is delivered by Pumatech to the escrow agent on or before the end of the escrow period, which is the date one year from the effective time of the merger. Within 30 days after delivery of an officer’s certificate, the shareholders’ agent shall return a written response either authorizing the release of escrow shares in satisfaction of the indemnification claim or disputing the claim, in whole or in part. In the case of a dispute, Pumatech shall have 30 days following the date that is the first anniversary following the effective time of the merger to respond to the objection of the shareholders’ agent and Pumatech and the shareholders’ agent shall attempt in good faith for 30 days thereafter to resolve the claim. If the parties agree on the amount of the disputed claim, a memorandum of such agreement shall be signed by both parties and delivered to the escrow agent. If no agreement can be reached within such 30-day period, Pumatech or the shareholders’ agent may, by written notice to the other, demand arbitration of the dispute to be conducted in accordance with the provisions set forth in the merger agreement.

Liquidation and Release of Dissenters’ Escrow Shares.    After payment of $6,000,000 in aggregate cash consideration to holders of dissenting shares, Pumatech may, at its sole discretion, liquidate the dissenters’ escrow shares to pay the holders of dissenting shares the fair market value of their shares in accordance with Georgia law. Upon the earlier of (i) the satisfaction in full of all dissenters’ rights under Georgia law or (ii) waiver or withdrawal of dissenters’ rights by one or more Synchrologic shareholders such that the total number of dissenting shares is equal to less than 10% of the outstanding shares of Synchrologic at the effective time of the merger, any dissenters’ escrow shares remaining in the escrow fund shall be released to the Synchrologic shareholders based on their respective percentage interests in the escrow fund.

Release of Escrow Shares.    The escrow fund shall be maintained by the escrow agent for a period of one year following the effective time, at which time any escrow shares remaining in the escrow fund, less the number of escrow shares necessary to satisfy any unresolved indemnification claims noticed pursuant to the delivery of an officer’s certificate prior to the expiration of the one year escrow period and as determined in the reasonable judgment of Pumatech and the shareholders’ agent, shall be released to the Synchrologic shareholders based on their respective percentage interests in the escrow fund. For purposes of satisfying indemnification claims, the escrow shares shall have a value per share equal to the average closing price, which is the average of the closing sales prices for one share of Pumatech common stock as reported on The Nasdaq National Market for the thirty consecutive trading days ending on the last complete trading day immediately preceding the closing date of the merger.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the proposed merger of Pumatech and Synchrologic using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. These pro forma statements were prepared as if the merger had been completed as of August 1, 2002 for statement of operations purposes and as of July 31, 2003 for balance sheet purposes.

In addition, these unaudited pro forma combined condensed financial statements have been prepared to reflect Pumatech’s acquisition of substantially all of the assets of Spontaneous Technology, Inc. on September 17, 2003 using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. These pro forma statements were prepared as if the Spontaneous Technology acquisition had been completed as of August 1, 2002 for statement of operations purposes and as of July 31, 2003 for balance sheet purposes. Pumatech’s acquisition of Starfish Software, Inc. on March 27, 2003 is also treated as having occurred on August 1, 2002.

Pumatech’s fiscal year end is July 31, whereas Synchrologic’s and Spontaneous Technology’s fiscal year ends are December 31. The following pro forma combined condensed statement of operations data for the year ended July 31, 2003 combines the results of operations of Pumatech for the twelve months ended July 31, 2003 and Synchrologic’s and Spontaneous Technology’s results of operations for the twelve months ended June 30, 2003. Synchrologic’s and Spontaneous Technology’s results of operations for the twelve months ended June 30, 2003 were calculated by adding the results of operations for the twelve months ended December 31, 2002 to the results of operations for the six months ended June 30, 2003, and deducting the results of operations for the six months ended June 30, 2002. In addition, the following pro forma combined condensed statement of operations data for the year ended July 31, 2003 includes the results of operations of Starfish Software for the eight months ended February 28, 2003. Since the acquisition of Starfish Software took place on March 27, 2003, four months of Starfish Software results are included in the consolidated Pumatech results for the year ended July 31, 2003. Starfish Software’s results of operations for the eight months ended February 28, 2003 were calculated by deducting the results of operations for the six months ended June 30, 2002 from the results of operations for the twelve months ended December 31, 2002, and adding the results of operations for the two months ended February 28, 2003.

The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger and the acquisition noted above occurred on August 1, 2002 for statement of operations purposes and as of July 31, 2003 for balance sheet purposes, nor are they necessarily indicative of the future financial position or results of operations.

The unaudited pro forma combined condensed financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of Synchrologic. The final allocation of the purchase price will be determined after the completion of the merger and will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed. The preliminary purchase price allocation for Synchrologic is subject to revision as more detailed analysis is completed and additional information on the fair values of Synchrologic’s assets and liabilities becomes available. Any change in the fair value of the net assets of Synchrologic will change the amount of the purchase price allocable to goodwill. Additionally, changes in Synchrologic’s purchase consideration through the date the merger is completed will change the amount of goodwill recorded. The final purchase price is dependent on the actual number of shares of Pumatech common stock exchanged and actual direct merger costs incurred. The following factors will impact the actual number of shares issued at closing: (a) the average closing price of Pumatech’s stock during the 30-day trading period ending on the last trading day immediately preceding the acquisition closing date, and (b) the total amount of transaction costs incurred by Synchrologic. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented here (See Note 6).

The unaudited pro forma combined condensed financial statements also include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of Spontaneous Technology. The final allocation of the purchase price will be determined as more detailed analysis is completed and additional information on the fair values of Spontaneous Technology’s assets and liabilities becomes available and any contingent consideration associated with the acquisition is resolved. Any change in the fair value of the net assets of Spontaneous Technology, as well as any changes to the total purchase price paid by Pumatech, will change the amount of the purchase price allocable to goodwill. Due to the uncertainty associated with the final purchase consideration, final purchase accounting adjustments may differ materially from the pro forma adjustments presented here.

In addition, the unaudited pro forma combined condensed statement of operations also includes the results of Starfish Software, a business that Pumatech acquired in March 2003, for the eight months ended February 28, 2003.

These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Pumatech, Synchrologic, Spontaneous Technology and Starfish Software and should be read in conjunction with the historical consolidated financial statements of Pumatech, Synchrologic, Spontaneous Technology and Starfish Software and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Pumatech’s annual reports, quarterly reports and other information on file with the SEC or contained elsewhere in this joint proxy statement/prospectus.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS

(In thousands)

	Historical		Pro Forma			Historical	Pro Forma
	Pumatech Year ended July 31, 2003	Spontec Year ended June 30, 2003	Adjustments		Combined	Synchrologic Year ended June 30, 2003	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$7,842	$341	$—		$8,183	$2,632	$—		$10,815
Short-term investments in marketable securities	19,317	—	—		19,317	—	—		19,317
Accounts receivable, net	5,469	8	—		5,477	2,145	—		7,622
Inventories	113	—	—		113	—	—		113
Prepaid expenses and other current assets	882	5	—		887	212	—		1,099

Total current assets	33,623	354	—		33,977	4,989	—		38,966

Restricted investments	296	—	—		296	—	—		296
Property and equipment, net	1,153	18	—		1,171	338	—		1,509
Goodwill	2,731	1,830	1,121	(b)	5,682	—	52,242	(a)	57,924
Intangible assets, net	2,734	—	1,556	(b)	4,290	—	15,300	(a)	19,590
Other assets	630	252	(252	)(b)	630	—	—		630

Total assets	$41,167	$2,454	$2,425		$46,046	$5,327	$67,542		$118,915

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings	$—	$2,250	$(2,250	)(d)	$—	$1,686	$—		$1,686
Accounts payable	2,619	618	—		3,237	233	—		3,470
Accrued expenses and other current liabilities	3,816	377	300	(c)	4,493	1,356	1,295	(c)	7,144
Deferred revenue	2,015	1,802	(1,300	)(f)	2,517	1,394	(146	)(e)	3,765

Total current liabilities	8,450	5,047	(3,250)		10,247	4,669	1,149		16,065

Long-term debt	—	—	—		—	506	—		506
Other long-term liabilities	921	—	—		921	—	—		921

Mandatorily redeemable convertible preferred stock:	—	38,643	(38,643	)(g)(d)	—	30,957	(30,957	)(g)	—

Stockholders’ equity:
Common stock	48	28	(27	)(g)	49	4,705	(4,690	)(g)	64
Additional paid-in capital	153,986	14,283	(10,733	)(g)	157,536	151	68,801	(g)	226,488
Treasury stock	—	—	—		—	(2,293)	2,293	(g)	—
Receivable from stockholder	(112)	—	—		(112)	—	—		(112)
Accumulated deficit	(121,661)	(55,547)	55,078	(g)	(122,130)	(33,368)	30,946	(g)	(124,552)
Deferred compensation, net	(459)	—	—		(459)	—	—		(459)
Accumulated other comprehensive income	(6)	—	—		(6)	—	—		(6)

Total stockholders’ equity	31,796	(41,236)	44,318		34,878	(30,805)	97,350		101,423

Total liabilities, mandatorily redeemable preferred stock and stockholders’ equity	$41,167	$2,454	$2,425		$46,046	$5,327	$67,542		$118,915

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED

STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Historical			Pro Forma			Historical	Pro Forma
	Pumatech Year ended July 31, 2003	Starfish Eight Months Ended February 28, 2003(1)	Spontec Year ended June 30, 2003(2)	Adjustments		Combined	Synchrologic Year-ended June 30, 2003(2)	Adjustments	Combined
Revenues
License revenue	$19,169	$662	$149	$—		$19,980	$5,881	$—	$25,861
License revenue - related party	—	1,019	—	—		1,019	—	—	1,019
Service revenue	5,691	836	387	—		6,914	5,951	—	12,865
Service revenue - related party	—	350	—	—		350	—	—	350

Total revenues	24,860	2,867	536	—		28,263	11,832	—	40,095

Costs and expenses:
Cost of revenue	4,094	849	399	—		5,342	2,795	—	8,137
Cost of revenue - related party	—	960	—	—		960	—	—	960
Sales and marketing	11,468	1,450	495	—		13,413	3,943	—	17,356
General and administrative	5,793	2,802	3,565	—		12,160	2,252	—	14,412
Research and development	7,389	1,694	1,258	—		10,341	4,758	—	15,099
In-process research and development	406	—	—	(406	)(k)	—	—	—	—
Amortization of intangibles	709	—	—	681	(i)(j)	1,390	—	3,400 (h)	4,790
Restructuring and other charges	795	2,506	—	—		3,301	—	—	3,301

Total operating expenses	30,654	10,261	5,717	275		46,907	13,748	3,400	64,055

Loss from operations	(5,794)	(7,394)	(5,181)	(275)		(18,644)	(1,916)	(3,400)	(23,960)

Interest income, net	803	—	(618)	(42	)(l)	143	(215)	—	(72)
Impairment of investments	(2,394)	—	—	—		(2,394)	—	—	(2,394)
Other income, net	(65)	—	274	—		209	—	—	209

	(1,656)	—	(344)	(42)		(2,042)	(215)	—	(2,257)

Loss before taxes	(7,450)	(7,394)	(5,525)	(317)		20,686	(2,131)	(3,400)	(26,217)
Provision for taxes	286	—	—	—		286	—	—	286

Net Loss	$(7,736)	$(7,394)	$(5,525)	$(317)		$(20,972)	$(2,131)	$(3,400)	$(26,503)

Net loss per share - Basic and Diluted	46,622			1,094	(m)	47,716		16,200 (m)	63,916
Shares used in per share calculation - Basic and Diluted	$(0.17)			$(0.29)		$(0.44)		$(0.21)	$(0.41)

(1)	Starfish Software’s results of operations for the eight months ended February 28, 2003 were calculated by deducting the results of operations for the six months ended June 30, 2002 from the results of operations for the twelve months ended December 31, 2002, and adding the results of operations for the two months ended February 28, 2003.
(2)	Synchrologic’s and Spontaneous Technology’s results of operations for the twelve months ended June 30, 2003 were calculated by adding the results of operations for the twelve months ended December 31, 2002 to the results of operations for the six months ended June 30, 2003 and deducting the six months ended June 30, 2002.

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS—(Continued)

The unaudited pro forma combined condensed financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

1.    BASIS OF PRO FORMA PRESENTATION

On September 14, 2003, Pumatech entered into a merger agreement to purchase all of the issued and outstanding stock of Synchrologic whereby each share of Synchrologic capital stock will be converted into the right to receive the number of shares of Pumatech common stock corresponding to the exchange ratio applicable to the class and series of Synchrologic capital stock being converted. The total number of shares of Pumatech common stock to be issued in the merger will be determined by dividing $60,000,000 by the average closing price of the shares of Pumatech common stock for the thirty consecutive trading days ending on the last complete trading day immediately preceding the closing date of the merger (which amount is subject to adjustment based on the transaction expenses incurred by Synchrologic in connection with the merger), provided that the number of shares of Pumatech common stock issued in the merger shall not exceed 19,800,000 or be fewer than 16,200,000 (in each case subject to adjustment based on the transaction expenses incurred by Synchrologic in connection with the merger).

Pumatech anticipates completing the proposed merger with Synchrologic by the end of 2003. The actual number of shares of Pumatech common stock to be issued will be determined on the effective date of the merger based on the conditions above. The merger has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated in the future.

On September 17, 2003, Pumatech consummated the acquisition of substantially all of the assets of Spontaneous Technology. Under the terms of the parties’ asset purchase agreement, Pumatech issued a total of 1,094,000 shares of Pumatech common stock. Additionally, depending upon Pumatech’s revenues associated with sales of Pumatech’s products, including certain technology of Spontaneous Technology, during the period ending September 30, 2004, Pumatech may be required to issue to Spontaneous Technology additional shares of Pumatech common stock having a value of up to $7,000,000.

On March 27, 2003, Pumatech acquired Starfish Software for a purchase price of approximately $1,800,000 for the Starfish Software common stock outstanding upon the effective date of the acquisition.

The unaudited pro forma combined condensed balance sheet as of July 31, 2003 was prepared by combining the historical audited consolidated condensed balance sheet data as of July 31, 2003 for Pumatech and the historical unaudited condensed balance sheet data as of June 30, 2003 for Synchrologic and Spontaneous Technology as if the merger and acquisition had been consummated on that date.

The unaudited pro forma combined condensed statement of operations for the year ended July 31, 2003 combines the results of operations of Pumatech for the year ended July 31, 2003 and the results of operations of Synchrologic and Spontaneous Technology for the 12 months ended June 30, 2003, to give effect to the merger and acquisition as if the merger and acquisition had occurred on August 1, 2002. Additionally, the unaudited pro forma combined condensed statement of operations for the year ended July 31, 2003 reflects the March 27, 2003 acquisition of Starfish Software as if it had occurred on August 1, 2002. The unaudited pro forma combined condensed statement of operations for the year ended July 31, 2003 combines the results of operations of Pumatech for the year ended July 31, 2003 and Starfish Software’s results of operations for the eight months

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS—(Continued)

ended February 28, 2003. Since the acquisition of Starfish Software took place on March 27, 2003, four months of Starfish Software results are included in the consolidated Pumatech results for the year ended July 31, 2003.

Synchrologic’s and Spontaneous Technology’s results of operations for the twelve months ended June 30, 2003 were calculated by adding the results of operations for the twelve months ended December 31, 2002 to the results of operations for the six months ended June 30, 2003, and deducting the results of operations for the six months ended June 30, 2002.

Certain reclassifications have been made to conform Synchrologic’s, Spontaneous Technology’s and Starfish Software’s historical amounts to Pumatech’s financial statement presentation.

2.    PURCHASE PRICE— SYNCHROLOGIC, INC.

The following represents the preliminary allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of Synchrologic as of June 30, 2003, and is for illustrative purposes only. Actual fair values will be based on financial information as of the acquisition date.

On September 14, 2003, Pumatech entered into a merger agreement to purchase all of the issued and outstanding stock of Synchrologic whereby each share of Synchrologic capital stock will be converted into the right to receive the number of shares of Pumatech common stock corresponding to the exchange ratio applicable to the class and series of Synchrologic capital stock being converted. The total number of shares of Pumatech common stock to be issued in the merger will be determined by dividing $60,000,000 by the average closing price of the shares of Pumatech common stock for the thirty consecutive trading days ending on the last complete trading day immediately preceding the closing date of the merger (which amount is subject to adjustment based on the transaction expenses incurred by Synchrologic in connection with the merger), provided that the number of shares of Pumatech common stock shares issued in the merger shall not exceed 19,800,000 or be fewer than 16,200,000 which includes the assumed common stock options (in each case subject to adjustment based on the transaction expenses incurred by Synchrologic in connection with the merger). Pumatech expects to issue approximately 15,170,000 shares of Pumatech common stock and options to purchase approximately 1,030,000 shares of Pumatech common stock in the merger. The actual number of shares of Pumatech common stock and options to be issued will be determined on the effective date of the merger. Pumatech will account for the merger as a purchase.

The unaudited pro forma combined condensed financial statements reflect an estimated purchase price of approximately $69,617,000. The preliminary fair market value of Pumatech’s common stock to be issued in the merger was determined using the five-trading-day average price surrounding the date the acquisition was announced of $4.26 per share, less estimated registration costs. The expected number of shares to be issued was then determined in accordance with the minimum number of shares to be issued in accordance with the terms of the merger agreement without assuming an adjustment for transaction costs.

The preliminary fair market value of Pumatech stock options to be issued in the merger was determined using the Black-Scholes option pricing model. The following assumptions were used to perform the calculations: fair value of Pumatech’s common stock of $4.26, expected life of 3.9 years, risk-free interest rate of 3.4%, expected volatility of 132% and no expected dividend yield. The final purchase price is dependent on the actual number of shares of Pumatech common stock issued and actual direct merger costs incurred. The following factors will impact the actual number of shares of Pumatech common stock issued at closing: (a) the average closing price of Pumatech’s common stock during the 30-day trading period ending on the last trading day immediately preceding the merger closing date, and (b) the total amount of transaction costs incurred (See

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS—(Continued)

Note 6). The final purchase price will be determined upon completion of the merger. The estimated total purchase price of the proposed Synchrologic merger is as follows (in thousands):

Value of Pumatech common stock to be issued	$64,684
Value of Pumatech options to be issued	4,283
Estimated direct merger costs	650

Total estimated purchase price	$69,617

Under the purchase method of accounting, the total estimated purchase price is allocated to Synchrologic’s net tangible and intangible assets based upon their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on Pumatech’s final analysis, is as follows (in thousands):

Tangible assets acquired	$5,328
Liabilities assumed	(5,030)
Accrued restructuring charge	(645)
In-process research and development	2,422
Developed technology	10,493
Patents	1,320
Customer base	3,487
Goodwill	52,242

$69,617

The restructuring charges of $645,000 relate primarily to severance related to a reduction in workforce, including two executives of Synchrologic and additional employees.

The allocation of purchase price was based on a preliminary valuation of assets to be acquired and liabilities to be assumed determined with the assistance of an independent appraiser. This allocation was generally based on the fair value of these assets determined using the income approach.

A preliminary estimate of $1,320,000 has been allocated to patents, an intangible asset with an estimated useful life of 54 months, and a preliminary estimate of $10,493,000 has been allocated to developed technology, an intangible asset with an estimated useful life of 54 months. In addition, a preliminary estimate of $3,487,000 has been allocated to customer base, an intangible asset with an estimated useful life of 54 months, and was valued using the relief from royalty method.

As of the expected closing date of the merger, technological feasibility of the in-process technology had not been established and the technology had no alternative future use. Accordingly, Pumatech expects to expense the in-process research and development at the date of the merger.

The amount of the purchase price allocated to in-process research and technology was based on established valuation techniques used in the high-technology software industry. The fair value assigned to the acquired in-process research and development was determined using the income approach, which discounts expected future cash flows to present value. The key assumptions used in the valuation include, among others, expected completion date of the in-process projects identified as of the acquisition date, estimated costs to complete the projects, revenue contributions and expense projections assuming the resulting product has entered the market, and discount rate based on the risks associated with the development life cycle of the in-process technology acquired. The discount rate used in the present value calculations are normally obtained from a weighted-average

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS—(Continued)

cost of capital analysis, adjusted upward to account for the inherent uncertainties surrounding the successful development of the in-process research and development, the expected profitability levels of such technology, and the uncertainty of technological advances that could potentially impact the estimates. Pumatech assumes the pricing model for the resulting product of the acquired in process research and technology to be standard within its industry. Pumatech, however, did not take into consideration any consequential amount of expense reductions from integrating the acquired in-process technology with other existing in-process or completed technology. Therefore, the valuation assumptions do not include significant anticipated cost savings.

The key assumptions underlying the valuation of acquired in-process research and development from Synchrologic are as follows:

Project names: Version upgrade of Data Sync, File Sync, E-mail accelerator and Systems Management products

Percent completed as of acquisition date: 60%-70%

Estimated costs to complete technology at acquisition date: $3,000,000

Risk-adjusted discount rate: 22%

First period expected revenue: calendar year 2004

The in-process research and development of $2,422,000 is charged to operations on the acquisition date. The in-process research and development charge has not been included in the accompanying unaudited pro forma combined condensed statement of operations as it represents a non-recurring charge directly related to the acquisition.

A preliminary estimate of $52,242,000 has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but will be tested for impairment at least annually. The preliminary purchase price allocation for Synchrologic is subject to revision as more detailed analysis is completed and additional information on the fair values of Synchrologic’s assets and liabilities becomes available. Any change in the fair value of the net assets of Synchrologic will change the amount of the purchase price allocable to goodwill. Additionally, changes in the total purchase consideration will also change the amount of goodwill recorded. Final purchase accounting adjustments may therefore differ materially from the pro forma adjustments presented here.

Other than the distribution agreement entered into by Pumatech and Synchrologic concurrently with their execution of the merger agreement, there were no historical transactions between Pumatech and Synchrologic.

The pro forma adjustments do not reflect any integration adjustments such as restructuring costs to be incurred in connection with the merger or operating efficiencies and cost savings that may be achieved with respect to the combined entity as these costs are not directly attributable to the merger agreement.

3.    PURCHASE PRICE— SPONTANEOUS TECHNOLOGY, INC.

On September 17, 2003, Pumatech consummated the acquisition of substantially all of the assets of Spontaneous Technology, Inc. of Salt Lake City, Utah, a provider of enterprise secure Virtual Private Network (sVPN) software designed to extend existing corporate applications to most wireless devices. The following represents the preliminary allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of Spontaneous Technology as of June 30, 2003, and is for illustrative purposes

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS—(Continued)

only. Actual fair values will be determined as more detailed analysis is completed and additional information on the fair values of Spontaneous Technology’s assets and liabilities becomes available.

The unaudited pro forma combined condensed financial statements reflect an estimated purchase price of approximately $3,851,000, consisting of (a) a total of 1,094,000 shares of Pumatech common stock valued at $3,551,000 (using a fair value per share of $3.25) and (b) estimated direct transaction costs of $300,000. The preliminary fair market value of Pumatech’s common stock issued in the acquisition was determined using the five-trading-day average price surrounding the date the acquisition was announced of $3.25 per share, less estimated registration costs. The number of shares of Pumatech common stock issued was determined using the average price of Pumatech’s common stock for ten consecutive trading days ended three business days prior to the date of acquisition. Additionally, depending upon Pumatech’s revenues associated with sales of Pumatech’s products, including certain technology of Spontaneous Technology, during the period ending September 30, 2004, Pumatech may be required to issue additional shares of Pumatech common stock to Spontaneous Technology having a value of up to $7,000,000. The unaudited pro forma combined condensed financial statements do not reflect any of this contingent consideration. The final purchase price will be determined at the end of the period ending September 30, 2004 based on the following terms included in the acquisition agreement:

The number of shares to be issued, or the adjusted earnout amount, is the lesser of:

(a)	incremental earnout revenue minus incremental seller royalties, and

(b)	$7,000,000 minus incremental seller royalties.

The incremental earnout revenue is the greater of:

(a)	four times the sum of the following revenue during the six months ending September 30, 2004:

(1)	100% of the revenue derived from licensing or selling Spontaneous Technology’s products;

(2)	100% of the revenue derived from licensing or selling Spontaneous Technology’s product features based exclusively upon its intellectual property that are offered as optional add-on functionality for Pumatech’s products and for which a stated additional fee is charged;

(3)	20% of the total revenue derived from licensing or selling of products that incorporate both Pumatech’s and Spontaneous Technology’s intellectual property but for which no separate customer pricing exists for the portion of the product based on Spontaneous Technology’s intellectual property;

and,

(b)	eight times the sum of revenue (1), (2) and (3), as described above, during the three months ending September 30, 2004.

The incremental seller royalties is the aggregate amount of royalties paid or payable by Pumatech to third parties for third-party technology included in Spontaneous Technology’s products during the one-year period following the date of the acquisition.

Pumatech did not acquire certain assets nor assume certain liabilities pursuant to the acquisition agreement.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS—(Continued)

Under the purchase method of accounting, the total estimated purchase price was allocated to Spontaneous Technology’s net tangible and intangible assets based upon their estimated fair value as of the acquisition date. Based upon the estimated purchase price of the acquisition and review of the net assets acquired and net liabilities assumed, the preliminary purchase price allocation, is as follows (in thousands):

Tangible assets acquired	$372
Liabilities assumed	(1,497)
In-process research and development	469
Developed technology	889
Patents	168
Customer base	499
Goodwill	2,951

$3,851

The allocation of purchase price was based on a preliminary valuation of assets to be acquired and liabilities to be assumed determined with the assistance of an independent appraiser. This allocation was generally based on the fair value of these assets determined using the income approach.

A preliminary estimate of $168,000 has been allocated to patents, an intangible asset with an estimated useful life of 48 months, and a preliminary estimate of $889,000 has been allocated to developed technology, an intangible asset with an estimated useful life of 48 months. In addition, a preliminary estimate of $499,000 has been allocated to customer base, an intangible asset with an estimated useful life of 48 months, and was valued using the relief from royalty method.

As of the acquisition date, technological feasibility of the in-process technology had not been established and the technology had no alternative future use. Accordingly, Pumatech expensed the in-process research and development at the date of the acquisition.

The amount of the purchase price allocated to in-process research and technology was based on established valuation techniques used in the high-technology software industry. The fair value assigned to the acquired in-process research and development was determined using the income approach, which discounts expected future cash flows to present value. The key assumptions used in the valuation include, among others, expected completion date of the in-process projects identified as of the acquisition date, estimated costs to complete the projects, revenue contributions and expense projections assuming the resulting product has entered the market, and discount rate based on the risks associated with the development life cycle of the in-process technology acquired. The discount rate used in the present value calculations are normally obtained from a weighted-average cost of capital analysis, adjusted upward to account for the inherent uncertainties surrounding the successful development of the in-process research and development, the expected profitability levels of such technology, and the uncertainty of technological advances that could potentially impact the estimates. Pumatech assumes the pricing model for the resulting product of the acquired in process research and technology to be standard within its industry. Pumatech, however, did not take into consideration any consequential amount of expense reductions from integrating the acquired in-process technology with other existing in-process or completed technology. Therefore, the valuation assumptions do not include significant anticipated cost savings.

The key assumptions underlying the valuation of acquired in-process research and development from Spontaneous Technology are as follows (in thousands):

Project names: Version upgrade of Spontaneous Technology’s secure Virtual Private Network (sVPN)

Percent completed as of acquisition date: 60%

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS—(Continued)

Estimated costs to complete technology at acquisition date: $625,000

Risk-adjusted discount rate: 22%

First period expected revenue: calendar year 2004

The in-process research and development of $469,000 is charged to operations on the acquisition date. The in-process research and development charge has not been included in the accompanying unaudited pro forma condensed combined statement of operations as it represents a non-recurring charge directly related to the acquisition.

A preliminary estimate of $2,951,000 has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but will be tested for impairment at least annually. The preliminary purchase price allocation for Spontaneous Technology is subject to revision as more detailed analysis is completed and additional information on the fair values of Spontaneous Technology’s assets and liabilities becomes available. Any change in the fair value of the net assets of Spontaneous Technology will change the amount of the purchase price allocable to goodwill. Final purchase accounting adjustments may therefore differ materially from the pro forma adjustments presented here.

There were no historical transactions between Pumatech and Spontaneous Technology.

4.    PURCHASE PRICE – STARFISH SOFTWARE, INC.

On March 27, 2003, Pumatech acquired Starfish Software, Inc. for a purchase price of approximately $1.8 million for the Starfish common stock outstanding upon the effective date of the acquisition.

The unaudited pro forma combined condensed statement of operations for the year ended July 31, 2003 is presented as if the transaction had been consummated on August 1, 2002. The unaudited pro forma combined statement of operations for the year ended July 31, 2003 combines the results of operations of Pumatech for the year ended July 31, 2003 and Starfish Software’s results of operations for the eight months ended February 28, 2003. Since the acquisition took place on March 27, 2003, four months of Starfish Software results are included in the consolidated Pumatech results for the year ended July 31, 2003.

The unaudited pro forma combined condensed financial statements reflect an estimated purchase price of approximately $1.8 million. Under the terms of the stock purchase agreement, Pumatech initially paid a total of $1,501,000 in cash, subject to further adjustment based on actual working capital as of the closing date. Pumatech further paid $178,000 based on subsequent adjustments made to Starfish Software’s working capital.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS—(Continued)

The Starfish Software acquisition has been accounted for as a purchase business combination. The purchase price of $1,831,000 (including acquisition costs of $152,000) was assigned to the fair value of the assets acquired, including the following (in thousands):

Tangible assets acquired	$1,133
Liabilities assumed	(986)
In-process research and development	406
Developed technology	675
Patents	202
Trademarks	52
Customer base	278
Existing contracts	71

$1,831

The allocation of purchase price was based on the valuation of assets acquired and liabilities assumed determined with the assistance of an independent appraiser. This allocation was generally based on the fair value of these assets determined using the income approach.

Of the total purchase price, $1,278,000 was allocated to amortizable intangibles included in the above list. The amortizable intangible assets are being amortized using the straight-line method over the estimated useful life of the respective assets of nine months to four years.

As of the acquisition date, technological feasibility of the in-process technology had not been established and the technology had no alternative future use. Accordingly, Pumatech expensed the in-process research and development at the date of the acquisition.

The amount of the purchase price allocated to in-process research and technology was based on established valuation techniques used in the high-technology software industry. The fair value assigned to the acquired in-process research and development was determined using the income approach, which discounts expected future cash flows to present value. The key assumptions used in the valuation include, among others, expected completion date of the in-process projects identified as of the acquisition date, estimated costs to complete the projects, revenue contributions and expense projections assuming the resulting product have entered the market, and discount rate based on the risks associated with the development life cycle of the in-process technology acquired. The discount rate used in the present value calculations are normally obtained from a weighted-average cost of capital analysis, adjusted upward to account for the inherent uncertainties surrounding the successful development of the in-process research and development, the expected profitability levels of such technology, and the uncertainty of technological advances that could potentially impact the estimates. Pumatech assumes the pricing model for the resulting product of the acquired in-process research and technology to be standard within its industry. Pumatech, however, did not take into consideration any consequential amount of expense reductions from integrating the acquired in-process technology with other existing in-process or completed technology. Therefore, the valuation assumptions do not include significant anticipated cost savings.

The key assumptions underlying the valuation of acquired in-process research and development from Starfish Software are as follows:

Project name: Mercury platform technology

Percent completed as of acquisition date: 70%

Estimated costs to complete technology at acquisition date: $375,000

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS—(Continued)

Risk-adjusted discount rate: 30%

First period expected revenue: calendar year 2004

Subsequent to the acquisition of Starfish Software, there have been no significant developments related to the current status of the acquired in-process research and development project that would result in material changes to the assumptions.

The in-process research and development of $406,000 is charged to operations on the acquisition date. The in-process research and development charge has not been included in the accompanying unaudited pro forma condensed combined statement of operations as it represents a non-recurring charge directly related to the acquisition.

There were no historical transactions between Pumatech and Starfish Software.

5.    PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma combined condensed financial statements have been prepared assuming the transactions described above were completed on July 31, 2003 for balance sheet purposes and as of August 1, 2002 for statement of operations purposes.

The unaudited pro forma combined condensed balance sheet gives effect to the following pro forma adjustments:

(a)	Represents the recognition of the customer contract intangible asset of $3,487,000, the patent intangible asset of $1,320,000, developed technology intangible asset of $10,493,000 and goodwill of $52,242,000 created in the acquisition of Synchrologic.

(b)	Represents the elimination of existing goodwill ($1,830,000) and other assets ($252,000) and recognition of the customer contract intangible asset of $499,000, the patent intangible asset of $168,000, the developed technology asset of $889,000 and goodwill of $2,951,000 created in the acquisition of Spontaneous Technology.

(c)	Represents the following adjustments to accounts payable and accrued expenses (in thousands):

Accrual for Pumatech’s Synchrologic transaction costs	$650
Accrual for Pumatech’s Spontaneous Technology transaction costs	$300
Accrual for Pumatech’s restructuring costs	$645

Net change in accounts payable and accrued expenses	$1,595

(d)	Represents an adjustment to convert the historical convertible debt of Spontaneous Technology to preferred stock upon acquisition ($2,250,000).

(e)	Represents the adjustment of Synchrologic’s deferred revenue to estimated fair value.

(f)	Represents the adjustment of Spontaneous Technology’s deferred revenue to estimated fair value and a write off of deferred revenue where no legal performance obligations exist post-closing, including amounts deferred under SOP 97-2.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS—(Continued)

(g)	Represents the following adjustments to stockholders’ equity (in thousands):

	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Total
Manditorily redeemable convertible preferred stock	$(30,957)	$2,250	$(40,893)	$—	$—	$—	$—	$(69,600)
Common stock	(4,705)	—	(28)	15	1	—	—	(4,717)
Additional paid-in capital	(151)	—	(14,283)	68,952	3,550	—	—	58,068
Treasury stock	2,293	—	—	—	—	—	—	2,293
Accumulated comprehensive income		—	—	—	—	—	—	—
Accumulated deficit	33,368	—	55,547	—	—	(2,422)	(469)	86,024

Total stockholders’ equity	$(152)	$2,250	$343	$68,967	$3,551	$(2,422)	$(469)	$72,068

(1)	To eliminate the historical stockholders’ equity of Synchrologic.
(2)	To convert the historical debt of Spontaneous Technology to preferred stock upon acquisition.
(3)	To eliminate the historical shareholders’ equity of Spontaneous Technology.
(4)	Represents the estimated value of Pumatech’s common stock and common stock options to be issued in the acquisition of Synchrologic, less expected registration costs.
(5)	Represents the estimated value of Pumatech’s common stock to be issued in the acquisition of Spontaneous Technology, less expected registration costs.
(6)	Represents the elimination of in-process research and development on the acquisition of Synchrologic of $2,422,000.
(7)	Represents the elimination of in-process research and development on the acquisition of Spontaneous Technology of $469,000.

The unaudited pro forma combined condensed statement of operations give effect to the following pro forma adjustments:

(h)	Represents (i) the amortization of the Synchrologic customer contract intangible resulting from the proposed acquisition, over an estimated useful life of 54 months, (ii) the amortization of the Synchrologic patent intangible resulting from the proposed acquisition, over an estimated useful life of 54 months, and (iii) the amortization of the Synchrologic developed technology intangible resulting from the proposed acquisition, over an estimated useful life of 54 months.

(i)	Represents (i) the amortization of the Spontaneous Technology customer contract intangible resulting from the proposed acquisition, over an estimated useful life of 48 months, (ii) the amortization of the Spontaneous Technology patent intangible resulting from the proposed acquisition, over an estimated useful life of 48 months, and (iii) the amortization of the Synchrologic developed technology intangible resulting from the proposed acquisition, over an estimated useful life of 48 months.

(j)	Represents the amortization of the Starfish Software customer contract, trademark, developed technology and patent intangible assets resulting from the acquisition. The weighted average life of amortizable intangible assets approximates 4 years.

(k)	To reflect the elimination of in-process research and development arising on the acquisition of Starfish Software.

(l)	To reflect the decrease in interest income related to the cash payment for the acquisition of Starfish Software of $1.7 million.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(m)	Represents the shares of Pumatech common stock associated with the Synchrologic merger and the acquisition of Spontaneous Technology as described above as if they were outstanding as of August 1, 2002 as follows (in thousands):

Common stock issued in connection with Synchrologic merger	16,200
Common stock issued in connection with Spontaneous Technology acquisition	1,094

17,094

6.    SENSITIVITY ANALYSIS

The transactions presented above are based on assumptions that are reasonable as of the date of this joint proxy statement/prospectus, namely Pumatech will issue 15,170,000 shares of common stock, at a fair value of $4.26 per share, as equity consideration to be paid by Pumatech in connection with the Synchrologic merger in addition to options to purchase approximately 1,030,000 shares of Pumatech’s common stock. The actual number of shares of Pumatech common stock to be issued in the merger will be determined by dividing $60,000,000 by the average closing price of the shares of Pumatech common stock for the thirty consecutive trading days ending on the last complete trading day immediately preceding the closing date of the merger (which amount is subject to adjustment based on the transaction expenses incurred by Synchrologic in connection with the merger), provided that the number of shares of Pumatech common stock shares shall not exceed 19,800,000 or be fewer than 16,200,000 (in each case subject to adjustment based on the transaction expenses incurred by Synchrologic in connection with the merger).

To assist in evaluating the effects of the transaction described above and its effect on Pumatech’s on-going statements of operations, the following information is presented.

Pumatech has assumed in the accompanying unaudited pro forma combined condensed financial statements that 15,170,000 shares of the Pumatech common stock (or approximately 24% of Pumatech’s fully-diluted capital stock as of closing) are issued in connection with the Synchrologic merger based on providing $60,000,000 of equity consideration.

The following represents how changes in the fair value of Pumatech common stock at the time of the closing of the merger would impact intangible assets created in the merger and pro forma net loss per share for the year ended July 31, 2003 given the minimum and maximum limits on the number of shares to be issued:

Number of shares of Pumatech common stock issued (1)	Synchrologic post- merger share ownership	Impact on intangible assets created in the merger(2)	Pro forma net loss per share for the year ended July 31, 2003
		(in thousands)
15,200,000	24.14%	$—	$(0.41)
15,700,000	24.74%	$2,260	$(0.41)
16,200,000	25.33%	$4,392	$(0.41)
16,700,000	25.91%	$6,524	$(0.40)
17,200,000	26.48%	$8,656	$(0.40)
17,700,000	27.04%	$10,788	$(0.40)
18,200,000	27.60%	$12,920	$(0.39)
18,700,000	28.14%	$15,052	$(0.39)

(1)	excludes shares issued in exchange for options
(2)	based on the 5 day average of the share price at the time the acquisition was announced, $4.26 per share

DESCRIPTION OF PUMATECH STOCK

As of October 17, 2003, the authorized capital stock of Pumatech consists of 80,000,000 shares of common stock, $0.001 par value, of which approximately 49,672,461 shares were outstanding and 2,000,000 shares of preferred stock, $0.001 par value, of which none was issued or outstanding.

Common Stock

The holders of Pumatech common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. The holders of outstanding shares of Pumatech common stock are entitled to receive dividends out of assets legally available at times and in amounts as the Pumatech board of directors may determine from time to time. Upon the liquidation, dissolution or winding up of Pumatech, the holders of Pumatech common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Pumatech common stock has no preemptive or conversion rights and is not subject to redemption. All outstanding shares of Pumatech common stock are fully paid and nonassessable, and the shares of Pumatech common stock to be issued upon completion of the merger will be fully paid and nonassessable.

Preferred Stock

Under the terms of the Pumatech certificate of incorporation, the Pumatech board of directors is authorized, subject to any limitations prescribed by law, to issue the Pumatech preferred stock in one or more series. Each series shall have the rights, preferences, privileges and restrictions, such as dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the right to increase or decrease the number of shares of any series, as the Pumatech board of directors shall determine. The Pumatech board of directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change of control of Pumatech and could adversely affect the market price of the Pumatech common stock and the voting and other rights of the holders of Pumatech common stock. Pumatech currently has no plans to issue any of the preferred stock.

Rights Agreement

On January 10, 2003, Pumatech’s board of directors declared a dividend of one stock purchase right for each outstanding share of Pumatech common stock. The stock purchase rights will become exercisable only upon the occurrence of certain events as described in the Rights Agreement filed as an Exhibit to Pumatech’s Current Report on Form 8-K filed by Pumatech dated January 15, 2003, including the acquisition of 15% of Pumatech’s outstanding common stock by a person or group. Pumatech expects that stock purchase rights will be issued with each share of common stock issued as part of the merger. Each stock purchase right entitles the registered holder, other that an “acquiring person,” under specified circumstances, to purchase form Pumatech one one-thousandth of a share of Series A Participating Preferred Stock of Pumatech, at a price of $10.00 per one one-thousandth of a Preferred Share, subject to adjustment. In addition, each stock purchase right entitles the registered holder, other than an “acquiring person,” under specified circumstances, to purchase from Pumatech that number of shares of Pumatech’s common stock having a market value of two times the exercise price of the stock purchase right. Subject to certain limitations, the terms of the stock purchase rights may be amended by a resolution of the Pumatech’s board of directors without the consent of the holders of the stock purchase rights.

Transfer Agent

The transfer agent and registrar for the Pumatech common stock is Computershare Investor Services LLC.

COMPARISON OF RIGHTS OF HOLDERS OF PUMATECH COMMON STOCK AND

SYNCHROLOGIC CAPITAL STOCK

This section of the proxy statement/prospectus describes certain differences between Synchrologic common stock and Pumatech common stock. While Pumatech and Synchrologic believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to Synchrologic stockholders, including the certificate of incorporation and bylaws of Pumatech and the articles of incorporation and bylaws of Synchrologic. Synchrologic shareholders should read this entire document and the other documents referred to carefully for a more complete understanding of the differences between Synchrologic’s capital stock and Pumatech’s common stock.

Synchrologic’s articles of incorporation and bylaws currently govern the rights of shareholders of Synchrologic. After the completion of the Synchrologic merger, Synchrologic’s common shareholders will become stockholders of Pumatech. As a result, former Synchrologic shareholders’ rights will be governed by Pumatech’s certificate of incorporation and bylaws. Furthermore, because Pumatech is a Delaware corporation, after the Synchrologic merger former Synchrologic shareholders’ rights will be governed by the Delaware General Corporation Law, or the DGCL, rather than by Georgia law. The following paragraphs summarize certain differences between the rights of Pumatech stockholders and Synchrologic shareholders under the certificate of incorporation and bylaws of Pumatech and articles of incorporation and bylaws of Synchrologic, and under Delaware and Georgia law, as applicable.

	PUMATECH (DELAWARE)	SYNCHROLOGIC (GEORGIA)
Common Stock	One class is issued and outstanding.	One class is issued and outstanding. Holders are entitled to one vote per share.

Preferred Stock	The Pumatech certificate of incorporation authorizes the board of directors to issue shares of preferred stock in series, to fix, increase, or decrease the number of shares comprising any such series, and to determine the designation, privileges, preferences, rights and restrictions imposed upon any wholly unissued series of Preferred shares. The Pumatech certificate of incorporation authorizes the board of directors to provide for the rights and terms of redemption of the shares of any series. The Pumatech certificate of incorporation reserves for issuance 2,000,000 shares of preferred stock.	The Synchrologic articles of incorporation authorize the board of directors to issue shares of preferred stock in one or more series and to set the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof. The Synchrologic articles of incorporation provide that Synchrologic’s Preferred Stock consists of one series designated “Series A Convertible Preferred Stock,” one series designated “Series B Convertible Preferred Stock,” one series designated “Series C Convertible Preferred Stock,” and one series designated “Series D Convertible Preferred Stock.” The number of shares of Series A Convertible Preferred Stock which the Corporation is authorized to issue is 1,000,000, the number of shares of Series B

	PUMATECH (DELAWARE)	SYNCHROLOGIC (GEORGIA)
Convertible Preferred Stock which the Corporation is authorized to issue is 3,000,000, the number of shares of Series C Convertible Preferred Stock which the Corporation is authorized to issue is 3,000,000 and the number of shares of Series D Convertible Preferred Stock which the Corporation is authorized to issue 4,000,000. Holders of Preferred Stock shall have the number of votes per share (rounded down to the nearest whole share) equivalent to the number of shares of Common Stock into which a share of Preferred Stock is then convertible, determined by reference to the Conversion Price in effect at the record date of the determination of holders of shares entitled to vote on a matter. Holders of Preferred Shares also have certain voting rights related to the election of certain directors as well as class votes with respect to certain corporate actions of Synchrologic.

Special meeting of stockholders	Under Delaware law, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or the bylaws. Pumatech’s bylaws authorize the board of directors, or the holders of not less than 10% of all shares entitled to cast votes at the meeting, voting together as a single class, to call a special meeting of stockholders.	Under Georgia law, a special meeting of shareholders may be called by the board of directors or any other person authorized to do so in the articles of incorporation or the bylaws. In addition, Georgia law provides that a special meeting of shareholders may also be called by the holders of at least 25%, or such greater or lesser percentages as the articles of incorporation or bylaws provide, of all votes entitled to be cast on any issue proposed to be considered at a special meeting. Synchrologic’s bylaws allow the Synchrologic board of directors, the chairman of the board, and the president to call special meetings of shareholders, and provide that a special meeting of shareholders shall be called by the corporation upon written

	PUMATECH (DELAWARE)	SYNCHROLOGIC (GEORGIA)
request of the holders of shares representing not less than 25% of the votes entitled to be cast on each issue proposed to be considered at the special meeting.

Action by written consent lieu of a stockholders’ meeting

Under Delaware law, stockholders may take action by written consent in lieu of voting at a stockholders meeting, although Delaware law permits a corporation, pursuant to a provision in such corporation’s certificate of incorporation, to eliminate the ability of stockholders to act by written consent. Pumatech’s certificate of incorporation eliminates the ability of stockholders to act by written consent.

Under Georgia law, shareholders may take action by written consent in lieu of voting at a shareholders meeting. Under Georgia law, all actions taken by written consent must be unanimous unless the articles of incorporation provide otherwise. Synchrologic’s articles differ from Georgia law in that action by majority written consent may be taken by holders who would be entitled to vote at a meeting and who hold such an amount of shares that constitute voting power to cast not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shareholders entitled to vote were present and voted.

Voting by written ballot	Under Delaware law, the right to vote by written ballot may be restricted if so provided in the certificate of incorporation. Pumatech’s certificate of incorporation states that Pumatech’s directors need not be elected by written ballot.	Georgia law does not contain a provision regarding voting by written ballot and the Synchrologic articles and bylaws do not specify any rules for accepting voice or ballot votes.

Record date for determining stockholders	The Pumatech bylaws provide that the board of directors may fix a record date that: shall not be more than 60 days, nor less than 10 days, before the date of the meeting or other action.

The Synchrologic bylaws provide that the board of directors may fix a record date that in the case of determination of the shareholders entitled to vote at any meeting of shareholders or adjournment of any meeting or for any other purpose shall not be more than 70 days before the date of the meeting or action requiring a determination.

	PUMATECH (DELAWARE)	SYNCHROLOGIC (GEORGIA)
Advance notice provisions for board nomination and other stockholders business – special meetings	The Pumatech bylaws provide for the same requirements for raising business at special meetings of stockholders as for raising business at annual meetings.	The Synchrologic bylaws provide that, at special meetings of shareholders, the only business that can be conducted will be the items of business set forth in the notice of the special meeting.

Advance notice provisions for board nomination and other stockholders business – annual meetings

Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to Pumatech’s secretary. To be timely, a stockholder proposal to be presented at an annual meeting shall be received at Pumatech’s principal executive offices not less than 120 calendar days in advance of the date that Pumatech’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a nomination for director to be elected at a special meeting, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

The Pumatech bylaws provide that only such business shall be conducted as shall have been properly brought before the

The Synchrologic articles and bylaws do not specifically provide for requirements related to nominations of persons for election of directors. However, Synchrologic articles provide that the holders of Synchrologic’s Series A Preferred Stock and Series B Preferred Stock (the “Series A/B Preferred stock,”) voting separately as a single class (with each share being entitled to that number of votes per share, rounded to the nearest whole share, equivalent to the number of shares of Common Stock into which a share of Series A/B Preferred Stock is convertible), and to the exclusion of all other classes of capital stock of the Corporation, shall be entitled to elect two (2) directors of the Corporation. Grotech Partners IV, L.P. and Grotech Partners V, L.P. (collectively, “Grotech”), for so long as Grotech is a holder of Series C Preferred Stock (including Common Stock acquired (i) upon the conversion of, (ii) in connection with any stock split or combination of, or (iii) upon the distribution of dividends issued with respect to, shares of Series C Preferred Stock), shall have the right to nominate and elect one member of the board of directors. JK&B Capital III, L.P., JK&B Capital III QIP, L.P. and JK&B Capital III,

PUMATECH (DELAWARE)	SYNCHROLOGIC (GEORGIA)
meeting. To be properly brought before a meeting, business must be (a) specified in the notice of meeting given by or at the direction of the board of directors, (b) properly brought before the meeting by or at the direction of the board of directors, (c) properly brought before an annual meeting by a stockholder, or (d) properly brought before a special meeting by a stockholder, but if, and only if, the notice of a special meeting provides for business to be brought before the meeting by stockholders. For business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Pumatech. To be timely, a stockholder proposal to be presented at an annual meeting shall be received at Pumatech’s principal executive offices not less than 120 calendar days in advance of the date that Pumatech’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a special meeting, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.	Civil Law Partnership (collectively, “JK&B”), for so long as JK&B is a holder of no less than 25% of the Series D Shares originally issued to it (including Common Stock acquired (i) upon the conversion of, (ii) in connection with any stock split or combination of, or (iii) upon the distribution of dividends issued with respect to, shares of Series D Preferred Stock), shall have the right to nominate, elect and replace one member of the board of directors. The remaining members of the board of directors shall be elected by a plurality of the votes of the holders of the preferred stock and the common stock voting together as one class (with each share of preferred stock being entitled to that number of votes per share, rounded to the nearest whole share, equivalent to the number of shares of common stock into which a share or preferred stock is convertible.)

	PUMATECH (DELAWARE)	SYNCHROLOGIC (GEORGIA)
Number of directors	The Pumatech bylaws provide that the board of directors shall initially consist of 4 members and thereafter, shall be fixed by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.	The Synchrologic bylaws provide that the number of the board of directors shall consist of no less than one and no more than nine individuals. Currently, the board of directors consists of 6 members.

Classified Board of Directors	Delaware law provides that a corporation’s board of directors may be divided into various classes with staggered terms of office. The board of directors of Pumatech consists of only one class, which is elected annually. Pumatech directors are elected to a term of one year and until their successors are elected and qualified.	Georgia law provides that a corporation’s board of directors may be divided into various classes with staggered terms of office. The board of directors of Synchrologic consists of only one class, which is elected annually. Synchrologic directors are elected to a term of one year and until their successors are elected and qualified.

Removal of directors	Under Delaware law, except as otherwise provided in the corporation’s certificate of incorporation, a director of a corporation that has a classified board of directors may be removed only with cause. Although the Pumatech board of directors do not have a classified board, the preferred shareholders rights with respect to election of directors limit the ability to remove certain directors.	Under Georgia law, except as otherwise provided in the corporation’s articles of incorporation, a director of a corporation without a classified board of directors may be removed with or without cause. Although the Synchrologic board of directors do not have a classified board, the preferred shareholders rights with respect to election of directors limit the ability to remove certain directors.

Board of director vacancies	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. The Pumatech certificate of incorporation and bylaws provide that vacancies on the board of directors may be filled only by a majority vote of the directors then in office, though less than a quorum, or if the director was removed by the stockholders, such vacancy shall be filled by the	Under Georgia law, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise, vacancies and newly created directorships may be filled by the shareholders, by the board of directors, or by a majority of the directors remaining in office, even if such directors constitute less than a quorum. Synchrologic’s bylaws provide that a vacancy may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum provided, however, that if a vacancy occurs

	PUMATECH (DELAWARE)	SYNCHROLOGIC (GEORGIA)
	stockholders at a special meeting of the stockholders called for that purpose. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders.	for a director elected by a group of preferred shareholders, only the group of shareholders are entitled to fill that vacancy.

Notice of special meetings of the Board of Directors
	The Pumatech bylaws provide that special meetings of the board of directors may be called by one-third of the directors then in office or by the chief executive officer and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each special meeting shall be given to each director by whom it is not waived by mailing written notice not fewer than five (5) days before the meeting or by delivering the same via telegraph, facsimile, personally or via another form of electronic transmission not fewer than twenty-four (24) hours before the meeting, or such shorter period as may be deemed reasonable under the circumstances. The time when such notice shall be deemed to be given shall be the time such notice is received, if hand delivered, or the time such notice is dispatched, if delivered through the mails or by telegram, mailgram, facsimile or other electronic transmission.	The Synchrologic bylaws provide that special meetings may be called with at least 2 days notice by the chairman of the board, the president or by the written request of two directors.

Indemnification	The Pumatech bylaws provide that each person shall be indemnified to the fullest extent authorized by law against any action, proceeding or suit brought against such a person by reason of the fact that he or she is or was a legal representative, director, officer, or employee of the corporation or serves or served in such capacity at any other enterprise at the request of the corporation. The Pumatech bylaws provide that the	The Synchrologic bylaws provide that the corporation indemnifies any director of the corporation who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because he or she is or was a director, officer, employee or agent of the corporation, against any judgment,

	PUMATECH (DELAWARE)	SYNCHROLOGIC (GEORGIA)
	corporation indemnifies each such person against expenses, liability and loss (including attorneys fees, fines, ERISA excise taxes or penalties, and settlements) reasonably incurred by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators.	settlement, penalty, fine or reasonable expenses (including but not limited to attorneys fees and disbursements, court costs and expert witness fees) incurred by such director; provided, however, that no indemnification is made for (a) any action by a director if the director did not conduct himself in good faith and that the director reasonably believed that his conduct was in the best interests of Synchrologic; (b) in connection with a proceeding by or in right of Synchrologic; or (c) any transaction for which the director received an improper personal benefit. The Synchrologic bylaws provide that payment of expenses in advance of the final disposition of an action shall be authorized by the board of directors in some circumstances, and may be authorized by the board of directors in other circumstances, upon receipt of an affirmation by the director or officer that he or she has met the applicable standard of conduct and has agreed to repay the corporation any advances made.

Limitations on liability

The Pumatech certificate of incorporation limits or eliminates, to the fullest extent permitted by Delaware law, the personal liability of a director to Pumatech or its stockholders for monetary damages for breach of fiduciary duty as a director. Under Delaware law, such provision may not eliminate or limit director monetary liability for:

•     breaches of the director’s duty of loyalty to the corporation or its shareholders

•     acts or omissions not in good faith involving intentional misconduct or knowing violations of law

The Synchrologic articles of incorporation eliminate a director’s personal liability for monetary damages to Synchrologic or any of its shareholders for any breach of duties of such position, except that such liability is not eliminated for:

•     any appropriation, in violation of such director’s duties, of any business opportunity of Synchrologic

•     acts or omission which involve intentional misconduct or a knowing violation of law

•     unlawful distributions, or

	PUMATECH (DELAWARE)	SYNCHROLOGIC (GEORGIA)
• the payment of unlawful dividends or unlawful stock repurchases or redemptions, or • any transaction in which the director received an improper personal benefit.

•     any transaction from which the director received an improper personal benefit.

Synchrologic’s articles of incorporation provide that if at any time Georgia law is amended to further eliminate or limit the liability of a director, then the liability of each director of Synchrologic shall be eliminated or limited to the fullest extent permitted thereby.

Stockholder approval of certain business combinations
Under Delaware law, “business combinations” by corporations with “interested stockholders” are subject to a moratorium of three or five years, respectively, unless specified conditions are met. The prohibited transactions include, a merger with, disposition of assets to, or the issuance of stock to, the interested stockholder, or certain transactions that have the effect of increasing the proportionate share of the outstanding securities held by the interested shareholder. Under Delaware law, an interested stockholder may avoid the prohibition against effecting certain significant transactions with the corporation if the board of directors, prior to the time such stockholder becomes an interested stockholder, approves such transaction or the transaction by which such stockholder becomes an interested stockholder or if at or subsequent to such time the board of directors and the stockholders approve such transaction. These provisions of Delaware law apply to a Delaware corporation unless the corporation “opts out” of the provisions in its certificate of incorporation or bylaws. Pumatech has not opted out of these provisions in its certificate of incorporation or bylaws and
Under Georgia law, a resident domestic corporation shall not engage in any “business combination” with any “interested shareholder” for a period of five years following the time that such shareholder became an “interested shareholder,” unless specified conditions are met. The prohibited transactions include a merger with, disposition of assets to, or the issuance of stock to, the interested shareholder, or certain transactions that have the effect of increasing the proportionate share of the outstanding securities held by the interested shareholder. Under Georgia law, an interested shareholder may avoid the prohibition against effecting certain significant transactions with the corporation if the board of directors, prior to the time such shareholder becomes an interested shareholder, approves the transaction by which such shareholder becomes an interested shareholder. These provisions of Georgia law do not apply to a Georgia corporation unless it has affirmatively elected in its bylaws to be governed by them, and the Synchrologic bylaws do not contain a provision electing to be governed by these provisions of Georgia law. Georgia law also

	PUMATECH (DELAWARE)	SYNCHROLOGIC (GEORGIA)
	consequently is subject to these provisions.	contains a provision concerning “fair price requirements.” These provisions provide that, in addition to any other vote otherwise required by law or the articles of incorporation, a “business combination” shall be (i) unanimously approved by all of the directors who are not affiliates or associates of an “interested shareholder,” provided that these continuing directors constitute at least three members of the board of directors at the time of such approval; or (ii) recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by the holders of the voting shares, other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination. The Synchrologic bylaws contain a provision electing to be governed by these fair price requirements.

Par value, dividends and repurchases of shares

The concepts of par value, capital and surplus are retained under Delaware law. Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such

Georgia law dispenses with the concept of par value of shares for most purposes as well as statutory definitions of capital, surplus and the like. Under Georgia law, a corporation may make distributions to its shareholders subject to any restrictions imposed in the corporation’s articles of incorporation, except that no distribution may be made if as a result the corporation would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon

	PUMATECH (DELAWARE)	SYNCHROLOGIC (GEORGIA)
	redemption or repurchase would not impair the capital of the corporation. Notwithstanding the foregoing, a Delaware corporation may redeem or repurchase shares having a preference upon the distribution of any of its assets if such shares will be retired upon acquisition, and provided that, after the reduction in capital made in connection with such retirement of shares, the corporation’s remaining assets are sufficient to pay any debts not otherwise provided for.	dissolution of shareholders whose preferential rights are superior to those receiving the distribution. A Georgia corporation may acquire its own shares and shares so acquired will constitute authorized but unissued shares, unless the articles of incorporation provide that such shares become treasury shares or prohibit the reissuance of reacquired shares. If such reissuance is prohibited, the number of authorized shares will be reduced by the number of shares reacquired.

Dissenters’ or appraisal rights

Such rights are not available with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or held of record by more than 2,000 stockholders if such stockholders are required to receive only shares of the surviving corporation, shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, cash in lieu of fractional shares or a combination of the foregoing.

Same.

Description of Common Stock	Pumatech has the authority to issue 80,000,000 shares of common stock, par value $.001 per share. Following the approval of the proposal to amend Pumatech’s certificate of incorporation, Pumatech will have the authority to issue 160,000,000 shares of common stock, par value $.001 per share.	The holders of Synchrologic common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. There are no cumulative voting rights and each share has no par value. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding liquidation preferences of any

	PUMATECH (DELAWARE)	SYNCHROLOGIC (GEORGIA)
outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities pursuant to the articles and bylaws. There are no redemption or sinking fund provisions applicable to the common stock.

Description of Preferred Stock

Pursuant to Pumatech’s certificate of incorporation, Pumatech has the authority to issue 2,000,000 shares of preferred stock, par value $.001 per share. The board of directors is authorized to determine, alter or eliminate any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix, increase or decrease the number of shares comprising any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any such series. In connection with the adoption of the Preferred Shares Rights Agreement, on January 10, 2003, Pumatech’s Board of Directors approved a resolution creating a series of shares of Preferred Stock designated as Series A Participating Preferred Stock, initially consisting of 1,000,000 shares, par value $0.001 per share. Each share of Series A Participating Preferred Stock is entitled to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. No shares of Series A Participating Preferred Stock are currently issued and outstanding. Please refer to the Form 8-A filed by Pumatech on January 15, 2003 for additional information regarding the Preferred Shares Rights Agreement and the Series A Participating Preferred Stock.

Pursuant to Synchrologic’s articles of incorporation, the board of directors has the authority, without further action by the shareholders, to issue up to 14,000,000 shares of preferred stock, no par value per share, in one or more series and to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Synchrologic’s preferred stock consists of one series designated “Series A Convertible Preferred Stock,” one series designated “Series B Convertible Preferred Stock,” one series designated “Series C Convertible Preferred Stock,” and one series designated “Series D Convertible Preferred Stock.” Synchrologic is authorized to issue 1,000,000 shares of Series A Convertible Preferred Stock, 3,000,000 shares of Series B Convertible Preferred Stock, 3,000,000 shares of Series C Convertible Preferred Stock and 4,000,000 shares of Series D Convertible Preferred Stock. Holders of preferred stock shall have the number of votes per share (rounded down to the nearest whole share) equivalent to the number of shares of common stock

PUMATECH (DELAWARE)	SYNCHROLOGIC (GEORGIA)

into which a share of preferred stock is then convertible, determined by reference to the conversion price in effect at the record date of the determination of holders of shares entitled to vote on a matter. Holders of preferred shares also have certain voting rights related to the election of certain directors as well as class votes with respect to certain corporate actions of Synchrologic. All shares of Synchrologic preferred stock have certain rights and preferences including dividend rights, liquidation rights, redemption rights and voting rights more particularly set forth in the articles. The board of directors, subject to approval of the preferred shareholders, can issue preferred stock with voting, conversion or other rights  that   could   adversely

affect the voting power and other rights of the holders of common stock. Additional shares of preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control of Synchrologic or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. There are four classes of preferred stock outstanding, Series A, B, C and D convertible preferred stock.

	PUMATECH (DELAWARE)	SYNCHROLOGIC (GEORGIA)
Stockholder derivative suits	Under Delaware law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law.	Under Georgia law, a shareholder may not commence or maintain a derivative proceeding unless the shareholder was a shareholder of the corporation at the time of the act or omission complained of or became a shareholder through transfer by operation of law from one who was a shareholder at that time. In addition, Georgia law requires that the shareholder fairly and adequately represent the interests of the corporation in enforcing the rights of the corporation.

INFORMATION REGARDING PUMATECH

The following is a brief description of the business of Pumatech. Additional information regarding Pumatech is contained in its filings with the Securities and Exchange Commission. For information on how you can obtain copies of such filings, please see the section entitled “Where You Can Find More Information” on page      of this joint proxy statement/prospectus. In this section regarding “Information Regarding Pumatech,” references to “we,” “us” and “our” refer to Pumatech and its subsidiaries.

Pumatech, Inc. develops, markets and supports synchronization, mobile-application development, and mobile-application management/device management software that enables consumers, business professionals and information technology professionals to extend the capabilities of enterprise groupware and vertical applications, handheld organizers/computers, Web-enabled cellular phones, pagers and other wireless or wireline personal communications platforms. Designed to connect people with essential information, anytime and anywhere, our product family includes the following offerings:

•	Intellisync®, Enterprise Intellisync®, Enterprise Intellisync Server and Satellite Forms® software;

•	TrueSync® software developed by our new wholly owned subsidiary, Starfish Software, Inc.;

•	Intellisync for Oracle software;

•	Intellisync goAnywhere (formerly known as LoudPC™) software recently acquired from Loudfire, Inc.;

•	our technology licensing software: the Intellisync Software Development Kit (Intellisync SDK) and our new Application Data Synchronization platform; and

•	Synchrologic Mobile Suite enterprise server platform, resulting from the definitive merger agreement signed by Pumatech to acquire Synchrologic, Inc. A licensing agreement gives us the ability to sell Synchrologic’s Mobile Suite beginning September 14, 2003. Should the acquisition fail to occur, the licensing will continue through the end of the three-year term of the agreement.

Pumatech was incorporated in California in August 1993 as Puma Technology, Inc. and we reincorporated in Delaware in November 1996. Our principal executive offices are located at 2550 North First Street, Suite 500, San Jose, California 95131, and our Web address is www.pumatech.com. The information posted on the Web address is not incorporated into this registration statement.

BUSINESS OF SYNCHROLOGIC

Overview

Synchrologic, Inc. develops, markets and supports comprehensive mobile and wireless infrastructure software for enterprises, software vendors and service providers to enable mobile users to access business applications, corporate groupware applications, and files on mobile computing devices such as laptops, handheld organizers/computers, and mobile phones. Synchrologic’s software improves the productivity of business professionals who require access to current information, whether they are in or out of the office. In addition, Synchrologic also helps corporate IT professionals keep support costs down and remotely manage mobile devices, install software, track hardware and software assets and perform backup, and restore operations for data on these devices. Synchrologic’s core product, Synchrologic Mobile Suite, provides enterprises with a comprehensive infrastructure solution for taking advantage of and managing the adoption of mobile and wireless devices.

Synchrologic was incorporated in Georgia in September 1995. Its principal offices are located at 200 North Point Center East, Suite 600, Alpharetta, Georgia 30022, and its web address is www.synchrologic.com. The information posted on the website is not to be deemed filed with or incorporated into this joint proxy statement/prospectus.

Synchrologic licenses and markets its software products to companies through a direct sales force, original equipment manufacturers (OEMs), and reseller partners. Professional services organizations, wireless operators, and business development partners also work with Synchrologic to identify prospective customers and sell to corporations. Synchrologic sells its products to Global 2000 and other large enterprises including 3M, Bang & Olufsen, Ecolab, Fidelity Investments, Kimberly-Clark, Pfizer and Standard & Poor’s.

Market Opportunity

Recent advancements in portable computing technologies (processors, displays, batteries) and investments in next generation wireless networks have accelerated the proliferation of mobile computing devices. The increased productivity of workers with “anytime, anywhere” access to business data and applications fuels competitive advantage for corporations. The trend toward portable computing, as well as the compounding diversity and complexity of this growing mobile market, are driving the need for corporations to adopt mobile infrastructure solutions to extend their corporate data, in a secure and managed way, to mobile devices.

The popularity of mobile devices is growing. According to Gartner Group, the growth of sales of notebook computers outpaces that of desktop PCs, and this trend is expected to continue. The world’s leading manufacturers of computing hardware are making handheld computers and data-capable mobile phones, including Hewlett-Packard, Dell, Samsung, Nokia, Palm™, Handspring, Kyocera, Sony, Sony Ericsson, Motorola, and Toshiba. Investments by Microsoft, Symbian, Palm, Nokia and Intel fuel a very competitive market in mobile operating systems and platforms, resulting in a diversity of devices built on Microsoft Windows Mobile (Pocket PC and Smartphone), Symbian OS, and Palm operating systems.

Wireless operators are also a driver of mobile device and wireless data adoption. Having recently rolled out their 2.5G wireless data networks, and with the investments they are making in next-generation 3G technology and spectrum, the wireless operators are becoming active in promoting wireless data usage and solutions. The involvement of the wireless operator is important to grow this market for several reasons. First, the wireless operators run the public wireless networks people will use to connect to the Internet. The quality of service and support they provide will underpin the success of any wireless data solution. Second, the wireless operators are likely to serve as the distribution channel of the mobile devices to end users. Third, the wireless operators are highly motivated to get a financial return on their investments and may apply marketing resources to accelerate wireless data adoption.

Mobile infrastructure solutions are important in solving many of the challenges of the mobile and wireless market for several reasons:

•	Providing Access to Various Backend Information – The data and applications that mobile business professionals need are often based on Microsoft Exchange, Lotus Domino, Oracle, IBM DB2, Microsoft SQL Server, Sybase or other corporate information systems. Providing a method to access these disparate corporate information backend systems reduces IT complexity and enables more business solutions.

•	Lessening Corporations’ Risks in the Mobile Device Market – The rate of technological innovation in the mobile device market is rapid. There is diversity in the underlying technology standards, with devices being marketed by vendors such as Nokia, Hewlett-Packard, Sony, Dell, and Samsung, some based on different mobile operating systems. Unlike other computing devices, small mobile devices tend to illicit personal preferences and are often replaced frequently, making corporate standardization difficult.

•	Improving IT Efficiency and End-User Experience – As the market matures, corporations’ desires for providing applications and data to these devices should grow. As opposed to a piecemeal approach for mobile solutions, corporations that adopt a mobile infrastructure can achieve benefits for both their IT staff and end-users. First, a solution built on an adaptable infrastructure can be extended, still maintaining consistent security policies, network integration, integrated logging and troubleshooting. End users appreciate an extensible client, a single network logon, single communications session and a familiar client user interface.

Synchrologic’s Strategy

Synchrologic’s strategy is to be a leading provider of mobile and wireless infrastructure software by leveraging its engineering, technology and domain expertise and executing on a plan to broaden Pumatech’s market reach through distribution agreements and partnerships with leading industry vendors. Synchrologic’s strategy includes the following key elements:

Extend Technology and Product Leadership.    Synchrologic believes it currently has and is developing one of the broadest and most comprehensive mobile and wireless infrastructure solutions for the enterprise. Synchrologic intends to continue to invest in research and development and remain involved with new and developing industry standards. It also intends to increase performance, functionality and ease of use of its Mobile Suite by supporting new mobile devices and developing new ways its products can be brought to market and supported by service or strategic partners.

Expand Direct and Indirect Sales Force and Increase Marketing Efforts.    Synchrologic believes that because it provides solutions to larger enterprises, its product sales benefit from a multiplier effect as Synchrologic’s customers expose more of their departments and business partners to Synchrologic’s solution. Additionally, because customers can easily extend the functionality they support within Synchrologic’s Mobile Suite by purchasing more server components, Synchrologic believes it is positioned to gain additional sales to existing customers. Synchrologic’s strategy includes furthering sales growth by expanding its sales force and increasing its marketing efforts.

Maintain and Strengthen Strategic Relationships.    Synchrologic has strategic relationships with leading systems integration companies including HP Services and Accenture. It also has strategic relationships with a number of wireless operators including Verizon Wireless, T-Mobile and Vodafone, and relationships with Microsoft, Handspring, Symbian, NEC and Samsung. Synchrologic plans to continue building these relationships as well as forming new partnerships to increase visibility and distribution of its Mobile Suite solution.

Strengthen and Build Service and Support Revenues.    Synchrologic provides valuable market and technical expertise in enterprise mobile computing to its customers. Due to environmental customization, special security and firewall policies, and the fast-paced, dynamic nature of the mobile computing market, customers also find Synchrologic’s assistance during the sales and implementation process to be valuable. Especially in the case of a mobile application project, customers typically will hire Synchrologic to consult during the planning and development of the project. Synchrologic plans to increase the number and type of services it provides to accommodate an increased demand for these services.

Products

Synchrologic develops, markets and supports comprehensive mobile and wireless infrastructure software for enterprises, software vendors and service providers to enable mobile users to access business applications, corporate groupware applications, and files on mobile computing devices such as laptops, handheld organizers/computers, and mobile phones. Synchrologic Mobile Suite is one of the most comprehensive, integrated mobile infrastructure solution for enterprises. Customers can install all of these components for a complete solution, or they can license and install individual component solutions, maintaining the ability to add capabilities to their infrastructure at a later date. These component products are:

•	Synchrologic Email Accelerator;

•	Synchrologic Data Sync;

•	Synchrologic Systems Management; and

•	Synchrologic File Sync.

Synchrologic Email Accelerator is a corporate server sync solution to mobilize corporate email and PIM information. The product can be deployed behind the firewall or as a hosted solution and is recognized as a leader in this market by industry analysts such as Gartner Group and Meta Group. Synchrologic Email Accelerator features include:

•	support for Microsoft Exchange or Lotus Domino servers for mobile access (POP/IMAP too);

•	high quality synchronization (including meeting requests, Global Address List sync, etc.);

•	innovative “push” synchronization to mobile devices over Wide Area Wireless, Wi-Fi, dialup or broadband connections;

•	capacity to provide a “behind the firewall” solution, a hosted enterprise offering, or an individual user service-based offering;

•	provision of a single solution for Pocket PC, Palm, PC, SyncML, WAP, and Web access of this information; and

•	provision of a platform for context-based extension of information delivery to mobile workers.

Synchrologic Data Sync enables enterprises to share up-to-date corporate data for line-of-business applications with devices used by their mobile workforce, customers, and partners. Sales, field service, financial, order entry, inventory, work ticket, and other applications can be extended to mobile users. Synchrologic offers two types of data synchronization: basic data synchronization and advanced data synchronization. In cases where the mobile application has basic requirements such as typical data collection, inventory or inspection applications and is deployed to handheld computers running Windows Mobile (Pocket PC) or Palm OS®, Synchrologic offers RealSync Server. This product enables an application developer to accomplish offline access and to sync the application. In cases where the laptop-based application has complex requirements such as complex data models with deep hierarchies and many dependencies, change capture capabilities for when data is shared with non-mobile LAN-connected workers, data sharing and partitioning controlled by graphically-defined rules, Synchrologic offers Synchrologic Data Sync. This product can support advanced data synchronization requirements, scale to meet the demanding situations, and provides robust optimization, troubleshooting and administrative tools.

Synchrologic Systems Management helps corporate IT departments keep down the cost of supporting and maintaining mobile devices such as laptop PCs, Windows Mobile (Pocket PC) and Palm OS-based devices. Synchrologic Systems Management features include:

•	device hardware and software inventory tracking, presenting useful system administration reports and alerts;

•	extensible capabilities for the installation of software, configuration of devices, and enforcement of security settings on devices;

•	theft/loss protection feature that can, in the event of a lost or stolen device, erase sensitive corporate data from the handheld device; and

•	full device backup and restoration to protect against device failure or loss.

Synchrologic File Sync helps mobile workers be more productive with disconnected access to locally stored copies of files and web pages on their mobile devices. Synchrologic File Sync automatically updates forms, price lists, presentations, budgets and other corporate information on mobile devices such as PCs, Windows Mobile (Pocket PC) and Palm OS-based devices. Synchrologic File Sync features include:

•	automated services for tracking updates to files or web pages on corporate servers

•	management of delivery of files and/or web pages to users

•	optimization of the updating and delivery of file-based content through byte-level differencing and compression

•	optimization of mobile connection by compensating for occasional connections, low bandwidth, and frequent line drops.

The following table summarizes Synchrologic’s product offerings:

Product Name	Description	Introduction Date
Synchrologic Mobile Suite	Includes data sync, file sync, systems management and email/PIM sync	October 1999

Synchrologic Email Accelerator	Provides push email & PIM to mobile devices	June 2002

Synchrologic Data Sync	Sync server for relational databases to laptops	April 1997

Synchrologic Systems Management	Device management and software distribution	October 1999

Synchrologic File Sync	Mobile distribution and collection of files	October 1999

Synchrologic RealSync Server	Sync server for handheld applications	August 1999

Technology

Synchrologic products are generally distinguished by their quality synchronization, administration capabilities and enterprise scalability. Built on a Windows 2000 server platform, the products have appropriate APIs for customer extensions. All server components share a common communications infrastructure (Mobile Gateway), a common Admin Console (MMC-based), and a common plug-in client interface on the mobile device. Synchrologic supports Pocket PC, Palm and PC mobile devices, and intends to add support for Symbian-based devices in the fourth quarter of 2003.

The following technologies are foundation elements, common to all Synchrologic Mobile Suite products.

Synchrologic Mobile Gateway is the shared communications and transport server in the Mobile Suite. With this common layer in place, Synchrologic services are wirelessly optimized and offer operational efficiencies not possible with separate transport protocols. Synchrologic Mobile Gateway features include:

•	authentication – support for NTLM, LDAP, ActiveDirectory, Lotus Domino, or Synchrologic authentication. Support for SecurID two-factor authentication;

•	encryption – built-in support for FIPS-validated AES, Triple DES or SSL encryption;

•	compression, message queuing, and checkpoint restart – all information transferred is compressed, queued and intelligently restarted from last byte transferred in the event of a line drop;

•	bandwidth throttling, serialization, protocol optimization – advanced techniques to manage and optimized the communications session are supported;

•	logging – logging services are comprehensive and are integrated with the Mobile Suite server logging services; and

•	alerts – Synchrologic servers utilize a common alerting mechanism to issue alerts to users’ and administrators’ mobile devices.

Synchrologic Admin Console is the single interface in which Synchrologic products display their administrative settings and controls. Admin Console features include:

•	familiar MMC-based console – supports same plug-in architecture as other popular enterprise server products;

•	powerful “profiles” feature – consistently supported feature that enables administrators to control the default and enforced settings on users’ devices; and

•	API extensibility – supports APIs that enable other functional expansion of the Mobile Suite.

Synchrologic Client is the shared application that contains the single user interface on the mobile device for all Synchrologic Mobile Suite products. Synchrologic Client features include:

•	session initiation – provides client management of network and SMS push capabilities; provides bandwidth-sensitive automatic interval sync mechanism; easy-to-use controls for user initiation of a sync session;

•	device functions – based on the capabilities of specific devices, the Synchrologic Client provides battery monitoring, connection management, background operations, and end-user notification services;

•	network setup – manages the user connection information, server addressing and proxy server settings;

•	logging – provides common logging mechanisms; and

•	plug-in APIs – supports APIs that enable other functional expansion of the Mobile Suite.

Sales and Marketing

Synchrologic targets sales efforts at the Global 2000 and other large enterprises that have a demand for wireless and mobile data solutions. Synchrologic markets its Mobile Suite through a direct sales force, OEM and reseller channels. Its sales force consists of ten professionals located in Georgia, Texas, Chicago, London, England and Milan, Italy. Synchrologic intends to increase this number significantly, particularly inside sales professionals focused on the Synchrologic Email Accelerator and Synchrologic Systems Management products.

Synchrologic manages a content-rich web site to facilitate the sale and support of its products. Additionally, Synchrologic engages in electronic marketing through email, newsletter and white paper postings to drive awareness and sales leads. Over the past five years, Synchrologic has built a substantial database of users who have opted in to receive information about enterprise mobile computing. Synchrologic participates at a number of industry conferences and trade shows both independently and with strategic partners. It works with a number of strategic partners, including wireless operators, device manufacturers, or systems integrators. Synchrologic trains certain strategic partners’ sales forces and participates with them in joint marketing programs. As of September 15, 2003, Synchrologic had 2 marketing professionals.

Research and Development

Synchrologic is committed to technical excellence and product innovation. Its development organization is staffed with experienced software developers and technical product managers. As of September 15, 2003, Synchrologic employed 37 full-time employees in research and development, quality assurance, product management, and product documentation. In developing new products or enhancements, Synchrologic works with current and prospective customers, as well as industry experts, to ensure that its products address current problems and emerging requirements. Synchrologic’s product development is conducted in its Atlanta headquarters.

Professional Services Group and Customer Support

Synchrologic provides pre- and post-sales consulting as well as technical customer support. Generally, Synchrologic’s pre-sales professionals assist customers in the product evaluation, installation, configuration, and deployment stages of working with Synchrologic’s solutions. These services are often on a paid-engagement basis. Synchrologic’s post-sales consulting professionals assist customers with business application and design, installation, configuration and integration with their backend data systems in mobile application data sync projects. These engagements are on a paid-engagement basis. Synchrologic also provides telephone, email and chat-based support to customers.

As of September 15, 2003, Synchrologic employed 17 pre- and post-sales consultants and 5 full-time technical support employees. Synchrologic expects to increase these resources in the future.

Competition

The market for Synchrologic’s products and services is evolving rapidly and is highly competitive. Synchrologic believes that this market is likely to become more competitive as the demand for wireless and mobile data solutions continues to increase. Many of Synchrologic’s current and potential competitors are larger and have substantially greater financial and technical resources than Synchrologic. In addition, it is possible that other vendors may develop and market solutions that compete with Synchrologic’s products in the future. Synchrologic is subject to current and potential competition from:

•	mobile infrastructure companies – Pumatech, Inc., Extended Systems, Inc., Sybase (iAnywhere), IBM, Microsoft, Aether Systems and Oracle;

•	email and PIM synchronization companies – Pumatech, Inc., Extended Systems, Inc., Research In Motion, Good Technologies, JP Mobile, Infowave, Seven and Visto;

•	mobile systems management companies – Xcellenet, Inc., Mobile Automation and Altiris;

•	internal development of technology from enterprise customers; and

•	internal research and development departments of OEMs.

Employees

As of September 15, 2003, Synchrologic had a total of 82 full-time employees. Of Synchrologic’s full-time employees, 13 were in sales and marketing, 37 were in product development and quality assurance, 22 were in consulting and support, and 10 in finance, administration and IT services. In addition, Synchrologic employs 16 part-time co-ops as part of a program with a major university’s computer science department. Synchrologic’s future success will depend in part on its ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. Synchrologic’s employees are not represented by any collective bargaining unit, and Synchrologic has never experienced a work stoppage. Synchrologic believes relations with its employees are good.

Proprietary Technology and Intellectual Property

Synchrologic relies on a combination of copyright, trademark, patent, and trade secret laws, confidentiality agreements, and contractual provisions to protect its intellectual property. Synchrologic currently holds one patent, and it has a number of patent applications in process. However, Synchrologic believes that these laws and agreements afford the company only limited protection. Despite Synchrologic’s efforts to protect its intellectual property, unauthorized parties may infringe upon Synchrologic’s proprietary rights. In addition, the laws of some countries do not provide as much protection of Synchrologic’s proprietary rights as do the laws of the United States. Synchrologic currently holds trademarks in the United States for the following names: Synchrologic, Email Accelerator, ReadySync, SyncXpress, and Mobile Outlook.

Properties

Synchrologic’s principal administrative, sales, marketing, customer support and research and development facility is located at its headquarters in Alpharetta, Georgia. Synchrologic currently occupies approximately 22,000 square feet in this facility under an operating lease which expires in December 2004. Synchrologic believes that this facility should be adequate for its needs for at least the next twelve months. Synchrologic believes that suitable additional facilities will be available as needed on commercially reasonable terms should it need them. Synchrologic also has a sales office in Milan, Italy which it occupies under an operating lease on a month-to-month basis.

Legal Proceedings

From time to time, Synchrologic may be involved in litigation relating to claims arising out of its operations in the normal course of business. As of the date of this joint proxy statement/prospectus, Synchrologic is not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on Synchrologic’s business, financial condition, operating results or cash flow.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF SYNCHROLOGIC

The following discussion and analysis of Synchrologic’s financial condition and results of operations should be read in conjunction with, and are derived from, Synchrologic’s consolidated financial statements and accompanying notes appearing on pages F-2 through F-34, as well as the other information included in this joint proxy statement/prospectus. In addition to historical information, this discussion and analysis includes forward-looking statements that are based on current expectations. Forward-looking statements involve risks, uncertainties and assumptions, which could cause actual results to differ materially from current expectations as set forth in the following discussion and analysis. See “Statements Regarding Forward-Looking Information” beginning on page 23.

The term “Synchrologic” is used to refer to the business of Synchrologic, Inc. and its subsidiaries.

Overview

Synchrologic develops, markets and supports comprehensive mobile and wireless infrastructure software for enterprises, software vendors and service providers to enable mobile users to access business applications, corporate groupware applications, and files on mobile computing devices such as laptops, handheld organizers/computers, and mobile phones. The Synchrologic software improves the productivity of business professionals who require access to current information, whether they are in or out of the office. In addition, the Synchrologic software helps corporate IT professionals keep support costs down and remotely manage mobile devices, install software, track hardware and software assets and perform backup, and restore operations on valuable data on these devices. The Synchrologic Mobile Suite (defined below) provides enterprises with a comprehensive infrastructure solution for taking advantage of and managing the rapid adoption of mobile and wireless devices.

Synchrologic currently markets four core software products that can be purchased together, as its “Mobile Suite,” or in any combination. Synchrologic’s products are as follows:

•	Synchrologic Email Accelerator – provides a centrally managed, server-based mechanism for synchronizing email and PIM to mobile computing devices over wireless or wire line connections;

•	Synchrologic Data Sync – synchronizes enterprise business application data, such as Customer Relationship Management and specialized industry applications, residing on enterprise servers to mobile computing devices;

•	Synchrologic File Sync – updates electronic versions of a user’s portfolio of documents, such as sales literature, policies and procedures and operational reports, on the user’s mobile device. Working files can also be backed up from the mobile device to the server at the same time; and

•	Synchrologic Systems Management – offers information technology staff remote management capabilities of mobile devices including software installation and upgrade capability, device configuration, backup and hardware and software asset inventory.

Synchrologic markets its software to business and governmental organizations, value added resellers and to software application vendors who integrate Synchrologic’s software into their products for license to end users (OEM). Synchrologic operates its business in one industry segment: synchronization software and services.

Application of Critical Accounting Policies and Estimates

Synchrologic’s Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses Synchrologic’s consolidated financial statements appearing on pages F-2 through F-34, which have been prepared using accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Synchrologic to make numerous estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the financial statement date and the reported amounts of revenues and expenses for the reporting periods. On an ongoing basis, Synchrologic evaluates its estimates and judgments, including those related to revenue recognition, valuation allowances and accrued liabilities. Synchrologic bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates and assumptions.

Revenue Recognition.    Synchrologic derives revenue from licensing the right to use its software (license revenue) and from consulting, maintenance and support services for Synchrologic’s software products (services revenue).

Synchrologic’s software is typically licensed to end users under a perpetual license for which it receives a one-time license fee. Synchrologic’s OEM customers generally pay a royalty for the software they license from Synchrologic to integrate into their products. Synchrologic generally licenses its software on a per user or per device basis.

Services revenue consists of fees from professional services for training and consulting, as well as maintenance and support services. Fees for professional services for training and consulting are generally based upon agreed upon hourly rates and include reimbursement by customers for out of pocket costs incurred by Synchrologic in delivering such services. Synchrologic’s consulting services are generally not essential to the functionality of its software, as Synchrologic’s products are delivered fully functional and implementation generally does not require significant modification or alteration. Accordingly, revenue from consulting services is generally accounted for separately from license fee revenue and is recognized as the services are performed. Fees from maintenance and customer support are generally prepaid under twelve month arrangements with customers. Maintenance, which includes updates and upgrades of Synchrologic’s software, and customer support fees are recognized as revenue ratably over the period of the service arrangement.

Synchrologic recognizes revenue in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 97-2, “Software Revenue Recognition” and SOP No. 98-9, “Modifications of 97-2 with Respect to Certain Transactions,” and associated interpretations. License fees are recognized as revenue when the license agreement is signed, the license fees are fixed and determinable, delivery of the software has occurred, and collectibility of fees is considered probable. Revenue is deferred when an arrangement calls for future delivery of products or services for which Synchrologic has not established vendor-specific objective evidence to allocate a portion of the fee to the undelivered element. In such cases, revenue is recognized when the undelivered elements or services are delivered or performed or vendor-specific objective evidence exists. When undelivered elements consist of development services for features or functionality that are essential to the operation of Synchrologic’s software, associated fees are recognized using the percentage-of-completion method of accounting. Royalty revenue from OEM’s is generally recognized when reported to Synchrologic by the OEM’s and all applicable revenue recognition criteria have been met. Synchrologic often requires payment of a nonrefundable royalty fee in arrangements with OEM’s. In such cases, revenue is recognized when the license agreement is signed, the license fees are fixed and determinable, delivery of the software has occurred, and collectibility of the fees is considered probable. Revenue from arrangements with OEM’s which involve significant future obligations of Synchrologic are generally recognized as such obligations are fulfilled and associated fees are earned and payable

When arrangements with customers involve a combination of software and service elements, the associated elements are unbundled and fees are allocated to individual elements based upon vendor specific objective evidence of fair value and recognized as revenue in accordance with the practices set forth above. Deferred revenue in Synchrologic’s consolidated balance sheets represents payments received from customers or billings invoiced to customers in advance of revenue recognition.

Allowance for Doubtful Accounts.    Synchrologic maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Synchrologic records the provision for doubtful accounts in general and administrative expenses. The amount of its reserve is based on historical experience and analysis of specific accounts outstanding including the age of individual accounts receivable, customer creditworthiness, changes in customer payment trends and current economic trends. If any of these factors deteriorate, Synchrologic would be required to provide additional allowances, which would increase operating expenses.

Research and Development and Software Development Costs.    Under Statement of Financial Accounting Standards (SFAS) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” capitalization of software development costs begins upon establishing technological feasibility of a product. Establishing technological feasibility, and the ongoing assessment of the recoverability of these costs, requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technology. To date, research and development costs incurred subsequent to establishing technological feasibility of Synchrologic’s software products have not been material and Synchrologic has expensed all research and development costs as incurred.

Stock-Based Compensation.    Synchrologic applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including Financial Accounting Standards Board (FASB) Interpretation No. 44, “Accounting for Certain Transactions Involving Stock-Based Compensation an Interpretation of APB Opinion No. 25,” issued in March 2000, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the then current market price of the underlying stock exceeds the exercise price. SFAS No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, Synchrologic has elected to continue applying the intrinsic value-based method of accounting described above and adopt the disclosure-only requirements of SFAS No. 123.

Income Taxes.    Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realization of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Based upon the uncertainty surrounding the realization of potential benefits associated with the Company’s operating loss carryforwards, management has recorded a valuation allowance to reduce the asset to zero.

Comparison of Six Months Ended June 30, 2003 to Six Months Ended June 30, 2002

Results of Operations

	Six Months Ended June 30,
	2003	Percent of Revenues	2002	Percent of Revenues
Revenues:
Software license fees	$2,540,024	44.2%	$2,175,803	55.4%
Services fees	3,209,685	55.8	1,752,271	44.6

Total revenues	5,749,709	100.0	3,928,074	100.0

Costs of revenues:
Software license fees	26,858.5		26,851.7
Services fees	1,014,583	17.6	1,639,758	41.7

Total cost of revenues	1,041,441	18.1	1,666,609	42.4

Gross profit	4,708,268	81.9	2,261,465	57.6
Operating expenses:
Research and development	2,170,523	37.8	2,860,779	72.9
Sales and marketing	1,881,126	32.7	3,008,843	76.6
General and administrative	1,229,872	21.4	1,191,074	30.3

Total operating expenses	5,281,521	91.9	7,060,696	179.8

Loss from operations	(573,253)	(10.0)	(4,799,231)	(122.2)

Interest expense	(114,413)	(1.9)	(54,930)	(1.4)
Interest income	13,037.2		34,969.9

Net loss	$(674,629)	(11.7)%	$(4,819,192)	(122.7)%

Revenues.    Total revenues increased 46.4% in the first half of 2003 as compared to the same period of 2002. Software license fees increased 16.7% when comparing these periods, principally due to increased sales of newer products including Synchrologic Email Accelerator (SEA) and Synchrologic Systems Management (SSM). SEA was first released for general availability in the market in mid year 2002, and made a positive contribution to revenues in 2003. In addition, Synchrologic was able to secure additional OEM purchases in the first six months of 2003 for both SEA and SSM. Sales of Synchrologic Data Sync (SDS) declined slightly when comparing the first six months of 2003 with the first six months of 2002 as continued weakness in the economy has lengthened sales cycles and large-scale deployments of that product.

Services fees, which include fees for consulting (principally fine tuning the operation of Synchrologic’s software), training and maintenance and support, increased in 2003 by 83.2%. The majority of the increase was from higher consulting services fees. In late June 2002, Synchrologic entered into a one-year agreement with a customer to provide dedicated consultants to manage the operations of an installation of its SDS product at the customer’s location. Based on the overall success of the arrangement, Synchrologic extended this agreement for an additional 18 months beginning in July 2003. Synchrologic’s consulting revenues also increased from implementation assistance for other new and ongoing deployments of its SDS product during the first half of 2003. Also contributing to the increase in services fees in the first half of 2003, was revenue from maintenance and support services which grew as a result of increased license revenues.

Costs of Revenues.    Costs of revenues from software license fees consist primarily of royalties paid to third parties for software and content Synchrologic licenses for inclusion in its products. These costs declined as a percent of revenue in the first half of 2003 as Synchrologic reduced the amount of certain third party software and content included in its software.

Costs of revenues services fees consists primarily of compensation and related costs associated with consulting, customer support and training services and associated overhead. These costs decreased in the first six months of 2003 to $1,014,583, or 17.6% of revenue, from $1,639,758, or 41.7% of revenues, in the first six months of 2002. This decrease is mainly due to a reduction in Synchrologic’s consulting headcount and a 10% salary reduction program Synchrologic implemented in October 2002 for most of its employees. Synchrologic’s utilization of consultants improved in the latter half of 2002 and first half of 2003 as a result of Synchrologic’s ability to provide dedicated consultants to longer-term engagements in support of deployments of its SDS product. Synchrologic also reduced travel and other costs for consultants over this period by hiring locally-based staff for dedicated projects.

Gross Profit.    Declines in costs of revenues, coupled with increases in corresponding software license and services fees revenues, in the first half of 2003, as compared with the first half of 2002, resulted in improvements in Synchrologic’s gross profit margin in the first half of 2003. Accordingly, Synchrologic’s gross profit increased to $4,708,268 in the first half of 2003 from $2,261,465 in the first half of 2002, and its gross profit margin improved to 81.9% of revenues in the first half of 2003 from 57.6% of revenues in the comparable period in 2002.

Research and Development.    Research and development expenses consists mainly of compensation and related costs associated with the development of new products, the enhancement of existing products, quality assurance and testing. These costs decreased to $2,170,523, or 37.8% of revenue, in the first six months of 2003 as compared with $2,860,779, or 72.9% of revenue, in the first six months of 2002. These costs declined as Synchrologic lowered headcount in development and quality assurance functions in the latter half of 2002 and reduced the base salary for most research and development employees through the salary reduction plan described above. These actions were part of ongoing company-wide cost reduction initiatives taken in response to continuing unfavorable economic conditions. Synchrologic also decreased its utilization of independent contractors for software development in the first six months of 2003 which also contributed to cost declines in that period. These incremental development resources were utilized principally in connection with development of Synchrologic’s SEA product and were no longer needed after release of this product to the market in mid year 2002.

Sales and Marketing.    Sales and marketing expenses consist mainly of compensation and other personnel costs, including commissions, travel and the cost associated with marketing programs, including trade shows, seminars and promotions, as well as associated overhead. Sales and marketing costs decreased to $1,881,126, or 32.7% of revenue, in the first six months of 2003 from $3,008,843, or 76.6% of revenue, in the first six months of 2002. These costs declined in the first six months of 2003 in connection with the reorganization of Synchrologic’s sales force and associated headcount reductions. The reorganization was designed to flatten the reporting structure and improve operational productivity of the sales organization. Synchrologic also reduced headcount in its marketing organization and decreased its spending on marketing programs during the latter part of 2002 and throughout the first half of 2003. In addition, Synchrologic reduced the base salary of most sales and marketing staff through the salary reduction plan implemented in October 2002.

General and Administrative.    General and administrative expenses increased to $1,229,872 in the first half of 2003 from $1,191,074 in the same period in 2002, but decreased as a percent of revenues to 21.4% in the first half of 2003 from 30.3% in the same period in 2002. The increase in general and administrative costs results principally from legal fees of $536,086 incurred in defense of a patent infringement lawsuit filed against Synchrologic by Pumatech in December 2002. Also, certain of Synchrologic’s executive officers elected a voluntary pay reduction in June 2001 and were paid nominal salaries in exchange for the grant of stock options. The voluntary pay reduction program ended in June 2002 and associated salaries were reinstated which increased compensation expense for the six months ended June 30, 2003 as compared to the same period in 2002. The increase in general and administrative costs caused by these factors was offset in part by a reduction in administrative headcount, the implementation of the salary reduction plan for most executive and administrative staff in October 2002 and reductions in other general and administrative costs from ongoing cost reduction activities. In addition, Synchrologic recorded an expense of $299,500 in the period ended June 30, 2002 as a result of forgiving the interest on a stock subscription receivable due from one of Synchrologic’s executive officers. Synchrologic recorded no similar expense in the six months ended June 30, 2003.

Interest Expense.    Interest expense increased to $114,413 in the period ended June 30, 2003 from $54,930 in the period ended June 30, 2002. Synchrologic’s interest expense results from borrowings under a credit facility entered into with a bank in April 2002. The credit facility provides for borrowings of up to $4.25 million and is comprised of a $1.75 million term loan with a 33 month maturity and $2.5 million under a revolving loan with a 12 month maturity. Synchrologic borrowed the entire term loan amount of $1.75 million at closing in April 2002 and $817,000 under the revolving loan in the latter half of 2002. Interest expense increased in the first six months of 2003 as compared to the first six months of 2002 because these borrowings were outstanding for all six months in the 2003 period. Synchrologic renewed its revolving loan with the bank for an additional twelve month period in April 2003.

Interest Income.    Interest income decreased in the period ended June 30, 2003 to $13,037 from $34,969 in the period ended June 30, 2002 due to lower average cash balances and decreasing interest rates during the first half of 2003 as compared with the same period in 2002.

Income Taxes.    Synchrologic recorded no income tax provision or benefit in the six month periods ended June 30, 2003 and 2002. Although Synchrologic had operating loss carryforwards available to offset future taxable income at both June 30, 2003 and June 30, 2002, given the uncertainty surrounding utilization of these carryforwards, Synchrologic has maintained a valuation allowance against these potential future tax benefits which reduces the deferred income tax asset to zero.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

Results of Operations

	Years Ended December 31,
	2002	Percent of Revenues	2001	Percent of Revenues
Revenues:
Software license fees	$5,516,856	55.1%	$5,366,123	73.9%
Services fees	4,493,882	44.9	1,893,529	26.1

Total revenues	10,010,738	100.0	7,259,652	100.0

Costs of revenues:
Software license fees	49,583.5		51,366.7
Services fees	3,370,438	33.7	2,802,323	38.6

Total costs of revenues	3,420,021	34.2	2,853,689	39.3

Gross profit	6,590,717	65.8	4,405,963	60.7
Operating expenses:
Research and development	5,448,085	54.4	6,427,854	88.6
Sales and marketing	5,070,326	50.7	7,115,106	98.0
General and administrative	2,213,376	22.1	1,709,015	23.5

Total operating expenses	12,731,787	127.2	15,251,975	210.1

Loss from operations	(6,141,070)	(61.4)	(10,846,012)	(149.4)

Interest expense	(179,454)	(1.8)	(637)	—
Interest income	45,667.5		458,489	6.3

Net loss	$(6,274,857)	(62.7)%	$(10,388,160)	(143.1)%

Revenues.    Total revenues increased 37.9% to $10,010,738 in the year ended December 31, 2002 from $7,259,652 in the year ended December 31, 2001. Software license fees increased 2.8% to $5,516,856 in the year ended December 31, 2002 as compared to $5,366,123 in the year ended December 31, 2001. License revenues from Synchrologic’s SDS, SFS and SSM products grew in fiscal year 2002 over fiscal year 2001. The launch of a new product, SEA, in mid-year 2002 also contributed to year over year revenue growth.

Services revenue increased 137.3% to $4,493,882 in the year ended December 31, 2002 from $1,893,529 in the year ended December 31, 2001. The majority of the increase was driven by consulting services provided in connection with deployments of Synchrologic’s SDS product. In addition, in June 2002 Synchrologic entered into a one-year agreement with a customer to provide dedicated consultants to manage post-implementation operation of its SDS product at the customer’s location.

Costs of Revenues.    Costs of revenues from software license fees, which consists primarily of royalties, and cost of product media and packaging, decreased $1,783 in the year ended December 31, 2002 as compared with the year ended December 31, 2001. These costs declined in fiscal year 2002 as Synchrologic reduced the amount of third party software and services included in its products.

Costs of services fees revenue increased in fiscal year 2002 to $3,370,438 from $2,802,323 in fiscal year 2001, but decreased as percent of revenue to 33.7% in fiscal year 2002 from 38.6% of revenue in fiscal year 2001. Total costs rose in fiscal year 2002 mainly due to increased headcount and higher commissions on increased consulting revenues. Synchrologic added consulting headcount in late 2001 to staff its European operations and to support increasing demand for its consulting services. However, costs of services fees revenue decreased as a percentage of revenue in fiscal year 2002 as compared with fiscal year 2001 as Synchrologic improved the utilization of its consultants in connection with deployments of its SDS product throughout 2002. A significant factor in improved consultant utilization in fiscal year 2002, and as mentioned in “Revenues” above, was Synchrologic’s arrangement with a customer to provide dedicated consultants to manage day-to-day operation of its SDS software at the customer’s facilities. Cost increases from higher commissions and hiring in 2002 were offset in part by the salary reduction plan implemented in October 2002.

Gross Profit.    The better utilization of Synchrologic’s consulting resources, coupled with increasing revenues, resulted in an increase in Synchrologic’s gross profit to $6,590,717, or a 65.8% gross profit margin, in 2002, as compared with gross profit of $4,405,963, or a 60.7% gross profit margin, in 2001.

Research and Development.    Research and development costs decreased to $5,448,085, or 54.4% of revenue, in fiscal year 2002, as compared with $6,427,854, or 88.6% of revenue, in fiscal year 2001. Synchrologic reduced headcount in its development, quality assurance and product management functions in the latter half of 2001 and throughout 2002 as it responded to continuing unfavorable economic conditions. Synchrologic also incurred significant costs in 2001 to initially localize some of its products for distribution in Europe. Localization costs were not significant in 2002. In addition, Synchrologic began to reduce its utilization of independent contractors for software development in the latter half of 2001. Synchrologic utilized incremental development resources throughout 2001 and during the first half of 2002 as it developed its new SEA product, which was released for general availability in mid-year 2002.

Sales and Marketing.    Sales and marketing costs decreased to $5,070,326, or 50.7% of revenue, in fiscal year 2002, from $7,115,106, or 98.0% of revenue, in fiscal year 2001. Throughout the last half of 2001 and all of 2002, Synchrologic reduced its sales and marketing costs. Synchrologic reduced its spending on marketing programs, including trade shows, seminars and promotions, by approximately $1.2 million in 2002 as compared with 2001. Synchrologic also eliminated certain marketing positions and centralized its worldwide marketing function in the United States. Additionally, in the last half of 2002, Synchrologic reorganized its sales organization by flattening the organization’s reporting structure. This action involved eliminating certain positions in Synchrologic’s sales organization. Synchrologic also reduced the base salary of affected sales and marketing staff through the salary reduction plan implemented in October 2002.

General and Administrative.    General and administrative expenses increased to $2,213,376 in the year ended December 31, 2002 from $1,709,015 in the year ended December 31, 2001, but decreased as a percent of revenues to 22.1% in fiscal year 2002 from 23.5% in fiscal year 2001. The majority of the increase in total general and administrative expenses resulted from an expense of $299,500 Synchrologic recorded in 2002 to reflect interest it forgave on a stock subscription receivable due from one of Synchrologic’s executive officers. Synchrologic also increased its provision for uncollectible accounts in fiscal year 2002 in correlation with its increase in revenues and to provide for several specific credit risks. In addition, legal and accounting fees increased in fiscal year 2002 as compared with fiscal year 2001 mainly due to the initial organization and ongoing administrative costs of Synchrologic’s European subsidiaries. These increases were offset in part by a reduction in Synchrologic’s administrative headcount in fiscal year 2002, as the company eliminated certain positions from its European operations by centralizing these administration functions in the United States and the salary reduction plan implemented in October 2002.

Interest Expense.    Interest expense increased to $179,454 in fiscal year 2002 from $637 in fiscal year 2001. Synchrologic incurred interest expense in 2002 for borrowings under a credit facility with a bank, which it entered into in April 2002. The credit facility provides for borrowings of up to $4.25 million comprised of a term loan component of $1.75 million and $2.5 million under a revolving loan. Synchrologic borrowed the entire term loan amount of $1.75 million at closing in April 2002. In addition, Synchrologic borrowed $817,000 under the revolving loan component during the last half of 2002.

Interest Income.     Interest income decreased in the year ended December 31, 2002 to $45,667 from $458,489 in the year ended December 31, 2001 due to lower average cash balances during fiscal year 2002 as compared with fiscal year 2001 and falling interest rates. The higher average cash balances in 2001 resulted from net proceeds received of approximately $18.8 million upon completion of Synchrologic’s Series D convertible preferred stock financing in August 2000.

Income Taxes.    Synchrologic recorded no income tax provision or benefit for the years ended December 31, 2002 and 2001. Although Synchrologic has operating loss carryforwards available to offset future taxable income, given the uncertainty surrounding utilization of these potential future tax benefits, Synchrologic maintains a valuation allowance which reduces the associated deferred income tax asset to zero.

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000

Results of Operations

	Years Ended December 31,
	2001	Percent of Revenues	2000	Percent of Revenues
Revenues:
Software license fees	$5,366,123	73.9%	$3,936,823	73.4%
Services fees	1,893,529	26.1	1,423,536	26.6

Total revenues	7,259,652	100.0	5,360,359	100.0

Costs of revenues:
Software license fees	51,366.7		49,797.9
Services fees	2,802,323	38.6	1,864,389	34.8

Total costs of revenues	2,853,689	39.3	1,914,186	35.7

Gross profit	4,405,963	60.7	3,446,173	64.3
Operating expenses:
Research and development	6,427,854	88.6	4,680,920	87.3
Sales and marketing	7,115,106	98.0	5,016,647	93.6
General and administrative	1,709,015	23.5	1,474,556	27.5

Total operating expenses	15,251,975	210.1	11,172,123	208.4

Loss from operations	(10,846,012)	(149.4)	(7,725,950)	(144.1)

Interest expense	(637)	0.0	(245,131)	(4.6)
Interest income	458,489	6.3	466,451	8.7

Net loss	$(10,388,160)	(143.1)%	$(7,504,630)	(140.0)%

Revenues.    Total revenues increased to $7,259,652 in the year ended December 31, 2001 from $5,360,359 in the year ended December 31, 2000 for a 35.4% year over year increase. Software license fees grew to $5,366,123 in fiscal year 2001 from $3,936,823 in fiscal year 2000, or a 36.3% year over year increase. In 2001, Synchrologic began to derive revenue from an expanded product offering consisting of both new and enhanced products. In 1999, Synchrologic began an initiative to complement its legacy data synchronization product with other internally developed products designed to address the comprehensive set of issues faced by an enterprise when embracing mobile computing. This initiative involved significant enhancements to existing products and culminated in the suite of products Synchrologic first began marketing in late 1999 as the Synchrologic iMobile Suite, including iMobile File Distribution (predecessor to Synchrologic File Sync), iMobile Software Distribution (predecessor to Synchrologic Systems Management) and iMobile Data Sync (predecessor to Synchrologic Data Sync). In addition, in late 2000 Synchrologic launched its first server-based email and PIM synchronization product, RealSync Server. Revenues from each of the company’s products increased in 2001 as market penetration improved. Prior to 2001, the majority of Synchrologic’s license revenue was derived from the sale of its iMobile Data Synchronization product.

Revenue from services fees rose to $1,893,529 in fiscal year 2001 from $1,423,536 in fiscal year 2000, an increase of 33.0%. Revenue from maintenance and support and consulting services grew in 2001. The increase in maintenance and support services revenue correlated with growth in software license fee revenue. Most of Synchrologic’s customers elect to purchase maintenance and support services on an annual basis and the majority of its customers elect to renew these arrangements annually. Growth in Synchrologic’s consulting revenues in 2001 was attributable to implementation services associated with the iMobile Data Sync product which experienced considerable growth in fiscal year 2001.

Costs of Revenues.    Costs of revenues from software license fees increased to $51,366 in the year ended December 31, 2001 from $49,797 in the year ended December 31, 2002. This increase was less than the growth in Synchrologic’s software license fee revenue, as the mix of Synchrologic’s license revenues shifted to products requiring less third party software.

Costs of services fees revenue increased in fiscal year 2001 to $2,802,323, or 38.6% of revenue, from $1,864,389, or 34.8% of revenue, in fiscal year 2000. The increase was mainly due to additional consulting headcount and associated personnel costs. Synchrologic added consultants in late 2000 and throughout 2001 largely to staff its newly established European operations. It also hired a manager to lead its customer support organization in 2000.

Gross Profit.    Synchrologic’s total cost of revenues increased as a percentage of revenue in fiscal year 2001 to 39.3% as compared with 35.7% in fiscal year 2000. This increase resulted principally from lower company-wide utilization of consultants as Synchrologic’s newly hired European consultants were not as fully-utilized as the United States consultants for most of 2001. Accordingly, although gross profit increased to $4,405,963 in fiscal year 2001 from $3,446,173 in fiscal year 2000 due to higher revenue from license fees, the gross profit margin declined to 60.7% in fiscal year 2001 from 64.3% in fiscal year 2000 largely due to the underutilization of consultants described above.

Research and Development.    Research and development costs increased to $6,427,854, or 88.6% of revenue, in fiscal year 2001, as compared with $4,680,920, or 87.3% of revenue, in fiscal year 2000. The increase in research and development costs results from Synchrologic’s strategy to broaden its product offerings with internally developed technology and products. Compensation and related personnel costs in these areas were higher in fiscal year 2001 as compared with fiscal year 2000, as the company increased the headcount of its development and quality assurance staff throughout the latter part of 2000 and first half of 2001. Synchrologic also incurred significant costs in 2001 to initially localize some of its products for distribution in Europe.

Sales and Marketing.    Sales and marketing costs increased to 7,115,106, or 98.0% of revenue, in fiscal year 2001, from $5,016,647, or 93.6% of revenue, in fiscal year 2000. Synchrologic increased headcount in both its marketing and sales organizations in 2001, the most significant of which was the staffing of sales representatives in Synchrologic’s newly established European offices. In addition, Synchrologic hired additional sales headcount domestically to increase its focus on OEM and reseller channels. Synchrologic also increased spending in 2001 on marketing programs as part of efforts to increase the awareness of its products.

General and Administrative.    General and administrative expenses increased to $1,709,015 in the year ended December 31, 2001 from $1,474,556 in the year ended December 31, 2000, but decreased as a percent of revenues to 23.5% in fiscal year 2001 from 27.5% in fiscal year 2000. The increase in general and administrative costs in fiscal year 2001 resulted mainly from the full year effect of hiring activity which occurred in late 2000. Synchrologic also experienced increases in legal and accounting fees in 2001 primarily due to the initial organization and ongoing administration of the company’s European subsidiaries in Germany and Italy, both of which were legally established in 2001. These increases were offset in part by voluntary salary reductions begun in June 2001 by certain members of executive management. The participants voluntarily took salary reductions for a one-year period and received stock options in the company granted with exercise prices determined based upon market rates and a vesting period correlating with the salary reduction period.

Interest Expense.    Interest expense was $637 in fiscal year 2001 as compared with $245,131 in fiscal year 2000. Interest expense in fiscal year 2000 resulted from $2.0 million of convertible subordinated notes issued by the company to two shareholders as a bridge loan in connection with the Series D convertible preferred stock financing which closed in August 2000. The notes were subsequently converted into Series D convertible preferred stock by the note holders. Synchrologic also recognized interest expense of $204,141 in fiscal year 2000 to reflect the fair value associated with the issuance of warrants to purchase 45,112 shares of Synchrologic’s common stock to the holders of the convertible subordinated notes as part of the bridge loan.

Interest Income.    Interest income decreased in fiscal year 2001 to $458,489 from $466,451 in fiscal year 2000 due to lower average cash balances during fiscal year 2001 as compared with fiscal year 2000 and falling interest rates. The higher average cash balances in fiscal year 2000 resulted from the net proceeds the company received of approximately $18.8 million upon completion of its Series D convertible preferred stock financing in August 2000.

Income Taxes.    Synchrologic recorded no income tax provision or benefit for the years ended December 31, 2001 and 2000. Although Synchrologic has operating loss carryforwards available to offset future taxable income, given the uncertainty surrounding utilization of these potential future tax benefits, Synchrologic maintains a valuation allowance which reduces the associated deferred income tax asset to zero.

Liquidity and Capital Resources

Since its inception, Synchrologic has financed its operations primarily from the private sale of common and mandatorily redeemable securities. Through June 30, 2003, Synchrologic has raised approximately $34 million from the sale of its Series A, B, C and D convertible preferred stock and common stock. Synchrologic’s last round of equity financing, Series D convertible preferred stock, was completed in August 2000 with net proceeds of approximately $18.8 million. Synchrologic’s principal sources of liquidity as of June 30, 2003 were cash and cash equivalents of $2,631,733 and a bank credit facility.

Synchrologic’s bank credit facility provides borrowings of up to $4.25 million consisting of a $1.75 million term loan and a $2.5 million revolving loan. Borrowings under the revolving loan are generally limited to 80% of accounts receivable less than 90 days aged from invoice date and are subject to certain concentration limits. At June 30, 2003, borrowings of $817,000 were outstanding under the revolving loan and Synchrologic had additional borrowing capacity of approximately $626,000.

Borrowings under the term note bear interest at a fixed rate of 8% per annum with principal and interest payable monthly through the maturity date of January 5, 2005. Interest on borrowings under the revolving loan is payable monthly at a variable rate of interest based on the lender’s prime rate plus 75 basis points. Synchrologic’s interest rate under the revolving loan was 5.00% at June 30, 2003. Substantially all of Synchrologic’s assets secure borrowings under the bank credit facility. Additionally, the company must comply with certain financial and other covenants. As of June 30, 2003, Synchrologic was in compliance with all such covenants. The revolving loan matures on April 1, 2004.

The following table describes Synchrologic’s future commitments to settle non-cancellable contractual obligations in cash for the six months ended December 31, 2003 and the years ended December 31, 2004 and 2005 as of June 30, 2003:

	2003	2004	2005	Total
Operating leases	$233,950	$481,850	$—	$715,800
Term loan	425,603	903,840	78,624	1,408,067
Revolving loan	—	817,000	—	817,000

Totals	$659,553	$2,202,690	$78,624	$2,940,867

Synchrologic’s articles of incorporation confer various preferential rights to the holders of the company’s Series A, B, C and D convertible preferred stock. In particular, at any time after August 25, 2005 a majority of the holders of the company’s Series D convertible preferred stock can call for redemption of all of the then outstanding shares of the company’s preferred stock in the amount of the original purchase price paid for such shares plus all declared but unpaid dividends. As of June 30, 2003, the aggregate redemption value of Synchrologic’s preferred stock was $31,720,000.

Synchrologic has generated historical operating losses and incurred net losses of $674,629 for the six months ended June 30, 2003 and $6,274,857 for the year ended December 31, 2002. Despite historical operating losses, Synchrologic believes that its existing cash balances, together with its bank credit facility and expected cash generated from operating activities, will be sufficient to fund its anticipated operating cash, capital expenditure and debt service requirements for the next twelve months. Synchrologic’s belief is based upon improving operating results achieved during the latter part of 2002 and first half of 2003. It is also based upon certain estimates and assumptions about the company’s future operations that depend upon the achievement of certain revenue and expense levels and maintaining continued compliance with restrictive covenants under its bank credit facility. If these operating assumptions are not achieved, Synchrologic will be required to obtain additional cash to fund its operations within the next twelve months. This will require Synchrologic to sell additional equity securities or seek additional debt financing and may require the company to modify or replace its current bank credit facility and restructure existing agreements with the holders of its outstanding shares of preferred stock. There can be no guarantee that Synchrologic will be successful in securing additional cash on favorable terms or at all.

Quantitative and Qualitative Disclosure Regarding Market Risk

Synchrologic’s primary exposure to market risk for changes in interest rates relates primarily to the amount of interest expense it pays for borrowings under its revolving loan. Such borrowings bear interest at a rate based upon the lender’s prime rate, which is variable. At June 30, 2003, Synchrologic had borrowings outstanding under the revolving loan in the amount of $817,000 at an interest rate of 5%. A 10% increase in interest rates would increase Synchrologic’s annual interest expense by approximately $4,085 based upon the amount of borrowings outstanding under the revolving loan at June 30, 2003.

Synchrologic conducts business on a global basis in international currencies and it is exposed to beneficial and adverse changes in foreign currency exchange rates. Through June 30, 2003, Synchrologic has used no foreign currency exchange contracts to minimize this risk. The Company’s cross-border revenue transactions have not been significant to date and therefore the Company’s exposure to changes in foreign currency exchange rates has not been significant.

Recent Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force (EITF) Issue No. 94-3. SFAS No. 146 is effective for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost was recognized at the date of the commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The Company adopted the provisions of SFAS No. 146 effective January 1, 2003. The adoption of this standard did not have any impact on the Company’s consolidated financial statements.

In November 2002, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 45 (“FIN No. 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee or indemnification. FIN No. 45 also requires additional disclosure by a guarantor in its interim and annual financial statements about its obligations under certain guarantees and indemnifications. The initial recognition and measurement provisions of FIN No. 45 are applicable for guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Synchrologic adopted the recognition and measurement provisions of FIN No. 45 prospectively and the adoption did not have an impact on Synchrologic’s consolidated financial statements.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Synchrologic does not expect the adoption of EITF Issue No. 00-21 to have a material impact on its financial position or results of operations.

In December 2002, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure.” SFAS No. 148 amended SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. It also requires additional disclosures about the effects on reported net income of an entity’s accounting policy with respect to stock-based employee compensation. Synchrologic has elected to adopt the transition and disclosure requirements of SFAS No. 148 which are effective for fiscal years ending after December 15, 2002 and has elected to continue to account for employee stock options under Accounting Principles Board (“APB”) Opinion No. 25. The interim disclosure requirements are effective for interim periods commencing after December 15, 2002.

In January 2003, the FASB issued Interpretation No. 46 (“FIN No. 46”), “Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51.” FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. Synchrologic does not expect adoption of FIN No. 46 to have any impact on its financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that certain financial instruments that are settled in cash, including certain types of mandatorily redeemable securities, be classified as liabilities rather than as equity or temporary equity. SFAS No. 150 becomes effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003 except for private companies like Synchrologic in which the effective date is January 1, 2004. Synchrologic has not determined the impact of SFAS No. 150 on its 2004 consolidated financial statements.

SYNCHROLOGIC’S MANAGEMENT

Synchrologic’s executive officers and key employees, and their respective ages, as of October 21, 2003 are as follows:

Name	Age	Position
Said Mohammadioun	56	Chief Executive Officer and Chairman of the Board
John Dancu	44	President and Chief Operating Officer
Douglas Hadaway	41	Chief Financial Officer
Kenneth Barwick	55	Senior Vice President of Sales
William Jones	39	Vice President of Product Management
Kyle Truax	41	Vice President of Professional Services and Customer Support

Said Mohammadioun.    Mr. Mohammadioun joined Synchrologic in October 1996 as Synchrologic’s Chief Executive Officer. He has also been Chairman of Synchrologic’s Board of Directors since October 1995. From 1990 to 1995, he was a vice-president at Lotus Development Corporation, responsible for several product divisions, including word processing, graphics, and advanced spreadsheets. From 1983 to 1990, he was the Chief Executive Officer of Samna Corporation, a word-processing software company founded by Mr. Mohammadioun in 1983. Samna was sold to Lotus Development Corporation in 1990.

John Dancu.    Mr. Dancu joined Synchrologic in May 2000 as its President and Chief Operating Officer. He is also a member of Synchrologic’s Board of Directors. Prior to joining Synchrologic, Mr. Dancu was President and Chief Operating Officer of Netzip, Inc, a provider of download management software for the Internet from August 1999 to (March) 2000. Netzip was acquired by RealNetworks, Inc. in January 2000. From 1995 through 1999, Mr. Dancu was Chief Operating Officer and Chief Financial Officer of K&G Men’s Center, a national men’s apparel retail company.

Douglas Hadaway.    Mr. Hadaway joined Synchrologic as its Chief Financial Officer in July 2000. Previously, he served as Chief Financial Officer for Link2Gov, Corp., an Internet enabler for government technology solutions from March 2000 to July 2000, and, prior to such time, Mr. Hadaway served as Chief Financial Officer of Netzip, Inc., a leading developer of Internet utility software, which was acquired by RealNetworks, Inc., from September 1999 to March 2000. From 1996 to 1999, Mr. Hadaway served in finance and strategy roles for Premiere Technologies, Inc., a provider of enhanced telecommunication services.

Kenneth Barwick.    Mr. Barwick joined Synchrologic in May 2003 as Senior Vice President of Sales. From September 1998 to September 2000 and from March 2002 to May 2003, he was a partner of Greyhare Partners, an Atlanta based management consulting firm focused on management consulting services and interim operational leadership. From September 2000 to March 2002, he was the president and Chief Executive Officer of RedCelsius, Inc., a customer relationship management software company. From January 1997 to August 1998, he was a Senior Vice President at Firstwave Technologies, Inc., a publicly traded provider of customer relationship software.

William Jones.    Mr. Jones joined Synchrologic as Vice President of Products and Marketing in February 1997. He most recently serves as Vice President of Product Management. From 1994 to 1997, Mr. Jones was the Senior Director of Product Management and Design for Lotus Development Corporation, a business software provider and a division of IBM since 1995.

Kyle Truax.    Mr. Truax joined Synchrologic as the Vice President of Professional Services and Customer Support in August 1998. From December 1990 to August 1998, Mr. Truax was a Regional Director of Systems Engineering at Informix Software, Inc., a database and information management solutions provider.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS AND MANAGEMENT OF SYNCHROLOGIC

The following table provides information regarding the beneficial ownership of Synchrologic’s capital stock as of October 21, 2003 by:

•	each person known by Synchrologic to be the beneficial owner of more than 5% of any class of Synchrologic capital stock;

•	each director of Synchrologic;

•	Synchrologic’s chief executive officer and its two other executive officers; and

•	all current executive officers and directors of Synchrologic as a group.

The percentage of beneficial ownership for the following table is based on 4,973,397 shares of common stock, 797,872 shares of Series A convertible preferred stock, 2,058,333 shares of Series B convertible preferred stock, 2,793,296 shares of Series C convertible preferred stock and 3,308,271 shares of Series D convertible preferred stock outstanding as of October 21, 2003. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission. Except as indicated in the footnotes and subject to community property laws, where applicable, the persons named below have sole voting and investment power with respect to all shares beneficially owned by them. Shares of Synchrologic common stock that are subject to options or warrants that may be exercised within 60 days after October 21, 2003 are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options.

Unless otherwise noted below, the address of each person listed in the table is c/o Synchrologic Inc., 200 North Point Center East, Suite 600, Alpharetta, Georgia 30022.

	Shares Beneficially Owned
	Common Stock		Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock
Name of Beneficial Owner	Number	Percent	Number	Percent	Number	Percent	Number	Percent	Number	Percent
Said Mohammadioun (1)	3,198,333	64.1%	53,191	6.7%	183,333	8.9%	57,661	2.1%	—	*
John Dancu (2)	1,012,801	18.9%	—	*	—	*	—	*	—	*
Douglas Hadaway (3)	157,500	3.1%	—	*	—	*	—	*	7,519	*
Charles Johnson (4)	30,789	*	106,383	13.3%	750,000	36.4%	214,869	7.7%	107,420	3.2%
Patrick Kerins (5)	29,323	*	—	*	—	*	1,933,820	69.2%	485,209	14.7%
William Lyman (6)	—	*	531,915	66.7%	833,333	40.5%	214,869	7.7%	150,376	4.5%
Tasha Seitz (7)	—	*	—	*	—	*	—	*	1,203,007	36.4%
Financial Technology Ventures (Q), L.P. (8)	—	*	—	*	—	*	—	*	751,880	22.7%
All executive officers and directors as a group (7 persons) (9)	4,428,746	80.8%	691,489	86.7%	1,766,666	85.8%	2,421,219	86.7%	1,953,531	59.1%

*	Less than 1.0%.
(1)	Includes 100,000 shares of common stock held in an irrevocable trust for the benefit of certain members of Mr. Mohammadioun’s family, as to which Mr. Mohammadioun disclaims beneficial ownership. Also includes 12,500 shares of common stock issuable upon the exercise of vested options.
(2)	Includes 375,001 shares of common stock issuable upon the exercise of vested options.
(3)	Includes 57,500 shares of common stock issuable upon the exercise of vested options.
(4)

Includes 15,000 shares of common stock issuable upon the exercise of vested options. Also includes 15,789 shares of common stock issuable upon the exercise of a vested warrant held by Noro-Moseley Partners III, L.P., and 106,383 shares of Series A convertible preferred stock, 750,000 shares of Series B convertible preferred stock, 214,869 shares of Series C convertible preferred stock and 107,420 shares of

Series D convertible preferred stock held by Noro-Moseley Partners III, L.P. Mr. Johnson is a principal of the general partner of Noro-Moseley Partners III, L.P. The address for Noro-Moseley Partners III, L.P. is 9 North Parkway Square, 4200 Northside Parkway, N.W., Atlanta, Georgia 30327.

(5)	Includes 29,323 shares of common stock issuable upon the exercise of a vested warrant held by Grotech Partners V, L.P. Also includes 966,910 shares of Series C convertible preferred stock held by Grotech Partners IV, L.P. Also includes 966,910 shares of Series C convertible preferred stock and 485,209 shares of Series D convertible preferred stock held by Grotech Partners V, L.P. Mr. Kerins is a principal of each of the general partners of Grotech Partners IV, L.P. and Grotech Partners V, L.P. The address for Grotech Partners IV, L.P. and Grotech Partners V, L.P. is 9690 Deereco Road, Suite 800, Timonium, Maryland 21093.
(6)	Includes 415,771 shares of Series A convertible preferred stock, 632,721 shares of Series B convertible preferred stock and 158,811 shares of Series C convertible preferred stock held by Alliance Technology Ventures, L.P.; 83,939 shares of Series A convertible preferred stock, 149,900 shares of Series B convertible preferred stock and 44,027 shares of Series C convertible preferred stock held by ATV/GP Parallel Fund, LP; and 32,205 shares of Series A convertible preferred stock, 50,712 shares of series B convertible preferred stock and 12,031 shares of Series C convertible preferred stock held by ATV/MFJ Parallel Fund, LP. Also includes 147,368 shares of Series D convertible preferred stock held by Alliance Technology Ventures II, L.P. and 3,008 shares of Series D convertible preferred stock held by ATV-II Affiliates Fund, L.P. Mr. Lyman is a principal of the management company associated with each of the general partners of Alliance Technology Ventures, L.P., ATV/GP Parallel Fund, L.P., ATV/MFJ Parallel Fund, LP, Alliance Technology Ventures II, L.P. and ATV-II Affiliates Fund, L.P. The address for each such fund is 8995 Westside Parkway, Suite 200, Alpharetta, Georgia 30004.
(7)	Includes 60,150 shares of Series D convertible preferred stock held by JK&B Capital III QIP, LP, 12,030 shares of Series D convertible preferred stock held by JK&B Capital III, Civil Law Partnership and 1,130,827 shares of Series D convertible preferred stock held by JK&B Capital III, LP. Ms. Seitz is a principal of each of the general partners of JK&B Capital III QIP, LP, JK&B Capital III Civil Law Partnership and JK&B Capital III, LP. The address for each such fund is 180 N. Stetson Ave., Suite 4500, Chicago, Illinois 60601. Ms. Seitz, a principal of JK&B Capital, LLC, the general partner of JK&B Capital III, LP, JK&B Capital III QIP, LP, and JK&B Capital III, Civil Law Partnership, disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.
(8)	Includes 26,842 shares of Series D convertible preferred stock held by Financial Technology Ventures, L.P., an affiliated fund. The address for Financial Technology Ventures (Q), L.P. and Financial Technology Ventures, L.P. is 601 California Street, Suite 2200, San Francisco, California 94108.
(9)	Includes 100,000 shares of common stock held in an irrevocable trust for the benefit of certain members of Mr. Mohammadioun’s family, as to which Mr. Mohammadioun disclaims beneficial ownership. Also includes a total of 445,001 and 45,112 shares of common stock issuable upon the exercise of vested options and warrants, respectively.

ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF PUMATECH STOCKHOLDERS

ONLY

Proposal No. 1 — Issuance of Shares in the Merger

Please refer to the section entitled “The Merger.”

Proposal No. 2 — Approval of Amendment to Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock

To provide Pumatech with sufficient shares of common stock to pursue the merger described above in Proposal No. 1, to permit the issuance of shares of common stock in any similar future transactions and to permit the possible issuance of additional shares of common stock upon exercise of the stock purchase rights described in the Pumatech Annual Report on Form 10-K for the fiscal year ended July 31, 2003, the Pumatech board of directors adopted a resolution, subject to stockholder approval, to amend Pumatech’s certificate of incorporation to increase the number of authorized shares of Pumatech common stock from 80,000,000 shares to 160,000,000 shares. Except for the merger described in Proposal No. 1, and the possible issuance of shares of common stock upon exercise of the stock purchase rights, Pumatech has no current plans, arrangements, agreements or understandings for the issuance or use of the additional shares of common stock proposed to be authorized, although Pumatech is actively exploring additional acquisitions as part of its business strategy, which may include terms obligating us to issue additional shares of common stock as compensation, and Pumatech may also consider issuing shares of common stock in a future capital raising transaction should market conditions be favorable.

If this proposal is approved by the Pumatech stockholders, then the additional common stock will become part of the existing class of common stock, and the additional shares, when issued, will have the same rights and privileges as the shares of common stock that Pumatech stockholders currently own.

The increase in the authorized common stock will not have any immediate effect on the rights of existing stockholders. The authorized shares of common stock in excess of those issued and outstanding or reserved for issuance under Pumatech’s equity compensation plans will be available for issuance at such times and for such corporate purposes as Pumatech’s board of directors may deem advisable without additional approval of the Pumatech stockholders, except as required by applicable law or the rules of The Nasdaq National Market. Upon issuance, such shares will have the same rights, preferences and privileges as the shares of common stock currently issued and outstanding. Holders of common stock have no preemptive rights.

Future issuances of Pumatech common stock could have the effect of diluting the voting rights of Pumatech’s existing stockholders and could have the effect of diluting earnings per share and book value per share of Pumatech’s existing stockholders. In addition, although Pumatech has no present intention to issue shares of common stock in the future in order to make acquisition of control of Pumatech more difficult, future issuances of common stock, with the exception of stock splits effected as dividends, could have that effect. For example, the acquisition of shares of Pumatech common stock by an entity in order to acquire control of Pumatech might be discouraged through the public or private issuance of additional shares of common stock, since such issuance would dilute the stock ownership of the acquiring entity. Common stock could also be issued to existing stockholders as a result of the exercise of stock purchase rights, as a dividend or privately placed with purchasers that might side with Pumatech’s board of directors in opposing a takeover bid, thus discouraging such bid, even if such bid provides for a premium to the then current market price for shares of Pumatech common stock and even if such bid is favored by a majority of Pumatech’s independent stockholders. The Pumatech board of directors did not propose this amendment specifically for the purpose of discouraging mergers, tender offers, proxy contests, or other changes in control, although the possible issuance of common stock upon exercise of stock purchase rights may have the effect of discouraging such potential changes of control of Pumatech.

The form of certificate of amendment to Pumatech’s certificate of incorporation is provided in Annex I to this joint proxy statement/prospectus.

If this proposal is approved by the Pumatech stockholders, the additional shares of common stock will become authorized and issuable upon the filing of a certificate of amendment as required by Delaware law, which Pumatech intends to file and record as promptly as practicable after the annual meeting. The board of directors may abandon or delay the amendment at any time before or after the annual meeting and prior to the effective date of the amendment if for any reason it deems it advisable to do so.

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of Pumatech common stock is required to approve the proposed amendment to Pumatech’s certificate of incorporation. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal, and therefore will have the same effect as a “no” vote. If there are not sufficient votes to approve the proposal at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies by the board of directors. However, no proxy voted against the proposal will be voted in favor of an adjournment or postponement of the annual meeting to solicit additional votes in favor of the proposals.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT TO PUMATECH’S CERTIFICATE OF INCORPORATION DESCRIBED ABOVE.

Proposal No. 3 — Election of Directors

Four directors are to be elected at the annual meeting. If elected, the nominees will serve as directors until Pumatech’s annual meeting of stockholders in 2004 and until their successors are elected and qualified. The board of directors has the authority pursuant to Pumatech’s bylaws to increase or decrease the size of the board of directors or fill any vacancies which may exist between annual meetings as qualified candidates are identified and agree to serve.

Management’s nominees for election to the Pumatech board of directors, and certain information with respect to their age and background, are set forth below. Management knows of no reason why any nominee should be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as management may designate.

If a quorum is present and voting, the nominees for directors receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e. “broker non-votes,” will be counted as present for purposes of determining if a quorum is present.

Name	Position with Pumatech	Age	Director Since
Woodson Hobbs (1)	President, Chief Executive Officer and Director	56	2002
Michael M. Clair (2)(3)	Chairman of the Board, Chairman of Compensation Committee, Director	55	1994
Michael J. Praisner (2)(3)	Chairman of Audit Committee, Director	57	2001
Kirsten Berg-Painter (2)(3)	Director	43	2001

(1)	Member of stock option committee
(2)	Member of audit committee
(3)	Member of compensation committee

Mr. Hobbs became the president and chief executive officer of Pumatech in June 2002. He has also served as a director of Pumatech since joining the company. Prior to joining Pumatech, Mr. Hobbs served as a consulting executive for the venture capital community, and as a strategic systems consultant to large corporations. From 1995 to 2002, Mr. Hobbs held the position of interim chief executive officer at the following companies: FaceTime Communications, a provider of instant messaging network-independent business solutions; Tradenable, Inc., an online escrow service company; BigBook, Inc., a pioneer in the online yellow pages industry; and I/PRO Corporation, a leader in quantitative measurement of Web site usage. From 1993 to 1994, Mr. Hobbs served as chief executive officer of Tesseract Corporation, a human resources outsourcing and software company. Mr. Hobbs spent the early part of his career with Charles Schwab Corporation, a securities brokerage and financial service company, as chief information officer and with Service Bureau, a division of International Business Machines Corporation, the world’s largest information technology company, as one of the developers and the director of operations of Online Focus, an online credit union system that ultimately served over 20 million members.

Mr. Clair became a director of Pumatech in December 1994 and has served as chairman of the board of Pumatech since March 1995. Since June 1995, Mr. Clair has served as an independent financial consultant. Mr. Clair was a founder of SynOptics Communications (now Nortel Networks), a computer networking company, and from January 1987 to November 1992, served as vice president of sales and marketing and then as senior vice president of sales and customer service of SynOptics. Mr. Clair has more than 30 years of experience in data processing, data and voice communications and local area networking, as well as various wireless technologies. He spent the early part of his career with Tymshare, Inc., a computer time-sharing company, and ROLM, a manufacturer of digital PBX equipment, in a variety of sales and marketing positions. He holds a BS degree in business and an MBA degree from the University of Buffalo. Mr. Clair is the chairman of the board of Cranite Systems, Inc.

Mr. Praisner became a director of Pumatech in April 2001. Prior to his retirement, from April 1998 to October 1999, Mr. Praisner served as vice president of finance and administration and chief financial officer of Beyond.com Corporation, an online software resale company. From 1995 to 1997, Mr. Praisner served as vice president, finance and administration, chief financial officer, and secretary of Silicon Storage Technology, Inc., a supplier of flash memory devices. From 1994 to 1995, Mr. Praisner served as vice president, finance and chief financial officer of MicroModule Systems, Inc., a manufacturer of multichip modules for computer and telecommunications applications. From 1992 to 1993, Mr. Praisner served as vice president, finance and chief financial officer of Electronics for Imaging, Inc., a manufacturer of color desktop publishing computer systems. During part of 1991, Mr. Praisner served as vice president, finance and chief financial officer of Digital Link Corp., a computer communications equipment company. From 1989 to 1991, Mr. Praisner served as corporate controller of Applied Materials Inc., a manufacturer of semiconductor wafer fabrication equipment. He holds a BA degree in liberal arts and MBA degree from Southern Methodist University and is a Certified Public Accountant.

Ms. Berg-Painter became a director of Pumatech in August 2001. Since November 2000, Ms. Berg-Painter has served as an independent marketing consultant. From July 1998 to October 2000, Ms. Berg-Painter served as senior vice president of worldwide marketing at Clarify, Inc., an enterprise CRM (customer relationship management) company. From 1989 to 1998, Ms. Berg-Painter served in various capacities with Aspect Communications Corporation, a provider of customer relationship portals, last serving as general manager and vice president of one of its product divisions. Previously, Ms. Berg-Painter served as director of product marketing for AST Research, Inc., a personal computer manufacturer; and as director of marketing for Syntellect, Inc., a provider of call-center technology and hosted service solutions. Ms. Berg-Painter began her career at IBM where she held various systems engineering and marketing positions. She holds a BA degree in business and economics from University of California, Los Angeles and attended business school at Norges Handelsøyskole in Bergen, Norway.

Board Meetings and Committees

During the fiscal year ended July 31, 2003, the Pumatech board of directors held six meetings. No directors attended fewer than 75% of the total number of meetings of the board of directors or committees of the board of directors held in the fiscal year ended July 31, 2003 which such directors were eligible to attend.

The board of directors has an audit committee, a compensation committee and a stock option committee.

The audit committee’s functions are: (i) to monitor the corporate financial reporting and the internal and external audits of Pumatech; (ii) to provide to the board of directors the results of its examinations and recommendations derived therefrom; (iii) to outline to the board of directors improvements made, or to be made, in internal accounting controls; (iv) to appoint, compensate and oversee Pumatech’s independent accountants; (v) to supervise the finance function of Pumatech (which will include, among other matters, Pumatech’s investment activities); (vi) to engage and compensate independent counsel and other advisors as it deems necessary to carry out its duties; (vii) to the extent permitted under applicable laws, rules and regulations, and Pumatech’s bylaws and certificate of incorporation, delegate to one or more members of the audit committee the authority to grant pre-approvals of audit services and non-audit services provided such decisions are presented to the full audit committee at regularly scheduled meetings; and (viii) to provide the board of directors such additional information and materials as it may deem necessary to make the board of directors aware of significant financial matters which require the attention of the board of directors. The audit committee undertakes those specific duties and other responsibilities listed in the audit committee’s charter, included as Annex G to this joint proxy statement/prospectus, and such other duties as the board of directors from time to time may prescribe. See also “Report of the Audit Committee of the Board of Directors.” During the fiscal year ended July 31, 2003, the audit committee, members of which consisted of Ms. Berg-Painter and Messrs. Clair and Praisner, held four meetings. The Pumatech board of directors has determined that Michael J. Praisner is the audit committee’s “financial expert,” as defined under Section 407 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the Securities and Exchange Commission in furtherance of Section 407. Mr. Praisner is independent of Pumatech’s management.

The compensation committee’s function is to review and establish salary levels for executive officers, including the chief executive officer, and certain other management employees and to grant stock options. The members of the compensation committee are Ms. Berg-Painter and Messrs. Clair and Praisner. During the fiscal year ended July 31, 2003, the compensation committee held three meetings.

The stock option committee consisted of Mr. Hobbs for the fiscal year ended July 31, 2003. The stock option committee held no meetings during the fiscal year and typically takes action by written consent. This committee is primarily responsible for approving all stock option grants of 50,000 shares or fewer to new and continuing employees (other than executive officers). Mr. Hobbs will continue to serve as the sole member of the stock option committee for the fiscal year ending July 31, 2004.

Vote Required and Board of Directors Recommendation

If a quorum representing a majority of all outstanding shares of common stock is present and voting, either in person or by proxy, the four nominees for director receiving the highest number of “for” votes will be elected. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes, on the other hand, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

Proposal No. 4 — Ratification of Appointment of Independent Accountants

The audit committee of the board of directors of Pumatech has selected PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of Pumatech for the fiscal year ending July 31, 2004.

PricewaterhouseCoopers LLP has acted as Pumatech’s independent accountants since Pumatech’s inception. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Neither Pumatech’s bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as Pumatech’s independent accountants. However, the board of directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee and the board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee and the board of directors in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of Pumatech and its stockholders.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for Pumatech by PricewaterhouseCoopers LLP for fiscal years ended July 31, 2003 and 2002, were:

	Fiscal 2003	Fiscal 2002
Audit	$274,963	$289,500
Audit related	265,445	60,104
Tax	85,188	27,671
All Other	0	0

Total	$625,596	$377,275

The audit fees for the years ended July 31, 2003 and 2002, respectively, consist of the aggregate fees billed for professional services rendered for the audits and interim reviews of the consolidated financial statements of Pumatech, the issuance of consents and assistance with review of documents filed with the Securities and Exchange Commission.

The audit related fees as of the years ended July 31, 2003 and 2002, respectively, consist of the aggregate fees billed for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of Pumatech’s financial statements and were not otherwise included in audit fees. Included in such audit related fees were fees incurred in connection with the auditors’ review of financial information included in Pumatech’s filed registration statements, due diligence and audits related to mergers and acquisitions and accounting consultations.

Tax fees as of the years ended July 31, 2003 and 2002, respectively, consist of the aggregate fees billed for services related to tax compliance, including the preparation of tax returns.

All other fees as of the years ended July 31, 2003 and 2002, respectively, consist of the aggregate fees billed for products and services provided by the auditors and not otherwise included in audit fees, audit related fees or tax fees.

Audit Committee Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is often subject to a specific budget. The independent accountants and management are required to periodically report to the audit committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting, at which a quorum representing a majority of all outstanding shares of common stock of Pumatech is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS PUMATECH’S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JULY 31, 2004.

CORPORATE GOVERNANCE

Pumatech maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including Pumatech’s corporate governance policies, code of business conduct and corporate governance, and charters for the committees of the board of directors. The corporate governance page can be found at www.pumatech.com, by clicking on “About Pumatech,” then on “Corporate Governance.”

Pumatech’s policies and practices reflect corporate governance initiatives that it believes are compliant with the listing requirements of Nasdaq and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The board of directors has adopted clear corporate governance policies;

•	A majority of the board members are independent of Pumatech and its management;

•	All members of the key board committees—the audit committee and the compensation committee—are independent;

•	The independent members of the board of directors meet regularly without the presence of management;

•	Pumatech has a clear code of business conduct and corporate governance that is monitored by management and is annually affirmed by its employees;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

•	Pumatech has an ethics hotline available to all employees, and Pumatech’s audit committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, or auditing matters; and

•	Pumatech has adopted a code of ethics that applies to its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 30, 2003, with respect to the beneficial ownership of Pumatech’s common stock by (i) each director and director nominee of Pumatech, (ii) each of the executive officers of Pumatech named in the Summary Compensation Table included in this joint proxy statement/prospectus, (iii) all directors and executive officers of Pumatech as a group and (iv) each person known by Pumatech to own more than 5% of Pumatech’s common stock. Except as otherwise indicated, Pumatech believes that the beneficial owners of the Pumatech common stock listed in the following table, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

Name and Address of Beneficial Owner (1)	Shares of common stock Beneficially Owned (1)
	Number of Shares Owned		Percent
Husic Capital Management	3,298,123	(2)	6.21%
Woodson Hobbs	1,821,100	(3)(4)	3.43%
Michael M. Clair	726,574	(3)(5)	1.37%
Clyde Foster	729,099	(3)(6)	1.37%
John W. Stossel	635,983	(3)	1.20%
J. Keith Kitchen	524,994	(3)	*
David Bechtel	171,379	(3)	*
Michael J. Praisner	87,200	(3)	*
Kirsten Berg-Painter	69,700	(3)	*
Said Mohammadioun	—	(7)	—
All directors and executive officers as a group (12 persons) (3)(4)	5,396,946	(8)	10.16%

*	Represents less than 1%.
(1)	Percentage ownership is based on 53,141,100 shares of common stock outstanding as of September 30, 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after September 30, 2003 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Options granted under Pumatech’s Amended and Restated 1993 Stock Option Plan (the “Option Plan”) are fully exercisable from the date of grant, subject to Pumatech’s right to repurchase any unvested shares at the original exercise price upon termination of employment. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the individuals listed in the table is: c/o Pumatech, Inc., 2550 North First Street, Suite 500, San Jose, California 95131.
(2)	Based on a Schedule 13F filed with the Securities and Exchange Commission on August 6, 2003, which indicates that Husic Capital Management has sole voting and dispositive power for all of those shares. The address of Husic Capital Management is 555 California Street, Suite 2900, San Francisco, California 94104.
(3)	Includes the following numbers of shares subject to options which are exercisable within 60 days of September 30, 2003: Mr. Hobbs, 975,000; Mr. Clair, 230,600; Mr. Foster, 600,000; Mr. Stossel, 475,000; Mr. Kitchen, 333,066; Mr. Bechtel, 142,863; Mr. Praisner, 87,200; and Ms. Berg-Painter, 69,700.
(4)	Includes (i) 54,400 shares registered in the name of the Alexander McNeilly Trust, of which Mr. Hobbs is a trustee, (ii) 137,500 shares registered in the name of the Brooke Hobbs Trust, of which Mr. Hobbs is a trustee, and (iii) 129,200 shares registered in the name of the Natasha Hobbs 1993 Trust, of which Mr. Hobbs is a trustee.
(5)

Includes (i) 60,000 shares held by the MacLean-Clair Family Limited Partnership, of which Mr. Clair is a general partner, (ii) 32,000 shares registered in the names of children of Mr. Clair and (iii) 403,974 shares registered in the name of Audrey MacLean and Michael M. Clair, as Trustees, or their successors, of the

Audrey MacLean and Michael Clair Trust Agreement UAD 12/1/90. The 60,000 shares held by the MacLean-Clair Family Limited Partnership can be voted and disposed of only by Mr. Clair and Audrey MacLean acting together.

(6)	Includes 113,699 shares registered in the name of the Foster Family Living Trust, of which Mr. Foster is a trustee.
(7)	Pumatech expects that, following the merger, Mr. Mohammadioun will become a director and an executive officer of Pumatech. Please refer to the caption Interests of Certain Persons in the Merger – Employment Arrangements for additional information on Mr. Mohammadioun’s employment arrangement.
(8)	Includes 3,492,596 shares subject to options which are exercisable within 60 days of September 30, 2003, by any of Pumatech’s directors or executive officers.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth information concerning the compensation of: (i) each person who served as chief executive officer of Pumatech during the year ended July 31, 2003; (ii) the four most highly compensated executive officers of Pumatech as of July 31, 2003 whose total salary and bonus for the fiscal year ended July 31, 2003 exceeded $100,000; and (iii) one additional individual for whom disclosure would have been made under sub-section (ii) above but for the fact that such individual was no longer serving as an executive officer of Pumatech as of July 31, 2003. The information set forth below reflects compensation for the indicated individuals for services in all capacities to Pumatech, during the fiscal years ended July 31, 2003, 2002 and 2001:

Summary Compensation Table

Name and Principal Position	Annual Compensation							Long Term Compensation Awards Securities Underlying Options (#)
	Fiscal Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)
Woodson Hobbs President and Chief Executive Officer	2003 2002 2001	$306,250 38,654 —	(6)	$	— 200,000 —	$	— — —	— 1,500,000 —

David Bechtel (1) Vice President of Professional Services	2003 2002 2001	147,500 141,679 104,558			— — 12,729		— — —	75,000 25,000 25,000	(7) (7)

Clyde Foster (2) Senior Vice President of Sales and Marketing	2003 2002 2001	214,615 — —			156,478 — —		— — —	400,000 — —

J. Keith Kitchen (3) Vice President of Finance and Administration and Chief Accounting Officer	2003 2002 2001	169,413 134,462 137,085			— — 5,794		— — —	150,000 — 29,500	(8)

John W. Stossel (4) Chief Technology Officer	2003 2002 2001	202,500 183,333 255,000			— — 90,000		— — —	50,000 225,000 150,000	(8)

Said Mohammadioun (5)	2003 2002 2001	— — —			— — —		— — —	— — —

(1)	Mr. Bechtel became vice president of services of Pumatech in July 2002 to lead Pumatech’s professional services, customer support and information technology teams. Mr. Bechtel also served in various engineering positions at Pumatech including vice president of engineering and director of professional services since joining Pumatech in October 2000. Prior to joining Pumatech, Mr. Bechtel had more than 12 years of experience in the areas of software development, professional services, quality assurance and operational management. From August 1995 to October 2000, Mr. Bechtel served in various engineering capacities with The Windward Group, a professional service organization later acquired by Vanteon Corporation, a provider of hardware and embedded system design services. The Windward Group was acquired by Pumatech in October 2000. Mr. Bechtel also previously held engineering positions at Mountain Network Solutions, Inc., a tape-drive manufacturer. Mr. Bechtel is 38 years old.
(2)

Mr. Foster became the senior vice president of sales and marketing of Pumatech in September 2002. From July 1999 to September 2002, Mr. Foster served as president and chief executive officer of eConvergent, Inc., a software development company. Prior to founding eConvergent, Mr. Foster served in a variety of management positions at Aspect Communications Corporation, a provider of business communications solutions, from April 1996 to June 1999, last serving as a corporate officer and vice president of its Global Solutions Services Division. Previously, Mr. Foster held a variety of sales and professional services management positions during his 14 years at IBM. Mr. Foster holds a BS degree in Mathematics from North Carolina State University. Mr. Foster is 42 years old.

(3)	Mr. Kitchen became the vice president of finance and administration and chief accounting officer of Pumatech in August 2002. Mr. Kitchen previously served as corporate controller since joining Pumatech in February 2000 with Pumatech’s acquisition of NetMind Technologies, Inc., a venture-funded Internet software company. Mr. Kitchen joined NetMind in January 1999 as its controller and later became its vice president of finance and administration from July 1999 to February 2000. Mr. Kitchen also served in a variety of financial management positions at Intellect Electronics, Inc., a provider of electronic commerce and smart card solutions, from March 1997 to December 1998, and at Bausch & Lomb, Inc., a global technology based healthcare company, from July 1990 to March 1997. Previously, Mr. Kitchen served as certified public accountant with Ernst & Young LLP, a professional services organization. Mr. Kitchen holds a bachelor of science in business administration degree from Bucknell University and is a graduate of Northwestern University’s Kellogg Graduate School of Management. Mr. Kitchen is 40 years old.
(4)	Mr. Stossel became chief technology officer of Pumatech in April 2003. Mr. Stossel most recently served as vice president of professional services from July 2000 to February 2002 and also as vice president of engineering from February 2002 to April 2003. From February 1999 to July 2000, Mr. Stossel served as founder and president of Dry Creek Software LLC, a mobile computing professional services firm he founded in February 1999 which was acquired by Pumatech in July 2000. Prior to founding Dry Creek, Mr. Stossel served as vice president of engineering of Pumatech from July 1997 to January 1999. Mr. Stossel was also founder and chief executive officer from January 1994 to July 1997 of RealWorld Solutions, a software development company. RealWorld was acquired by Pumatech in July 1997. Previously, Mr. Stossel held a variety of management and engineering positions at Apple Computer, Inc., a personal computing company, and Charles Schwab & Co., Inc., an online brokerage firm. Mr. Stossel is a dual-degree graduate of the University of Pennsylvania and holds a BS degree in Economics from the Wharton School along with a BAS concentrating in Electrical Engineering. Mr. Stossel is 40 years old.
(5)	Pumatech expects that, following the merger, Mr. Mohammadioun will become a director and an executive officer of Pumatech. Please refer to the caption Interests of Certain Persons in the Merger – Employment Arrangements for additional information on Mr. Mohammadioun’s employment arrangement.
(6)	Includes effect of a retroactive increase, as approved by the compensation committee, in Mr. Hobbs’ annual base salary from $300,000 to $350,000 effective June 14, 2003.
(7)	Represents shares for options previously granted in fiscal year 2001 which were cancelled and replaced pursuant to the April 2002 regrant program.
(8)	Represents shares for options previously granted in fiscal year 2000 which were cancelled and replaced pursuant to the July 2001 regrant program.

Stock Options Granted in Fiscal Year 2003

The following table provides the specified information concerning grants of options to purchase Pumatech’s common stock made during the fiscal year ended July 31, 2003 to the persons named in the Summary Compensation Table:

Option Grants In Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)(1)		% of Total Options Granted to Employees in Fiscal Year (3)	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
						5% ($)	10% ($)
Woodson Hobbs	—		0.00	—	—	—	—

David Bechtel	25,000 50,000	(2)	0.78 1.56	0.36 0.31	11/01/12 10/04/12	5,660 9,748	14,344 24,703

Clyde Foster	300,000 100,000	(2)	9.37 3.12	0.34 0.34	9/09/12 9/09/12	64,147 21,382	162,562 54,187

J. Keith Kitchen	100,000 50,000	(2)	3.12 1.56	0.45 0.45	8/27/12 8/27/12	28,300 14,150	71,718 35,859

John W. Stossel	50,000	(2)	1.56	0.36	11/01/12	10,691	27,094

Said Mohammadioun (5)	—		—	—	—	—	—

(1)	The board of directors has discretion, subject to plan limits, to modify the terms of options and to reprice the options. The options are fully exercisable from the time of grant, subject to Pumatech’s right to repurchase any unvested shares at the original exercise price in the event of the optionee’s termination. Except as noted, the options have a maximum term of ten years, and the option shares vest at the rate of 1/4 after 12 months from the date of grant and 1/48 of the total number of shares each month thereafter.
(2)	Represents an executive stock option incentive grant with a seven-year term, the vesting of which was accelerated in full in August 2003 upon the achievement of certain revenue and cash flow goals established by the board of directors during fiscal year ended July 31, 2003.
(3)	Options to purchase an aggregate of 3,201,417 shares of common stock of Pumatech were granted to employees during the fiscal year under Pumatech’s stock plans, including without limitation the Amended and Restated 1993 Stock Option Plan and the 2000 Supplemental Stock Option Plan.
(4)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed five percent (5%) and ten percent (10%) rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Pumatech’s estimate or projection of the future common stock price. This table does not take into account any appreciation or depreciation in the price of the common stock to date.
(5)	Pumatech expects that, following the merger, Mr. Mohammadioun will become a director and an executive officer of Pumatech. Please refer to the caption Interests of Certain Persons in the Merger – Employment Arrangements for additional information on Mr. Mohammadioun’s employment arrangement.

Option Exercises and Fiscal 2003 Year-End Values

The following table provides the specified information concerning exercises of options to purchase Pumatech’s common stock in the fiscal year ended July 31, 2003, and unexercised options held as of July 31, 2003, by the persons named in the Summary Compensation Table:

Aggregated Option Exercises In Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)(2)	Number of Securities Underlying Unexercised Options at July 31, 2003 (#)		Value of Unexercised In-the-Money Options at July 31, 2003 ($)(1)
			Exercisable (3)	Unexercisable	Exercisable (4)	Unexercisable
Woodson Hobbs	—	$—	975,000	—	$2,808,000	$—
David Bechtel	—	—	90,780	9,220	272,991	21,759
Clyde Foster	—	—	400,000	—	1,252,000	—
J. Keith Kitchen	—	—	181,222	5,928	516,522	10,018
John W. Stossel	—	—	425,000	—	1,009,000	—
Said Mohammadioun (5)	—	—	—	—	—	—

(1)	Calculated on the basis of the fair market value of the underlying securities at July 31, 2003 of $3.47 per share, reported as the closing price on such date by the Nasdaq National Market, minus the aggregate exercise price.
(2)	“Value Realized” represents the fair market value of the underlying securities on the exercise date minus the aggregate exercise price of such options.
(3)	Includes fully exercisable options, subject to Pumatech’s right to repurchase any unvested shares at the original exercise price in the event of the optionee’s termination. Shares generally vest at the rate of 1/4 after 12 months from the date of grant and 1/48 of the total number of shares each month thereafter.
(4)	Does not include options that had an exercise price greater than the per share closing price of $3.47 on July 31, 2003 as reported by The Nasdaq National Market.
(5)	Pumatech expects that, following the merger, Mr. Mohammadioun will become a director and an executive officer of Pumatech. Please refer to the caption Interests of Certain Persons in the Merger – Employment Arrangements for additional information on Mr. Mohammadioun’s employment arrangement.

Equity Compensation Plan Information

As of July 31, 2003

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders:
• 1993 Stock Option Plan(2)	3,633,563	$1.54	715,934
• 2002 Stock Option Plan	—	—	2,275,000
• Employee Stock Purchase Plan	—	—	484,362	(3)
Equity compensation plans not approved by security holders:
• 2000 Supplemental Stock Option Plan	1,663,393	$1.20	1,241,576
• Restricted Stock Grant Agreement	975,000	$0.59	—

Total	6,271,956	$1.30	4,716,872

(1)	Does not include an aggregate of 56,449 shares of common stock to be issued upon the exercise of outstanding option grants, with a weighted exercise price of $0.26 per share, assumed by Pumatech in connection with various acquisitions. The option plans relating to such outstanding options were approved by the respective security holders of the acquired companies.
(2)	The 1993 Stock Option Plan expires in October 2003.
(3)	Represents shares of common stock remaining available as of July 31, 2003 for future issuance under Pumatech’s Employee Stock Purchase Plan, as amended, (the “ESPP”). During the fiscal year ended July 31, 2003, employees purchased an aggregate of 522,003 shares of common stock at the weighted average exercise price of $0.32 per share.

The following is a brief description of Pumatech’s equity compensation plans that have not been submitted to the Pumatech stockholders for approval:

2000 Supplemental Stock Option Plan.    In March 2000, the board of directors adopted the 2000 Supplemental Stock Option Plan (the “SSOP”). The SSOP provides for granting of nonqualified stock options to purchase shares of common stock to non-executive officers, employees and consultants of Pumatech. In accordance with the SSOP, the stated exercise price shall not be less than 85% of the estimated fair market value of common stock on the date of grant as determined by the board of directors. The SSOP allows optionees to purchase stock on exercise of options using cash, through a tender of shares or through a same-day sale option exercise program. The SSOP provides that the options shall be exercisable over a period not to exceed ten years. Options generally vest 25% one year after date of grant and  1/48th each month thereafter for the next 36 months. The SSOP provides that, in the event of certain change of control transactions involving Pumatech, outstanding options will be assumed by Pumatech’s acquiror or Pumatech’s acquiror would issue replacement options. If Pumatech’s acquiror did not assume or replace outstanding options, then these options would terminate upon the closing of the transactions. Options available for grant as of July 31, 2003 were approximately 1,242,000 shares.

Restricted Stock Grant Agreement.    In June 2002, Pumatech granted its new president and chief executive officer an option to purchase 1,500,000 restricted shares of common stock at $0.59 per share (the fair market value on July 14, 2002, the date of the grant). The options may be exercised prior to the options becoming vested, but such shares are subject to repurchase over the option vesting period. If the officer’s employment is terminated for any reason, Pumatech has the right to repurchase any unvested shares. A total of 700,000 shares, conditional upon continued employment, vest 25% one year after date of grant and  1/48th each month thereafter for the next 36 months. The remaining 800,000 shares vest in full on June 14, 2009, but the vesting may be accelerated upon achievement of certain performance objectives. The grant provides for acceleration of vesting upon change of control, as more fully described in the “Employment Contracts and Termination of Employment and Change of Control Arrangements” section. In June 2002, the officer exercised 525,000 shares in exchange for a full recourse, interest-bearing promissory note.

Compensation Committee Interlocks and Insider Participation

The compensation committee currently consists of Ms. Berg-Painter and Messrs. Clair and Praisner. No member of the compensation committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Director Compensation

Prior to September 30, 2003, all of Pumatech’s directors were reimbursed for their out-of-pocket expenses incurred in executing their responsibilities to Pumatech, as well as attending board and committee meetings. In addition, non-employee directors received a $500 fee for each board meeting that they attended in person and a fee of $2,000 for each audit committee meeting that they attended in person. Directors are also eligible to receive stock option grants under the Option Plan. In the fiscal year ended July 31, 2003, Ms. Berg-Painter received an option to purchase 15,000 shares of Pumatech’s common stock with an exercise price of $0.27.

On September 30, 2003, Pumatech’s board of directors approved changes to the compensation paid to its directors. Under the modified board fee structure, non-employee directors receive a $1,000 fee for each board meeting or audit committee meeting that they attend in person and a $500 fee for each board meeting or audit committee that they attend telephonically. In addition, non-employee directors will receive a $500 fee for each compensation committee meeting that they attend in person or telephonically. The chairman of the audit committee will receive an additional $500 fee for each meeting that the chairman attends, and the chairman of the compensation committee will receive an additional $250 fee for each meeting that the chairman attends. The chairman of the board will receive an additional $500 for each meeting that the chairman attends. Additionally, beginning on February 15, 2004, each non-employee director will receive annual cash compensation in the amount of $20,000, payable quarterly, provided that the director’s service was not terminated at the end of such quarter. In addition, the chairman of the board will receive additional annual cash compensation in the amount of $15,000, payable quarterly, provided that the director’s service was not terminated at the end of such quarter, and each board committee chairman will receive additional annual cash compensation in the amount of $10,000.

On September 30, 2003, Pumatech’s board of directors approved the grant of options to purchase 90,600 shares of common stock to Michael Clair, 47,200 shares to Michael Praisner, and 29,700 shares to Kirsten Berg-Painter, each option to vest pro-rata over a three-year term. The options are exercisable at $4.76 per share.

Additionally, on September 30, 2003, Pumatech’s board of directors approved personal compensation agreements with Ms. Berg-Painter, Mr. Clair and Mr. Praisner, filed as Exhibits 10.28, 10.26 and 10.17 to Pumatech’s Annual Report on Form 10-K filed for the fiscal year ended July 31, 2003. The personal compensation agreements provide for the cash compensation described above and the acceleration of vesting of options to purchase common stock in the event of a change of control of the company.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Pumatech entered into an employment agreement with Woodson Hobbs dated June 14, 2002, pursuant to which Mr. Hobbs was engaged as Pumatech’s President and Chief Executive Officer at an initial annual base salary of $300,000. On September 30, 2003, the compensation committee increased Mr. Hobbs’ annual base salary to $350,000, retroactively effective June 14, 2003. In addition to base compensation, Mr. Hobbs received a signing bonus of $200,000 upon execution of his employment agreement. Mr. Hobbs was also issued an immediately exercisable restricted stock option to purchase up to 1,500,000 shares of Pumatech common stock at $0.59 per share. The option is fully exercisable from the time of grant, subject to Pumatech’s right to repurchase any unvested shares at the original exercise price in the event of Mr. Hobbs’ termination. The option shares vest as follows: 700,000 shares vest over four years, with 25% vesting after one year and then 1/48th vesting monthly thereafter; 400,000 shares vest on the seventh anniversary of the date of grant, with acceleration for meeting certain operating plan criteria, including revenue and net income objectives; and 400,000 shares vest on the seventh anniversary of the date of grant, with acceleration for meeting certain stock price targets. Mr. Hobbs exercised the option with respect to 525,000 shares and paid for the shares by issuing Pumatech a full recourse promissory note in the aggregate principal amount of $309,750 with interest accruing at the rate of 4.75% per annum. Mr. Hobbs is entitled to receive pro-rata compensation and benefits for a three-month period if he is subject to an “Involuntary Termination” (as defined below). If Mr. Hobbs is subject to Involuntary Termination within twelve months following a “Change of Control” (as defined below), he will be entitled to receive pro-rata compensation and benefits for a six-month period. In addition, upon a Change of Control, all unvested shares of Pumatech stock owned or under options held by Mr. Hobbs will vest in full. In addition, Pumatech will increase any severance amounts payable to Mr. Hobbs to cover any excise tax he may owe if his severance payments are deemed to constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, in connection with a Change of Control. On October 18, 2003, the compensation committee approved the Amendment to Attachment 1 to Employment Agreement amending the definition of “Change of Control” such that “Change of Control” means the occurrence of any of the following events:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), excluding existing beneficial owners as of the date of this Letter, is or becomes the “beneficial owner” (as defined in Section 13d-3 of said Act), directly or indirectly, of securities of Pumatech representing 50% or more of the total voting power represented by Pumatech’s then outstanding voting securities, excluding conversion of any convertible securities issued as of the date of this Agreement;

(b) The composition of the Board of Directors changes during any period of 36 months that follows October 20, 2003, such that individuals who, at the beginning of the period, were members of the Board of Directors (the “Continuing Directors”), cease for any reason to constitute at least a majority thereof; unless at least 50% of the Continuing Directors has either (i) approved the election of the new Directors, (ii) if the election of the new Directors is voted on by stockholders, recommended that the stockholders vote for approval, or (iii) otherwise determined that such change in composition does not constitute a Change of Control, even if the Continuing Directors do not constitute a quorum of the whole Board (it being understood that this requirement shall not be capable of satisfaction unless there is at least one Continuing Director);

(c) The stockholders of Pumatech approve a merger or consolidation of Pumatech with any other corporation, other than a merger or consolidation which would result in the voting securities of Pumatech outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of Pumatech or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of Pumatech approve a plan of complete liquidation of Pumatech or an agreement for the sale or disposition by Pumatech of all or substantially all of Pumatech’s assets;

Any other provision of this notwithstanding, the term Change of Control shall not include either of the following events undertaken at the election of Pumatech:

(i) Any transaction, the sole purpose of which is to change the state of Pumatech’s incorporation; or

(ii) A transaction, the result of which is to sell all or substantially all of the assets of Pumatech to another corporation (the “surviving corporation”) provided that the surviving corporation is owned directly or indirectly by the stockholders of Pumatech immediately following such transaction in substantially the same proportions as their ownership of Pumatech’s common stock immediately preceding such transaction.

Pumatech entered into an employment agreement with Clyde Foster dated September 5, 2002, pursuant to which Mr. Foster was engaged as Pumatech’s Senior Vice President of Sales and Marketing at an annual base salary of currently $240,000. Under the employment agreement Mr. Foster was initially eligible to earn a commission-based bonus of up to $160,000 annually at quota, with additional over quota commission possible, of up to a maximum of $80,000 annually. Mr. Foster is eligible to participate in Pumatech’s medical, dental, life insurance, and long-term disability programs as of the first day of his employment. Mr. Foster was issued an immediately exercisable stock option to purchase up to 300,000 shares of Pumatech’s common stock at $0.34 per share. The option is fully exercisable from the time of grant, subject to Pumatech’s right to repurchase any unvested shares at the original exercise price in the event of Mr. Foster’s termination. The option shares originally vested over four years, with 25% vesting after one year and then 1/48th vesting monthly thereafter. Mr. Foster also received an additional grant of an option for 100,000 shares of common stock of Pumatech. The option to purchase 100,000 shares is fully vested as a result of the satisfaction of certain performance milestones. In the event Pumatech terminates Mr. Foster’s employment at any time other than for good reason (as defined in the agreement), then he shall be entitled to receive as a severance six months continuation of his base salary, based upon his base salary as of the date of his employment ceases, and Pumatech will continue to pay for coverage of the executive under Pumatech’s health, life, dental and other insurance programs for a period of six months, provided that he first sign a comprehensive release of claim in favor of Pumatech, and that release becomes effective according to its terms. On September 30, 2003, the Board of Directors granted Mr. Foster an option to purchase 200,000 shares of Common Stock. As of the date of grant, the option shares will vest over four years, with 25% vesting after one year and then 1/48th vesting monthly thereafter. On that date, the Board of Directors also approved a Change of Control Agreement with Mr. Foster that provides for 12 months acceleration of vesting of Mr. Foster’s options in the event of a Change of Control (as defined below).

Pumatech entered into an employment agreement with Mehdi Maghsoodnia dated March 21, 2003, pursuant to which Mr. Maghsoodnia was engaged as Pumatech’s Senior Vice President of Products and Services at an annual base salary of currently $200,000. Mr. Maghsoodnia is eligible to receive an annual bonus of up to $50,000. Mr. Maghsoodnia is eligible to participate in Pumatech’s medical, dental, life insurance, and long-term disability programs as of the fist day of his employment. Mr. Maghsoodnia was issued an immediately exercisable stock option to purchase up to 300,000 shares of Pumatech’s common stock at $2.44 per share. The option is fully exercisable from the time of grant, subject to Pumatech’s right to repurchase any unvested shares at the original exercise price in the event of Mr. Maghsoodnia’s termination. The option shares vest over four years, with 25% vesting after one year and then 1/48th vesting monthly thereafter. Mr. Maghsoodnia also received an additional grant of an option for 16,667 shares of common stock of Pumatech. The option to purchase 16,667 shares is fully vested. In the event Pumatech terminates Mr. Maghsoodnia’s employment at any time other than for good reason (as defined in the agreement), then he shall be entitled to receive as a severance six months continuation of his base salary, based upon his base salary as of the date of his employment ceases, and Pumatech will continue to pay for coverage of the executive under Pumatech’s health, life, dental and other insurance programs for a period of six months, provided that he first sign a comprehensive release of claim in favor of Pumatech, and that release becomes effective according to its terms. On September 30, 2003, the Board of Directors granted Mr. Maghsoodnia an option to purchase 75,000 shares of Common Stock. As of the date of grant, the option shares will vest over four years, with 25% vesting after one year and then 1/48th vesting monthly thereafter. On that date, the Board of Directors also approved a Change of Control Agreement with Mr. Maghsoodnia that provides for 12 months acceleration of vesting of Mr. Maghsoodnia’s options in the event of a Change of Control (as defined below).

On September 30, 2003, the Board of Directors granted Mr. Kitchen an option to purchase 150,000 shares of common stock. As of the date of the grant, option shares will vest over four years, with 25% vesting after one year and then 1/48th vesting monthly thereafter. On that date, the Board of Directors also approved a Change of Control Agreement with Mr. Kitchen that provides for 12 months acceleration of vesting of Mr. Kitchen’s options in the event of a Change of Control (as defined below).

Under the Change of Control Agreements with Messrs. Foster, Maghsoodnia and Kitchen, “Change of Control” means the occurrence of any of the following events:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), excluding existing beneficial owners as of the date of this letter, is or becomes the “beneficial owner” (as defined in Section 13d-3 of said Act), directly or indirectly, of securities of Pumatech representing 50% or more of the total voting power represented by Pumatech’s then outstanding voting securities, excluding conversion of any convertible securities issued as of the date of this letter;

(b) The composition of the Board of Directors changes during any period of 36 months that follows the date of this letter, such that individuals who, at the beginning of the period, were members of the Board of Directors (the “Continuing Directors”), cease for any reason to constitute at least a majority thereof; unless at least 50% of the Continuing Directors has either (i) approved the election of the new Directors, (ii) if the election of the new Directors is voted on by stockholders, recommended that the stockholders vote for approval, or (iii) otherwise determined that such change in composition does not constitute a Change of Control, even if the Continuing Directors do not constitute a quorum of the whole Board (it being understood that this requirement shall not be capable of satisfaction unless there is at least one Continuing Director); or

(c) The stockholders of Pumatech approve a merger or consolidation of Pumatech with any other corporation, other than a merger or consolidation which would result in the voting securities of Pumatech outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of Pumatech or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of Pumatech approve a plan of complete liquidation of Pumatech or an agreement for the sale or disposition by Pumatech of all or substantially all of Pumatech’s assets.

The Change of Control Agreements provide that “Change of Control” shall not include either of the following events undertaken at the election of Pumatech:

(i) Any transaction, the sole purpose of which is to change the state of Pumatech’s incorporation; or

(ii) A transaction, the result of which is to sell all or substantially all of the assets of Pumatech to another corporation (the “surviving corporation”) provided that the surviving corporation is owned directly or indirectly by the stockholders of Pumatech immediately following such transaction in substantially the same proportions as their ownership of Pumatech’s common stock immediately preceding such transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Pumatech’s executive officers, directors and persons who beneficially own more than 10% of Pumatech’s common stock (collectively, “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Reporting Persons are required by SEC regulations to furnish Pumatech with copies of all Section 16(a) forms they filed.

To Pumatech’s knowledge, review of such forms furnished to Pumatech and written representations from certain reporting persons, Pumatech believes that during the fiscal year ended July 31, 2003, all reporting persons have complied with all filing requirements applicable to Pumatech’s executive officers, directors and greater than 10% stockholders, except that a Form 4 covering one transaction by Woodson Hobbs for 5,800 shares of Pumatech’s common stock, as a consequence of an administrative error, was filed late. In addition, a Form 3 filed by Clyde Foster inadvertently did not disclose his ownership of 4,000 shares of Pumatech’s common stock acquired prior to his appointment in September 2002, which form was later amended.

REPORT OF THE COMPENSATION COMMITTEE OF THE PUMATECH BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The following is the report of the compensation committee of Pumatech, describing the compensation policies and rationale applicable to Pumatech’s executive officers with respect to the compensation paid to such executive officers for the fiscal year ended July 31, 2003. The information contained in the report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Pumatech specifically incorporates it by reference into such filing.

To: Board of Directors

The committee is responsible for setting and administering the policies governing annual compensation of the executive officers of Pumatech. For all executive officers, the committee reviews the performance and compensation levels for executive officers, sets salary levels and recommends option grants under the Option Plan. The members of this committee for the fiscal year ended July 31, 2003 were Ms. Berg-Painter and Messrs. Clair and Praisner, who were non-employee directors of Pumatech for the fiscal year ended July 31, 2003.

Overview

The goals of Pumatech’s executive officer compensation policies are to attract, retain and reward executive officers who contribute to Pumatech’s success, to align executive officer compensation with Pumatech’s performance and to motivate executive officers to achieve Pumatech’s business objectives. Pumatech uses salary, bonuses, incentive cash compensation and option grants to attain these goals. The committee reviews compensation surveys and other data to enable the committee to compare Pumatech’s compensation package with that of similarly-sized high technology companies in Pumatech’s geographic areas.

Salary

Base salaries of executive officers, other than for Mr. Hobbs, Pumatech’s president and chief executive officer, are reviewed annually by the committee, and adjustments are made based on individual executive officer performance, scope of responsibilities and levels paid by similarly-sized high technology companies in the applicable geographic area.

Ten Year Option/SAR Repricing

The following table sets forth information regarding options held by executive officers of Pumatech that have been re-priced, including by an option exchange or tender offer, during the ten year period ended July 31, 2003.

Name	Date	Number of Securities Underlying Options/SARs Repriced or Amended (#)	Market Price at Time of Repricing or Amendment ($)	Exercise Price at Time of Repricing or Amendment ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing or Amendment (Years)
David Bechtel	4/24/02	11,500 13,500	$1.11 1.11	$12.8750 5.2188	$1.11 1.11	8.49 8.86
Kelly J. Hicks	7/30/01	200,000	2.10 2.10 2.10	28.2500 29.0625 23.6250	2.10 2.10 2.10	8.71 8.76 8.85
J. Keith Kitchen	7/30/01	20,000 9,500	1.78 1.78	42.2500 23.6250	1.78 1.78	8.68 8.84
Stephen A. Nicol	7/30/01	400,000	2.10	28.2500	2.10	8.71
Bradley A. Rowe	7/30/01	500,000	2.10	28.2500	2.10	8.71
John W. Stossel	7/30/01	150,000	2.10	25.8750	2.10	8.96
Richard M. Walker	4/24/02	120,000	1.11	7.3594	1.11	8.61

Stock Options

Pumatech strongly believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. The size of an initial option grant to an executive officer has generally been determined with reference to similarly-sized high technology companies in the relevant geographic area for similar positions, the responsibilities and future contributions of the executive officer, as well as recruitment and retention considerations. See also “Stock Options Granted in Fiscal Year 2003” above.

Chief Executive Officer Compensation

The committee annually reviews the performance and compensation of Mr. Hobbs. Mr. Hobbs has served as Pumatech’s president and chief executive officer since June 2002. The compensation of Mr. Hobbs is largely based upon the same criteria as that applicable to the other executive officers of Pumatech although the committee added a number of performance criteria to Mr. Hobbs’ option grants not typical of options granted to other executive officers. In addition to base compensation, Mr. Hobbs received a signing bonus of $200,000 upon execution of his Employment Agreement with Pumatech in June 2002. Mr. Hobbs was also issued an immediately exercisable restricted stock option to purchase up to 1,500,000 shares of Pumatech’s common stock at $0.59 per share. The option is fully exercisable from the time of grant, subject to Pumatech’s right to repurchase any unvested shares at the original exercise price in the event of Mr. Hobbs’ termination. The option shares vest as follows: 700,000 shares vest over four years, with 25% vesting after one year and then 1/48th vesting monthly thereafter; 400,000 shares vest on the seventh anniversary of the date of grant, with acceleration for meeting certain operating plan criteria, including revenue and net income objectives; and 400,000 shares vest on the seventh anniversary of the date of grant, with acceleration for meeting certain stock price targets. Mr. Hobbs exercised the option with respect to 525,000 shares and paid for the shares by issuing Pumatech a full recourse promissory note in the aggregate principal amount of $309,750 with interest accruing at the rate of 4.75% per annum. While the chief executive officer makes recommendations about the compensation levels, goals and performance of the other executive officers, he does not participate in discussions regarding his own compensation or performance. On September 30, 2003, the board of directors agreed to increase Mr. Hobbs’ annual salary to $350,000, retroactive to June 14, 2003, the anniversary of Mr. Hobbs’ employment with Pumatech.

COMPENSATION COMMITTEE
Kirsten Berg-Painter
Michael M. Clair
Michael J. Praisner

REPORT OF THE AUDIT COMMITTEE OF THE PUMATECH BOARD OF DIRECTORS

The following is the report of the audit committee with respect to Pumatech’s audited financial statements for the fiscal year ended July 31, 2003, which include the consolidated balance sheets of Pumatech as of July 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and cash flow for each of the three years in the period ended July 31, 2003, and the notes thereto. The information contained in the report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Pumatech specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any such filing.

Composition

The audit committee of the board of directors is currently composed of three independent directors, as that term is defined in Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers, and operates under a written charter adopted by the board of directors. A copy of the audit committee’s charter is included as Annex G to this joint proxy statement/prospectus. The members of the audit committee were Ms. Berg-Painter and Messrs. Clair and Praisner for the fiscal year ended July 31, 2003.

Responsibilities

The responsibilities of the audit committee include reviewing and monitoring the corporate financial reporting and the external audit of Pumatech. Management is responsible for Pumatech’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of Pumatech’s consolidated financial statements in accordance with generally accepted accounting principles in the United States and for issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

Review with Management and Independent Accountants

The audit committee has reviewed and discussed Pumatech’s audited financial statements with management and Pumatech’s independent accountants, PricewaterhouseCoopers LLP. The audit committee has reviewed with management and the independent accountants the audited consolidated financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the audit committee that Pumatech’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee has discussed with PricewaterhouseCoopers LLP, Pumatech’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, including, among other items, matters related to the conduct of the audit of Pumatech’s financial statements. PricewaterhouseCoopers LLP has provided to the audit committee the written disclosures and the letter required by Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the audit committee has discussed with PricewaterhouseCoopers LLP its independence from Pumatech.

Conclusion

Based upon the reviews and discussions referred to above, the audit committee recommended that the board of directors include the audited consolidated financial statements in Pumatech’s Annual Report on Form 10-K for the year ended July 31, 2003, as filed with the Commission.

AUDIT COMMITTEE
Kirsten Berg-Painter
Michael M. Clair
Michael J. Praisner

COMPARISON OF STOCKHOLDER RETURN

The following line graph compares the cumulative total return to stockholders on Pumatech’s common stock for Pumatech’s five most recent fiscal years with the same cumulative total return on the Nasdaq Stock Market-U.S. Index, and a Peer Group Index comprised of other enterprise software companies.

The Peer Group Index is comprised of the following companies: Adobe Systems, Inc., Ascential Software Corporation, BEA Systems, Inc., BMC Software, Inc., Business Objects, a sponsored ADR, Citrix Systems, Inc., Documentum, Inc., E.pipany, Inc., Embarcadero Technologies, Inc., I2 Technologies, Inc., Informatica Corporation, J.D. Edwards & Company, Legato Systems, Inc., Macromedia, Inc., Macrovision Corporation, Manugistics Group, Inc., Mercury Interactive Corporation, Micromuse, Inc., Microsoft Corporation, Microstrategy, Inc., NetIQ Corporation, Niku Corporation, Novell, Inc., Oracle Corporation, Peoplesoft, Inc., Pivotal Corporation, Red Hat, Inc., Retek, Inc., SAP Aktiengesellschaft, a sponsored ADR, Siebel Systems, Inc., Symantec Corporation, Tibco Software, Inc., Veritas Software Corporation, and webMethods, Inc.

The graph assumes that $100 was invested on July 31, 1998 in Pumatech’s common stock, in the Nasdaq Stock Market-U.S. Index, and in the Peer Group Index, and that all dividends were reinvested. No dividends have been declared or paid on Pumatech’s common stock. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns. The information contained in the Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Pumatech specifically incorporates it by reference into such filing.

Pumatech, Inc., Nasdaq Stock Market Index (U.S. Companies),

and Peer Group Index

	7/31/98	7/31/99	7/31/00	7/31/01	7/31/02	7/31/03
Pumatech, Inc.	100.00	96.63	719.10	72.99	17.98	124.76
Nasdaq Stock Market Index (U.S. Companies)	100.00	142.74	203.74	109.40	72.32	94.48
Peer Group Index	100.00	156.79	208.32	144.87	92.50	108.00

CERTAIN TRANSACTIONS

Some of Pumatech’s directors, executive officers and affiliates have entered into transactions with Pumatech as follows:

Kelly Hicks, Pumatech’s former chief financial officer terminated his employment with Pumatech as of September 2, 2002. Consequently, in accordance with the officer’s outstanding loan agreement, his unpaid loan principal of $235,000 and related interest of 6% per annum, become repayable on the 185th day from his termination date, or on the due date of the loan, whichever is sooner. The repayment of the loan principal and accrued interest accordingly became due on March 6, 2003. The loan principal, including accrued interest, was paid in April 2003.

In July 1999 Bruce Nakao, a former director of Pumatech issued a promissory note to Pumatech in the principal amount of $315,000 in connection with Mr. Nakao’s purchase of 143,413 shares of Pumatech’s common stock. Such note bears interest at a rate of 5.32% per year which interest was payable annually. The note was secured by the common shares purchased by Mr. Nakao. Pumatech had the right to call the note if Mr. Nakao sold the shares that were given as security for the note or if any interest was not paid when due. Mr. Nakao repaid all outstanding interest and principal on the note in September 2002.

Pumatech’s certificate of incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

Pumatech’s bylaws provide that Pumatech shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. Pumatech has also entered into indemnification agreements with its officers and directors containing provisions that may require Pumatech, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors, and officers’ insurance if available on reasonable terms.

Pumatech’s general counsel, Richard Mosher, an employee of Pumatech, is the son-in-law of Michael Praisner, a member of our board of directors, chairman of the audit committee and a member of the compensation committee. Mr. Mosher’s annual total compensation in fiscal 2003 was $123,167.00. Additionally, during fiscal 2003, Mr. Mosher was granted options to purchase a total of 40,000 shares of Pumatech common stock. Mr. Mosher’s employment with Pumatech pre-dates the election of Mr. Praisner to the board of directors. Mr. Praisner has not been involved in any decisions regarding Mr. Mosher’s compensation or stock option grants.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Pumatech has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of Pumatech. To be timely, a stockholder proposal must be received at Pumatech’s principal executive offices not less than 120 calendar days in advance of the date Pumatech’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

Proposals of stockholders intended to be presented at Pumatech’s annual meeting of stockholders for the fiscal year ending July 31, 2004 must be received by Pumatech at its offices at 2550 North First Street, Suite 500, San Jose, California 95131 no later than June 25, 2004 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Pumatech’s proxy statement for that meeting.

Stockholder proposals related to Pumatech’s annual meeting of stockholders for the fiscal year ending July 31, 2004, but submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, must be received by Pumatech prior to September 9, 2004 in order to withhold authority of management proxies to use their discretionary voting authority with respect to any such proposal.

TRANSACTION OF OTHER BUSINESS

At the date of this joint proxy statement/prospectus, the only business which the board of directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

J. KEITH KITCHEN

Vice President of Finance and Administration and

Secretary

October     , 2003

ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF SYNCHROLOGIC SHAREHOLDERS ONLY

Proposal No. 1 — Approval of the Merger and Merger Agreement

Please refer to the section entitled “The Merger.”

Proposal No. 2 — Approval of Amendment to Articles of Incorporation

Synchrologic’s Third Amended and Restated Articles of Incorporation, as amended, (referred to in this joint proxy statement/prospectus as simply Synchrologic’s articles of incorporation) set forth the relative rights, preferences and limitations associated with the various classes and series of Synchrologic’s capital stock. If the shares of Pumatech common stock to be issued in the merger were to be allocated to the various classes and series of Synchrologic’s capital stock in accordance with Synchrologic’s articles of incorporation, the allocations would differ from the allocation set forth in the merger agreement. Such allocation is described in the section of this joint proxy statement/prospectus captioned “The Merger – Merger Consideration.” The following table shows the difference between the allocation of the shares of Pumatech common stock to be issued in the merger according to Synchrologic’s articles of incorporation and according to the allocation set forth in the merger agreement.

Class/Series of Synchrologic Capital Stock	Percentage of Total Consideration Shares (Articles of Incorporation)	Percentage of Total Consideration Shares (Merger Agreement)
Common Stock	24.681%	25.348	%(1)
Series A Preferred Stock	4.216%	4.173%
Series B Preferred Stock	11.769%	11.647%
Series C Preferred Stock	10.833%	10.833%
Series D Preferred Stock	48.500%	47.999%

(1)	Includes options to purchase common stock.

In order to complete the merger, it is necessary for Synchrologic’s articles of incorporation to be amended to conform the provisions of the articles of incorporation relating to the distribution of Pumatech common stock among the various classes and series of Synchrologic capital stock to the allocations for such classes set forth in the merger agreement. The amendment to Synchrologic’s articles of incorporation, if approved, will stipulate that the allocation set forth in the merger agreement will govern only the distribution of the shares of Pumatech common stock to be issued in the merger and that the articles of incorporation will remain unchanged for any other purpose. The form of amendment to Synchrologic’s articles of incorporation is provided in Annex H to this joint proxy statement/prospectus.

Vote Required and Board of Directors Recommendation

The holders of a majority of the shares of Synchrologic’s capital stock outstanding as of the record date must vote in favor of the amendment to Synchrologic’s articles of incorporation in order for the articles of incorporation to be amended. In addition, the holders of a majority of the shares of Synchrologic’s preferred stock outstanding as of the record date, and the holders of a majority of the shares of Synchrologic’s Series D convertible preferred stock outstanding as of the record date, must vote in favor of the amendment to Synchrologic’s articles of incorporation in order for the articles of incorporation to be amended. Synchrologic’s articles of incorporation must be amended in order for Synchrologic to complete the merger. Therefore, if you vote in favor of the merger, you must also vote in favor of the amendment to Synchrologic’s articles of incorporation.

SYNCHROLOGIC’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO SYNCHROLOGIC’S ARTICLES OF INCORPORATION AS DESCRIBED ABOVE.

EXPERTS

The consolidated financial statement of Pumatech incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Pumatech for the year ended July 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Synchrologic and its subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statement of Spontaneous Technology, Inc. as of December 31, 2002 and 2001 and for the years then ended included in this joint proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Starfish Software, Inc. as of December 31, 2002 and 2001 and for each of the years then ended incorporated by reference in this joint proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of Pumatech common stock offered hereby will be passed upon for Pumatech by Heller Ehrman White & McAuliffe LLP, Menlo Park, California.

WHERE YOU CAN FIND MORE INFORMATION

Pumatech files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Pumatech at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at any of the Securities and Exchange Commission’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. The Securities and Exchange Commission filings of Pumatech are also available to the public from commercial document retrieval services and at the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

Pumatech has filed a registration statement with the Securities and Exchange Commission to register the Pumatech common stock to be issued to Synchrologic shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Pumatech in addition to being a proxy statement for the annual meeting of Pumatech stockholders and a proxy statement for the special meeting of Synchrologic shareholders. As allowed by the rules of the Securities and Exchange Commission, this joint proxy statement/prospectus does not contain all the information you can find in the Pumatech registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the public reference facilities of the Securities and Exchange Commission.

Pumatech has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Pumatech, and Synchrologic has supplied all information contained in this joint proxy statement/prospectus relating to Synchrologic.

If you are a stockholder of Pumatech you may have been sent some of the documents incorporated by reference, but you can obtain any of them through Pumatech or the Securities and Exchange Commission. Documents incorporated by reference are available from Pumatech without charge, excluding any exhibits which are not specifically incorporated by reference as exhibits in this joint proxy statement/prospectus. Synchrologic shareholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Pumatech, Inc. 2550 North First Street, Suite 500 San Jose, California 95131 Attention: General Counsel (408) 321-7650 Web site: http://www.pumatech.com	Synchrologic, Inc. 200 North Point Center East, Suite 600 Alpharetta, Georgia 30022 Attention: Chief Financial Officer (770) 754-5600 Web site: http://www.synchrologic.com

To obtain timely delivery of requested documents before the Pumatech annual meeting or before the Synchrologic special meeting, you must request them no later than                     , 2003, which is five business days before the date of the Pumatech annual meeting and the Synchrologic special meeting.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the approval and adoption of the merger agreement and the merger, in the case of Synchrologic shareholders, and to vote on the issuance of shares of Pumatech common stock in the merger, in the case of Pumatech stockholders. Neither Pumatech nor Synchrologic has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                     , 2003. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/prospectus to Synchrologic shareholders nor the issuance of Pumatech common stock in the merger shall create any implication to the contrary.

Independent Auditors’ Report

The Board of Directors and Stockholders

Synchrologic, Inc.:

We have audited the accompanying consolidated balance sheets of Synchrologic, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ deficit and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synchrologic, Inc. and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

/s/    KPMG LLP

Atlanta, Georgia

February 21, 2003, except as to the first

and second paragraphs of note 11,

which are as of February 28, 2003

and April 1, 2003, respectively

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2002 and 2001

	2002	2001
Assets
Current assets:
Cash and cash equivalents	$3,204,263	$5,992,876
Accounts receivable, net of allowance for doubtful accounts of $498,188 and $358,602 in 2002 and 2001, respectively	2,157,350	2,124,267
Prepaid expenses	108,319	114,188
Other current assets	54,486	62,772

Total current assets	5,524,418	8,294,103
Property and equipment, net	449,762	1,013,617

Total assets	$5,974,180	$9,307,720

Liabilities, Mandatorily Redeemable Securities and Stockholders’ Deficit
Current liabilities:
Note payable to bank	$817,000	$—
Current portion of term loan payable to bank	767,536	—
Accounts payable	116,759	648,684
Accrued salaries and wages	552,526	296,108
Other accrued expenses	577,469	383,841
Deferred revenue	1,400,820	1,189,543

Total current liabilities	4,232,110	2,518,176
Term loan payable to bank, excluding current portion	934,040	—

Total liabilities	5,166,150	2,518,176

Mandatorily redeemable securities, no par value; authorized 14,000,000 shares:
Series A convertible preferred stock, redeemable; authorized 1,000,000 shares; issued and outstanding 797,872 shares; aggregate liquidation preference of $750,000	743,508	741,073
Series B convertible preferred stock, redeemable; authorized 3,000,000 shares; issued and outstanding 2,058,333 shares; aggregate liquidation preference of $2,470,000	2,465,700	2,464,088
Series C convertible preferred stock, redeemable; authorized 3,000,000 shares; issued and outstanding 2,793,296 shares; aggregate liquidation preference of $6,500,000	6,488,707	6,484,473
Series D convertible preferred stock, redeemable; authorized 4,000,000 shares; issued and outstanding 3,308,271 shares; aggregate liquidation preference of $27,133,000	21,082,887	20,738,979

Total mandatorily redeemable securities	30,780,802	30,428,613
Stockholders’ deficit:
Common stock, no par value; authorized 20,000,000 shares; 4,858,124 shares issued; 4,093,722 and 4,858,124 shares outstanding at December 31, 2002 and 2001, respectively	4,690,619	4,690,619
Additional paid-in capital	326,898	567,444
Accumulated deficit, including accumulated other comprehensive loss of $118,652 and $57,753 in 2002 and 2001, respectively	(32,697,083)	(26,361,327)
Treasury stock, at cost; 764,402 shares	(2,293,206)	—
Stock subscription receivable	—	(2,535,805)

Total stockholders’ deficit	(29,972,772)	(23,639,069)
Commitments and contingencies (notes 7 and 8)

Total liabilities, mandatorily redeemable securities and stockholders’ deficit	$5,974,180	$9,307,720

See accompanying notes to consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2002, 2001, and 2000

	2002	2001	2000
Revenues:
Software license fees	$5,516,856	$5,366,123	$3,936,823
Services fees	4,493,882	1,893,529	1,423,536

Total revenues	10,010,738	7,259,652	5,360,359

Costs of revenues:
Software license fees	49,583	51,366	49,797
Services fees	3,370,438	2,802,323	1,864,389

Total costs of revenues	3,420,021	2,853,689	1,914,186

Gross profit	6,590,717	4,405,963	3,446,173

Operating expenses:
Research and development	5,448,085	6,427,854	4,680,920
Sales and marketing	5,070,326	7,115,106	5,016,647
General and administrative	2,213,376	1,709,015	1,474,556

Total operating expenses	12,731,787	15,251,975	11,172,123

Loss from operations	(6,141,070)	(10,846,012)	(7,725,950)

Interest expense	(179,454)	(637)	(245,131)
Interest income	45,667	458,489	466,451

Net loss	(6,274,857)	(10,388,160)	(7,504,630)

Deemed dividends on preferred stock	(352,189)	(352,189)	(122,916)

Net loss attributable to common stockholders	$(6,627,046)	$(10,740,349)	$(7,627,546)

Basic and diluted net loss per share attributable to common stockholders	$(1.52)	$(2.22)	$(1.81)

Weighted average outstanding common shares used in computing basic and diluted net loss per share attributable to common stockholders	4,372,258	4,838,227	4,208,817

See accompanying notes to consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Deficit and Comprehensive Loss

Years ended December 31, 2002, 2001, and 2000

	Common stock		Additional paid-in capital	Accumulated deficit	Treasury stock	Stock subscription receivable	Stockholders’ deficit and comprehensive loss

	Shares	Amount
Balance at December 31, 1999	3,149,376	$337,484	$8,282	$(8,410,784)	$—	$—	$(8,065,018)
Net loss	—	—	—	(7,504,630)	—	—	(7,504,630)
Currency translation adjustment	—	—	—	1,187	—	—	1,187

Comprehensive loss							(7,503,443)

Common stock issued from sale and exercise of stock options	569,865	985,066	—	—	—	—	985,066
Common stock issued to officer for stock subscription receivable	1,117,203	3,351,609	—	—	—	(3,351,609)	—
Payments on stock subscription receivable	—	—	—	—	—	1,080,085	1,080,085
Interest on stock subscription receivable	—	—	111,751	—	—	(111,751)	—
Warrants issued to acquire 45,112 common shares in connection with the issuance of 11% debentures	—	—	204,141	—	—	—	204,141
Warrants to acquire 153,383 common shares issued to placement agent in connection with Series D preferred stock financing	—	—	565,845	—	—	—	565,845
Accretion of preferred stock issue costs	—	—	(122,916)	—	—	—	(122,916)

Balance at December 31, 2000	4,836,444	4,674,159	767,103	(15,914,227)	—	(2,383,275)	(12,856,240)
Net loss	—	—	—	(10,388,160)	—	—	(10,388,160)
Currency translation adjustment	—	—	—	(58,940)	—	—	(58,940)

Comprehensive loss							(10,447,100)

Common stock issued from exercise of stock options	21,680	16,460	—	—	—	—	16,460
Accretion of preferred stock issue costs	—	—	(352,189)	—	—	—	(352,189)
Interest on stock subscription receivable	—	—	152,530	—	—	(152,530)	—

Balance at December 31, 2001	4,858,124	4,690,619	567,444	(26,361,327)	—	(2,535,805)	(23,639,069)
Net loss	—	—	—	(6,274,857)	—	—	(6,274,857)
Currency translation adjustment	—	—	—	(60,899)	—	—	(60,899)

Comprehensive loss							(6,335,756)

Accretion of preferred stock issue costs	—	—	(352,189)	—	—	—	(352,189)
Interest on stock subscription receivable	—	—	56,901	—	—	(56,901)	—
Common stock repurchased from officer and forgiveness of accrued interest on stock subscription receivable	—	—	—	—	(2,293,206)	2,592,706	299,500
Warrants to acquire 21,000 Series D preferred shares issued to bank under Credit Agreement	—	—	54,742	—		—	54,742

Balance at December 31, 2002	4,858,124	$4,690,619	$326,898	$(32,697,083)	$(2,293,206)	$—	$(29,972,772)

See accompanying notes to consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2002, 2001, and 2000

	2002	2001	2000
Cash flows from operating activities:
Net loss	$(6,274,857)	$(10,388,160)	$(7,504,630)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	632,090	577,156	326,422
Accretion of original issue discount to interest expense	54,334	—	204,141
Noncash interest expense on convertible debentures converted to Series D preferred stock	—	—	40,986
Provision for losses on accounts receivable	280,699	73,602	107,120
Interest forgiven on stock subscription receivable from officer	299,500	—	—
Loss on disposal of property and equipment	24,600	—	—
Changes in operating assets and liabilities:
Accounts receivable	(313,782)	(830,138)	368,558
Prepaid expenses and other current assets	14,155	355,342	(342,381)
Accounts payable, accrued salaries and wages, and other accrued expenses	(81,879)	350,945	594,358
Deferred revenue	211,277	247,238	(619,845)

Net cash used in operating activities	(5,153,863)	(9,614,015)	(6,825,271)

Cash flows from investing activities:
Purchase of property and equipment	(92,835)	(651,047)	(906,238)

Net cash used in investing activities	(92,835)	(651,047)	(906,238)

Cash flows from financing activities:
Proceeds from term loan payable to bank, net of issue costs	1,647,242	—	—
Increase in note payable to bank	817,000	—	—
Proceeds from warrants issued	54,742	—	204,141
Proceeds from exercise of options and sale of common stock	—	16,460	985,066
Proceeds from issuance of convertible debentures	—	—	1,795,859
Payments on stock subscription receivable	—	—	1,080,085
Proceeds from issuance of Series D convertible preferred stock, net	—	—	18,805,296

Net cash provided by financing activities	2,518,984	16,460	22,870,447

Effect of exchange rate changes on cash	(60,899)	(58,940)	1,187

Net increase (decrease) in cash and cash equivalents	(2,788,613)	(10,307,542)	15,140,125
Cash and cash equivalents at beginning of year	5,992,876	16,300,418	1,160,293

Cash and cash equivalents at end of year	$3,204,263	$5,992,876	$16,300,418

Cash paid for interest expense	$110,944	$637	$—

Supplemental disclosures of noncash transactions:
Accretion of preferred stock issue costs	$352,189	$352,189	$122,916
Conversion of 11% convertible debentures and accrued interest into Series D convertible preferred stock	—	—	2,040,986
Warrants issued to placement agent for services rendered in Series D convertible preferred stock issuance	—	—	565,845
Common stock issued to officer for stock subscription receivable	—	—	3,351,609
Repurchase of common stock from officer in exchange for stock subscription receivable	2,293,206	—	—

See accompanying notes to consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2002, 2001 and 2000

(1)    Summary of Significant Accounting Policies

(a)	Business

Synchrologic, Inc. and subsidiaries (the Company) develop, market, and support comprehensive mobile and wireless infrastructure software products that mobilize enterprise software applications, automate the delivery of documents and web sites and provide mobile systems management tools for laptop and handheld computing devices. The Company’s products are designed to increase the productivity of mobile workers by giving them access to critical information wherever and whenever they need it and to lower costs of ownership of mobile computing devices by providing more efficient administration of the devices. The Company markets its products directly to business and governmental organizations, value-added resellers, and to software application vendors who integrate the Company’s software into their products for license to end users on an original equipment manufacturer (OEM) basis.

(b)	Liquidity

The financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During 2002, the Company incurred a net loss attributable to common stockholders of approximately $6.6 million. Despite historical operating losses, the Company believes it is appropriate to prepare the financial statements on a going concern basis for the following reasons:

•	The Company achieved improved operating results during the latter part of 2002 and early 2003.

•	The Company had a cash balance of $3,204,263 at December 31, 2002 and had availability on the revolving line of credit of approximately $831,000 which management believes provide sufficient liquidity to fund cash needs in 2003, including operating losses, capital expenditures, and debt service requirements.

•	The Company was in compliance with its financial debt covenants, as amended (see note 3), as of December 31, 2002, and based on its forecasts, expects to be in compliance with its financial debt covenants during 2003. Additionally, based on its forecasts, the Company expects to have sufficient liquidity to meet all debt and capital expenditure requirements as they become due and payable.

Historically, the Company has funded its operating losses through the sale of redeemable convertible preferred stock (see note 4). The holders of such stock, if not converted, can require the Company to redeem the outstanding redeemable convertible preferred stock in August 2005. Management believes the Company has sufficient liquidity to meet its obligations through December 2003.

(c)	Principles of Consolidation

The consolidated financial statements include the accounts of Synchrologic, Inc. and its wholly owned subsidiaries: Synchrologic Europe Limited, a United Kingdom limited corporation, Synchrologic Deutschland GmbH, and Synchrologic Italia Srl. All significant intercompany balances and transactions have been eliminated in consolidation.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

(d)	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

(e)	Revenue Recognition

Software license fees consist of revenue derived from the licensing of software to business and governmental organizations and royalty fees from OEM’s. The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 97-2, Software Revenue Recognition. For arrangements with multiple elements, and for which vendor specific objective evidence (VSOE) of fair value exists for the undelivered elements, revenue is recognized for the delivered elements based upon the residual method in accordance with SOP No. 98-9, Modifications of SOP 97-2 with Respect to Certain Transactions. License fees are recognized as revenue when the license agreement is signed, the license fees are fixed and determinable, delivery of the software has occurred, and collectibility of fees is considered probable. Revenue is deferred when an arrangement calls for future delivery of products or services for which the Company has not established VSOE to allocate a portion of the fee to the undelivered element. In such cases, revenue is recognized when the undelivered elements or services are delivered or performed. When undelivered elements consist of development services for features or functionality that are essential to the operation of the Company’s software, associated fees are recognized using the percentage-of-completion method of accounting. Royalty revenue from OEM’s is recognized when reported to the Company by the OEM’s and all applicable revenue recognition criteria have been met. The Company often requires payment of a nonrefundable royalty fee in arrangements with OEM’s. In such cases, revenue is recognized when the license agreement is signed, the license fees are fixed and determinable, delivery of the software has occurred, and collectibility of the fees is considered probable. Arrangements with OEM’s which involve significant future obligations of the Company are generally recognized as such obligations are fulfilled and associated fees are earned and payable.

Services revenue consists of fees from professional services associated with the Company’s software including maintenance, customer support, consulting, and training. Maintenance, which includes updates and upgrades of the Company’s software, and customer support fees are recognized as revenue ratably over the period of the service agreement, which is generally one year in length. Revenue from consulting and training services are recognized as the services are performed. When arrangements with customers involve a combination of software and service elements, the associated elements are unbundled and fees are allocated to individual elements based upon VSOE of fair value and recognized as revenue in accordance with the practices set forth above.

Deferred revenue in the accompanying consolidated balance sheets represents payments received from customers or billings invoiced to customers in advance of revenue recognition.

(f)	Cash and Cash Equivalents

The Company considers all highly liquid investment instruments with original maturities of three months or less when purchased to be cash equivalents.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

(g)	Accounts Receivable

Accounts receivable are presented net of the allowance for doubtful accounts. The Company makes judgments as to its ability to collect outstanding receivables and provides allowance for the receivables when collection becomes doubtful. Management considers the following when evaluating the adequacy of the allowance for doubtful accounts in any accounting period: historical bad debts, the age of the accounts receivable, customer creditworthiness, and current economic trends. Should any of these factors change, the estimates made by management will also change, which could impact the Company’s future provision for doubtful accounts.

(h)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives (two years for computer hardware and software, two to five years for furniture and fixtures and office equipment) of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset.

(i)	Research and Development and Software Development Costs

Under the criteria set forth in Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, capitalization of software development costs begins upon the establishment of technological feasibility of the product. Establishing technological feasibility, and the ongoing assessment of the recoverability of these costs, requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenue, estimated economic life, and changes in software and hardware technology. To date, research and development costs incurred subsequent to establishing technological feasibility of the Company’s software products have not been material. Accordingly, the Company has expensed all research and development costs as incurred.

(j)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(k)	Stock-Based Compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including Financial Accounting Standards Board (FASB) Interpretation No. 44, Accounting for Certain Transactions Involving Stock-Based Compensation an Interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Certain disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in these notes to consolidated financial statements.

As permitted by SFAS No. 123, the Company applies the provisions of APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no additional compensation cost has been recognized for its stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value of the stock options at the grant date, the Company’s pro forma net loss and pro forma net loss per share attributable to common stockholders for the years ended December 31, 2002, 2001, and 2000 would have been as follows:

	2002	2001	2000
Historical net loss attributable to common stockholders	$(6,627,046)	(10,740,349)	(7,627,546)
Deduct:
Total stock-based compensation expense determined under fair value based method for all awards	(58,000)	(1,111,000)	(677,000)

Pro forma net loss attributable to common stockholders	$(6,685,046)	(11,851,349)	(8,304,546)

Reported basic and diluted net loss per share attributable to common stockholders	$(1.52)	(2.22)	(1.81)
Pro forma basic and diluted net loss per share attributable to common stockholders	$(1.53)	(2.45)	(1.97)

During 2002, the Company granted options to acquire 44,500 shares of common stock to employees and directors at exercise prices equal to the fair value of the shares at the date of grant. The per share weighted average fair value of options granted during 2002 was $3.03 per option on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: weighted average fair value of $4.28 per common share, expected dividend yield 0%, expected volatility 100%, risk-free interest rate of 4.10%, and an expected option life of four years.

During 2001, the Company granted options to acquire 690,000 shares of common stock to employees and directors at exercise prices equal to the fair value of the shares at the date of grant. The per share weighted average fair value of options granted during 2001 was $3.57 per option on the date of grant using the Black-Scholes option pricing model with the following weighted average

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

assumptions: weighted average fair value of $5.00 per common share, expected dividend yield 0%, expected volatility 100%, risk-free interest rate of 5.03%, and an expected option life of four years.

During 2000, the Company granted options to acquire 980,500 shares of common stock to employees and directors at exercise prices equal to the fair value of the shares at the date of grant. The per share weighted average fair value of options granted during 2000 was $2.76 per option on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: weighted average fair value of $3.87 per common share, expected dividend yield 0%, expected volatility 100%, risk-free interest rate of 5.24%, and an expected option life of four years.

(l)	Foreign Currencies

Assets and liabilities recorded in foreign currencies are translated into U.S. dollars at the exchange rate prevailing on the balance sheet date. Revenue, costs, and expenses are translated into U.S. dollars at average exchange rates for the period. Translation adjustments resulting from this process are charged or credited to other comprehensive income (loss) which is included as a component of the accumulated deficit in the accompanying consolidated financial statements.

(m)	Long-Lived Assets and Long-Lived Assets to Be Disposed Of

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes both SFAS No. 121 and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (Opinion 30) for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 retains the fundamental provisions in SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS No. 121. For example, SFAS No. 144 provides guidance on how a long-lived asset that is used as part of a group should be evaluated for impairment, establishes criteria for when a long-lived asset is held for sale, and prescribes the accounting for a long-lived asset that will be disposed of other than by sale. SFAS No. 144 retains the basic provisions of Opinion 30 on how to present discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business). The Company adopted SFAS No. 144 on January 1, 2002. SFAS No. 144 did not have any impact on the Company’s consolidated financial statements.

(n)	Recent Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force (EITF) Issue No. 94-3. SFAS No. 146 is effective for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost was recognized at the date of the commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The Company adopted the provisions of SFAS No. 146 effective January 1, 2003. The adoption of this standard did not have any impact on the Company’s consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN No. 45 requires disclosure about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN No. 45 are effective for financial statements of annual periods ending after December 15, 2002. The Company’s software license agreements do not provide indemnification for any third party performance. The adoption of this standard has not had an impact on the Company’s consolidated financial statements.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Synchrologic does not expect the adoption of EITF Issue No. 00-21 to have a material impact on its financial position or results of operations.

In December 2002, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure.” SFAS No. 148 amended SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. It also requires additional disclosures about the effects on reported net income of an entity’s accounting policy with respect to stock-based employee compensation. Synchrologic has elected to adopt the transition and disclosure requirements of SFAS No. 148 which are effective for fiscal years ending after December 15, 2002 and has elected to continue to account for employee stock options under Accounting Principles Board (“APB”) Opinion No. 25. The interim disclosure requirements are effective for interim periods commencing after December 15, 2002.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation of business enterprises (variable interest entities) to which the usual condition of consolidation does not apply. This interpretation focuses on financial interests that indicate control. Variable interests may arise from financial instruments, service contracts, nonvoting ownership interests and other arrangements. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary would be required to include assets, liabilities and the results of operations of the variable interest entity in its financial statements. This interpretation applies immediately to variable interest entities that are created after or for which control is obtained after January 31, 2003. For variable interest entities created prior to February 1, 2003, the provisions would be applied effective July 1, 2003. As of December 31, 2002, the Company had no interest in an entity which would qualify as a variable interest entity. As a result, the adoption of this interpretation did not have an impact on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which is effective for the Company beginning January 1, 2004. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Company has not determined the impact of SFAS No. 150 on its 2004 consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

(o)	Segment and geographic reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, established standards for reporting information about operating segments in a company’s financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company operates in one industry segment: synchronization software and services.

The Company operates in two geographic regions: the Americas (United States, Canada and Latin America) and EMEA (Europe, Middle East and Africa). The following represents revenues and long-lived assets, net by geographical region:

	Americas	EMEA	Total
As of and Year Ended December 31, 2002
Revenues	$9,294,338	$716,400	$10,010,738
Long-lived assets, net	435,740	14,022	449,762

As of and Year Ended December 31, 2001
Revenues	$6,275,522	$984,130	$7,259,652
Long-lived assets, net	927,043	86,574	1,013,617

As of and Year Ended December 31, 2000
Revenues	$5,332,832	$27,527	$5,360,359
Long-lived assets, net	913,157	24,391	937,548

(p)	Net Loss per Share Attributable to Common Stockholders

Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for each period. Diluted net loss per share attributable to common stockholders is computed giving effect to all potentially dilutive securities including options, warrants, and redeemable convertible preferred stock. Potentially dilutive securities are excluded from the computation of diluted net loss per share attributable to common stockholders if their effect is antidilutive. For the years ended December 31, 2002, 2001 and 2000, basic net loss per share attributable to common stockholders is the same as diluted net loss per share attributable to common stockholders because all potentially dilutive securities were antidilutive in computing diluted net loss per share for these periods.

Options and warrants to acquire 248,995, 1,043,462, and 1,006,967 shares of common stock during the years ended December 31, 2002, 2001 and 2000, respectively, were outstanding but not included in the calculation of weighted average shares outstanding because the option and warrant exercise prices were higher than the average market price of the Company’s common stock during those periods. In addition, diluted net loss per share attributable to common stockholders excludes the potentially dilutive effect of options and warrants to purchase approximately 388,912, 876,016, and 489,774 shares of the Company’s common stock during the years end December 31, 2002, 2001, and 2000, respectively, as the Company incurred losses and their inclusion would have been anti-dilutive.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

(2)    Property and Equipment

Property and equipment at December 31, 2002, and 2001 consists of the following:

	2002	2001
Computer hardware and software	$1,883,117	$1,854,891
Furniture and fixtures	264,963	264,963
Leasehold improvements	203,097	196,203
Office equipment	174,991	172,692

	2,526,168	2,488,749

Less accumulated depreciation and amortization	2,076,406	1,475,132

	$449,762	$1,013,617

(3)    Bank Credit Facility

On April 2, 2002, the Company entered into a credit facility agreement (Credit Agreement) with a bank providing borrowings of up to $4.25 million under a term loan and revolving line of credit.

The Company borrowed $1,750,000 under the term loan component of the facility at closing. Borrowings under the term loan bear interest at a fixed rate of 8% per annum. Under the term loan, the Company must make monthly interest only payments of $11,667 during the first nine months of the term. Thereafter, the Company must make monthly principal and interest payments of $79,147 beginning February 5, 2003 through the term Loan’s maturity date of January 5, 2005. The principal portion of the term loan is due as follows: $767,536 in 2003, $903,840 in 2004, and $78,624 in 2005. The carrying value of the noncurrent portion of the term loan payable to bank includes an unaccreted discount at December 31, 2002 of $48,424. The Company has recorded $54,742 of the proceeds borrowed under the term loan as original issue discount which reflects warrants to purchase 21,000 shares of the Company’s Series D Preferred stock issued to the lender under the Credit Agreement. The exercise price of each warrant share is the lower of $6.65 or the price of the Company’s next round of equity financing. The warrants expire in April 2012. See also note 4(f).

The revolving line of credit portion of the facility (Revolver) provides the Company with a borrowing capacity of up to $2,500,000 and matures on April 1, 2003. Borrowings under the Revolver are limited to a percentage of eligible accounts receivable, as defined in the Credit Agreement. Interest on borrowings under the Revolver is payable monthly at a variable rate of interest based on the lender’s prime rate plus 0.75% and was 5.00% at December 31, 2002. At December 31, 2002, borrowings outstanding under the Revolver were $817,000 and the Company had unused borrowing capacity of approximately $831,000.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

Borrowings under the Credit Agreement are secured by all of the Company’s assets. Also, the Company is required to maintain its cash and investment accounts with the lender but may hold up to $1 million of cash and investments at other credit worthy financial institutions. In addition, the Credit Agreement requires that the Company maintain compliance with certain financial and other covenants. The financial covenants under the Credit Agreement prohibit the Company from exceeding certain maximum net loss amounts and require a minimum monthly quick ratio as defined in the Credit Agreement. During 2002, the Company was in violation of the covenant for net loss amounts and subsequently cured such violation through an amendment of the Credit Agreement. As of December 31, 2002, the Company was in compliance with all financial and other covenants under the Credit Agreement.

(4)    Mandatorily Redeemable Securities and Stockholders’ Deficit

(a)	Series D Convertible Preferred Stock Issuance

In August 2000, the Company issued 3,308,271 shares of Series D convertible redeemable preferred stock (Series D Preferred) for $6.65 per share. The consideration for such shares consisted of $19,959,016 in cash and the conversion of its $2 million 11% convertible debentures and accrued interest aggregating $2,040,986. The Company has recorded the issuance of Series D Preferred net of issue costs of $1,719,563, which includes cash costs and the fair value of the warrants issued to the placement agent described in note 4(f) below, and is accreting the issue costs using the effective interest method to the earliest redemption date by charging additional paid-in capital and increasing the carrying value of the Series D Preferred.

Dividends accrue at $0.665 per annum per share for the Series D Preferred, are not cumulative, and are payable when declared by the Company’s board of directors. No dividends have been declared or accrued in these financial statements through December 31, 2002.

Each outstanding share of the Series D Preferred is convertible into one share of common stock and may be converted at any time. This initial conversion ratio is adjustable upon the issuance of any class of capital stock or convertible securities of the Company at a price less than $6.65 per share or the then existing conversion price per share. The Series D Preferred automatically converts to common stock upon a public offering in which the Company receives at least $30,000,000 and the price of each share is at least $19.95.

In the event of any voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Company, certain merger transactions or the sale of all or substantially all of the Company’s assets, the holders of the Series D Preferred are entitled to receive their original purchase price plus all accrued dividends, whether or not declared by the board of directors, prior to a distribution of residual assets for any other class of the Company’s stock. After the liquidation preference of the Series D Preferred holders is satisfied, the holders of the Series C Preferred and the Series A and B Preferred, in that order, are entitled to receive their original purchase price plus any accrued and declared but unpaid dividends prior to distribution of residual assets for any other class of stock. After these liquidation preferences are satisfied, the remaining net assets of the Company, if any, are to be distributed pro-rata among the holders of the common and Series A and B Preferred on an as-if-converted basis.

Holders of the Series D Preferred, Series C Preferred, and Series A and B Preferred stock are entitled to the number of votes per share equivalent to the number of common shares into which their shares may be converted based upon the conversion ratio in effect at the record date of any vote. In addition, any amendment to the Company’s bylaws or articles of incorporation, any change in the

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

rights or preferences of the Series D Preferred, the redemption or repurchase by the Company of any class of its securities, and any sale or merger of the Company, as well as certain other transactions, require consent of a majority of the holders of the Series D Preferred. Also, the lead investor in the Series D Preferred has the right to appoint one member to the Company’s board of directors.

A majority of the holders of the Series D Preferred can require redemption of any or all of the Series D Preferred of the Company outstanding on or after August 25, 2005 for the original purchase price plus all declared and accrued dividends. Upon any such redemption, the Company must first redeem all of the outstanding Series D Preferred shares and then, to the extent the Company has sufficient legally available funds, redeem the Series C Preferred and then Series A and B Preferred, in that order.

(b)	Series C Convertible Preferred Stock

In August 1998, the Company sold 2,793,296 shares of Series C convertible redeemable preferred stock (Series C Preferred) for $2.327 per share. The consideration for such shares consisted of $5,441,778 in cash and the conversion of accrued interest and notes payable to stockholders aggregating $1,058,222.

Dividends accrue at $0.2327 per annum for the Series C Preferred, are not cumulative, and are payable if and when declared by the board of directors. No dividends have been declared or accrued through December 31, 2002.

Each outstanding share of Series C Preferred is initially convertible into one share of common stock and may be converted at any time. This initial conversion ratio is adjustable upon the issuance of any class of capital stock or convertible security of the Company at a price less than $2.327 per share or the then existing conversion price per share. The Series C Preferred automatically converts to common stock upon a public offering in excess of $10 per share and net proceeds in excess of $20 million.

The redemption amount of the Series C Preferred is the original amount paid plus any declared but unpaid dividends. The redemption date coincides with the redemption date of the Series D Preferred.

Any amendment to the Company’s bylaws or articles of incorporation, the redemption or repurchase by the Company of its common stock, and any sale or merger of the Company requires consent of a majority of the holders of the Series C Preferred. In addition, the lead Series C investor has the right to appoint one member of the Company’s board of directors.

The Company has recorded the issuance of Series C Preferred net of issue costs of $29,642 and is accreting the issue costs using the effective interest method to the earliest redemption date by charging additional paid-in capital and increasing the carrying value of the Series C Preferred.

(c)	Series A and B Convertible Preferred Stock

The rights, preferences, and restrictions of the Series A Convertible Preferred and the Series B Convertible Preferred stock are substantially the same. Accordingly, the two series are together referred to as the “Series A and B Preferred”.

In June 1996, the Company sold 2,058,333 shares of Series B convertible preferred stock for $1.20 per share in cash. The Company sold 797,872 shares of Series A convertible preferred stock for $0.94 per share in cash in September 1995. Dividends accrue at $0.10 per annum for the Series A and

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

B Preferred. Such dividends are payable if and when declared by the board of directors and are not cumulative. No dividends have been declared or accrued through December 31, 2002.

Each outstanding share of Series A and B Preferred is initially convertible into one share of common stock and may be converted at any time. The conversion price for the Series A and B Preferred is $0.94 and $1.20, respectively, and is adjustable upon the issuance of any class of capital stock or convertible security of the Company at a price less than the then existing conversion price for each series. Series A and B Preferred automatically convert into common stock upon the completion of a public offering in excess of $10 per share with net proceeds in excess of $20 million.

The redemption amount of the Series A and B Preferred is the original amount paid plus any declared but unpaid dividends. The redemption date coincides with the redemption date of the Series D Preferred.

Any amendment to the Company’s bylaws or articles of incorporation, the redemption or repurchase by the Company of its common stock, and any sale or merger of the Company require consent of a majority of the holders of the Series A and B Preferred. The holders of the Series A and B Preferred, as a class, are entitled to appoint two members to the Company’s board of directors. The Company has recorded the issuance of Series A and B Preferred net of issue costs of $24,141 and $14,781, respectively, and is accreting the issue costs using the effective interest method to the earliest redemption date by charging additional paid-in capital and increasing the carrying value of the Series A and B Preferred.

(d)	Common Stock

In May 2000, the Company entered into a stock subscription and purchase agreement with an officer of the Company in connection with such officer’s employment with the Company. Under the agreement, the Company issued 1,117,203 common shares to the officer in exchange for full recourse notes receivable totaling $3,351,609. The Company received payment of $1,080,085 for the notes in 2000, including interest. In May 2002, the Company repurchased 764,402 shares from the officer at fair value of $3.00 per share, or $2,293,206, and forgave $299,500 of interest on the associated notes. The interest forgiven on the notes is included in general and administrative expense in the accompanying consolidated 2002 statement of operations.

In May 2000, the Company sold 333,333 shares of its common stock to an officer of the Company for cash at the fair value of $3.00 per share.

In October 1996, the Company issued 1,000,000 shares of common stock to an officer of the Company in connection with such officer’s employment with the Company. The Company has the right to reacquire such shares for the amount paid by such officer, which is equal to the amount of taxes paid as a result of receiving such shares, in the event such officer’s employment is terminated. The Company’s right to repurchase such shares expires upon the earlier of September 30, 2003 or the occurrence of a liquidity event, as defined.

At December 31, 2002, 8,957,772 shares of common stock were reserved for issuance upon conversion of the Series A, B, C, and D Preferred shares, 219,495 shares upon exercise of outstanding warrants described in note 4(f), and 2,992,171 shares for issuance under the Company’s stock option plans described in note 4(e).

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

(e)	Stock Options

In April 2001, the Company adopted the Synchrologic, Inc. and subsidiaries 2001 Stock Incentive Plan (2001 Plan). The board of directors is authorized to grant options to acquire 1,500,000 shares of common stock to be issued pursuant to the 2001 Plan. At December 31, 2002 and 2001, options to acquire 1,455,500 and 1,005,200 common shares, respectively, were available to be granted under the 2001 Plan.

Under the Company’s 1995 Stock Option Plan (1995 Plan), the board of directors is authorized to grant options to acquire up to 2,040,000 shares of common stock. At December 31, 2002 and 2001, options to acquire 1,118,259 and 265,988 common shares, respectively were available to be granted under the 1995 Plan.

The option price under both plans is to be the fair market value on the date of grant unless otherwise determined by the board; however, the option price shall not be less than 75% of fair market value. The options generally vest ratably over a four year period beginning one year from the date of grant and expire as determined by the board of directors but not more than ten years from the date of grant.

In July 2002, the Company offered a voluntary stock option exchange program, which allowed employees, at their election, to forfeit a portion or all of their unexercised stock options effective July 15, 2002 and receive, no sooner than six months and one day after July 15, 2002, new options to purchase the same number of shares underlying the options forfeited in the program. In order to receive new options in exchange for forfeited options, a participant in the program must be employed by the Company on the date the new options are issued. Under the program, the exercise price of the newly issued options will be fair value as determined on the issue date of the new options. The vesting periods for the new options remained the same as the forfeited option grants. Unexercised options to acquire 895,033 shares with a weighted average exercise price of $4.63 per share were forfeited and are eligible to receive an equivalent number of option shares as part of the program.

A summary of the Company’s stock option activity and related information for the years ended December 31, 2002, 2001, and 2000 follows:

	December 31, 2002		December 31, 2001		December 31, 2000
	Number of Shares	Weighted average exercise price	Number of Shares	Weighted average exercise price	Number of Shares	Weighted average exercise price
Outstanding at beginning of period	1,720,983	$3.6240	1,298,246	$2.9212	700,125	$0.2030
Granted	44,500	4.2809	690,000	5.0000	980,500	3.8653
Exercised	—	—	(21,680)	0.7592	(236,532)	0.1470
Forfeited	(1,347,071)	4.5032	(245,583)	4.0272	(145,847)	0.7628

Outstanding at end of period	418,412	0.8634	1,720,983	3.6240	1,298,246	2.9212

Shares available for future grants	2,573,759		1,271,188		215,605

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

The following table summarizes information about stock options outstanding at December 31, 2002:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at December 31, 2002	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable at December 31, 2002	Weighted average exercise price
$0.10 to $0.12	116,148	4.38	$0.1146	116,148	$0.1146
$0.35	155,264	6.19	0.3500	142,754	0.3500
$0.85	96,000	7.11	0.8500	68,437	0.8500
$3.00	5,500	7.31	3.0000	3,667	3.0000
$5.00	45,500	8.99	5.0000	5,109	5.0000

	418,412	6.22	0.8634	336,115	0.4701

Options exercisable at December 31, 2001 were 664,008 and their weighted average exercise price was $2.7293.

(f)	Warrants

The Company issued a warrant to purchase up to 21,000 shares of the Company’s Series D Preferred shares in April 2002, in connection with the credit facility described in note 3 above. The exercise price of each warrant share is the lesser of $6.65 per share or the price per share of the Company’s next round of equity financing. The warrants were valued at $54,742 using the Black-Scholes pricing model based on an estimated fair value of $3.00 per common share with the following weighted average assumptions: expected dividend yield 0%, expected volatility 100%, risk-free interest rate of 5.15%, and a stated life of ten years. The Company recorded the fair value of the warrants as an increase to additional paid in capital, and an original issue discount on the term loan payable. The warrant expires on April 1, 2012 and may be exercised at any time prior thereto. All of the warrants are outstanding at December 31, 2002.

The Company issued warrants to purchase 153,383 shares of common stock to the placement agent in consideration for services rendered in the Series D Preferred stock financing. Each warrant enables the holder to purchase one share of common stock for $6.65 and expires on August 25, 2005. The estimated fair value of the warrants at the date of grant was $565,845 calculated using the Black-Scholes pricing model based on an estimated fair value of $5.00 per common share with the following weighted average assumptions: expected dividend yield 0%, expected volatility 100%, risk-free interest rate of 6.00%, and a stated life of five years. The value of the warrants was included in the issue costs of the Series D Preferred. All of the warrants are outstanding at December 31, 2002.

Prior to issuing the Series D Preferred, the Company borrowed $2.0 million from certain Series A, B, and C Preferred investors. Under the terms of the loan agreement, the notes were due on the earlier of December 31, 2000 or the closing date of the next equity financing completed by the Company. The notes were convertible into securities issued in the next equity financing at the same price and terms offered in such financing. In connection with issuing the notes, the Company issued 45,112 warrants to purchase common stock to the holders of the notes. Each warrant enables the holder to purchase one share of common stock for $5.00 per share and expires on June 19, 2010. The warrants were valued at

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

$204,141 using the Black-Scholes pricing model based on an estimated fair value of $5.00 per common share with the following weighted average assumptions: expected dividend yield 0%, expected volatility 100%, risk-free interest rate of 6.5%, and a stated life of ten years. The value assigned to the warrants was recorded as interest expense in 2000. All of the warrants are outstanding at December 31, 2002.

(5)    401(k) Retirement Plan

The Company has a savings plan, which covers substantially all full-time employees and qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may defer up to 15% of pretax salary, but not more than statutory limits. Although it may elect to do so in the future, the Company made no contributions to the plan during 2002, 2001 or 2000.

(6)    Income Taxes

No income taxes were recorded during 2002, 2001, and 2000 because the Company reported net operating losses with no recognizable benefit. Income tax benefit differed from the amount by applying the statutory U.S. Federal income tax rate of 34% to loss before income taxes as a result of the following:

	2002	2001	2000
Computed “expected” income tax benefit	$(2,133,451)	$(3,531,974)	$(2,551,574)
(Increase) decrease in income tax benefit resulting from:
Nondeductible items	13,506	14,548	79,868
State tax benefits	(175,042)	(321,815)	(273,044)
Other, including foreign tax rate differential	(34,058)	(17,698)	58,702
Increase in valuation allowance	2,329,045	3,856,939	2,686,048

Actual income tax benefit	$—	$—	$—

The income tax effect of temporary differences that give rise to significant portions of the Company’s deferred income tax assets and liabilities is presented below:

	2002	2001
Deferred income tax asset:
Net operating losses	$11,775,673	$9,557,706
Deferred revenue	65,240	64,998
Accrued expenses	44,055	44,135
Allowance for doubtful accounts	161,433	124,554
Depreciation	185,627	134,707
Other	45,040	21,923

Total gross deferred income tax assets	12,277,068	9,948,023

Valuation allowance for gross deferred income tax assets	(12,277,068)	(9,948,023)

Net deferred income tax assets	$—	$—

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

The valuation allowance for deferred income tax assets as of December 31, 2002 and 2001 was $12,277,068 and $9,948,023, respectively. The net change in the total valuation allowance for the years ended December 31, 2002, 2001, and 2000 was an increase of $2,329,045, $3,888,198, and $2,826,266, respectively. The increase in the valuation allowance for deferred income taxes includes $31,259 and $140,217 for the years ended December 31, 2001 and 2000 attributable to deductions for stock options. The benefit of these deductions will be credited to additional paid-in capital when recognized. In assessing the realization of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the uncertainty surrounding utilization of these potential future tax benefits, the Company has recorded a valuation allowance which reduces the associated deferred tax asset to zero.

The Company has approximately $31.0 million in net operating loss carryforwards at December 31, 2002 which expire at various dates through December 31, 2022 and may be used to reduce income tax expense and income taxes payable in future years. Approximately $545,000 of the net operating losses is from deductible compensatory elements of nonqualified stock options. The Company’s ability to use operating loss carryforwards may be subject to provisions of the Internal Revenue Code that limit the amount of operating loss carryforwards that can be used in future years due to substantial changes in a company’s ownership.

(7)    Litigation

On December 5, 2002, a competitor of the Company filed a lawsuit in the United States District Court of Northern California alleging the Company had infringed certain patents held by the competitor. The lawsuit seeks an injunction against the Company from selling products that are alleged to infringe the plaintiff’s patents and unspecified damages and attorney’s fees. On February 14, 2003, the Company responded to the suit denying infringement and challenging the validity and enforceability of the asserted patents and, in addition, filed counterclaims against the plaintiff. The Company believes that the case is without merit, that there are good grounds to support defenses with respect to this action, and therefore intends a vigorous defense of the claims; however, this matter is in its early stages and litigation is inherently uncertain. As a result, the Company is unable to predict the ultimate outcome of this matter. The Company has not reflected any amounts in the financial statements related to this matter.

(8)    Commitments

The Company leases its office facilities under noncancelable operating leases which expire at various times through December 2004. At December 31, 2002, the future minimum lease payments are as follows:

Year ending December 31:
2003	$463,306
2004	481,850

$945,156

Rent expense for the years ended December 31, 2002, 2001, and 2000 was approximately $659,000, $657,000, and $381,000 respectively.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

(9)    Concentrations of Credit Risk

(a)	Financial Instruments

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. Cash balances are held at four credit worthy financial institutions. Cash balances held in the United States routinely exceed federally insured amounts. Credit is extended to customers without requiring collateral and the Company’s trade accounts receivable balance often is comprised of a few customers, which comprise a significant portion of the total accounts receivable balance. Management regularly performs credit evaluations on potential customers and sets credit limits and payment terms accordingly.

(b)	Major Customers

During the year ended December 31, 2002, revenue from two customers represented approximately 23% and 14% of total revenues. At December 31, 2002, accounts receivable from three customers represented approximately 21%, 17%, and 14% of accounts receivable, net.

During the year ended December 31, 2001, revenue from two customers represented approximately 25% and 11% of total revenue. At December 31, 2001, accounts receivable from one customer represented approximately 35% of accounts receivable, net.

During the year ended December 31, 2000, revenue related to one customer represented 10% of total revenue. At December 31, 2000, accounts receivable from three customers represented approximately 55%, 29%, and 18% of accounts receivable, net.

(10)    Quarterly Results of Operations (unaudited)

Following are unaudited quarterly results of operations for the years ended December 31, 2002 and 2001:

2002	Mar. 31	Jun. 30	Sep. 30	Dec. 31
Revenues	$2,474,296	$1,453,778	$2,474,560	$3,608,104
Gross profit	1,500,532	760,933	1,537,889	2,791,363
Net (loss)/income attributable to common stockholders	(1,994,512)	(3,000,774)	(1,760,082)	128,322
Net (loss)/income per share attributable to common stockholders - basic and diluted	(0.41)	(0.72)	(0.43)	0.03

2001	Mar. 31	Jun. 30	Sep. 30	Dec. 31
Revenues	$981,491	$1,713,293	$2,417,346	$2,147,522
Gross profit	364,830	1,022,285	1,693,421	1,325,427
Net loss attributable to common stockholders	(3,180,730)	(2,876,937)	(2,050,111)	(2,632,571)
Net loss per share attributable to common stockholders - basic and diluted	(0.66)	(0.59)	(0.42)	(0.54)

(11)    Subsequent Events

Effective February 28, 2003, the Company completed its stock option exchange program for employees by issuing options to purchase 895,033 common shares to employee participants in exchange for the option shares forfeited under the program. The exercise price of the newly issued shares is $0.05 per share, representing fair value on that date.

Effective April 1, 2003, the Company renewed its revolving line of credit with a bank described under note 3 for a one-year term. Initially, borrowings under the renewed revolving line of credit bear interest at the greater of: (a) 0.75% plus the bank’s prime rate; or (b) 4.25%. The interest rate on borrowings decreases to 0.5% plus the bank’s prime rate upon the Company receiving $3 million in equity financing and decreases to the bank’s prime rate upon the Company achieving positive net income for a calendar quarter. As part of the renewal, the Company issued a warrant for 10,000 Series D Preferred shares to the lender. The bank will waive its right to 5,000 shares under the warrant if the Company raises $3 million in equity financing prior to September 30, 2003 on terms acceptable to the bank. The exercise price of each warrant share is the lower of $6.65 or the price of the Company’s next round of equity financing. All other terms and conditions of the revolving loan agreement are substantially the same as the previous agreement.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

June 30, 2003 and December 31, 2002 Consolidated Balance Sheets

(Unaudited)

	June 30, 2003	December 31, 2002
Assets

Current assets:
Cash and cash equivalents	$2,631,733	$3,204,263
Accounts receivable, net of allowance for doubtful accounts of $531,354 and $498,188, respectively	2,145,483	2,157,350
Prepaid expenses	158,659	108,319
Other current assets	53,461	54,486

Total current assets	4,989,336	5,524,418
Property and equipment, net	337,490	449,762

Total assets	$5,326,826	$5,974,180

Liabilities, Mandatorily Redeemable Securities and Stockholders’ Deficit
Current liabilities:
Note payable to bank	$817,000	$817,000
Current portion of term loan payable to bank	868,515	767,536
Accounts payable	233,192	116,759
Accrued salaries and wages	458,696	552,526
Other accrued expenses	897,488	577,469
Deferred revenue	1,393,903	1,400,820

Total current liabilities	4,668,794	4,232,110
Term loan payable to bank, excluding current portion	506,544	934,040

Total liabilities	5,175,338	5,166,150

Mandatorily redeemable securities, no par value; authorized 14,000,000 shares:
Series A convertible preferred stock, redeemable; authorized 1,000,000 shares; issued and outstanding 797,872 shares; aggregate liquidation preference of $750,000	744,726	743,508
Series B convertible preferred stock, redeemable; authorized 3,000,000 shares; issued and outstanding 2,058,333 shares; aggregate liquidation preference of $2,470,000	2,466,506	2,465,700
Series C convertible preferred stock, redeemable; authorized 3,000,000 shares; issued and outstanding 2,793,296 shares; aggregate liquidation preference of $6,500,000	6,490,824	6,488,707
Series D convertible preferred stock, redeemable; authorized 4,000,000 shares; issued and outstanding 3,308,271 shares; aggregate liquidation preference of $28,233,331	21,254,841	21,082,887

Total mandatorily redeemable securities	30,956,897	30,780,802
Stockholders’ deficit:
Common stock, no par value; authorized 20,000,000 shares; 5,139,591 and 4,858,124 shares issued at 2003 and 2002, respectively; 4,375,189 and 4,093,722 shares outstanding at 2003 and 2002, respectively	4,704,866	4,690,619
Additional paid-in capital	150,803	326,898
Accumulated deficit, including other comprehensive loss of $114,811 and $118,652 in 2003 and 2002, respectively	(33,367,872)	(32,697,083)
Treasury stock, at cost; 764,402 shares	(2,293,206)	(2,293,206)

Total stockholders’ deficit	(30,805,409)	(29,972,772)

Total liabilities, mandatorily redeemable securities and stockholders’ deficit	$5,326,826	$5,974,180

See accompanying notes to unaudited consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Six months ended June 30, 2003 and 2002

(Unaudited)

	2003	2002
Revenues:
Software license fees	$2,540,024	$2,175,803
Services fees	3,209,685	1,752,271

Total revenues	5,749,709	3,928,074

Costs of revenues:
Software license fees	26,858	26,851
Services fees	1,014,583	1,639,758

Total costs of revenues	1,041,441	1,666,609

Gross profit	4,708,268	2,261,465

Operating expenses:
Research and development	2,170,523	2,860,779
Sales and marketing	1,881,126	3,008,843
General and administrative	1,229,872	1,191,074

Total operating expenses	5,281,521	7,060,696

Loss from operations	(573,253)	(4,799,231)

Interest expense	(114,413)	(54,930)
Interest income	13,037	34,969

Net loss	(674,629)	(4,819,192)

Deemed dividends on preferred stock	(176,094)	(176,094)

Net loss attributable to common stockholders	$(850,723)	$(4,995,286)

Basic and diluted net loss per share attributable to common stockholders	$(0.21)	$(1.14)

Weighted average outstanding common shares used in computing basic and diluted net loss per share attributable to common stockholders	4,109,559	4,372,258

See accompanying notes to unaudited consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Six months ended June 30, 2003 and 2002

(Unaudited)

	2003	2002
Cash flows from operating activities:
Net loss	$(674,629)	$(4,819,192)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	150,970	312,083
Accretion of original issue discount to interest expense	27,985	18,111
Provision for losses on accounts receivable	92,983	133,588
Interest forgiven on stock subscription receivable from officer	—	299,500
Changes in operating assets and liabilities:
Accounts receivable	(81,116)	1,035,321
Prepaid expenses and other current assets	(49,315)	(211,443)
Accounts payable, accrued salaries and wages, and other accrued expenses	342,622	(214,670)
Deferred revenue	(6,917)	37,510

Net cash used in operating activities	(197,417)	(3,409,192)

Cash flows from investing activities:
Purchase of property and equipment, net	(38,699)	(54,221)

Net cash used in investing activities	(38,699)	(54,221)

Cash flows from financing activities:
Proceeds from term loan payable to bank, net of issue costs	—	1,695,258
Payments on term loan payable to bank	(342,394)	—
Increase in note payable to bank, net	—	417,000
Financing costs	(12,108)	(41,765)
Proceeds from exercise of options for common stock	14,247	—
Proceeds from warrants issued	—	54,742

Net cash provided by (used in) financing activities	(340,255)	2,125,235

Effect of exchange rate changes on cash	3,841	(44,557)

Net decrease in cash and cash equivalents	(572,530)	(1,382,735)
Cash and cash equivalents at beginning of period	3,204,263	5,992,876

Cash and cash equivalents at end of period	$2,631,733	$4,610,141

Cash paid for interest expense	$87,211	$24,324

Supplemental disclosures of noncash transactions:
Accretion of preferred stock issue costs	$176,094	$176,094
Repurchase of common stock in exchange for stock subscription receivable	—	2,293,206

See accompanying notes to unaudited consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2003 and 2002

(Unaudited)

(1)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, necessary for their fair presentation in accordance with generally accepted accounting principles in the United States of America (GAAP) and have been prepared in accordance with rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements included elsewhere in this Registration Statement.

(b)	Business

The Company develops, markets, and supports comprehensive mobile and wireless infrastructure software products that mobilize enterprise software applications, automate the delivery of documents and web sites and provide mobile systems management tools for laptop and handheld computing devices. The Company’s products are designed to increase the productivity of mobile workers by giving them access to critical information wherever and whenever they need it and to lower costs of ownership of mobile computing devices by providing more efficient administration of the devices. The Company markets its products directly to business and governmental organizations, value-added resellers, and to software application vendors who integrate the Company’s software into their products for license to end users (OEM).

(c)	Liquidity

The financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss attributable to common stockholders of $850,723 for the six months ended June 30, 2003 and approximately $6.6 million for the year ended December 31, 2002. Despite historical operating losses, the Company believes it is appropriate to prepare the financial statements on a going concern basis for the following reasons:

•	The Company achieved improved operating results during the latter part of 2002 and six months ended June 30, 2003.

•	The Company had a cash balance of $2,631,733 at June 30, 2003 and had availability on its revolving line of credit of approximately $626,000 which management believes provide sufficient liquidity to fund cash needs through June 30, 2004, including operating losses, capital expenditures, and debt service requirements.

•	The Company was in compliance with its financial debt covenants as amended (see note 2) as of and for the period ended June 30, 2003, and based on its forecasts, expects to be in compliance with its financial debt covenants through June 30, 2004. Additionally, based on its forecasts, the Company expects to have sufficient liquidity to meet all debt and capital expenditure requirements as they become due and payable.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

June 30, 2003 and 2002

(Unaudited)

Historically, the Company has funded its operating losses through the sale of redeemable preferred stock. The holders of such stock can call for redemption of the preferred shares by the Company in August 2005, if not converted prior to that date. Management believes the Company has sufficient liquidity to meet its obligations through June 2004.

(d)	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

(e)	Revenue Recognition

Software license fees consist of revenue derived from the licensing of software to business and governmental organizations and royalty fees from OEM’s. The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 97-2, Software Revenue Recognition. For arrangements with multiple elements, and for which vendor specific objective evidence (VSOE) of fair value exists for the undelivered elements, revenue is recognized for the delivered elements based upon the residual method in accordance with SOP No. 98-9, Modifications of SOP 97-2 with Respect to Certain Transactions. License revenue is recognized when the license agreement is signed, the license fees are fixed and determinable, delivery of the software has occurred, and collectibility of fees is considered probable. Revenue is deferred when an arrangement calls for future delivery of products or services for which the Company has not established VSOE to allocate a portion of the fee to the undelivered element. In such cases, revenue is recognized when the undelivered elements or services are delivered or performed. When undelivered elements consist of development services for features or functionality that are essential to the operation of the Company’s software, associated fees are recognized using the percentage-of-completion method of accounting. Royalty revenue from OEM’s is recognized when reported to the Company by the OEM’s and all applicable revenue recognition criteria are met. The Company often requires payment of a nonrefundable royalty fee in arrangements with OEM’s. In such cases, revenue is recognized when the license agreement is signed, the license fees are fixed and determinable, delivery of the software has occurred, and collectibility of the fees is considered probable. Arrangements with OEM’s which involve significant future obligations of the Company are generally recognized as such obligations are fulfilled and associated fees are earned and payable.

Services revenue consists of fees from professional services associated with the Company’s software including maintenance, customer support, consulting, and training. Maintenance, which includes updates and upgrades of the Company’s software, and customer support fees are recognized as revenue ratably over the period of the service agreement, which is generally one year in length. Revenue from consulting and training services are recognized as the services are performed. When arrangements with customers involve a combination of software and service elements, the associated elements are unbundled and fees are allocated to individual elements based upon VSOE of fair value and recognized as revenue in accordance with the practices set forth above.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

June 30, 2003 and 2002

(Unaudited)

Deferred revenue in the accompanying consolidated balance sheets represents payments received from customers or billings invoiced to customers in advance of revenue recognition.

(f)	Stock-Based Compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including Financial Accounting Standards Board (FASB) Interpretation No. 44, Accounting for Certain Transactions Involving Stock-Based Compensation an Interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standard (SFAS) No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123. This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Certain disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in these notes to unaudited consolidated financial statements.

As permitted by SFAS No. 123, the Company applies the provisions of APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no additional compensation cost has been recognized for its stock options in the accompanying financial statements. Had the Company determined compensation cost based on the fair value at the grant date, the Company’s pro forma net loss and pro forma net loss per share attributable to common stockholders would have been as follows:

	Six Months Ended June 30,
	2003	2002
Historical net loss attributable to common stockholders	$(850,723)	$(4,995,286)
Deduct:
Total stock-based compensation expense determined under fair value based method for all awards	(28,149)	(23,434)

Pro forma net loss attributable to common stockholders	$(878,872)	$(5,018,720)

Reported basic and diluted net loss per share
attributable to common stockholders	$(0.21)	$(1.14)

Pro forma basic and diluted net loss per share
attributable to common stockholders	$(0.21)	$(1.16)

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

June 30, 2003 and 2002

(Unaudited)

(g)	Segment and geographic reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, established standards for reporting information about operating segments in a company’s financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company operates in one industry segment: synchronization software and services.

The Company operates in two geographic regions: the Americas (United States, Canada and Latin America) and EMEA (Europe, Middle East and Africa). The following represents revenues and long-lived assets, net, by geographical region:

	Americas	EMEA	Total
As of and Six Months Ended June 30, 2003
Revenues	$5,059,874	$689,835	$5,749,709
Long-lived assets, net	331,803	5,687	337,490

As of and Six Months Ended June 30, 2002
Revenues	$3,636,073	$292,001	$3,928,074
Long-lived assets, net	687,813	67,942	755,755

(h)	Net Loss per Share Attributable to Common Stockholders

Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted net loss per share attributable to common stockholders is computed giving effect to all potentially dilutive securities including options, warrants, and redeemable convertible preferred stock. Potentially dilutive securities are excluded from the computation of diluted net loss per share if their effect is antidilutive. For the six month periods ended June 30, 2003 and 2002, basic net loss per share attributable to common stockholders is the same as diluted net loss per share attributable to common stockholders because all potentially dilutive securities were antidilutive in computing diluted net loss per share attributable to common stockholders for these periods.

Options and warrants to acquire 524,759, and 270,495 shares of common stock during the six months ended June 30, 2003 and 2002, respectively, were outstanding but not included in the calculation of weighted average shares outstanding because the option and warrant exercise prices were higher than the average market price of the Company’s common stock during those periods. In addition, diluted net loss per share attributable to common stockholders excludes the potentially dilutive effect of options and warrants to purchase approximately 1,980,248 and 367,412 shares of the Company’s common stock during the six months ended June 30, 2003 and 2002, respectively, as the Company incurred losses and their inclusion would have been anti-dilutive.

(i)	Recent Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for restructuring and similar

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

June 30, 2003 and 2002

(Unaudited)

costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3. SFAS No. 146 is effective for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost was recognized at the date of the commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The Company adopted the provisions of SFAS No. 146 effective January 1, 2003. The adoption of this standard did not have any impact on the Company’s consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN No. 45 requires disclosure about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN No. 45 are effective for financial statements of annual periods ending after December 15, 2002. The Company’s software license agreements do not provide indemnification for any third party performance. The adoption of this standard has not had an impact on the Company’s consolidated financial statements.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Synchrologic does not expect the adoption of EITF Issue No. 00-21 to have a material impact on its financial position or results of operations.

In December 2002, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure.” SFAS No. 148 amended SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. It also requires additional disclosures about the effects on reported net income of an entity’s accounting policy with respect to stock-based employee compensation. Synchrologic has elected to adopt the transition and disclosure requirements of SFAS No. 148 which are effective for fiscal years ending after December 15, 2002 and has elected to continue to account for employee stock options under Accounting Principles Board (“APB”) Opinion No. 25. The interim disclosure requirements are effective for interim periods commencing after December 15, 2002.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation of business enterprises (variable interest entities) to which the usual condition of consolidation does not apply. This interpretation focuses on financial interests that indicate control. Variable interests may arise from financial instruments, service contracts, nonvoting ownership interests and other arrangements. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary would be required to include assets, liabilities and the results of operations of the variable

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

June 30, 2003 and 2002

(Unaudited)

interest entity in its financial statements. This interpretation applies immediately to variable interest entities that are created after or for which control is obtained after January 31, 2003. For variable interest entities created prior to February 1, 2003, the provisions would be applied effective July 1, 2003. As of June 30, 2003, the Company had no interest in an entity which would qualify as a variable interest entity. As a result, the adoption of this interpretation did not have an impact on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which is effective for the Company beginning January 1, 2004. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liability and equity. The Company has not determined the impact of SFAS No. 150 on its 2004 consolidated financial statements.

(2)	Bank Credit Facility

On April 2, 2002, the Company entered into a credit facility agreement (Credit Agreement) with a bank providing borrowings of up to $4.25 million under a term loan and revolving line of credit.

The Company borrowed $1,750,000 under the term loan component of the facility at closing. Borrowings under the term loan bear interest at a fixed rate of 8% per annum. Under the term loan, the Company must make monthly interest only payments of $11,667 during the first nine months of the term. Thereafter, the Company must make monthly principal and interest payments of $79,147 beginning February 5, 2003 through the term loan’s maturity date of January 5, 2005. The principal portion of the term loan is due as follows: $767,536 in 2003, $903,840 in 2004, and $78,624 in 2005. The Company has recorded $54,742 of the proceeds borrowed under the term loan as original issue discount which reflects warrants to purchase 21,000 shares of the Company’s Series D Preferred stock issued to the lender under the Credit Agreement. The exercise price of each warrant share is the lower of $6.65 or the price of the Company’s next round of equity financing. The warrants expire in April 2012.

The revolving line of credit portion of the facility (Revolver) provides the Company with a borrowing capacity of up to $2,500,000 and matured on April 1, 2003. Borrowings under the Revolver are limited to a percentage of eligible accounts receivable, as defined in the Credit Agreement. Interest on borrowings under the Revolver is payable monthly at a variable rate of interest based on the lender’s prime rate plus 0.75% and was 5.00% at June 30, 2003 and December 31, 2002, respectively. At June 30, 2003 and December 31, 2002, borrowings outstanding under the Revolver were $817,000 and the Company had unused borrowing capacity of approximately $626,000 and $831,000, respectively.

Effective April 1, 2003, the Company renewed its revolving line of credit with a bank for a one-year term. Initially, borrowings under the renewed revolving line of credit bear interest at the greater of: (a) 0.75% plus the bank’s prime rate; or (b) 4.25%. The interest rate on borrowings decreases to 0.5% plus the bank’s prime rate upon the Company receiving $3 million in equity financing and decreases to the bank’s prime rate upon the Company achieving positive net income for a calendar quarter. As part of the renewal, the Company issued a warrant for 10,000 shares of Series D Preferred stock to the lender. The bank will waive its right to 5,000 shares under the warrant if the Company raises $3 million in equity financing prior to September 30, 2003 on terms acceptable to the bank. The exercise price of each warrant share is the lower of $6.65 or the price of the Company’s next round of equity financing. The warrants expire in April 2013. All other terms and conditions of the revolving loan agreement are substantially the same as the previous agreement.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

June 30, 2003 and 2002

(Unaudited)

Borrowings under the Credit Agreement are secured by all of the Company’s assets. Also, the Company is required to maintain its cash and investment accounts with the lender but may hold up to $1 million of cash and investments at other credit worthy financial institutions. In addition, the Credit Agreement requires that the Company maintain compliance with certain financial and other covenants. The financial covenants under the Credit Agreement prohibit the Company from exceeding certain maximum net loss amounts and require a minimum monthly quick ratio as defined in the Credit Agreement. During 2002, the Company was in violation of the covenant for net loss amounts and subsequently cured such violation through an amendment of the Credit Agreement. As of June 30, 2003, the Company was in compliance with all financial and other covenants under the Credit Agreement.

(3)	Stock Option Exchange Program

In July 2002, the Company offered a voluntary stock option exchange program, which allowed employees, at their election, to forfeit a portion or all of their unexercised stock options effective July 15, 2002 and receive, no sooner than six months and one day after July 15, 2002, new options to purchase the same number of shares underlying the options forfeited in the program. In order to receive new options in exchange for forfeited options, a participant in the program must be employed by the Company on the date the new options are issued. Under the program, the exercise price of the newly issued options will be fair value as determined on the issue date of the new options. The vesting periods for the new options remained the same as the forfeited option grants. Unexercised options to acquire 895,033 shares with a weighted average exercise price of $4.63 per share were forfeited and are eligible to receive an equivalent number of option shares as part of the program.

Effective February 28, 2003, the Company completed its stock option exchange program for employees by issuing options to purchase 895,033 common shares to employee participants in exchange for the option shares forfeited under the program. The exercise price of the newly issued shares is $0.05 per share, representing the fair value on that date.

(4)	Litigation

On December 5, 2002, a competitor of the Company filed a lawsuit in the United States District Court of Northern California alleging the Company had infringed certain patents held by the competitor. The lawsuit seeks an injunction against the Company from selling products that are alleged to infringe the plaintiff’s patents and unspecified damages and attorney’s fees. On February 14, 2003, the Company responded to the suit denying infringement and challenging the validity and enforceability of the asserted patents and, in addition, filed counterclaims against the plaintiff. The Company believes that the case is without merit, that there are good grounds to support defenses with respect to this action, and therefore intends a vigorous defense of the claims; however, this matter is in its early stages and litigation is inherently uncertain. As a result, the Company is unable to predict the ultimate outcome of this matter. The Company has not reflected any amounts in the financial statements related to this matter (see note 6).

(5)	Concentrations of Credit Risk

(a)	Financial Instruments

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. Cash balances are

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

June 30, 2003 and 2002

(Unaudited)

held at four credit worthy financial institutions, but the balances maintained in the United States routinely exceed federally insured amounts. Credit is extended to customers without requiring collateral and often times receivables from only a few customers comprise a significant portion of the total accounts receivable balance. Management regularly performs credit evaluations on potential customers and sets credit limits and payment terms accordingly.

(b)	Major Customers

During the six months ended June 30, 2003, revenue from three customers represented approximately 26%, 21% and 11% of total revenues. At June 30, 2003, accounts receivable from two customers represented approximately 43% and 30% of accounts receivable, net.

During the six months ended June 30, 2002, revenue from two customers represented approximately 20% and 18% of total revenue. At June 30, 2002, accounts receivable from one customer represented approximately 35% of accounts receivable, net.

(6)	Subsequent Events

On September 12, 2003, the Company entered into an Agreement and Plan of Merger (Merger Agreement) with Pumatech, Inc. (PUMA) under which the Company will merge into and become a wholly-owned subsidiary of PUMA (Merger). The Merger is conditioned upon, among other things, approval by a majority of the shareholders of both PUMA and the Company. Under the Merger Agreement, shareholders of the Company will receive a maximum of 19.8 million or a minimum of 16.2 million shares of PUMA common stock, subject to adjustment based upon the average closing price of PUMA’s common stock for the thirty trading days immediately preceding the closing date of the Merger. As part of the Merger Agreement, the lawsuit filed by PUMA against the Company alleging patent infringement has been dismissed without prejudice (see note 4), all outstanding stock options of the Company shall become fully vested on the date of closing of the Merger and the Company entered into a license and distribution agreement with PUMA under which PUMA will resell the Company’s products. The acceleration of vesting of the Company’s outstanding stock options will result in a charge of approximately $2.4 million in the Company’s consolidated financial statements effective with the closing of the Merger.

In September and October 2003, the Company entered into warrant termination agreements with the holders of all of the outstanding warrants for the Company’s Series D redeemable convertible preferred stock and common stock. Under the warrant termination agreements, the Company has agreed to pay an aggregate of $112,249 for the repurchase of 224,495 warrants.

Report of Independent Auditors

To the Board of Directors

and Shareholders of Spontaneous Technology, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Spontaneous Technology, Inc. at December 31, 2001 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As explained in Note 1 to the financial statements, the Company changed its method of accounting for goodwill effective January 1, 2002.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has negative working capital and a shareholders’ deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

October 20, 2003

Salt Lake City, Utah

SPONTANEOUS TECHNOLOGY, INC.

Balance Sheets

	December 31,		June 30, 2003
	2001	2002
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,637,945	$449,537	$340,590
Accounts receivable, net	22,859	6,088	8,245
Other current assets	225,363	12,263	4,865

Total current assets	2,886,167	467,888	353,700
Property and equipment, net	4,547,104	172,138	17,751
Goodwill, net	1,830,317	1,830,317	1,830,317
Other assets	174,675	231,662	251,982

Total assets	$9,438,263	$2,702,005	$2,453,750

Liabilities, Mandatorily Redeemable Convertible Preferred Stock, Redeemable Convertible Preferred Stock and Shareholders’ Deficit
Current liabilities:
Accounts payable	$1,226,219	$690,340	$617,871
Accrued salaries	437,365	82,426	95,150
Accrued liabilities	124,279	127,172	162,780
Unearned revenue	9,000	1,838,617	1,801,816
Current portion of capital lease obligations	647,374	131,059	119,085
Notes payable to shareholders, net of unamortized discount	—	882,093	2,250,000

Total current liabilities	2,444,237	3,751,707	5,046,702
Capital lease obligations, net of current portion	171,733	—	—

Total liabilities	2,615,970	3,751,707	5,046,702

Commitments (Note 6)
Mandatorily redeemable convertible preferred stock:
Preferred stock, $0.001 par value, 84,571,429 shares authorized, 23,836,202 issued and outstanding at December 31, 2001, 2002 and June 30, 2003 (unaudited) (liquidation preference of $37,065,259 at December 31, 2002 and $38,322,935 at June 30, 2003 (unaudited))	33,276,686	35,861,403	37,143,140
Redeemable convertible preferred stock:
Preferred stock, $0.001 par value, 428,571 shares authorized, 428,571 issued and outstanding at December 31, 2001, 2002 and June 30, 2003 (unaudited) (liquidation preference of $1,500,000 at December 31, 2002 and $1,500,000 at June 30, 2003 (unaudited))	1,500,000	1,500,000	1,500,000
Shareholders’ deficit:
Common stock, $0.001 par value, 115,000,000 shares authorized, 28,264,230, 28,279,968 and 28,279,968 shares issued and outstanding at December 31, 2001, 2002 and June 30, 2003 (unaudited), respectively	28,264	28,280	28,280
Additional paid-in-capital	17,656,779	15,356,930	14,283,394
Deferred stock compensation	(286,487)	—	—
Accumulated deficit	(45,352,949)	(53,796,315)	(55,547,766)

Total shareholders’ deficit	(27,954,393)	(38,411,105)	(41,236,092)

Total liabilities, mandatorily redeemable convertible preferred stock, redeemable convertible preferred stock and shareholders’ deficit	$9,438,263	$2,702,005	$2,453,750

The accompanying notes are an integral part of the financial statements

SPONTANEOUS TECHNOLOGY, INC.

Statements of Operations

	Year Ended		Six Months Ended
	December 31,		June 30,
	2001	2002	2002	2003
			(Unaudited)
Revenue:
Software licenses	$—	$111,750	$37,251	$74,500
Support services	43,250	39,853	2,720	349,551

Total revenue	43,250	151,603	39,971	424,051

Costs and expenses:
Cost of software licenses	—	79,753	21,353	30,660
Cost of support services	23,496	26,584	—	283,588
General and administrative expenses	11,789,946	3,378,129	2,000,537	712,630
Selling and marketing expenses	3,606,612	1,204,005	865,074	155,967
Research and development	6,470,659	2,440,350	1,766,990	584,476
Loss on abandonment of internal use software	—	1,474,761	—	—

Loss from operations	(21,847,463)	(8,451,979)	(4,613,983)	(1,343,270)
Gain (loss) on termination of capital leases	—	247,340	(33,130)	—
Net interest expense	(13,206)	(229,040)	(21,787)	(410,792)
Other income (expense)	2,333	(9,687)	(454)	2,611

Net loss	$(21,858,336)	$(8,443,366)	$(4,669,354)	$(1,751,451)

The accompanying notes are an integral part of the financial statements

SPONTANEOUS TECHNOLOGY, INC.

Statement of Shareholders’ Deficit

	Common Shares	Common Stock	Additional Paid-in- Capital	Deferred Stock-Based Compensation	Accumulated Deficit	Total Shareholders’ Deficit
Balance at December 31, 2000	10,817,433	$10,817	$16,679,751	$(669,299)	$(23,494,613)	$(7,473,344)
Exercise of common stock options	2,250	2	2,248	—	—	2,250
Cash received for common stock warrants	—	—	355	—	—	355
Issuance of common stock for investment in Renaissance Software	36,500	37	94,864	—	—	94,901
Amortization of stock based compensation	—	—	—	382,812	—	382,812
Conversion of Series C preferred shares to common shares	1,346,155	1,346	3,498,657	—	—	3,500,003
Net share exercise of preferred stock warrants issued with Series D preferred stock	16,061,892	16,062	(16,062)	—	—	—
Issuance of common stock warrants with Series D preferred stock	—	—	241,938			241,938
Accretion of discount on Series D preferred stock	—	—	(24,327)	—	—	(24,327)
Accretion of cumulative dividends on preferred stock	—	—	(2,820,645)	—	—	(2,820,645)
Net loss	—	—	—	—	(21,858,336)	(21,858,336)

Balance at December 31, 2001	28,264,230	28,264	17,656,779	(286,487)	(45,352,949)	(27,954,393)
Exercise of common stock options	15,738	16	324	—	—	340
Amortization of stock-based compensation	—	—	—	286,487	—	286,487
Issuance of preferred stock warrants with notes payable to shareholders	—	—	284,544	—	—	284,544
Accretion of discount on Series D preferred stock	—	—	(48,520)	—	—	(48,520)
Accretion of cumulative dividends on preferred stock	—	—	(2,536,197)	—	—	(2,536,197)
Net loss	—	—	—	—	(8,443,366)	(8,443,366)

Balance at December 31, 2002	28,279,968	28,280	15,356,930	—	(53,796,315)	(38,411,105)
Issuance of preferred stock warrants with notes payable to shareholders (unaudited)	—	—	208,201	—	—	208,201
Accretion of discount on Series D preferred stock (unaudited)	—	—	(24,061)	—	—	(24,061)
Accretion of cumulative dividends on preferred stock (unaudited)	—	—	(1,257,676)	—	—	(1,257,676)
Net loss (unaudited)	—	—	—	—	(1,751,451)	(1,751,451)

Balance at June 30, 2003 (unaudited)	28,279,968	$28,280	$14,283,394	$—	$(55,547,766)	$(41,236,092)

The accompanying notes are an integral part of the financial statements

SPONTANEOUS TECHNOLOGY, INC.

Statements of Cash Flows

	Year ended December 31,		Six Months Ended June 30,
	2001	2002	2002	2003
			(Unaudited)
Cash flows from operating activities:
Net loss	$(21,858,336)	$(8,443,366)	$(4,669,354)	$(1,751,451)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,083,266	2,071,762	1,300,855	154,387
Amortization of stock-based compensation	382,812	286,487	191,406	—
Write-off of investment in Reissuance Software	142,100	—	—	—
Amortization of discount on notes payable to shareholders	—	166,651	—	326,093
Loss on abandonment of internal use software	—	1,474,761	—	—
(Gain) loss on termination of capital leases	—	(247,340)	33,130	—
Changes in operating assets and liabilities:
Accounts receivable	(22,859)	16,771	16,926	(2,157)
Other current assets	615,504	226,600	133,301	(12,922)
Accounts payable	(1,779,865)	379,360	421,791	(72,469)
Accrued liabilities	(151,492)	(352,048)	(271,601)	48,333
Unearned revenue	9,000	1,829,617	1,941,250	(36,801)

Net cash used in operating activities	(16,579,870)	(2,590,745)	(902,296)	(1,346,987)

Cash flows from investing activities:
Investment in Renaissance Software	(47,250)	—	—	—
Purchase of property and equipment	(1,281,720)	(2,528)
Increase in other assets	—	(56,987)	—	—

Net cash used in investing activities	(1,328,970)	(59,515)	—	—

Cash flows from financing activities:
Net proceeds from issuance of Series D preferred stock and common stock warrants	8,226,359	—	—	—
Principal payments on capital lease obligations	(2,473,506)	(524,974)	(500,042)	(11,974)
Net proceeds from exercise of common stock options	2,250	340	340	—
Principal payments on notes payable	(108,836)	—	—	—
Cash received from issuance of common stock warrants	355	—	—	—
Proceeds from notes payable to shareholders and preferred stock warrants	—	986,486	—	1,250,014

Net cash provided by (used in) financing activities	5,646,622	461,852	(499,702)	1,238,040

Net increase (decrease) in cash	(12,262,218)	(2,188,408)	(1,401,998)	(108,947)
Cash and cash equivalents at beginning of period	14,900,163	2,637,945	2,637,945	449,537

Cash and cash equivalents at end of period	$2,637,945	$449,537	$1,235,947	$340,590

Supplemental disclosure of cash flow information:
Interest paid	$328,071	$90,962	$34,873	$—
Taxes paid	$—	$—	$—	$—
Supplemental disclosure of noncash investing and financing activities:
Issuance of common stock for investment in Renaissance Software	$94,900	$—	$—	$—
Equipment acquired through capital leases	$122,841	$—	$—	$—
Debt issuance costs	$—	$13,500	$—	$—
Accretion of discount on Series D preferred stock	$24,327	$48,520	$24,061	$24,061
Accretion of cumulative dividends on preferred stock	$2,820,645	$2,536,197	$1,257,675	$1,257,676
Conversion of Series C preferred stock to common stock	$3,500,003	$—	$—	$—

The accompanying notes are an integral part of the financial statements

SPONTANEOUS TECHNOLOGY, INC.

Notes to Financial Statements

1.    Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Spontaneous Technology, Inc. (the Company) was incorporated on October 7, 1998 as a Nevada Corporation and is engaged in the business of providing secure Virtual Private Network (sVPN) software designed to extend existing corporate applications in most wireless devices.

Interim financial information (unaudited)

The accompanying interim financial statements as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 are unaudited but have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company’s financial condition at June 30, 2003 and the results of its operations and its cash flows for the six months ended June 30, 2002 and 2003. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

Use	of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash	and Cash Equivalents

The Company considers all highly liquid temporary cash investments with original maturities of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Depreciation and amortization are computed using the straight-line method based on the following estimated useful lives:

Computers and office equipment	2-3 years
Internal use software	3 years
Furniture and fixtures	7 years
Leasehold improvements	5 years

At the time assets are retired or otherwise disposed of, the cost and accumulated depreciation or amortization are removed from the related accounts and the difference, net of proceeds, is recorded as a gain or loss.

Goodwill

Goodwill consists of the excess of the purchase price over the fair value of the net assets acquired in a business acquisition during 2000. Consistent with the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, effective January 1, 2002, goodwill is no longer being amortized, but is

SPONTANEOUS TECHNOLOGY, INC.

Notes to Financial Statements—(Continued)

reviewed at least annually for impairment. Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over three years.

Impairment of Long-Lived Assets

The Company reviews property and equipment and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the assets’ carrying amount to projected undiscounted net cash flows the assets are expected to generate. Cash flow forecasts are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. If such assets are considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds their fair values. To date, no such impairment charges have been recognized.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Deferred income taxes are provided for the differences between the financial statement and tax bases of assets and liabilities using the expected applicable future tax rates. A valuation allowance will be established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue Recognition

The Company recognizes revenue in accordance with the provisions of Statement of Position 97-2, “Software Revenue Recognition” as amended. Software license revenue is generated from sales of the Company’s products to business partners. Software license revenue from perpetual licenses is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection is probable, after accounting for estimated returns. Where applicable, fees from multiple-element arrangements are unbundled and recorded as revenue as the elements are delivered, to the extent that vendor specific objective evidence of fair value exists.

Support services revenue includes support and maintenance revenue, which is recognized ratably over the maintenance period, and revenue from consulting and training services, which is recognized as services are performed. Training and consulting services are not essential to the functionality or necessary for the customer to implement and utilize the Company’s software products, are separately priced and are recorded separately from the license fee. Unearned revenue represents amounts billed or received that have not yet been recognized as revenue under the policy described above.

Software Development Costs

SFAS No. 86, “Accounting For The Costs Of Computer Software To Be Sold, Leased, Or Otherwise Marketed”, requires the capitalization of certain software development costs once technological feasibility is established, which the Company defines as the completion of a working model. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, to date the Company has not capitalized any software development costs. These costs are generally included in research and development expenses.

SPONTANEOUS TECHNOLOGY, INC.

Notes to Financial Statements—(Continued)

Stock-Based Compensation

The Company measures compensation expense to employees for its equity incentive plan (Note 10) using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees”, and provides pro forma disclosures of net loss as if the fair value based method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation”, had been applied. The following table provides a reconciliation of the Company’s reported net loss to the pro forma net loss as if the fair value based method had been applied to all awards.

	Year Ended December 31,		Six Months Ended June 30,
	2001	2002	2002	2003
Net loss, as reported	$(21,858,336)	$(8,443,366)	$(4,669,354)	$(1,751,451)
Add: Stock-based compensation expense included in reported net loss	382,812	286,487	191,406	—
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards	(475,000)	(35,471)	(27,529)	(3,719)

Pro forma net loss	$(21,950,524)	$(8,192,350)	$(4,505,477)	$(1,755,170)

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. At December 31, 2002, the Company’s cash and cash equivalents were on deposit with one financial institution located in Utah, which balances periodically exceeded federally insured limits. Concentration of credit risk with respect to accounts receivable is believed to be limited due to the character of the Company’s clients. Generally, the Company has not required collateral for such receivables. For the year ending December 31, 2002, one customer accounted for all of the Company’s revenues.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses totaled $26,020 and $35,103 for the years ended December 31, 2001 and 2002, respectively.

Research and Development

Research and development costs are expensed as incurred.

New	Accounting Pronouncements

On August 15, 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143). SFAS 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. SFAS 143 is effective for the Company January 1, 2003 and did not have a material effect on the Company’s results of operations or financial condition.

Effective January 1, 2002, the Company adopted SFAS No. 144 “Accounting For Impairment or Disposal of Long-lived Assets” (SFAS 144). SFAS 144 supersedes SFAS 121 and requires that one

SPONTANEOUS TECHNOLOGY, INC.

Notes to Financial Statements—(Continued)

accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and broadens the presentation of discontinued operations to include more disposal transactions. The adoption of SFAS 144 did not have a material effect on the Company’s results of operations or financial position.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FAS Nos. 4, 44 and 64, Amendment of FAS 13 and Technical Corrections as of April 2002” (SFAS 145), which rescinds SFAS Nos. 4, 44 and 64 and amends other existing authoritative pronouncements to make various technical corrections, clarify meaning, or describe their applicability under changed conditions. Among other things, SFAS 145 eliminates the requirement that gains and losses from the extinguishment of debt be classified as an extraordinary item. SFAS 145 is effective for the Company January 1, 2003 and did not have a material effect on the Company’s results of operations.

In June 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146). SFAS 146 requires the recognition of a liability for costs associated with an exit or disposal activity when incurred. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. The provisions of SFAS 146 will be effective for any exit and disposal activities initiated after December 31, 2002 and did not have a material effect on the Company’s results of operations or financial condition.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123” (SFAS 148). SFAS 148, which is effective for years ending after December 15, 2002, provides alternative methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation and requires prominent disclosure about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the disclosure provisions of SFAS 148 and expects to continue following the provisions of APB 25 for its stock-based compensation plans.

In November 2002, the FASB issued FASB Interpretation No., 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of SFAS No. 5, 57, and 107 and rescission of FIN 34)” (FIN 45). FIN 45 clarifies the requirements of SFAS No. 5, “Accounting for Contingencies,” relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 is effective for guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for periods ending after December 15, 2002. The adoption of FIN 45 did not have a material effect on the Company’s results of operations or financial condition.

On January 17, 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities – an Interpretation of ARB No. 51” (FIN 46). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies to entities created after January 31, 2003 and to entities in which the Company obtains an interest after that date. FIN 46 applies in the first fiscal year beginning after December 15, 2003 to entities in which the Company holds an interest acquired before January 31, 2003. The adoption of FIN 46 is not expected to have a material effect on the Company’s results of operations or financial condition.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity “ (SFAS 150). SFAS 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 are effective for financial instruments entered into or modified after

SPONTANEOUS TECHNOLOGY, INC.

Notes to Financial Statements—(Continued)

May 31, 2003. For mandatorily redeemable instruments of non-public entities, SFAS 150 is effective for fiscal periods beginning after December 15, 2003. The Company is currently evaluating the effects this statement may have on its financial statements.

2.    Basis of Presentation

The Company incurred a net loss from operations of $8,443,366 for the year ended December 31, 2002 and as of December 31, 2002 had an accumulated deficit of $53,796,315 and negative working capital of $3,283,819. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

To date, the Company has financed its operations principally through issuance of common and preferred stock, as well as borrowings from shareholders. There can be no assurance that the Company will be able to raise sufficient funds to assure continuance of its operations during the year ended December 31, 2003. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets and liquidation of liabilities that may result from this uncertainty.

As discussed in Note 11, on September 17, 2003, Pumatech, Inc. acquired substantially all of the assets of the Company.

3.    Property and Equipment

Property and equipment consist of the following:

	December 31,		June 30, 2003
	2001	2002
			(Unaudited)
Computers and office equipment	$7,357,497	$854,853	$854,853
Internal use software	2,949,489	—	—
Furniture and fixtures	451,749	17,837	17,837
Leasehold improvements	649,160	—	—

	11,407,895	872,690	872,690
Less: accumulated depreciation and amortization	(6,860,791)	(700,552)	(854,939)

	$4,547,104	$172,138	$17,751

Depreciation and amortization of property and equipment totaled $3,957,404 and $2,071,762 for the years ended December 31, 2001 and 2002, respectively.

The Company has $4,156,809 and $201,693 of leased assets and $3,709,011 and $156,956 of accumulated amortization at December 31, 2001 and 2002, respectively.

During the year ended December 31, 2002, the Company abandoned its internal use software, which resulted in a loss of $1,474,761 and wrote-off a number of fully depreciated assets for no consideration.

4.    Goodwill

Goodwill, none of which is tax deductible, consists of the following:

	December 31,		June 30, 2003
	2001	2002
			(Unaudited)
Goodwill	$5,934,268	$5,934,268	$5,934,268
Less: accumulated amortization	(4,103,951)	(4,103,951)	(4,103,951)

	$1,830,317	$1,830,317	$1,830,317

SPONTANEOUS TECHNOLOGY, INC.

Notes to Financial Statements—(Continued)

A reconciliation of the previously reported net loss for the year ended December 31, 2001 to the amount adjusted for the reduction of amortization expense is as follows:

Year Ended December 31, 2001
Reported net loss	$(21,858,336)
Add back: goodwill amortization	2,125,862

Adjusted net loss	$(19,732,474)

5.    Unearned Revenue

Unearned revenue consists of the following:

	December 31,		June 30, 2003
	2001	2002
			(Unaudited)
Licenses	$—	$846,000	$846,000
Maintenance	—	32,750	111,750
Services	9,000	959,867	843,866

	$9,000	$1,838,617	$1,801,616

Unearned revenue relates principally to a license agreement which is subject to refunds based on a price protection clause, and prepaid services.

6.    Capital Lease Obligations

The Company leases equipment under various capital lease agreements. Future payments under these capital lease obligations at December 31, 2002 are as follows:

Year ending December 31,
2003	$162,281

Total minimum lease payments	162,281
Less: amount representing interest	(31,222)

Present value of net minimum lease payments	131,059
Less: current portion of capital lease obligations	(131,059)

$—

The Company also leases office space in Salt Lake City, Utah, under an operating lease agreement. The lease expires in April 2006. At December 31, 2002, future minimum rental payments under this non-cancelable operating lease are as follows:

Year ending December 31,
2003	$245,735
2004	240,000
2005	240,000
2006	80,000

$805,735

SPONTANEOUS TECHNOLOGY, INC.

Notes to Financial Statements—(Continued)

Rent expense for operating leases for the years ended December 31, 2001 and 2002 totaled $752,821 and $510,361, respectively.

As a result of the termination of certain capital leases, the Company recognized a gain of $247,340 during the year ended December 31, 2002 and is included in other income.

7.    Income Taxes

The Company recognized no income tax benefit from its net losses in the years ended December 31, 2001 and 2002.

As of December 31, 2002, the Company had federal and state net operating loss carryforwards of approximately $40,881,000. The Company also had federal research and development tax credit carryforwards of approximately $172,450. The net operating loss and credit carryforwards will expire at various dates beginning in 2018 through 2022, if not utilized.

Utilization of a substantial portion of the net operating losses and credits may be subject to an annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

The components of deferred tax assets and liabilities are as follows:

	December 31,
	2001	2002
Deferred Tax Assets
Net operating loss carryforwards	$12,276,693	$15,248,672
Research and development credit carryforwards	172,450	172,450
Provision for doubtful accounts	434,200	67,865
Accrued liabilities	45,371	3,799
Warrants issued for rights and services	439,446	439,446
Options and warrants issued for services	541,734	541,734
Stock-based compensation	480,615	587,475
Interest expense on warrants	59,701	121,861
Deferred revenue	—	315,558
Property and equipment	711,831	75,477

	15,162,041	17,574,337
Deferred Tax Liability
Other Assets	(4,344)	(10,104)

Net deferred tax asset	15,157,697	17,564,233
Less valuation allowance	(15,157,697)	(17,564,233)

	$—	$—

SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company’s ability to realize the benefit of its deferred tax asset will depend on the generation of future taxable income. Because the Company’s operations are not currently generating taxable income, management believes that a full valuation allowance should be provided. The valuation allowance increased by $5,969,697 and $2,406,536 during the years ended December 31, 2001 and 2002, respectively.

SPONTANEOUS TECHNOLOGY, INC.

Notes to Financial Statements—(Continued)

8.    Notes Payable to Shareholders

In connection with the issuance of convertible notes to shareholders in October and December 2002 in the amount of $999,986, the Company issued warrants to purchase 1,768,636 shares of preferred stock at an exercise price of $.001 per share with a term of seven years. The notes are convertible immediately into Series E preferred stock at a price of $.0694 per share, carry an interest rate of 10% and are due at various dates in 2003. The notes are collateralized by the assets of the Company. The warrants were valued using the Black Scholes model with the following assumptions: risk free rates of 3.54% and 3.63%, volatility of 61%, lives based on the term of the warrants and a dividend yield of zero. The Company valued the warrants at $284,544 and recognized a corresponding debt discount which is being amortized over the terms of the notes. The unamortized discount totaled $117,893 at December 31, 2002. These notes were converted into Series E mandatorily redeemable convertible preferred stock in September 2003.

9.    Shareholders’ Deficit

Redeemable Convertible Preferred stock

The Company has authorized 85,000,000 shares of preferred stock with a par value of $0.001 per share. As of December 31, 2002, 428,571 shares have been designated as Series B convertible preferred stock, 8,960,694 shares have been designated as Series C redeemable convertible preferred stock, 21,223,913 have been designated as Series D redeemable convertible preferred stock and 50,803,911 have been designated as Series E redeemable convertible preferred stock.

In January 1999, the Company issued a total of 900,000 shares of Series A convertible preferred stock to its founders. In December 1999, all of the outstanding Series A convertible preferred stock was converted into a total of 5,130,000 shares of common stock. Subsequent to December 31, 1999, the founders entered into a shareholder agreement relating to these common shares. This agreement restricts the transferability of approximately 2,126,000 shares. Such shares become unrestricted ratably with each month of continuous service of the founders through September 2002.

Series B convertible preferred stock is convertible on a 2.32-for-one basis into the Company’s common stock. Conversion features are subject to change depending on future stock dividends, splits, issuances and other adjustments to common stock outstanding, and Series B convertible preferred stock is automatically converted in a public offering with proceeds in excess of $25,000,000 and a per share price of at least $6.50. Series B shareholders are entitled to receive a dividend, on an as-converted basis, equal to those of the common shareholders on an as-converted basis. In March 2000, the Company issued 428,571 shares of Series B convertible preferred stock at a price of $3.50 per share.

Series C mandatorily redeemable convertible preferred stock is convertible on a 1.29-for-one basis into the Company’s common stock. Conversion features are subject to change depending on future stock dividends, splits, issuances and other adjustments to common stock outstanding, and Series C redeemable convertible preferred stock is automatically converted in a public offering with proceeds in excess of $25,000,000 and a per share price of at least $6.50. Series C redeemable convertible preferred stock is redeemable at $2.60 per share in three equal annual payments beginning on the 5th anniversary of issuance, with the final payment on the 7th anniversary. Series C shareholders are entitled to receive cumulative dividends at $0.208 per share per annum on each outstanding share, which are payable only when and if declared by the Board of Directors and have voting rights equal to those of common shareholders on an as-converted basis. In September 2000, the Company issued 7,601,931 shares of Series C redeemable convertible preferred stock to private investors at a price of $2.60 per share. In addition, during the year ended December 31, 2000, $4,083,289 in bridge loans and accrued interest was converted into 1,570,499 shares of Series C redeemable convertible preferred stock. During the year ended December 31, 2000, the Company also issued 1,134,419 shares, which were valued at $2.60 per share, in

SPONTANEOUS TECHNOLOGY, INC.

Notes to Financial Statements—(Continued)

exchange for a 4-year database software license. During the year ended December 31, 2002, 1,346,155 shares of Series C redeemable convertible preferred stock were converted into 1,346,155 common shares.

Series D mandatorily redeemable convertible preferred stock is convertible on a one-for-one basis into the Company’s common stock. Conversion features are subject to change depending on future stock dividends, splits, issuances and other adjustments to common stock outstanding, and Series D redeemable convertible preferred stock is automatically converted in a public offering with proceeds in excess of $25,000,000 and a per share price of at least $6.50. Series D redeemable convertible preferred stock is redeemable at $.5654 per share in three equal annual payments beginning the 5th anniversary of issuance, with the final payment on the 7th anniversary. Series D shareholders are entitled to receive cumulative dividends at $.0452 per share per annum on each outstanding share, which are payable only when and if declared by the Board of Directors and have voting rights equal to those of common shareholders on an as-converted basis. In June 2001, the Company issued 14,875,508 shares of Series D redeemable convertible preferred stock to private investors at a price of $.5654 per share.

Series E mandatorily redeemable convertible preferred stock is redeemable at $.347 per share in three equal annual payments beginning the 5th anniversary of issuance, with the final payment on the 7th anniversary. Series E shareholders are entitled to receive cumulative dividends at $.00694 per share per annum on each outstanding share, which are payable only when and if declared by the Board of Directors and have voting rights equal to those of common shareholders on an as-converted basis.

Dividends and redemption payments are payable first to the Series E shareholders, second to the Series D shareholders and third, to the Series C shareholders.

In the event of any liquidation, change in control, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series B, Series C, Series D and Series E preferred stock are entitled to receive, prior to any distribution to holders of common stock, $3.50, $2.60, $.5654 and $.347 per share, respectively, plus any accrued but unpaid dividends. Distributions will be made first to Series E preferred shareholders, second to the Series D preferred shareholders and third to the Series B and C preferred shareholders. Upon completion of these distributions, the remaining available assets will be distributed ratably to the preferred and common shareholders on an as-converted basis.

Common Stock

Common shareholders are entitled to a dividend when and if declared by the Board of Directors and are entitled to one voting right for each share owned. To date, no dividends have been declared by the Board of Directors.

Stock	Option Plans

Under the 2000 and 1998 Spontaneous Technology, Inc. Stock Option Plans, the Company may grant options for up to 6,300,000 and 1,000,000 common shares, respectively, to its employees, officers, directors and consultants. Additionally, the Company has reserved 1,750,000 common shares, outside of the stock options plans, for issuance of stock options to employees. The options may take the form of incentive and nonqualified stock options. The exercise price of each option equals the market price of the Company’s stock on the date of grant, and an option’s maximum term is 10 years. Options are granted from time to time at the discretion of the Board of Directors, and generally vest for over fours years from the grant date.

SPONTANEOUS TECHNOLOGY, INC.

Notes to Financial Statements—(Continued)

The following summarizes the activity in stock options for the years ended December 31, 2001 and 2002 and the six months ended June 30, 2003:

		Price Per Share
	Options Outstanding	Exercise Range	Weighted Average
Balance, December 31, 2000	5,143,000	$.10-$3.50	$2.13
Granted	2,741,000	$.02-$3.50	$3.04
Exercised	(2,000)	$1.00	$1.00
Cancelled	(5,518,000)	$.10-$3.50	$3.35

Balance, December 31, 2001	2,364,000	$.10-$3.50	$0.34
Granted	7,884,000	$.02-$ .10	$0.02
Exercised	(16,000)	$.02	$0.02
Cancelled	(5,870,000)	$.02-$3.50	$0.13

Balance, December 31, 2002	4,362,000	$.02-$ .24	$0.05
Granted (unaudited)	30,000	$.02	$0.02
Cancelled (unaudited)	(400,000)	$.02	$0.02

Balance at June 30, 2003 (unaudited)	3,992,000	$.02-$ .24	$0.06

Outstanding Options at December 31, 2002	Exercise Price	Weighted-Average Remaining Contractual Life (Years)
2,611,000	$0.02	9.09
1,750,000	0.10	6.29
1,000	0.24	7.04

4,362,000

At December 31, 2001 and 2002, the Company had 1,930,000 and 2,517,000 options exercisable at a weighted average price of $0.20 and $0.08, respectively.

	Year Ended December 31,		Six Months Ended June 30,
	2001	2002	2003
			(unaudited)
Weighted average fair market value of options granted during year	$0.098	$0.011	$0.001

The fair value of each option is estimated on the date of grant using the following assumptions:

	Year Ended December 31,		Six Months Ended June 30,
	2001	2002	2003
			(unaudited)
Risk-free interest rate	2.72%-4.82%	2.30%-4.20%	2.97%-4.20%
Expected life	5 years	5 years	5 years
Expected volatility	61%	61%	61%
Expected dividend yield	0%	0%	0%

During the year ended December 31, 1999, in connection with the grant of certain stock options to employees, the Company recorded estimated stock-based compensation totaling $1,575,000, representing the difference between the estimated fair market value of the common stock on the date such options were granted and the applicable exercise prices. Such amount is being amortized using the straight-line method over the vesting period of the individual options, which is generally four years. The Company recognized amortization of deferred stock-based compensation of $382,812 and $286,487 for the years ended December 31, 2001 and 2002, respectively.

SPONTANEOUS TECHNOLOGY, INC.

Notes to Financial Statements—(Continued)

Warrants

In connection with the initial capitalization of the Company, its founders received a total of 3,006,000 warrants that were fully vested and non-forfeitable with evenly allocated exercise prices of $1.00, $2.50 and $5.00 per share. The warrants expire on December 31, 2005. As of December 31, 2002, 3,006,000 of the warrants were unexercised.

In January 1999, the Company issued 130,000 warrants that were fully vested and non-forfeitable with an exercise price of $1.00 in satisfaction of $13,000 of wages owed to an employee. The warrants expire on December 31, 2005. As of December 31, 2002, 130,000 of the warrants were unexercised.

In connection with the issuance of convertible subordinated debentures during 1999, the Company issued warrants to purchase 750,000 shares of common stock with an exercise price of $2.50 per share. The warrants which were fully vested and non forfeitable expire within three years from the date of issuance. As of December 31, 2002, 750,000 of the warrants were unexercised.

In April 1999, the Company issued 270,000 warrants with an exercise price of $1.00 to a consultant as compensation in connection with a consulting agreement. The warrants were fully vested, exercisable and non-forfeitable at the time of grant and expire on December 31, 2005. In July 1999, 30,000 of the warrants were exercised. As of December 31, 2002, 240,000 warrants were unexercised.

In June 1999, the Company issued 334,000 warrants with an exercise price of $1.00 to a consultant as compensation in connection with a consulting agreement. The warrants were fully vested, exercisable and non-forfeitable at the time of grant and expire on December 31, 2005. As of December 31, 2002, 334,000 of the warrants were unexercised.

In November 1999, the Company issued 25,000 warrants with an exercise price of $3.50 to a consultant as compensation in connection with a consulting agreement. The warrants vest in the following manner from the signing of the agreement; 2,500 upon signing, 5,000 after six months, 7,500 after 12 months and 10,000 after 18 months. The warrants expire on December 31, 2005. As of December 31, 2002, 25,000 of the warrants were unexercised.

In November 1999, the Company issued 25,000 warrants with an exercise price of $3.50 to an investment group as issuance costs for the third round of financing. The warrants expire on December 31, 2005. As of December 31, 2002, 25,000 of the warrants were unexercised.

In connection with the purchase of a business in 2000, the Company converted 51,527 employee stock options into 334,000 fully vested common warrants with an exercise price of $5.00 per share. The warrants expire on December 31, 2005. As of December 31, 2002, 334,000 of the warrants were unexercised.

In March 2000, as part of the sale of Series B convertible preferred stock, the Company issued 580,072 warrants with an exercise price of $2.60 per share. These warrants all expired unexercised in December 2001.

Between January and May 2000, the Company issued 45,000 warrants with an exercise price of $3.50 to consultants as compensation for sales and marketing services during the year. The warrants were fully vested at the date of grant, and have a five-year term. As of December 31, 2002, 45,000 of the warrants were unexercised.

During 2001, the Company issued warrants to purchase 200,000 shares of common stock with exercise prices ranging from $1.00 – $2.60 to various investors for cash proceeds of $355. The warrants have a five year term.

In connection with the issuance of the Series D redeemable convertible preferred stock in June 2001, the Company issued warrants to purchase 19,678,546 shares of common stock at an exercise price of $.001

SPONTANEOUS TECHNOLOGY, INC.

Notes to Financial Statements—(Continued)

with a term of seven years. These warrants were valued using the Black Scholes model with the following assumptions: risk free rate of 5.14%, volatility of 61%, lives based on the terms of the warrant and a dividend yield of zero. The Company valued the warrants at $241,938, which is being recognized as accretion of discount on preferred stock based on the redemption date of the Series D mandatorily redeemable convertible preferred stock. During October 2001 16,907,255 of these warrants were subsequently exercised through a net share settlement resulting in 16,061,892 shares of common stock being issued. Also in October 2001 2,110,741 of these warrants were cancelled. As of December 31, 2002, 660,550 were unexercised.

Dividends

There were no dividends declared or paid during 2001 or 2002.

10.    Employee Benefits

In 2000, the Company adopted a retirement savings plan that is qualified under Section 401(k) of the Internal Revenue Code. Employees are able to contribute an elected percentage of earnings to the plan not to exceed 15%. The Company may at its discretion make matching contributions to the plan. For the years ended December 31, 2001 and 2002, the Company made no contributions to the plan.

11.    Subsequent Events

In connection with the issuance of convertible notes to shareholders in February, April and June 2003 in the amount of $1,250,014, the Company issued warrants to purchase 2,256,463 shares of Series D redeemable convertible preferred stock at an exercise price of $.001 per share with a term of seven years. The convertible notes have the same rights and terms as the convertible notes issued in October and December 2002. The notes are immediately convertible into Series E redeemable preferred stock at a price of $.0694 per share and carry an interest rate of 10%. The notes are collateralized by the assets of the Company. The warrants were valued using the Black Scholes model with the following assumptions: risk free rates of 2.84%-3.47%, volatility of 61%, lives based on the terms of the warrant and a dividend yield of zero. The Company valued the warrants at $208,201 and recognized the entire amount of the debt discount in the six months ended June 30, 2003. In September 2003, all outstanding principal and interest on these notes was converted into Series E mandatorily redeemable convertible preferred stock.

On September 17, 2003, Pumatech, Inc. (Pumatech), acquired substantially all of the assets of the Company. As consideration for the asset purchase, Pumatech issued the Company a total of 1,093,676 shares of Pumatech common stock and assumed certain liabilities of the Company in the aggregate amount of $1,343,840. Additionally, depending upon the level of Pumatech revenues associated with sales of Pumatech products, which include certain of the Company’s technology, during the period ending September 30, 2004, Pumatech may be required to pay the Company additional consideration of up to $7,000,000 in shares of Pumatech common stock.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of September 14, 2003

among

PUMATECH, INC.,

HOMERUN ACQUISITION CORPORATION,

and

SYNCHROLOGIC, INC.

A-ii

A-iii

EXHIBITS

EXHIBIT A	VOTING AGREEMENT

EXHIBIT B	NONCOMPETITION AGREEMENT

EXHIBIT C	SHAREHOLDERS AGREEMENT

EXHIBIT D	DISTRIBUTION AGREEMENT

EXHIBIT E	ESCROW AGREEMENT

EXHIBIT F	SUBJECT MATTER OF OPINION OF COUNSEL TO SYNCHROLOGIC

EXHIBIT G	SUBJECT MATTER OF OPINION OF COUNSEL TO PUMATECH

A-iv

DEFINITIONS

The definitions used in this Agreement are defined in the following Sections:

Defined Term	Section
Acquisition Proposal	Section 5.4
Affiliate	Section 3.16
Aggregate Dissenting Shares Transaction Value	Section 2.2(b)
Aggregate Transaction Expenses	Section 8.2(j)
Agent’s Certificate	Section 10.6
Agreement	Preamble
Antitrust Laws	Section 7.3(b)
Applicable Law	Section 11.13(a)
Average Closing Price	Section 2.1(c)(ii)(A)
Base Merger Consideration Amount	Section 2.1(c)(ii)(B)
Certificate of Merger	Section 1.1(a)
Certificates	Section 2.4(a)
Change in Synchrologic Recommendation	Section 7.11(b)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Expenses Schedule	Section 9.3(b)
COBRA	Section 3.9(d)
Code	Recitals
Commission	Section 3.3(d)
Common Exchange Ratio	Section 2.1(c)(i) and (ii)
Confidential Information	Section 3.8(h)
Confidentiality Agreement	Section 7.1
Constituent Corporations	Section 1.3(a)
D&O Insurance Expenses	Section 7.9(b)
Damages	Section 10.1(a)
Damages Threshold	Section 10.4(a)
Delaware Law	Section 1.1(a)
Dissenters’ Escrow	Section 2.2(b)
Dissenters’ Escrow Shares	Section 2.2(b)
Dissenters’ Excess Reserve Amount	Section 2.2(b)
Dissenting Shares	Section 2.3(a)
Distribution Agreement	Recitals
Effective Time	Section 1.1(b)
ERISA	Section 3.9(a)
ERISA Affiliate	Section 3.9(a)
Escrow Agent	Section 10.3(a)
Escrow Agreement	Section 2.2
Escrow Fund	Section 10.3(a)
Escrow Period	Section 10.5
Escrow Shares	Section 2.2
Exchange Act	Section 3.16
Exchange Agent	Section 2.4(a)
FIRPTA	Section 7.6
Former Synchrologic Shareholders	Section 2.2
Georgia Law	Section 1.1(a)
Governmental Entity	Section 3.3(c)
HIPAA	Section 3.9(d)

A-v

Defined Term	Section
HSR Act	Section 3.3(c)
Incentive Stock Options	Section 6.3(a)
Include, Includes or Including	Section 11.3
Indemnified Parties	Section 10.2
Joint Proxy Statement/Prospectus	Section 3.28
Known to Synchrologic or To the Knowledge of Synchrologic	Section 11.3
Known to Pumatech or To the Knowledge of Pumatech	Section 11.3
Lien	Section 11.12(b)
Material Adverse Effect	Section 3.1
Material Consents	Section 5.3
Material Contracts	Section 3.11(a)
Maximum Consideration Shares	Section 2.1(c)(ii)(C)
Maximum Shared Expenses Amount	Section 9.3(b)
Merger	Recitals
Minimum Consideration Shares	Section 2.1(c)(ii)(D)
Most Recent Balance Sheet	Section 3.4(a)
Noncompetition Agreements	Recitals
OEMs	Section 3.11(a)(i)
Officer’s Certificate	Section 10.6
Order	Section 7.3(b)
Other Filings	Section 7.7
Pro Rata Portion	Section 2.2
Pumatech	Preamble
Pumatech Commission Reports	Section 4.4(a)
Pumatech Common Stock	Section 4.2
Pumatech Components	Section 4.11(c)
Pumatech Disclosure Schedule	Article IV
Pumatech Employee Plans	Section 4.19
Pumatech Indemnified Parties	Section 10.1
Pumatech Material Contracts	Section 4.17(a)
Pumatech Option	Section 6.3(a)
Pumatech Products	Section 4.11(a)
Pumatech Proprietary Rights	Section 4.11(a)
Pumatech Recommendation	Section 7.11(c)
Pumatech Reseller Agreements	Section 4.11(b)
Pumatech Stockholders Meeting	Section 3.28
Pumatech Warrants	Section 6.4
Registered Proprietary Rights	Section 3.8(a)
Returns	Section 3.5(a)(ii)
S-4 Registration Statement	Section 3.28
SEC	Section 7.11(a)
Securities Act	Section 2.1(g)
Series A Exchange Ratio	Section 2.1(c)(i) and (ii)
Series B Exchange Ratio	Section 2.1(c)(i) and (ii)
Series C Exchange Ratio	Section 2.1(c)(i) and (ii)
Series D Exchange Ratio	Section 2.1(c)(i) and (ii)
Series A Shares	Section 2.1
Series B Shares	Section 2.1
Series C Shares	Section 2.1
Series D Shares	Section 2.1
Shareholders Agreements	Recitals

A-vi

Defined Term	Section
Shareholders’ Agent	Section 10.10(a)
Sub	Preamble
Subsidiary	Section 2.1(b)
Superior Proposal	Section 5.4
Surviving Corporation	Section 1.3(a)
Synchrologic	Preamble
Synchrologic Common Stock	Section 2.1
Synchrologic Components	Section 3.8(c)
Synchrologic Director Designee	Section 1.4
Synchrologic Disclosure Schedules	Article III
Synchrologic Employee Plans	Section 3.9(a)
Synchrologic Excess Transaction Expenses	Section 9.3(b)
Synchrologic Financial Statements	Section 3.4(a)
Synchrologic Indemnified Parties	Section 10.2
Synchrologic Interim Financials	Section 3.4(a)
Synchrologic Options	Section 2.1(d)
Synchrologic Preferred Stock	Section 2.1
Synchrologic Products	Section 3.8(a)
Synchrologic Proprietary Rights	Section 3.8(a)
Synchrologic Recommendation	Section 7.11(b)
Synchrologic Reseller Agreements	Section 3.8(b)
Synchrologic Securities	Section 3.2(a)
Synchrologic Shareholder Approvals	Section 3.3(a)
Synchrologic Stock Option Plans	Section 3.2(a)
Synchrologic Shareholders Meeting	Section 3.28
Synchrologic Transaction Expenses	Section 9.3(b)
Synchrologic Warrants	Section 2.1(e)
Synchrologic Products	Section 3.8(a)
Tax	Section 3.5(a)(i)
Taxes	Section 3.5(a)(i)
Third Party Licenses	Section 3.8(a)
Third Party Technology	Section 3.8(a)
Total Consideration Shares	Section 2.1(c)(ii)(E)
Transaction Documents	Section 3.3(a)
Transaction Expenses Adjustment	Section 2.1(c)(ii)(F)
Voting Agreements	Recitals
Warrant Termination Consideration	Section 2.1(e)
Without Limitation	Section 11.3

A-vii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 14, 2003 (this “Agreement”), is entered into by and among Pumatech, Inc., a Delaware corporation (“Pumatech”), Homerun Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Pumatech (“Sub”), and Synchrologic, Inc., a Georgia corporation (“Synchrologic”).

RECITALS

A.    The Boards of Directors of Pumatech, Sub and Synchrologic deem it advisable and in the best interests of each corporation and their respective stockholders that Pumatech and Synchrologic combine in order to advance the long-term business interests of Pumatech and Synchrologic;

B.    The combination of Pumatech and Synchrologic shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Synchrologic, Synchrologic will become a wholly-owned subsidiary of Pumatech and the shareholders of Synchrologic will become stockholders of Pumatech (the “Merger”);

C.    For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and in furtherance thereof intend that this Agreement shall be a “plan of reorganization” within the meaning of Sections 354(a) of the Code;

D.    For accounting purposes, it is intended that the Merger shall be accounted for as a purchase transaction;

E.    As a condition and inducement to Pumatech’s willingness to enter into this Agreement, certain Synchrologic shareholders have, concurrently with the execution of this Agreement, executed and delivered Voting Agreements in the form attached hereto as Exhibit A (the “Voting Agreements”), pursuant to which such shareholders have, among other things, agreed to vote their shares of Synchrologic capital stock in favor of the Merger and to grant Pumatech irrevocable proxies to vote such shares;

F.    As a further condition and inducement to Pumatech’s willingness to enter into this Agreement, certain employees of Synchrologic have, concurrently with the execution of this Agreement, executed and delivered Noncompetition Agreements in the form attached hereto as Exhibit B (the “Noncompetition Agreements”), which agreements shall only become effective at the Effective Time (as defined in Section 1.1 below);

G.    As a further condition and inducement to Pumatech’s willingness to enter into this Agreement, certain shareholders of Synchrologic have, concurrently with the execution of this Agreement, executed and delivered to Pumatech Shareholders Agreements in the form attached hereto as Exhibit C (the “Shareholders Agreements”); and

H.    As a further condition and inducement to Pumatech’s willingness to enter into this Agreement, Pumatech and Synchrologic have, concurrently with the execution of this Agreement, executed and delivered a Distribution Agreement in the form attached hereto as Exhibit D (the “Distribution Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1  Effective Time of the Merger.

(a)  Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) in such mutually acceptable form as is required by the relevant provisions of the Delaware General Corporation Law (“Delaware Law”) and the Georgia Business Corporation Code (“Georgia Law”) shall be duly executed and delivered by the parties hereto and thereafter delivered to the Secretary of State of the State of Delaware and the Secretary of State of the State of Georgia for filing on the Closing Date (as defined in Section 1.2).

(b)  The Merger shall become effective upon the due and valid filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Georgia, or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).

Section 1.2  Closing.    The closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, on a date (the “Closing Date”) to be specified by Pumatech and Synchrologic, which shall be no later than the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII, at the offices of Venture Law Group, A Professional Corporation, 2775 Sand Hill Road, Menlo Park, California 94025, unless another date, time or place is agreed to in writing by Pumatech and Synchrologic.

Section 1.3  Effects of the Merger.

(a)  At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Synchrologic (Sub and Synchrologic are sometimes referred to herein as the “Constituent Corporations” and Synchrologic following consummation of the Merger is sometimes referred to herein as the “Surviving Corporation”), (ii) the Articles of Incorporation of the Surviving Corporation shall be amended to be as set forth in Exhibit A to the Certificate of Merger until further amended in accordance with Applicable Law, and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation; provided that the Articles of Incorporation and Bylaws of the Surviving Corporation shall provide that the name of the Surviving Corporation shall be “Synchrologic, Inc.”.

(b)  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and Georgia Law. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

Section 1.4  Directors and Officers.    The directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. In addition, Pumatech agrees that immediately following the Effective Time, one person designated by Synchrologic and approved by Pumatech, which approval shall not be unreasonably delayed or withheld (the “Synchrologic Director Designee”), shall be appointed to the board of directors of each of Pumatech and the Surviving Corporation and such designee shall be nominated for election to such boards of directors at Pumatech’s next annual meeting.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1  Conversion of Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Synchrologic’s Series A Convertible Preferred Stock, no par value per share (the “Series A Shares”), Series B Convertible Preferred Stock, no par value per share (the “Series B Shares”), Series C Convertible Preferred Stock, no par value per share (the “Series C Shares”), Series D Convertible Preferred Stock, no par value per share (the “Series D Shares” and together with the Series A Shares, Series B Shares and Series C Shares, the “Synchrologic Preferred Stock”), shares of Synchrologic Common Stock, no par value per share (“Synchrologic Common Stock”), or shares of capital stock of Sub:

(a)  Capital Stock of Sub.    Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation.

(b)  Cancellation of Pumatech-Owned and Synchrologic-Owned Stock.    Any shares of Synchrologic Common Stock or Synchrologic Preferred Stock that are owned by Pumatech, Sub, Synchrologic or any other direct or indirect wholly-owned Subsidiary (as defined below) of Pumatech or Synchrologic shall be canceled and retired and shall cease to exist and no stock of Pumatech or other consideration shall be delivered in exchange. As used in this Agreement, the word “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(c)  Exchange Ratios.

(i)  Subject to Sections 2.2 and 2.4, each issued and outstanding share of Synchrologic Common Stock and Synchrologic Preferred Stock (other than shares to be canceled in accordance with Section 2.1(b) and any Dissenting Shares as defined in and to the extent provided in Section 2.3) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of fully paid and nonassessable shares (or a fraction of a fully paid and nonassessable share, as the case may be) of Pumatech Common Stock (as defined in Section 4.2) equal to the “Common Exchange Ratio” (in the case of Synchrologic Common Stock), the “Series A Exchange Ratio” (in the case of Series A Shares), the “Series B Exchange Ratio” (in the case of Series B Shares), the “Series C Exchange Ratio” (in the case of Series C Shares) and the “Series D Exchange Ratio” (in the case of Series D Shares), each as defined in and determined in accordance with the provisions of this Section 2.1(c). All such shares of Synchrologic Common Stock and Synchrologic Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Pumatech Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.4.

(ii)  For purposes of this Agreement, the following terms shall have the following meanings:

(A)    “Average Closing Price” means the average of the closing sales prices on the Nasdaq National Market for one share of Pumatech Common Stock for the thirty (30) day trading period ending on the last complete trading day immediately preceding the Closing Date.

(B)    “Base Merger Consideration Amount” means $60,000,000.

(C)    “Common Exchange Ratio” shall be equal to the quotient determined by dividing (x) the Total Common Consideration Shares by (y) the sum of (A) the number of shares of Synchrologic Common Stock issued and outstanding as of the Effective Time, plus (B) the number of shares of Synchrologic Common Stock subject to issuance upon the exercise in full of all Synchrologic Options (as defined in Section 2.1(d) below) outstanding at the Effective Time.

(D)    “Maximum Consideration Shares” means 19,800,000 shares of Pumatech Common Stock less the Transaction Expenses Adjustment.

(E)    “Minimum Consideration Shares” means 16,200,000 shares of Pumatech Common Stock less the Transaction Expenses Adjustment.

(F)    “Series A Exchange Ratio” shall be equal to the quotient determined by dividing (x) the Total Series A Consideration Shares by (y) the number of Series A Shares issued and outstanding as of the Effective Time.

(G)    “Series B Exchange Ratio” shall be equal to the quotient determined by dividing (x) the Total Series B Consideration Shares by (y) the number of Series B Shares issued and outstanding as of the Effective Time.

(H)    “Series C Exchange Ratio” shall be equal to the quotient determined by dividing (x) the Total Series C Consideration Shares by (y) the number of Series C Shares issued and outstanding as of the Effective Time.

(I)    “Series D Exchange Ratio” shall be equal to the quotient determined by dividing (x) the Total Series D Consideration Shares by (y) the number of Series D Shares issued and outstanding as of the Effective Time.

(J)    “Total Consideration Shares” means the number of shares of Pumatech Common Stock (rounded to the nearest whole share) equal to (A) the quotient determined by dividing (x) the Base Merger Consideration Amount by (y) the Average Closing Price less (B) the Transaction Expenses Adjustment; provided, however, that in no event shall the aggregate number of shares of Pumatech Common Stock constituting the Total Consideration Shares exceed the Maximum Consideration Shares or be fewer than the Minimum Consideration Shares.

(K)    “Total Common Consideration Shares” shall be equal to the number of shares of Pumatech Common Stock (rounded to the nearest whole share) determined by multiplying the Total Consideration Shares by 25.348%.

(L)    “Total Series A Consideration Shares” shall be equal to the number of shares of Pumatech Common Stock (rounded to the nearest whole share) determined by multiplying the Total Consideration Shares by 4.173%.

(M)    “Total Series B Consideration Shares” shall be equal to the number of shares of Pumatech Common Stock (rounded to the nearest whole share) determined by multiplying the Total Consideration Shares by 11.647%.

(N)    “Total Series C Consideration Shares” shall be equal to the number of shares of Pumatech Common Stock (rounded to the nearest whole share) determined by multiplying the Total Consideration Shares by 10.833%.

(O)    “Total Series D Consideration Shares” shall be equal to the number of shares of Pumatech Common Stock (rounded to the nearest whole share) determined by multiplying the Total Consideration Shares by 47.999%.

(P)    “Transaction Expenses Adjustment” means the sum of (i) number of shares of Pumatech Common Stock (rounded to the nearest whole share) determined by dividing (A) the sum of (x) 50% of the Synchrologic Transaction Expenses reflected on the Closing Expenses Schedule up to the Maximum Shared Expenses Amount plus (y) 100% of any Synchrologic Excess Transaction Expenses reflected on the Closing Expenses Schedule by (B) the Average Closing Price, plus (ii) the number of shares of Pumatech Common Stock issuable upon exercise in full of any and all Synchrologic Warrants (as defined in Section 2.1(e) below) outstanding at the Effective Time and assumed by Pumatech pursuant to Section 6.4 hereof.

(iii)  Except as set forth in Section 2.1(e), in no event will the total number of shares of Pumatech Common Stock issuable by Pumatech pursuant to the Merger (including shares of Pumatech Common Stock issuable upon exercise of Synchrologic Options assumed by Pumatech in the Merger) exceed the Total Consideration Shares. The allocation of the Total Consideration Shares among each holder of Synchrologic Common Stock, Synchrologic Preferred Stock and Synchrologic Options based upon the capitalization of Synchrologic on the Closing Date and the applicable Exchange Ratios shall be delivered to Pumatech by Synchrologic on the Closing Date.

(iv)  If, on or after the date of this Agreement and prior to the Effective Time, the outstanding shares of Pumatech Common Stock or Synchrologic capital stock shall have been changed into a different number of shares or a different class by reason of any reclassification, split-up, stock dividend or stock combination, then the Exchange Ratio, the Total Consideration Shares, the Minimum Consideration Shares and the Maximum Consideration Shares shall be correspondingly adjusted.

(d)  Synchrologic Stock Options.    At the Effective Time, all then outstanding options granted under the Synchrologic Stock Option Plans (as defined in Section 3.2(a) below), whether vested or unvested (“Synchrologic Options”), to purchase Synchrologic Common Stock issued by Synchrologic will be assumed by Pumatech in accordance with Section 6.3. Concurrently with the assumption of the Synchrologic Options by Pumatech, all Synchrologic Options that then remain unvested will immediately and fully vest, with no further action required by Synchrologic, Pumatech or the holders of such Synchrologic Options. All of the Synchrologic Options issued and outstanding as of the date of this Agreement are listed on, and are subject to the vesting schedules set forth on, Schedule 2.1(d) of the Synchrologic Disclosure Schedules. An updated Schedule 2.1(d) of Synchrologic Options shall be delivered by Synchrologic to Pumatech on the Closing Date.

(e)  Synchrologic Warrants.    Prior to the Closing Date, Synchrologic shall use its commercially reasonable efforts to obtain termination agreements, effective as of the Effective Time, from each of the holders of outstanding warrants to purchase Synchrologic Common Stock or Synchrologic Preferred Stock issued by Synchrologic (“Synchrologic Warrants”) in consideration of cash payments (the aggregate amount of such cash payments being, the “Warrant Termination Consideration”). All of the Synchrologic Warrants issued and outstanding as of the date of this Agreement are listed on Schedule 2.1(e) of the Synchrologic Disclosure Schedules, which includes the allocation of the Warrant Termination Consideration among the holders of Synchrologic Warrants. An updated Schedule 2.1(e) of Synchrologic Warrants shall be delivered by Synchrologic to Pumatech on the Closing Date. Any Synchrologic Warrants not terminated as of the Effective Time pursuant to the first sentence of this Section 2.1(e) shall be assumed by Pumatech in accordance with Section 6.4.

Section 2.2  Escrowed Shares.

(a)  At the Effective Time or such later time as determined in accordance with Section 2.3(b), Pumatech will, on behalf of the holders of Synchrologic Common Stock and Synchrologic Preferred Stock deposit in escrow certificates representing seven and one-half percent (7.5%) of the Total Consideration Shares. Such shares shall be held in escrow on behalf of the persons who are the holders of Synchrologic Common Stock or Synchrologic Preferred Stock immediately prior to the Effective Time (the “Former Synchrologic Shareholders”), in accordance with the portion of Total Consideration Shares allocable to each such Former Synchrologic Shareholder based upon the Exchange Ratio (“Pro Rata Portion”). Such shares (collectively, the “Escrow Shares”) shall be held and applied pursuant to the provisions of an escrow agreement in the form attached hereto as Exhibit E (the “Escrow Agreement”) to be executed pursuant to Section 7.5. All calculations to determine the number of Escrow Shares to be delivered by each Former Synchrologic Shareholder into escrow as aforesaid shall be rounded down to the nearest whole share.

(b)  If, as of the Effective Time, more than ten percent (10%) of Synchrologic’s then issued and outstanding capital stock are Dissenting Shares (as defined in Section 2.3(a) hereof), then Pumatech will, at the Effective Time, deposit in a separate escrow (the “Dissenters’ Escrow”), on behalf of the Former Synchrologic Shareholders in accordance with their respective Pro Rata Portions, additional certificates representing the number of Total Consideration Shares determined by dividing (A) the Dissenters’ Excess Reserve Amount (as defined below) by (B) the Average Closing Price (the “Dissenters’ Escrow Shares”). After payment of $6,000,000 in aggregate cash consideration to the holders of Dissenting Shares, Pumatech shall be entitled, in its sole discretion, to liquidate the Dissenters’ Escrow Shares at such times and in such amounts as it shall determine is necessary to pay to the holders of Dissenting Shares the fair market value of such Dissenting Shares as determined in accordance with Article 13 of Georgia Law. Upon the earlier of (i) satisfaction in full of all the rights granted to holders of Dissenting Shares under Article 13 of Georgia Law, or (ii) waiver or withdrawal of dissenters’ rights by one or more holders of Synchrologic Common Stock or Synchrologic Preferred Stock such that the number of Dissenting Shares is reduced to ten percent (10%) or less of Synchrologic’s outstanding capital stock as of the Effective Time, any shares of Pumatech Common Stock and/or any cash proceeds thereof remaining in the Dissenters’ Escrow shall be distributed to the Former Synchrologic Shareholders in accordance with their respective Pro Rata Portions of the Dissenters’ Escrow. For purposes of this Agreement, “Dissenters’ Excess Reserve Amount” means fifty percent (50%) of the amount by which (A) the Aggregate Dissenting Shares Transaction Value (as defined below) exceeds (B) $6,000,000. For purposes of this Agreement, the “Aggregate Dissenting Shares Transaction Value” shall be determined by multiplying (A) the number of shares of Pumatech Common Stock that would have been issued in the Merger in consideration of the Dissenting Shares had the holders thereof not exercised their dissenters’ rights, in each case based on the Exchange Ratio applicable to each class and/or series of Synchrologic capital stock comprising the Dissenting Shares by (B) the Average Closing Price. At the Closing, Synchrologic shall provide Pumatech a schedule of Dissenting Shares, which shall reflect the names of the holders of such Dissenting Shares and Synchrologic’s calculation of the Aggregate Dissenting Shares Transaction Value. Notwithstanding the foregoing, Pumatech shall not enter into any settlement of dissenters’ rights or otherwise make any payment in consideration of Dissenting Shares without the prior written consent of the Shareholders’ Agent, which consent shall not be unreasonably withheld or delayed.

Section 2.3  Dissenting Shares.

(a)  Notwithstanding any provision of this Agreement to the contrary, any shares of Synchrologic Common Stock or Synchrologic Preferred Stock held by a holder who has exercised such holder’s dissenters’ rights in accordance with Article 13 of Georgia Law, and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive Pumatech Common Stock pursuant to Section 2.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted to dissenting shareholders by Georgia Law.

(b)  Notwithstanding the provisions of Section 2.3(a), if any holder of shares of Synchrologic Common Stock or Synchrologic Preferred Stock who demands his, her or its dissenters’ rights with respect to such shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its rights to receive payment for the fair market value of such shares under Georgia Law, then, as of the later of the Effective Time or the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive Pumatech Common Stock as provided in Section 2.1(c) upon surrender of the certificate or certificates representing such shares; provided that if such holder effectively withdraws or loses his, her or its right to receive payment for the fair market value of such shares after the Effective Time, then, at such time Pumatech will deposit in the escrow created pursuant to the Escrow Agreement additional certificates representing such holder’s Pro Rata Portion of the Escrow Shares.

(c)  Synchrologic shall give Pumatech (i) prompt notice of any written demands for payment with respect to any shares of capital stock of Synchrologic pursuant to Article 13 of Georgia Law, withdrawals of such demands, and any other instruments served pursuant to Georgia Law and received by Synchrologic and (ii) the opportunity to participate at its own expense in all negotiations and proceedings with respect to demands for dissenters’ rights under Georgia Law. Synchrologic shall not, except with the prior written consent of Pumatech, voluntarily make any payment with respect to any demands for dissenters’ rights with respect to Synchrologic Common Stock or Synchrologic Preferred Stock or offer to settle or compromise any such demands.

Section 2.4  Exchange of Certificates.

(a)  From and after the Effective Time, each holder of an outstanding certificate or certificates (“Certificates”) which represented shares of Synchrologic Common Stock or Synchrologic Preferred Stock immediately prior to the Effective Time shall have the right to surrender each Certificate to an exchange agent to be appointed by Pumatech (the “Exchange Agent”), and receive promptly in exchange for all

Certificates held by such holder a certificate representing the number of whole shares of Pumatech Common Stock (other than the Escrow Shares) into which the Synchrologic Common Stock or Synchrologic Preferred Stock evidenced by the Certificates so surrendered shall have been converted pursuant to the provisions of Article II of this Agreement. The surrender of Certificates shall be accompanied by duly completed and executed Letters of Transmittal in such form as may be reasonably specified by Pumatech. Until surrendered, each outstanding Certificate, which prior to the Effective Time represented shares of Synchrologic Common Stock or Synchrologic Preferred Stock, shall be deemed for all corporate purposes from and after the Effective Time to evidence ownership of the number of whole shares of Pumatech Common Stock into which the shares of Synchrologic Common Stock have been converted but shall, subject to applicable dissenters’ rights under Georgia Law and Section 2.3 of this Agreement, have no other rights. Subject to applicable dissenters’ rights under Georgia Law and Section 2.3 of this Agreement, from and after the Effective Time, the holders of shares of Synchrologic Common Stock and Synchrologic Preferred Stock shall cease to have any rights in respect of such shares and their rights shall be solely in respect of the Pumatech Common Stock into which such shares of Synchrologic Common Stock or Synchrologic Preferred Stock have been converted. From and after the Effective Time, there shall be no further registration of transfers on the records of Synchrologic of shares of Synchrologic Common Stock and Synchrologic Preferred Stock outstanding immediately prior to the Effective Time.

(b)  If any shares of Pumatech Common Stock are to be issued in the name of a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered, it shall be a condition to the issuance of such shares that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay Pumatech, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of Pumatech that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither Pumatech nor Synchrologic shall be liable to a holder of shares of Synchrologic Common Stock or Synchrologic Preferred Stock for shares of Pumatech Common Stock issuable to such holder pursuant to the provisions of Article II of this Agreement that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Pumatech shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Pumatech Common Stock issuable in exchange therefor pursuant to the provisions of Article II of the Agreement. The board of directors of Pumatech may in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Pumatech an indemnity agreement or bond against any claim that may be made against Pumatech with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 2.5  Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time with respect to Pumatech Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Pumatech Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Pumatech Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Pumatech Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Pumatech Common Stock.

Section 2.6  No Fractional Shares.    No certificate or scrip representing fractional shares of Pumatech Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Pumatech. Notwithstanding any other provision of this Agreement, each holder of shares of Synchrologic Common Stock or Synchrologic Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Pumatech Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Pumatech Common Stock multiplied by the Average Closing Price.

Section 2.7  Tax and Accounting Consequences.

(a)  It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

(b)  It is intended by the parties hereto that the Merger shall be accounted for as a purchase transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SYNCHROLOGIC

Synchrologic represents and warrants to Pumatech and Sub that the statements contained in this Article III are true and correct, except as expressly set forth in the disclosure schedules delivered by Synchrologic to Pumatech on or before the date of this Agreement (the “Synchrologic Disclosure Schedules”). The Synchrologic Disclosure Schedules shall be arranged in paragraphs corresponding to the sections and subsections contained in this Article III to which the disclosure relates, provided, that any information disclosed under any paragraph of the Synchrologic Disclosure Schedules shall be deemed disclosed and incorporated into any other section or subsection of this Article III where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other section or subsection.

Section 3.1  Organization of Synchrologic.    Synchrologic is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or ownership or leasing of properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed could reasonably be expected to result in a Material Adverse Effect on Synchrologic. For purposes of this Agreement, a “Material Adverse Effect” on a party shall mean any circumstance, change in, or effect on such party and its Subsidiaries, taken as a whole, that is, or is reasonably likely in the future to be, materially adverse to the assets (including intangible assets), condition (financial or otherwise), property, business or results of operations of the party and its Subsidiaries, taken as a whole, or on the ability of such party to perform its obligations hereunder, excluding any such circumstance, change or effect to the extent resulting from or arising in connection with (i) changes or conditions generally affecting the industries or segments in which such party and its Subsidiaries operate and not uniquely relating to such party or its Subsidiaries, (ii) changes in general economic, market or political conditions, (iii) compliance with the terms and conditions of this Agreement, (iv) the execution, announcement or pendency of the Merger, this Agreement or the transactions contemplated hereby, (v) the litigation involving Pumatech and Synchrologic. Schedule 3.1 of the Synchrologic Disclosure Schedules contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of Synchrologic, a true and complete list of all states in which Synchrologic maintains any employees, and a true and complete list of all states in which Synchrologic is duly qualified or licensed to transact business as a foreign corporation.

Section 3.2  Synchrologic Capital Structure.

(a)  The authorized capital stock of Synchrologic consists of 20,000,000 shares of Synchrologic Common Stock and 14,000,000 shares of Synchrologic Preferred Stock, of which 1,000,000 shares are designated as Series A Shares, 3,000,000 shares are designated as Series B Shares, 3,000,000 shares are designated as Series C Shares and 4,000,000 shares are designated as Series D Shares. As of the date of this Agreement, there are (i) 4,941,939 shares of Synchrologic Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and none of which are subject to repurchase rights except as set forth on Schedule 3.2(a) of the Synchrologic Disclosure Schedules, (ii) 797,872 Series A Shares issued and outstanding, all of which are validly issued, fully paid and nonassessable, and each share of which is convertible into one share of Synchrologic Common Stock, (iii) 2,058,333 Series B Shares issued and outstanding, all of which are validly issued, fully paid and nonassessable, and each share of which is convertible into one share of Synchrologic Common Stock, (iv) 2,793,296 Series C Shares issued and outstanding, all of which are validly issued, fully paid and nonassessable, and each share of which is convertible into one share of Synchrologic Common Stock, (v) 3,308,271 Series D Shares issued and outstanding, all of which are validly issued, fully paid and nonassessable, and each share of which is convertible into one share of Synchrologic Common Stock, (vi) Synchrologic Warrants outstanding to purchase up to 198,945 shares of Synchrologic Common Stock and up to 26,000 Series D Shares, (vii) 8,957,772 shares of Synchrologic Common Stock reserved for future issuance upon conversion of the Synchrologic Preferred Stock, (viii) 1,696,876 shares of Synchrologic Common Stock reserved for future issuance pursuant to Synchrologic Options granted and outstanding under the Synchrologic Stock Option Plans (as defined below), (ix) 447,078 shares of Synchrologic Common Stock reserved for issuance upon exercise of options available to be granted in the future under the Synchrologic Stock Option Plans, and (x) no shares of Synchrologic Common Stock reserved for future issuance pursuant to Synchrologic Options granted and outstanding that were not granted pursuant to any of the Synchrologic Stock Option Plans. With respect to the Synchrologic Stock Option Plans: (i) 862,175 shares of Synchrologic Common Stock are reserved for future issuance pursuant to Synchrologic Options granted and outstanding under Synchrologic’s 1995 Stock Option Plan; and (ii) 834,701 shares of Synchrologic Common Stock are reserved for future issuance pursuant to Synchrologic Options granted and outstanding under Synchrologic’s 2001 Stock Incentive Plan. The Synchrologic 1995 Stock Option Plan and 2001 Stock Incentive Plan are collectively referred to herein as the “Synchrologic Stock Option Plans.” The issued and outstanding shares of Synchrologic Common Stock and Synchrologic Preferred Stock are held of record by the shareholders of Synchrologic as set forth and identified on Schedule 3.2(a) of the Synchrologic Disclosure Schedules. The issued and outstanding Synchrologic Options are held of record by the option holders identified on Schedule 2.1(d) of the Synchrologic Disclosure Schedules. The issued and outstanding Synchrologic Warrants are held of record by the warrant holders as set forth and identified on Schedule 2.1(e) of the Synchrologic Disclosure Schedules. Except as set forth on Schedule 3.2(a) of the Synchrologic Disclosure Schedules, all shares of Synchrologic Common Stock and Synchrologic Preferred Stock subject to issuance as specified above, upon issuance on the terms and conditions (including payment) specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Synchrologic Common Stock, Synchrologic Preferred Stock and outstanding Synchrologic Options and Synchrologic Warrants (collectively “Synchrologic Securities”) were issued in compliance with applicable federal and state securities laws. Except as set forth on Schedule 3.2(a) of the Synchrologic Disclosure Schedules, there are no obligations, contingent or otherwise, of Synchrologic to repurchase, redeem or otherwise acquire any shares of Synchrologic Common Stock or Synchrologic Preferred Stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. On the Closing Date, Synchrologic shall deliver to Pumatech updated Schedules 2.1(d), 2.1(e) and 3.2(a) of the Synchrologic Disclosure Schedules reflecting changes permitted by this Agreement in the capitalization of Synchrologic between the date hereof and the Effective Time.

(b)  Except as set forth in this Section 3.2 or on Schedule 3.2(b) of the Synchrologic Disclosure Schedules, there are no equity securities of any class or series of Synchrologic, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2 or on Schedule 3.2(b) of the Synchrologic Disclosure Schedules, there are no options, warrants, equity securities, calls, rights, commitments, understandings or agreements of any character to which Synchrologic is a party or by which it is bound obligating Synchrologic to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Synchrologic or obligating Synchrologic to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as provided in this Agreement (including Schedule 3.2(b) of the Synchrologic Disclosure Schedules) or the other Transaction Documents (as defined in Section 3.3(a)) or any transaction contemplated hereby or thereby, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of capital stock of Synchrologic.

(c)  Except as set forth on Schedule 3.2(c) of the Synchrologic Disclosure Schedules, all Synchrologic Options have been issued in accordance with the terms of the Synchrologic Option Plans, if applicable, and pursuant to the standard forms of option agreement previously provided to Pumatech or its representatives. Except as set forth on Schedule 3.2(c) of the Synchrologic Disclosure Schedules or as provided in this Agreement, neither the consummation of transactions contemplated by this Agreement or the other Transaction Documents (as defined in Section 3.3(a) hereof), nor any action taken or to be taken by Synchrologic in connection with such transactions will result in (i) any acceleration of vesting in favor of any optionee under any Synchrologic Option; (ii) any additional benefits for any optionee under any Synchrologic Option; or (iii) the inability of Pumatech after the Effective Time to exercise any right or benefit held by Synchrologic prior to the Effective Time with respect to any Synchrologic Option assumed by Pumatech, including, without limitation, the right, if any is held by Synchrologic, to repurchase an optionee’s unvested shares on termination of such optionee’s employment. Except as set forth on Schedule 3.2(c) of the Synchrologic Disclosure Schedules, the assumption by Pumatech of Synchrologic Options in accordance with Section 6.4 hereunder will not (i) give the optionees additional benefits which they did not have under their options prior to such assumption, except as set forth in the applicable Synchrologic Option (after taking into account the existing provisions of the options, such as their respective exercise prices and vesting schedules), or (ii) constitute a breach of any of the Synchrologic Option Plans or any agreement entered into pursuant to such plan.

Section 3.3  Authority; No Conflict; Required Filings and Consents.

(a)  Synchrologic has all requisite corporate power and authority to enter into this Agreement and all Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Synchrologic, subject only to the approval of the Merger and an amendment to Synchrologic’s Articles of Incorporation by Synchrologic’s shareholders under the provisions of Georgia Law and Synchrologic’s Articles of Incorporation. The affirmative vote of (i) the holders of a majority of the shares of Synchrologic Common Stock and Synchrologic Preferred Stock, voting together as a single class (on an as-converted basis), that are issued and outstanding on the record date for the Synchrologic Shareholders Meeting contemplated by Section 5.1 or on the first date on which a signed written consent of a Synchrologic shareholder approving the principal terms of this Agreement and the Merger is received by the Secretary of Synchrologic, as the case may be, and (ii) the holders of a majority of the Series D Shares that are issued and outstanding on the record date for the Synchrologic Shareholders Meeting contemplated by Section 5.1 or on the first date on which a signed written consent of a Synchrologic shareholders approving the principal terms of this Agreement and the Merger is received by the Secretary of Synchrologic, as the case may be, and (iii) the holders of a majority of the shares of Synchrologic Preferred Stock that are issued and outstanding on the record date for the Synchrologic Shareholders Meeting contemplated by Section 5.1 or on the first date on which a signed written consent of a Brave shareholder approving the principal terms of this Agreement, the Merger and an amendment to Synchrologic’s Articles of Incorporation is received by the Secretary of Synchrologic (collectively, the “Synchrologic Shareholder Approvals”), as the case may be, are the only approvals of the shareholders of Synchrologic required in connection with the Merger and the approval of the principal terms of this Agreement. This Agreement has been and such Transaction Documents have been or, to the extent not executed by Synchrologic as of the date hereof, subject to compliance with the closing conditions set forth in this Agreement will be duly executed and delivered by

Synchrologic. This Agreement and each of the Transaction Documents to which Synchrologic is a party constitutes, and each of the Transaction Documents to which Synchrologic will become a party, when executed and delivered by Synchrologic, will constitute, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the valid and binding obligation of Synchrologic, enforceable by Pumatech against Synchrologic in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. For purposes of this Agreement, “Transaction Documents” means the Certificate of Merger, the Escrow Agreement, the Voting Agreements, the Shareholders Agreements, the Noncompetition Agreements and the Distribution Agreement.

(b)  The execution and delivery by Synchrologic of this Agreement and the Transaction Documents to which it is or will become a party does not, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of Synchrologic, (ii) except as set forth on Schedule 3.3(b)(ii) of the Synchrologic Disclosure Schedules, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Synchrologic is a party or by which it or any of its properties or assets may be bound that results in a Material Adverse Effect on Synchrologic, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Synchrologic or any of its properties or assets that results in a Material Adverse Effect on Synchrologic.

(c)  To Synchrologic’s knowledge, none of the execution and delivery by Synchrologic of this Agreement or of any other Transaction Document to which Synchrologic is or will become a party or the consummation of the transactions contemplated by this Agreement or such Transaction Document will require any consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”), except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and the Georgia Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the “HSR Act”) and (iv) such other consents, authorizations, filings, approvals and registrations which are listed on Schedule 3.3(c) of the Synchrologic Disclosure Schedules.

Section 3.4  Financial Statements; Absence of Undisclosed Liabilities.

(a)  Synchrologic has delivered to Pumatech copies of Synchrologic’s unaudited balance sheet as of July 31, 2003 (the “Most Recent Balance Sheet”) and the related unaudited statements of operations, shareholders’ equity and cash flow for the seven-month period then ended (together with the Most Recent Balance Sheet, the “Synchrologic Interim Financials”) and Synchrologic’s audited balance sheet as of December 31, 2002, and the related audited statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2002, respectively (collectively, the “Synchrologic Financial Statements”).

(b)  The Synchrologic Financial Statements are in accordance with the books and records of Synchrologic and present fairly in all material respects, subject, in the case of the Synchrologic Interim Financials, to normal year-end adjustments (which will not be material individually or in the aggregate to Synchrologic and its business), the financial position, results of operations and cash flows of Synchrologic as of their historical dates and for the periods indicated. The Synchrologic Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, subject to, in the case of the Synchrologic Interim Financials, normal year-end adjustments, and the absence of footnotes.

(c)  Synchrologic has no material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Most Recent Balance Sheet, except for those that are subject to normal year-end adjustments, or which may have been incurred after the date of the Most Recent Balance Sheet. Except as set forth on Schedule 3.4(c) of the Synchrologic Disclosure Schedules, all debts, liabilities, and obligations incurred after the date of the Most Recent Balance Sheet, other than liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, were incurred in the ordinary course of business and are not material both individually and in the aggregate to Synchrologic or its business.

Section 3.5  Tax Matters.

(a)  For purposes of this Section 3.5 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

(i)  The term “Tax” or “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, ozone depleting chemicals taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

(ii)  The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

(b)  Except as set forth on Schedule 3.5(b) of the Synchrologic Disclosure Schedules, (i) all Returns required to be filed prior to the date hereof by or on behalf of Synchrologic have been duly filed on a timely basis, and such Returns are true, complete and correct in all material respects, (ii) all Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made prior to the date hereof by or on behalf of Synchrologic under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Most Recent Balance Sheet, and no other Taxes are payable by Synchrologic with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns), (iii) Synchrologic has withheld and paid over all Taxes required to have been withheld and paid over prior to the date hereof , and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, (iv) there are no liens on any of the assets of Synchrologic with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Synchrologic is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the Most Recent Balance Sheet, and (v) Synchrologic has not at any time been (A) a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns, or (B) a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired.

(c)  Except as set forth on Schedule 3.5(c) of the Synchrologic Disclosure Schedules, the amount of Synchrologic’s liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Most Recent Balance Sheet does not, in the aggregate, exceed to any material extent the amount of the current liability accruals for Taxes reflected on the Most Recent Balance Sheet, and the Most Recent Balance Sheet reflects proper accrual in accordance with generally accepted accounting principles applied on a basis consistent with prior periods of all liabilities for Taxes payable after the date of the Most Recent Balance Sheet attributable to transactions and events occurring prior to such date. Except as set forth on Schedule 3.5(c) of the Synchrologic Disclosure Schedules, no liability for Taxes has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

(d)  Pumatech has been furnished by Synchrologic with true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Synchrologic relating to Taxes, and (ii) all federal and state income or franchise tax Returns and state sales and use tax Returns for or including Synchrologic for all periods during the seven years prior to the date of this Agreement. Except as set forth on Schedule 3.5(d) of the Synchrologic Disclosure Schedules, Synchrologic does not do business in or derive income from any state other than states for which Returns have been duly filed and furnished to Pumatech.

(e)  Except as set forth on Schedule 3.5(e) of the Synchrologic Disclosure Schedules, (i) the Returns of or including Synchrologic have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to Synchrologic’s knowledge, threatened (either in writing or verbally, formally or informally), (ii) no deficiencies exist or have been asserted (either in writing or verbally, formally or informally), and Synchrologic has not received notice (either in writing or verbally, formally or informally) that it has not filed a Return or paid Taxes required to be filed or paid, (iii) Synchrologic is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or, to Synchrologic’s knowledge, threatened (either in writing or orally, formally or informally) against Synchrologic or any of its assets, (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Synchrologic, and (v) Synchrologic has disclosed on its federal and state income and franchise tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state, local, foreign or other tax laws.

(f)  Except as may be required as a result of the Merger, Synchrologic and its subsidiaries have not been and will not be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

(g)  Synchrologic is not, nor has it ever been, a party to any tax sharing agreement. Neither Synchrologic nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

(h)  Synchrologic is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Pumatech is not required to withhold tax by reason of Section 1445 of the Code, (ii) Synchrologic has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Synchrologic pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code, (iii) Synchrologic has not agreed to, nor is it required to make any adjustment under Code Section 481(a) by reason of, a change in accounting method, (iv) Synchrologic is not, nor has it been, a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder, and (v) Synchrologic is in compliance in all material respects with the terms and conditions of any applicable tax exemptions, agreements or orders of any foreign government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

(i)  Schedule 3.5(i) of the Synchrologic Disclosure Schedules sets forth accurate and complete information regarding the amount of Synchrologic’s net operating losses for federal and each applicable state income tax purposes.

Section 3.6  Absence of Certain Changes or Events.    Since July 31, 2003, except as set forth on Schedule 3.6 of the Synchrologic Disclosure Schedules, Synchrologic has not:

(a)  suffered any change that has resulted, or could be reasonably expected to result, in a Material Adverse Effect on Synchrologic;

(b)  suffered any damage, destruction or loss, whether covered by insurance or not, that has resulted, or could be reasonably expected to result, in a Material Adverse Effect on Synchrologic;

(c)  granted or agreed to make any increase in the compensation payable or to become payable by Synchrologic to its officers or employees, except, in the case of non-officer employees, increases granted or agreed to be made in the ordinary course of business consistent with past practices;

(d)  declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of Synchrologic or declared any direct or indirect redemption, retirement, purchase or other acquisition by Synchrologic of such shares;

(e)  issued any shares of capital stock of Synchrologic or any warrants, rights, options or entered into any commitment relating to the shares of Synchrologic, except for the issuance of shares of Synchrologic capital stock pursuant to the exercise of Synchrologic Options and Synchrologic Warrants listed on Schedule 2.1(d) and Schedule 2.1(f) of the Synchrologic Disclosure Schedules and the conversion of outstanding Synchrologic Preferred Stock;

(f)  made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

(g)  sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property with an individual net book value in excess of $5,000;

(h)  sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset other than in the ordinary course of business consistent with past practices;

(i)  permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind (except those permitted under Section 3.7);

(j)  made any capital expenditure or commitment individually in excess of $25,000 or in the aggregate in excess of $100,000; or

(k)  paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its Affiliates (as defined in Section 3.16), officers, directors or stockholders or any affiliate of any of the foregoing.

Section 3.7  Title and Related Matters.    Synchrologic has good and valid title to all its properties, interests in properties and assets, real and personal, necessary for Synchrologic to conduct its business free and clear of all mortgages, Liens, pledges, charges or encumbrances of any kind or character, except (i) as set forth on Schedule 3.7 of the Synchrologic Disclosure Schedules, and (ii) the lien of current taxes not yet due and payable and minor imperfections of and encumbrances on title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby. The equipment of Synchrologic used in the operation of its business is, taken as a whole, (i) adequate for the business currently conducted by Synchrologic and (ii) in good operating condition and repair, ordinary wear and tear excepted. To the knowledge of Synchrologic, all personal property leases to which Synchrologic is a party are valid, binding, enforceable against the parties thereto and in effect in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally and by principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. To the knowledge of Synchrologic, there is not under any of such leases any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default that would result in a Material Adverse Effect on Synchrologic. Schedule 3.7 of the Synchrologic Disclosure Schedules contains a description of all items of personal property necessary for Synchrologic to conduct its business with an individual net book value in excess of $10,000 and real property leased or owned by Synchrologic, describing its interest in said property. True and correct copies of Synchrologic’s real property and personal property leases have been provided to Pumatech or its representatives.

Section 3.8  Proprietary Rights.    With respect to all statements made in each of the paragraphs, sentences and clauses which follow in this Section 3.8, except as set forth on Schedule 3.8 of the Synchrologic Disclosure Schedules:

(a)  Except as set forth on Schedule 3.8(a) of the Synchrologic Disclosure Schedules, Synchrologic owns all right, title and interest in and to, or otherwise possesses legally enforceable rights, or is licensed to use in accordance with the Third Party Licenses (as defined below), all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names, Internet domain names and other proprietary rights used or held for use in the conduct of Synchrologic’s business as currently conducted and as currently proposed to be conducted (collectively, the “Synchrologic Proprietary Rights”), including, without limitation, the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in (i) all versions and implementations of Synchrologic’s World Wide Web sites or (ii) any product which has been or is being distributed or sold by Synchrologic or, to the knowledge of Synchrologic, currently is under development by Synchrologic (collectively, the “Synchrologic Products”), free and clear of all liens, claims and encumbrances, except for such liens, claims or encumbrances incurred in the ordinary course of business or which do not have a Material Adverse Effect on Synchrologic. Schedule 3.8 of the Synchrologic Disclosure Schedules contains an accurate and complete (i) description of all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, Internet domain names and registered copyrights owned in whole or in party by Synchrologic and all applications and registration statements therefor (collectively, the “Registered Proprietary Rights”), including the jurisdictions in which each such Registered Proprietary Right has been issued or registered or in which any such application of such issuance and registration has been filed, (ii) list of all material licenses and other agreements with third parties (the “Third Party Licenses”) relating to any Synchrologic Proprietary Rights that Synchrologic is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate in Synchrologic Products (such Synchrologic Proprietary Rights are collectively referred to as the “Third Party Technology”) other than in the ordinary course of business and (iii) list of all licenses and other agreements with third parties relating to any information, compilations, data lists or databases that Synchrologic is licensed or otherwise authorized by such third parties to use, market, disseminate distribute or incorporate in Synchrologic Products other than in the ordinary course of business. All Registered Proprietary Rights are valid, subsisting and in full force and effect, and consummation of the transactions contemplated by this Agreement will not alter or impair any such rights resulting in a Material Adverse Effect on Synchrologic. Except as set forth on Schedule 3.8(a) of the Synchrologic Disclosure Schedules, no claims have been asserted or, to Synchrologic’s knowledge, threatened against Synchrologic (and Synchrologic is not aware of any claims which are reasonably likely to be asserted or threatened against Synchrologic or which have been asserted or, to Synchrologic’s knowledge, threatened against others relating to Synchrologic Proprietary Rights or Synchrologic Products) by any person alleging the infringement or invalidity of any Synchrologic Proprietary Rights, or challenging Synchrologic’s use, possession, manufacture, sale or distribution of Synchrologic Products (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses) or alleging a violation of any person’s or entity’s privacy, personal or confidentiality rights. Except as set forth on Schedule 3.8(a) of the Synchrologic Disclosure Schedules, to the knowledge of Synchrologic, there is no valid basis for any claim of the type specified in the immediately preceding sentence which could relate to or interfere with the Synchrologic business as currently conducted and as currently proposed to be conducted, including, without limitation, continued enhancement and exploitation by Synchrologic of any of the Synchrologic Products. To Synchrologic’s knowledge, none of the Synchrologic Proprietary Rights or the Synchrologic Products, nor any use or exploitation of any of the foregoing infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name, and except as set forth on Schedule 3.8(a) of the Synchrologic Disclosure Schedules, Synchrologic has not received notice of or been sued or named in any suit, action or proceeding which involves a claim of such infringement, misappropriation or unfair competition. The Synchrologic Proprietary Rights constitute all patents, copyrights, know-how, processes, trade secrets, trademarks, service marks, trade names, Internet domain names and other proprietary rights necessary for the Synchrologic business as currently conducted and as currently proposed to be conducted.

(b)  Except as set forth on Schedule 3.8(a) of the Synchrologic Disclosure Schedules, Synchrologic has not granted any third party any right to reproduce, distribute, market or exploit any of the Synchrologic Products or any adaptations, translations, or derivative works based on the Synchrologic Products or any portion thereof (the “Synchrologic Reseller Agreements”) other than in the ordinary course of business and consistent with standard and customary practices in its industry. Except with respect to the rights of third parties to the Third Party Technology or the Reseller Agreements, no third party has any right to reproduce, distribute, market or exploit any works or materials of which any of the Synchrologic Products are a “derivative work” as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

(c)  All material designs, drawings, specifications, source code, object code, scripts, documentation, flow charts, diagrams, data lists, databases, compilations and information incorporating, embodying or reflecting any of the Synchrologic Products at any stage of their development, excluding the Third Party Technology (the “Synchrologic Components”) (i) were written, developed and created solely and exclusively by employees of Synchrologic without the assistance of any third party or entity, or (ii) were created by third parties who created Synchrologic components as “works made for hire” under 17 U.S.C. Section 201(b) or assigned ownership of all Synchrologic Proprietary Rights arising therefrom to Synchrologic by means of valid and enforceable confidentiality and invention assignment agreements, copies of which have been delivered to Pumatech. Synchrologic has at all times used commercially reasonable efforts customary in its industry to maintain and preserve any trade secrets comprising the Synchrologic Proprietary Rights or embodied in the Synchrologic Products and Synchrologic Components and has not disclosed or otherwise used or maintained such items in a manner intended or reasonably likely to cause the loss of such trade secret rights.

(d)  To Synchrologic’s knowledge, no employee, contractor or consultant of Synchrologic is in violation in any material respect of any term of any written employment contract, patent disclosure agreement or any other written contract or agreement relating to the relationship of any such employee, consultant or contractor with Synchrologic or, to Synchrologic’s knowledge, any other party because of the nature of the business conducted by Synchrologic or proposed to be conducted by Synchrologic excluding Third Party Technology.

(e)  Except as set forth on Schedule 3.8(e) of the Synchrologic Disclosure Schedules, to Synchrologic’s knowledge, each person presently or previously employed by Synchrologic (including independent contractors, if any) has executed a confidentiality, non-disclosure and proprietary inventions assignment agreement pursuant to the form of agreement previously provided to Pumatech or its representatives.

(f)  No product liability or warranty claims are pending or, to Synchrologic’s knowledge, threatened against Synchrologic that would result in a Material Adverse Effect on Synchrologic.

(g)  To Synchrologic’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Synchrologic Proprietary Rights, or any Third Party Technology to the extent licensed by or through Synchrologic, by any third party, including any employee, former employee or independent contractor of Synchrologic. Except as set forth on Schedule 3.8(g) of the Synchrologic Disclosure Schedules, Synchrologic has not entered into any agreement to indemnify any other person against any charge of infringement of any Synchrologic Proprietary Rights other than in the ordinary course of business.

(h)  Synchrologic has taken all steps customary and reasonable in its industry to protect and preserve the confidentiality and proprietary nature of all of Synchrologic’s material intellectual property and other confidential or proprietary information not generally known to the public (“Confidential Information”). To the knowledge of Synchrologic, all use, disclosure or appropriation by Synchrologic or, to the knowledge of Synchrologic, by a third party pursuant to rights granted to it by Synchrologic, of Confidential Information owned by Synchrologic has been pursuant to the terms of a written agreement between Synchrologic and such third party. To the knowledge of Synchrologic, all use, disclosure or appropriation by Synchrologic of Confidential Information not owned by Synchrologic has been pursuant to the terms of a written agreement between Synchrologic and the owner of such Confidential Information, or is otherwise lawful or would not result in a Material Adverse Effect on Synchrologic.

(i)  To Synchrologic’s knowledge, no Synchrologic Product contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit a person to access or to disable or erase software or data without the consent of the authorized user.

(j)  No Synchrologic Product is subject to the provisions of any open source or other third party license agreement that (i) requires the distribution of any source code in connection with the distribution of such Synchrologic Product in object code form; (ii) prohibits or limits Synchrologic from charging a fee or receiving consideration in connection with sublicensing or distributing of any software contained in any Synchrologic Product (whether in source code or object code form); or (iii) allows a user to, or requires that a user have the right to, decompile, disassemble or otherwise reverse engineer any software contained in a Synchrologic Product by its terms and not by operation of law.

Section 3.9  Employee Benefit Plans.

(a)  Schedule 3.9(a) of the Synchrologic Disclosure Schedules lists, with respect to Synchrologic and any trade or business (whether or not incorporated) which is treated as a single employer with Synchrologic (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to a non-officer employee, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Synchrologic and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of Synchrologic as to which (with respect to any of items (i) through (v) above) any potential liability is borne by Synchrologic (together, the “Synchrologic Employee Plans”).

(b)  Synchrologic has delivered to Pumatech or its representatives a copy of each of the Synchrologic Employee Plans and related written plan documents (including, to the extent applicable, trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Synchrologic Employee Plan which is subject to ERISA reporting requirements, provided copies of any Form 5500 reports filed for the last three plan years. Any Synchrologic Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the GUST (as that term is defined in Section 1.02 of Rev. Proc. 2000-27), or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Synchrologic has also furnished Pumatech with the most recent Internal Revenue Service determination letter issued with respect to each such Synchrologic Employee Plan, if any, and nothing material has occurred since the issuance of each such letter which could reasonably be expected to result in the loss of the tax-qualified status of any Synchrologic Employee Plan subject to Code Section 401(a).

(c)  (i)  None of the Synchrologic Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than may be required by applicable state or federal law (such as, for example, Part 6 of Title I of ERISA or Code Section 4980B);

(ii)  there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Synchrologic Employee Plan which is not exempt under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code;

(iii)  each Synchrologic Employee Plan has been administered in material compliance with its terms and the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) applicable to such Synchrologic Employee Plan, and Synchrologic and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default, under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Synchrologic Employee Plans;

(iv)  neither Synchrologic nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Synchrologic Employee Plans;

(v)  all contributions required to be made by Synchrologic or any subsidiary or ERISA Affiliate to any Synchrologic Employee Plan have been made on or before their due dates and, to the extent required, a reasonable amount has been accrued for contributions to each Synchrologic Employee Plan for the current plan years;

(vi)  with respect to each Synchrologic Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and

(vii)  no Synchrologic Employee Plan is covered by, and neither Synchrologic nor any subsidiary or ERISA Affiliate has incurred or expects to incur any material liability under Title IV of ERISA or Section 412 of the Code;

(viii)  with respect to each Synchrologic Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Synchrologic has prepared in good faith and, to Synchrologic’s knowledge, timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Synchrologic Employee Plan;

(ix)  no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Synchrologic is threatened, against or with respect to any such Synchrologic Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor; and

(x)  Neither Synchrologic nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multi-employer plan” as defined in Section 3(37) of ERISA.

(d)  Except as set forth on Schedule 3.9(d) of the Synchrologic Disclosure Schedules, with respect to each Synchrologic Employee Plan, Synchrologic has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the proposed regulations thereunder, (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the temporary regulations thereunder.

(e)  Except as set forth on Schedule 3.9(e) of the Synchrologic Disclosure Schedules or as may be required by Applicable Law, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Synchrologic or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), or (ii) accelerate the time of payment or vesting of any such benefits, or (iii) increase or accelerate any benefits or the amount of compensation due any such employee or service provider.

(f)  There has been no amendment to, written interpretation or announcement (whether or not written) by Synchrologic or other ERISA Affiliate relating to, or change in participation or coverage under, any Synchrologic Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Synchrologic Financial Statements.

Section 3.10  Bank Accounts.    Schedule 3.10 of the Synchrologic Disclosure Schedules sets forth a true and complete listing of the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which Synchrologic maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

Section 3.11  Contracts.

(a)  Except as identified on Schedule 3.11(a) of the Synchrologic Disclosure Schedules:

(i)  Except for in the ordinary course of business, provided that the ordinary course of business is consistent in all material respects with standard and customary practices in the industry, Synchrologic has no agreements, contracts or commitments that provide for the sale, licensing or distribution by Synchrologic of any Synchrologic Products or Synchrologic Proprietary Rights. Without limiting the foregoing, except for in the ordinary course of business, Synchrologic has not granted to any third party (including, without limitation, original equipment manufacturers (“OEMs”) and site-license customers) any rights to reproduce, manufacture or distribute any of the Synchrologic Products, nor has Synchrologic granted to any third party any exclusive rights of any kind (including, without limitation, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Synchrologic Products), nor has Synchrologic granted any third party any right to market any of the Synchrologic Products under any private label or “OEM” arrangements, nor has Synchrologic granted any license of any Synchrologic trademarks or service marks.

(ii)  Synchrologic has no Third Party Licenses for Third Party Technology embedded in Synchrologic Products licensed or sold to customers.

(iii)  Synchrologic has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to Synchrologic (including, without limitation, any advertising or revenue sharing arrangement made in the ordinary course of business).

(iv)  Synchrologic has no outstanding agreements, contracts or commitments with officers.

(v)  Synchrologic has no employment agreements. Synchrologic also has no independent contractor or similar agreement, contract or commitment that is not terminable on thirty (30) days’ notice or less without penalty, liability or premium of any type, including, without limitation, severance or termination pay.

(vi)  Synchrologic has no currently effective collective bargaining or union agreements, contracts or commitments with respect to its employees.

(vii)  Synchrologic is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world.

(viii)  Synchrologic has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.

(ix)  Synchrologic has no outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by Synchrologic of any sum.

(x)  Other than in the ordinary course of business, Synchrologic has no agreements pursuant to which Synchrologic has agreed to manufacture for, supply to or distribute to any third party any Synchrologic Products or Synchrologic Components.

(xi)  Since January 1, 2002, Synchrologic has no agreements, contracts or commitments for which Synchrologic has received or paid more than $100,000.

The agreements, documents and instruments set forth on Schedule 3.11(a) the Synchrologic Disclosure Schedules are referred to herein as “Material Contracts”. True and correct copies of each document or instrument listed on Schedule 3.11(a) of the Synchrologic Disclosure Schedules have been provided to Pumatech or its representatives.

(b)  Except as set forth on Schedule 3.11(b) of the Synchrologic Disclosure Schedules, to the knowledge of Synchrologic, all of the Material Contracts are valid, binding, in full force and effect, and enforceable by Synchrologic in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and except with respect to which the failure of such Synchrologic Material Contract to be valid, binding, in full force and effect and enforceable by Synchrologic would not result in a Material Adverse Effect on Synchrologic. Except as listed on Schedule 3.11(b) of the Synchrologic Disclosure Schedules, no Material Contract contains any liquidated damages, penalty or similar provision. To the knowledge of Synchrologic, no party to any such Material Contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

(c)  Synchrologic is not in default under or in breach or violation of, nor, to Synchrologic’s knowledge, is there any valid basis for any claim of default by Synchrologic under, or breach or violation by Synchrologic of, any material provision of any Material Contract that would result in a Material Adverse Effect on Synchrologic. To Synchrologic’s knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any Material Contract that would result in a Material Adverse Effect on Synchrologic.

(d)  Except as specifically indicated on Schedule 3.11(d) of the Synchrologic Disclosure Schedules, none of the Material Contracts provides for indemnification by Synchrologic of any third party. No claims are pending or, to Synchrologic’s knowledge, threatened that could require indemnification by Synchrologic, and Synchrologic has not paid any amounts to indemnify any third party as a result of indemnification requirements of any kind.

Section 3.12  Orders, Commitments and Returns.    All accepted advertising arrangements entered into by Synchrologic, and all material agreements, contracts, or commitments for the purchase of supplies by Synchrologic, were made in the ordinary course of business.

Section 3.13  Compliance With Law.    To the knowledge of Synchrologic, Synchrologic and the operation of its business are in compliance in all material respects with all applicable laws and regulations material to the operation of its business. Neither Synchrologic nor, to Synchrologic’s knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Synchrologic has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Synchrologic has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products.

Section 3.14  Labor Difficulties; No Discrimination.    Except as set forth on Schedule 3.14 of the Synchrologic Disclosure Schedules:

(a)  Synchrologic is not engaged in any unfair labor practice and is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours that would have a Material Adverse Effect on Synchrologic. There is no unfair labor practice complaint against Synchrologic actually pending or, to the knowledge of Synchrologic, threatened before the National Labor Relations Board. There is no strike, labor dispute, slowdown, or stoppage actually pending or, to the knowledge of Synchrologic, threatened against Synchrologic. To the knowledge of Synchrologic, no union organizing activities are taking place with respect to the business of Synchrologic. No grievance, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of Synchrologic, no claims therefor exist. No collective bargaining agreement that is binding on Synchrologic restricts it from relocating or closing any of its operations. Synchrologic has not experienced any material work stoppage or other material labor difficulty.

(b)  There are no pending claims against Synchrologic or, to Synchrologic’s knowledge, its officers or employees, or to Synchrologic’s knowledge, threatened against Synchrologic or its officers or employees, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, or based on actual or alleged breach of contract with respect to any person’s employment by Synchrologic, nor, to the knowledge of Synchrologic, is there any basis for any such claim.

(c)  There are no material pending claims against Synchrologic or any of its Subsidiaries under any workers compensation plan or policy or for long term disability which are not covered by insurance. There are no proceedings pending or, to the knowledge of Synchrologic, threatened, between Synchrologic and any of its employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on Synchrologic.

Section 3.15  Trade Regulation.

(a)  All of the prices charged by Synchrologic in connection with the marketing or sale of any products or services have been in compliance in all material respects with all applicable laws and regulations.

(b)  No claims have been communicated or, to Synchrologic’s knowledge, threatened in writing against Synchrologic with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to Synchrologic’s knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim against Synchrologic.

Section 3.16  Insider Transactions.    To the knowledge of Synchrologic, no affiliate (“Affiliate”) as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of Synchrologic has any interest in any equipment or other property, real or personal, tangible or intangible of Synchrologic, including, without limitation, any Synchrologic Proprietary Rights or, to the knowledge of Synchrologic, any creditor, supplier, customer, manufacturer, agent, representative, or distributor of Synchrologic Products; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 5% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the Nasdaq Stock Market.

Section 3.17  Employees, Independent Contractors and Consultants.    Schedule 3.17 of the Synchrologic Disclosure Schedules lists all material currently effective written or oral consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which Synchrologic is a party. True and correct copies of all such written agreements have been provided to Pumatech or its representatives. Except as set forth on Schedule 3.17 of the Synchrologic Disclosure Schedules, (i) all independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law that would have a Material Adverse Effect on Synchrologic, and (ii) all salaries and wages paid by Synchrologic are in compliance in all material respects with applicable federal, state and local laws. Except as set forth on Schedule 3.17 of the Synchrologic Disclosure Schedules no bonus or other payment will become due to Synchrologic employees or contractors as a result of the Merger.

Section 3.18  Insurance.    Schedule 3.18 of the Synchrologic Disclosure Schedules contains a list of the principal policies of fire, liability and other forms of insurance currently held by Synchrologic, and all pending claims made by Synchrologic under such policies. To the knowledge of Synchrologic, Synchrologic has not done anything, either by way of action or inaction, that might reasonably be expected to invalidate such policies in whole or in part. There is no claim pending under any of such policies or bonds, other than health insurance policies, as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Synchrologic is otherwise in compliance with the terms of such policies and bonds in all material respects. Except as set forth on Schedule 3.18 of the Synchrologic Disclosure Schedules, Synchrologic has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

Section 3.19  Accounts Receivable.    Subject to any reserves set forth in the Most Recent Balance Sheet, the accounts receivable shown on the Most Recent Balance Sheet represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. To the knowledge of Synchrologic, the amount carried for doubtful accounts and allowances disclosed in the Most Recent Balance Sheet is sufficient to provide for any losses which may be sustained on realization of the receivables.

Section 3.20  Litigation.    Except as set forth on Schedule 3.20 of the Synchrologic Disclosure Schedules, there is no private or governmental action, suit, proceeding, claim, arbitration or, to Synchrologic’s knowledge, investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Synchrologic, threatened against Synchrologic or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Synchrologic, or, to the knowledge of Synchrologic, any of its directors or officers (in their capacities as such).

Section 3.21  Governmental Authorizations and Regulations.    Synchrologic has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of Synchrologic’s business or the holding of any interest in any of its properties, and all of such authorizations are in full force and effect, except where the failure to have such authorizations would not have a Material Adverse Effect on Synchrologic.

Section 3.22  Subsidiaries.    Except as set forth on Schedule 3.22 of the Synchrologic Disclosure Schedules, (i) Synchrologic has no Subsidiaries, (ii) Synchrologic does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, limited liability company, general or limited partnership, firm, association or business organization, entity or enterprise, and (iii) Synchrologic does not control (directly or indirectly) the management or policies of any other corporation, limited liability company, partnership, firm, association or business organization, entity or enterprise.

Section 3.23  Compliance with Environmental Requirements.

(a)  Synchrologic has obtained all permits, licenses and other authorizations which are required under federal, state and local laws applicable to Synchrologic and relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes or which are intended to assure the safety of employees, workers or other persons.

(b)  Synchrologic is in compliance in all material respects with all terms and conditions of all permits, licenses and authorizations described in Section 3.23(b) above.

(c)  There are no conditions, circumstances, activities, practices, incidents, or actions known to Synchrologic which could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to Synchrologic, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste, or relating to the safety of employees, workers or other persons.

Section 3.24  Corporate Documents.    Synchrologic has furnished to Pumatech or its representatives: (a) copies of its Articles of Incorporation and Bylaws, as amended to date; (b) its minute book containing consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (c) all material permits, orders, and consents issued by any regulatory agency with respect to Synchrologic, or any securities of Synchrologic, and all applications for such permits, orders, and consents; and (d) the stock transfer books of Synchrologic setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of Synchrologic are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purporting to have signed the same.

Section 3.25  No Brokers.    Neither Synchrologic nor, to Synchrologic’s knowledge, any Synchrologic shareholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby.

Section 3.26  Synchrologic Action.    The board of directors of Synchrologic, by unanimous written consent or at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the Merger is in the best interests of Synchrologic and its shareholders, (ii) approved the Merger and this Agreement in accordance with the applicable provisions of Georgia Law, and (iii) directed that this Agreement and the Merger be submitted to the Synchrologic shareholders for their approval and resolved to recommend that Synchrologic shareholders vote in favor of the approval of this Agreement and the Merger.

Section 3.27  Offers.    Synchrologic has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of Acquisition Proposals (as defined in Section 5.5) with parties other than Pumatech.

Section 3.28  Information in Registration Statement and Joint Proxy Statement/Prospectus.    None of the information supplied or to be supplied in writing by or on behalf of Synchrologic for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Pumatech in connection with the issuance of shares of Pumatech Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “S-4 Registration Statement”) will, at the time the S-4 Registration Statement Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the joint proxy statement/prospectus to be filed with the SEC as part of the S-4 Registration Statement relating to the matters to be submitted to the shareholders of Synchrologic at the meeting of Synchrologic shareholders to consider the Merger (the “Synchrologic Shareholders Meeting”) and the matters to be submitted to the stockholders of Pumatech at the meeting of Pumatech stockholders to consider the Merger (the “Pumatech Stockholders Meeting”) (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) will, on the date mailed to Synchrologic shareholders and Pumatech stockholders, at the times of the Synchrologic Shareholders Meeting and the Pumatech Stockholders Meeting, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Synchrologic makes no representation, warranty or covenant with respect to any information not supplied by Synchrologic in writing to Pumatech or Sub which is contained in any of the foregoing documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PUMATECH AND SUB

Pumatech and Sub jointly and severally represent and warrant to Synchrologic that the statements contained in this Article IV are true and correct, except as expressly set forth in the disclosure schedules delivered by Pumatech to Synchrologic on or before the date of this Agreement (the “Pumatech Disclosure Schedules”). The Pumatech Disclosure Schedules shall be arranged in paragraphs corresponding to the sections and subsections contained in this Article IV to which the disclosure relates, provided, that any information disclosed under any paragraph of the Pumatech Disclosure Schedules shall be deemed disclosed and incorporated into any other section or subsection of this Article IV where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other section or subsection.

Section 4.1  Organization of Pumatech and Sub.    Each of Pumatech and its Subsidiaries, including Sub, is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Material Adverse Effect on Pumatech or Sub. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are issued and outstanding, duly paid and nonassessable and are owned by Pumatech free and clear of all liens, charges and encumbrances.

Section 4.2  Valid Issuance of Pumatech Common Stock.    The shares of Pumatech’s Common Stock, par value of $0.001 per share (“Pumatech Common Stock”), to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable and issued in compliance with all applicable federal or state securities laws.

Section 4.3  Authority; No Conflict; Required Filings and Consents.

(a)  Each of Pumatech and Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Pumatech and Sub, subject only to the approval of the Merger by the Pumatech stockholders under the applicable provisions of Delaware Law and Pumatech’s Certificate of Incorporation. This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Pumatech and Sub. This Agreement and each of the Transaction Documents to which Pumatech and/or Sub is a party constitutes, and each of the Transaction Documents to which Pumatech and/or Sub will become a party when executed and delivered by Pumatech and/or Sub will constitute, a valid and binding obligation of Pumatech or Sub, enforceable by Synchrologic against Pumatech or Sub, as the case may be, in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity.

(b)  The execution and delivery by Pumatech or Sub of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Pumatech or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Pumatech or Sub is a party or by which either of them or any of their properties or assets may be bound that results in a Material Adverse Effect on Pumatech, or (iii) except as set forth on Schedule 4.3(b)(iii) of the Pumatech Disclosure Schedules, conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pumatech or Sub or any of their properties or assets to the extent that such conflict or violation will result in a Material Adverse Effect on Pumatech.

(c)  To Pumatech’s knowledge, none of the execution and delivery of this Agreement by Pumatech or Sub or the Transaction Documents to which Pumatech and/or Sub is or will become a party or the consummation of the transactions contemplated hereby or thereby will require any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and the Georgia Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (iii) such filings as may be required under the HSR Act, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made, could be expected to have a Material Adverse Effect on Pumatech and its Subsidiaries, taken as a whole.

Section 4.4  Commission Filings; Financial Statements.

(a)  Pumatech has filed with the Commission and made available to Synchrologic or its representatives all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by Pumatech with the Commission since July 31, 1999 (collectively, the “Pumatech Commission Reports”). The Pumatech Commission Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Pumatech Commission Reports or necessary in order to make the statements in such Pumatech Commission Reports, in the light of the circumstances under which they were made, not misleading.

(b)  Each of the financial statements (including, in each case, any related notes) contained in the Pumatech Commission Reports, including any Pumatech Commission Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the Commission with respect thereto, was or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly presented or will fairly present the consolidated financial position of Pumatech and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. Since July 31, 2002, there has not been any change in any method of accounting or accounting principles or practices by Pumatech or any of its Subsidiaries, except for any such change required by a concurrent change in generally accepted accounting principles or Regulation S-X under the Exchange Act.

(c)  The financial statements and financial data included in Pumatech’s press release dated August 27, 2003 were true and correct in all material respects and fairly presented the consolidated financial position of Pumatech and its Subsidiaries as of July 31, 2003 and the consolidated results of its operations for the periods indicated, subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

Section 4.5  Interim Operations of Sub.    Sub was formed by Pumatech solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Pumatech, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

Section 4.6  Disclosures.    The information supplied by Pumatech and Sub for inclusion in the documents described in Section 3.28 above shall not, on the date(s) such information is mailed to the Synchrologic shareholders and the Pumatech stockholders, at the time of the Synchrologic Shareholders Meeting, the Pumatech Stockholders Meeting (or any action by written consent of stockholders in lieu of such meetings) and at the Effective Time, contain any statement which is false or misleading with respect to any material fact, or omit to state any statement which is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Pumatech and Sub make no representation, warranty or covenant with respect to any information supplied in writing by Synchrologic that is contained in any of the documents described in Section 3.28, whether such information is incorporated directly into such documents or forms the basis for the information provided by Pumatech and/or Sub.

Section 4.7  Absence of Changes.    From April 30, 2003 (the date of the financial statements included in Pumatech’s most Form 10-Q filing) through the date hereof, neither Pumatech nor its Subsidiaries have suffered any change that has resulted, or could reasonably be expected to result, in a Material Adverse Effect on either Pumatech or its Subsidiaries.

Section 4.8  Pumatech Action.    The board of directors of Pumatech, by unanimous written consent or at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the Merger is in the best interests of Pumatech and its stockholders, (ii) approved the Merger and this Agreement in accordance with the provisions of Delaware Law, and (iii) directed that this Agreement and the Merger be submitted to the Pumatech stockholders for their approval and resolved to recommend that the Pumatech stockholders vote in favor of the approval of this Agreement and the Merger.

Section 4.9  Pumatech Capital Structure.    Except as set forth in Schedule 4.9 of the Pumatech Disclosure Schedules, the authorized capital stock of Pumatech consists of 80,000,000 shares of Common Stock and 2,000,000 shares of preferred stock. As of the date of this Agreement, there are (i) 48,086,185 shares of Pumatech Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Pumatech Series A Preferred Stock issued and outstanding, (iii) options to purchase 5,981,883 shares of Common Stock issued and outstanding pursuant to Pumatech’s stock option plans, (iv) no warrants to purchase shares of Common Stock issued and outstanding, and (v) 4,976,742 shares of Pumatech Common Stock reserved for future issuance pursuant to Pumatech’s stock option plans and warrants.

Section 4.10  Absence of Undisclosed Liabilities.    Except as set forth in Schedule 4.10 of the Pumatech Disclosure Schedules, Pumatech has no material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the most recent Pumatech Commission Reports, except for those that are subject to normal year-end adjustments, or which may have been incurred after the date of the most recent Pumatech Commission Reports. All debts, liabilities, and obligations incurred after the date of the most recent Pumatech Commission Reports, other than liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, were incurred in the ordinary course of business and are not material both individually and in the aggregate to Pumatech or its business.

Section 4.11  Proprietary Rights.    With respect to all statements made in each of the paragraphs, sentences and clauses which follow in this Section 4.11, except as set forth on Schedule 4.11 of the Pumatech Disclosure Schedules:

(a)  Except as set forth on Schedule 4.11(a) of the Pumatech Disclosure Schedules, Pumatech owns all right, title and interest in and to, or otherwise possesses legally enforceable rights, or is licensed to use in accordance with the Third Party Licenses, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names, Internet domain names and other proprietary rights used in the conduct of Pumatech’s business as currently conducted and as currently proposed to be conducted (the “Pumatech Proprietary Rights”), including, without limitation, the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in all versions and implementations of Pumatech’s World Wide Web sites or any product which has been or is being distributed or sold by Pumatech or, to the knowledge of Pumatech, currently is under development by Pumatech (collectively, the “Pumatech Products”), free and clear of all liens, claims and encumbrances except for such liens, claims or encumbrances incurred in the ordinary course of business or which do not have a Material Adverse Effect on Pumatech. All of Pumatech’s patents, copyrights, trademarks, trade names or Internet domain name registrations related to or in the Pumatech Products are valid, subsisting and in full force and effect, and consummation of the transactions contemplated by this Agreement will not alter or impair any such rights resulting in a Material Adverse Effect on Pumatech. Except as set forth on Schedule 4.11(a) of the Pumatech Disclosure Schedules, no claims have been asserted or, to Pumatech’s knowledge, threatened against Pumatech (and Pumatech is not aware of any claims which are reasonably likely to be asserted or threatened against Pumatech or which have been asserted or, to Giant’s knowledge, threatened against others relating to Pumatech Proprietary Rights or Pumatech Products) by any person challenging Pumatech’s use, possession, manufacture, sale or distribution of Pumatech Products under any Pumatech Proprietary Rights (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any material license or agreement relating thereto (including, without limitation, the Third Party Licenses) or alleging a violation of any person’s or entity’s privacy, personal or confidentiality rights. Except as set forth on Schedule 4.11(a) of the Pumatech Disclosure Schedules, to the knowledge of Pumatech, there is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the continued enhancement and exploitation by Pumatech of any of the Pumatech Products. To Pumatech’s knowledge, none of the Pumatech Products nor the use or exploitation of any Pumatech Proprietary Rights in Pumatech’s current business infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name, and except as set forth on Schedule 4.11(a) of the Pumatech Disclosure Schedules, Pumatech has not been sued or named in any suit, action or proceeding which involves a claim of such infringement, misappropriation or unfair competition.

(b)  Except as set forth on Schedule 4.11(a) of the Pumatech Disclosure Schedules, Pumatech has not granted any third party any right to reproduce, distribute, market or exploit any of the Pumatech Products or any adaptations, translations, or derivative works based on the Pumatech Products or any portion thereof (the “Pumatech Reseller Agreements”) other than in the ordinary course of business and consistent with standard and customary practices in its industry. Except with respect to the rights of third parties to the Third Party Technology or the distribution Agreements, no third party has any express right to reproduce, distribute, market or exploit any works or materials of which any of the Pumatech Products are a “derivative work” as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

(c)  All material designs, drawings, specifications, source code, object code, scripts, documentation, flow charts, diagrams, data lists, databases, compilations and information incorporating, embodying or reflecting any of the Pumatech Products at any stage of their development excluding the Third Party Technology (the “Pumatech Components”) were written, developed and created solely and exclusively by employees of Pumatech without the assistance of any third party or entity or were created by third parties who created Pumatech components ad “works made for hire” under 17 U.S.C. Section 201(b) or assigned ownership of their rights to Pumatech by means of valid and enforceable confidentiality and invention assignment agreements, examples of which have been delivered to Synchrologic. Pumatech has at all times used commercially reasonable efforts customary in its industry to treat the Pumatech Proprietary Rights related to Pumatech Products and Pumatech Components as containing trade secrets and has not disclosed or otherwise dealt with such items in a manner intended or reasonably likely to cause the loss of such trade secrets by release into the public domain which would result in a Material Adverse Effect on Pumatech.

(d)  To Pumatech’s knowledge, no employee, contractor or consultant of Pumatech is in violation in any material respect of any term of any written employment contract, patent disclosure agreement or any other written contract or agreement relating to the relationship of any such employee, consultant or contractor with Pumatech, to Pumatech’s knowledge, any other party because of the nature of the business conducted by Pumatech or proposed to be conducted by Pumatech excluding Third Party Technology.

(e)  each person presently or previously employed by Pumatech (including independent contractors, if any) has executed a confidentiality, non-disclosure and proprietary inventions assignment agreement pursuant to the form of agreement previously provided to Synchrologic or its representatives.

(f)  No product liability or warranty claims are pending or, to Pumatech’s knowledge, threatened against Pumatech that would result in a Material Adverse Effect on Pumatech.

(g)  To Pumatech’s knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Pumatech Proprietary Rights, or any Third Party Technology to the extent licensed by or through Pumatech, by any third party, including any employee, former employee or independent contractor of Pumatech. Except as set forth on Schedule 4.11(g) of the Pumatech Disclosure Schedules, Pumatech has not entered into any agreement to indemnify any other person against any charge of infringement of any Pumatech Proprietary Rights other than in the ordinary course of business.

(h)  Pumatech has taken steps customary and reasonable in its industry to protect and preserve the confidentiality and proprietary nature of all material intellectual property and other Confidential

Information. To the knowledge of Pumatech, all use, disclosure or appropriation by Pumatech or, to the knowledge of Pumatech, by another party pursuant to rights granted to it by Pumatech, of Confidential Information owned by Pumatech to a third party has been pursuant to the terms of a written agreement between Pumatech and such third party. To the knowledge of Pumatech, all use, disclosure or appropriation by Pumatech of Confidential Information not owned by Pumatech has been pursuant to the terms of a written agreement between Pumatech and the owner of such Confidential Information, or is otherwise lawful or would not result in a Material Adverse Effect on Pumatech.

Section 4.12  Compliance with Law.    To the knowledge of Pumatech, Pumatech and the operation of its business are in compliance in all material respects with all applicable laws and regulations material to the operation of its business. Neither Pumatech nor, to Pumatech’s knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Pumatech has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Pumatech has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products.

Section 4.13  Labor Difficulties; No Discrimination.

(a)  Except as set forth on Schedule 4.13(a) of the Pumatech Disclosure Schedules, Pumatech is not engaged in any unfair labor practice and is not in violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours that would have a Material Adverse Effect on Pumatech. There is no unfair labor practice complaint against Pumatech actually pending or, to the knowledge of Pumatech, threatened before the National Labor Relations Board. There is no strike, labor dispute, slowdown, or stoppage actually pending or, to the knowledge of Pumatech, threatened against Pumatech. To the knowledge of Pumatech, no union organizing activities are taking place with respect to the business of Pumatech. No grievance, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of Pumatech, no claims therefor exist. No collective bargaining agreement that is binding on Pumatech restricts it from relocating or closing any of its operations. Pumatech has not experienced any material work stoppage or other material labor difficulty.

(b)  There are no pending claims against Pumatech or to Pumatech’s knowledge its officers or employees, or to Pumatech’s knowledge, threatened against Pumatech or its officers or employees, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, or based on actual or alleged breach of contract with respect to any person’s employment by Pumatech, nor, to the knowledge of Pumatech, is there any basis for any such claim.

(c)  There are no material pending claims against Pumatech or any of its Subsidiaries under any workers compensation plan or policy or for long term disability which are not covered by insurance. There are no proceedings pending or, to the knowledge of Pumatech, threatened, between Pumatech and any of its employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on Pumatech.

Section 4.14  Trade Regulation.

(a)  All of the prices charged by Pumatech in connection with the marketing or sale of any products or services have been in compliance in all material respects with all Applicable Laws and regulations.

(b)  No claims have been communicated or, to Pumatech’s knowledge, threatened in writing against Pumatech with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to Pumatech’s knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim against Pumatech.

Section 4.15  Litigation.    Except as set forth on Schedule 4.15 of the Pumatech Disclosure Schedules, there is no private or governmental action, suit, proceeding, claim, arbitration or, to Pumatech’s knowledge, investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Pumatech, threatened against Pumatech or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Pumatech, or, to the knowledge of Pumatech, any of its directors or officers (in their capacities as such).

Section 4.16  Subsidiaries.    Except as set forth on Schedule 4.16 of the Pumatech Disclosure Schedules, (i) Pumatech has no Subsidiaries, (ii) Pumatech does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, limited liability company, general or limited partnership, firm, association or business organization, entity or enterprise, and (iii) Pumatech does not control (directly or indirectly) the management or policies of any other corporation, limited liability company, partnership, firm, association or business organization, entity or enterprise.

Section 4.17  Material Contracts.

(a)  Pumatech has filed all material agreements, contracts or commitments with the Commission, as required by the Securities Act and the Exchange Act (the “Pumatech Material Contracts”).

(b)  Except for as set forth on Schedule 4.17(b) of the Pumatech Disclosure Schedules, to the knowledge of Pumatech, all of the Pumatech Material Contracts are valid, binding, in full force and effect, and enforceable by Pumatech in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and except with respect to which the failure of such Pumatech Material Contract to be valid, binding, in full force and effect and enforceable by Pumatech would not result in a Material Adverse Effect on Pumatech. To the knowledge of Pumatech, no party to any such Pumatech Material Contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

Section 4.18  Tax Matters.

(a)  Except as set forth on Schedule 4.18(a) of the Pumatech Disclosure Schedules, (i) all Returns required to be filed prior to the date hereof by or on behalf of Pumatech have been duly filed on a timely basis, and such Returns are true, complete and correct in all material respects, (ii) all Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made prior to the date hereof by or on behalf of Pumatech under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the most recent Pumatech Commission Reports, and no other Taxes are payable by Pumatech with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns), (iii) Pumatech has withheld and paid over all Taxes required to have been withheld and paid over prior to the date hereof, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, (iv) there are no liens on any of the assets of Pumatech with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Pumatech is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the most recent Pumatech Commission Reports.

(b)  The amount of Pumatech’s liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the most recent Pumatech Commission Reports does not, in the aggregate, exceed to any material extent the amount of the current liability accruals for Taxes reflected on the most recent Pumatech Commission Reports.

(c)  Except as set forth on Schedule 4.18(c) of the Pumatech Disclosure Schedules, (i) the Returns of or including Pumatech have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to Pumatech’s knowledge, threatened (either in writing or verbally, formally or informally), (ii) no deficiencies exist or have been asserted (either in writing or verbally, formally or informally), and Pumatech has not received notice (either in writing or verbally, formally or informally) that it has not filed a Return or paid Taxes required to be filed or paid, (iii) Pumatech is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or, to Pumatech’s knowledge, threatened (either in writing or orally, formally or informally) against Pumatech or any of its assets, (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Pumatech, and (v) Pumatech has disclosed on its federal and state income and franchise tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state, local, foreign or other tax laws.

Section 4.19  Employee Benefit Plans.

(a)  All (i) employee benefit plans (as defined in Section 3(3) of ERISA, (ii) stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Pumatech and that do not generally apply to all employees, and (v) current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of Pumatech as to which (with respect to any of items (i) through (v) above) any potential liability is borne by Pumatech (together, the “Pumatech Employee Plans”) intended to be qualified under Section 401(a) of the Code have either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the GUST (as that term is defined in Section 1.02 of Rev. Proc. 2000-27), or have applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination.

(b)  Each Pumatech Employee Plan has been administered in material compliance with its terms and the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) applicable to such Pumatech Employee Plan, and Pumatech and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under, or in violation of, and have no knowledge of any material default or violation by any other party to, any of the Pumatech Employee Plans.

(c)  Neither Pumatech nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Pumatech Employee Plans.

(d)  Except as set forth on Schedule 4.19(c) of the Pumatech Disclosure Schedules, with respect to each Pumatech Employee Plan, Pumatech has complied with (i) the applicable health care continuation and notice provisions of COBRA and the proposed regulations thereunder, (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of HIPAA and the regulations thereunder.

ARTICLE V

PRECLOSING COVENANTS OF SYNCHROLOGIC

Section 5.1  Conduct of Business Prior to the Effective Time.    Except (i) as expressly contemplated by this Agreement, (ii) as described in Section 5.1 of the Synchrologic Disclosure Schedules, or (iii) to the extent that Pumatech shall otherwise consent in writing (such consent not to be unreasonably delayed or withheld), during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Synchrologic shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practices and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement and except as described in Section 5.1 of the Synchrologic Disclosure Schedules, between the date hereof and the Effective Time, neither Synchrologic nor any of its Subsidiaries shall, without the prior written consent (such consent not to be unreasonably delayed or withheld) of Pumatech:

(i)  authorize or propose any amendments to its Articles of Incorporation or bylaws (or other similar governing instrument);

(ii)  accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock granted under any employee stock plan or agreements or authorize cash payments in exchange for any options granted under any of such plans except as specifically required by the terms of such plans or any related agreements or any such agreements in effect as of the date of this Agreement and specifically disclosed on Schedule 5.1 of the Synchrologic Disclosure Schedules;

(iii)  declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(iv)  issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of (A) shares of Synchrologic Common Stock issuable upon exercise of Synchrologic Options or Synchrologic Warrants, which are outstanding on the date of this Agreement or (B) shares of Synchrologic Common Stock issuable upon conversion of shares of Synchrologic Preferred Stock or (ii) the repurchase of shares of Common Stock from terminated employees pursuant to the terms of outstanding stock restriction or similar agreements;

(v)  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;

(vi)  (A) incur or assume any trade payables, long-term or short-term debt or issue any debt securities in excess of $50,000, other than trade payables not in excess of an aggregate of $100,000 arising in the ordinary course of business consistent with past practices and Transaction Expenses; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of any of its Subsidiaries incurred in the ordinary course of business consistent with past practices; (C) make any loans, advances or capital contributions to or investments in any other person (other than to a Subsidiary or customary loans or advances to employees in each case in the ordinary course of business consistent with past practices); (D) pledge or otherwise subject to any Lien (as defined in Section 11.13 hereof) shares of Synchrologic Common Stock or any of its Subsidiaries; or (E) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any new material Lien (or any increase or expansion of the scope of any existing Lien) thereupon;

(vii)  except as may be permitted by clause (ii) above or (viii) below or as may be required by Applicable Law or by the applicable agreement or instrument, (A) enter into, adopt, amend or terminate any employment agreement or any bonus payments, (B) enter into, adopt, amend or terminate any pension, retirement, deferred compensation, health, life, or disability insurance, dependent care, severance, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or (C) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock options, restricted stock, stock appreciation rights or performance units);

(viii)  pay or agree to pay any severance or termination pay to any director, officer, employee or consultant, except payments (A) made pursuant to written agreements outstanding on the date hereof copies of which have been provided to Pumatech, (B) that are otherwise set forth in Section 5.1(viii) of the Synchrologic Disclosure Schedules with respect to the termination of employees or consultants, or (C) as required by Applicable Law;

(ix)  exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Synchrologic Stock Option as a result of the Merger, any other change of control of the Synchrologic (as defined in the Synchrologic Plans) or otherwise;

(x)  (A) except as permitted by clause (xiii)(E) below, purchase, acquire, lease or license-in any assets other than in the ordinary course of business consistent with past practices; (B) sell, transfer or otherwise dispose of any assets other than in the ordinary course of business consistent with past practices; (C) enter into any exclusive license, distribution, marketing or sales agreement; (D) other than in the ordinary course of business, enter into any commitment to any person to: (1) develop software without charge or for a de minimus charge, or (2) other than in the ordinary course of business consistent with past practices, incorporate any software into any of the Synchrologic products; (E) sell, license, transfer or otherwise dispose of any Intellectual Property; (F) grant “most favored nation” pricing to any entity. Notwithstanding the foregoing, the Synchrologic may: (I) purchase, acquire or license-in any assets that (a) in any single transaction or series of related transactions has a fair market value of less than $50,000 in the aggregate, and (b) does not require the Synchrologic to perform any obligation (other than normal confidentiality provisions) for a period (including any renewals) of more than one year; (II) sell, or non-exclusively license to third-parties, the Synchrologic Products in transactions that: (a) are in the ordinary course of business and consistent with past practices, (b) are non-exclusive licenses of “off-the-shelf” Synchrologic computer software applications to the Synchrologic end-user customers that are generally available to all interested end-users on standard terms and conditions, or (c) in any single transaction or series of related transactions, have a fair market value of less than $50,000 in the aggregate; and (III) license-in Shrinkwrap Software that: (a) in any single transaction or series of related transactions, has a fair market value no greater than $50,000 in the aggregate, and (b) does not require the Synchrologic to perform any obligation (other than normal confidentiality provisions) for a term (including any renewals) of no more than one year.

(xi)  except as may be required as a result of a change in law or in United States generally accepted accounting principles, change any of the accounting principles, practices or methods used by it;

(xii)  revalue any of its assets or properties, including writing down the value of assets or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices or due to changes in GAAP requiring such revaluation that are adopted after the date hereof;

(xiii)  (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other person or division or business unit thereof or any equity interest therein; (B) enter into any contract or agreement that would be material to the Synchrologic and its Subsidiaries, taken as a whole other than customer contracts in the ordinary course of business consistent with past practices; (C) amend, modify or waive any right under any Material Contract of the Synchrologic or any of its Subsidiaries; (D) modify its standard warranty terms for its products or services or amend or modify any product or service warranties in effect as of the date hereof in any material manner that is adverse to the Synchrologic or any of its Subsidiaries; or (E) authorize any additional or new capital expenditure or expenditures that individually or in the aggregate are in excess of $50,000 per fiscal quarter, provided that the amount by which capital expenditures in any fiscal quarter shall be less than $50,000 shall be carried over to future months to increase the maximum that may be spent on capital expenditures in such fiscal quarter;

(xiv)  make or rescind any material election relating to Taxes or settle or compromise any material Tax liability or enter into any closing or other agreement with any Tax authority with respect to any material tax liability; or file or cause to be filed any material amended Tax Return, file or cause to be filed any claim for refund of Taxes previously paid, or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

(xv)  fail to file any material Tax Returns when due, fail to cause such Tax Returns when filed to be materially true, correct and complete, prepare or fail to file any Tax Return in a manner inconsistent with past practices in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return of the Synchrologic, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case, except to the extent required by Applicable Law, or fail to pay any material Taxes when due;

(xvi)  settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would involve more than $25,000 or that would otherwise be material to the Synchrologic with respect to non-monetary matters and its Subsidiaries or relates to any Intellectual Property matters;

(xvii)  enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations which provide for payments by the Synchrologic or any Subsidiary other than in the ordinary course of business in an amount in excess of $50,000 over the noncancelable term of the agreement;

(xviii)  terminate any material software development project that is currently ongoing, except pursuant to the terms of existing contracts with customers; or

(xix)  take or agree in writing or otherwise to take any of the actions described in Sections 5.1(i) through 5.1(xviii) (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of Synchrologic contained in this Agreement untrue or incorrect).

Section 5.2  [Reserved].

Section 5.3  Access to Information.    Until the Closing, Synchrologic shall allow Pumatech and its agents and representatives reasonable free access during normal business hours upon reasonable notice to its files, books, records, representatives, employees, agents and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, Synchrologic shall cause its accountants to cooperate with Pumatech and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained in this Agreement or its exhibits and schedules. All such access shall be subject to the terms of the Confidentiality Agreement (as defined in Section 7.1).

Section 5.4  Satisfaction of Conditions Precedent.    Synchrologic will use its reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.2, and Synchrologic will use its reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement. Synchrologic shall use its reasonable best efforts to obtain any and all consents necessary with respect to those Material Contracts listed on Schedule 5.4 of the Synchrologic Disclosure Schedules required to consummate the Merger (the “Material Consents”).

Section 5.5  No Solicitation.    From the date hereof until the termination of this Agreement pursuant to Section 9.1, Synchrologic will not, and will not permit or cause any of its officers, directors, employees, investment bankers, consultants and other agents to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal (as defined below) or any inquiry with respect thereto or engage in discussions or negotiations with any person with respect thereto, or disclose any nonpublic information relating to Synchrologic (including this Agreement) or afford access to the properties, books or records of Synchrologic to, any person that has made any Acquisition Proposal. Synchrologic will, and will cause the other persons listed in the first sentence of this Section 5.5 to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prevent Synchrologic from entering into discussions or negotiations with, or providing any information to, any person or entity in connection with a bona fide Acquisition Proposal received from such person or entity that the board of directors of Synchrologic, after consulting with its financial advisor, if any, and legal counsel, determines in good faith could lead to a Superior Proposal (as defined below), so long as prior to entering into discussions or negotiations with such person, Synchrologic receives from such person an executed confidentiality agreement with terms no less favorable to Synchrologic than those contained in the Confidentiality Agreement. Synchrologic will promptly notify (which notice shall be provided orally and in writing, shall identify the person making such Acquisition Proposal and shall provide a summary of the proposed terms of the Acquisition Proposal to the extent known by Synchrologic at such time or any modification to a prior Acquisition Proposal provided to Synchrologic by such person) Pumatech after receipt of any Acquisition Proposal or any such modification, but in no event more than twenty-four (24) hours after receipt of an Acquisition Proposal. If the board of directors of Synchrologic shall determine that an Acquisition Proposal is a Superior Proposal, Synchrologic shall notify Pumatech in writing of such determination (prior to any communication of such fact to the person making the Acquisition Proposal). Synchrologic shall provide Pumatech with at least two (2) business days’ or forty-eight (48) hours’ prior written notice of a meeting of Synchrologic’s board of directors at which such board of directors is reasonably expected to consider and approve a Superior Proposal and together with such notice a summary of the terms of the Superior Proposal that is to be presented to the board of directors at such meeting. Nothing contained in this Section 5.5 shall limit Synchrologic’s obligation under Section 7.11(b) to convene the Synchrologic Shareholders Meeting.

For purposes of this Agreement, “Acquisition Proposal” means any bona fide offer or proposal for, or any indication of interest in, a merger or other business combination involving Synchrologic, the acquisition of a majority of the equity in, or all or substantially all of the assets of, Synchrologic, in one transaction or series of related transactions, or an exclusive license of a material portion of Synchrologic’s Proprietary Rights, in each case other than the transactions contemplated by this Agreement. For purposes of this Agreement, “Superior Proposal” means any bona fide Acquisition Proposal on terms that the board of directors of Synchrologic determines in its good faith judgment, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, financing requirements and contingencies (including availability of financing) and conditions to consummation, are more favorable to the Synchrologic shareholders than this Agreement and the Merger taken as a whole.

ARTICLE VI

PRECLOSING AND OTHER COVENANTS OF PUMATECH AND SUB

Section 6.1  Reservation of Pumatech Common Stock.    Pumatech shall prior to the Effective Time reserve for issuance, out of its authorized but unissued capital stock, the maximum number of shares of Pumatech Common Stock as may be issuable upon consummation of the Merger.

Section 6.2  Satisfaction of Conditions Precedent.    Pumatech and Sub will use their reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.3, and Pumatech and Sub will use their reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

Section 6.3  Stock Options.

(a)  At the Effective Time, each Synchrologic Option outstanding at the Effective Time, whether vested or unvested, shall be assumed by Pumatech and deemed to constitute an option (a “Pumatech Option”) to acquire, on the same terms and conditions as were applicable under the Synchrologic Option (except for any right of first refusal or repurchase provisions contained in the Synchrologic Option which shall cease to apply after the Effective Time), the same number of shares of Pumatech Common Stock as the holder of such Synchrologic Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Synchrologic Common Stock otherwise purchasable pursuant to such Synchrologic Option divided by (ii) the number of full shares of Pumatech Common Stock deemed purchasable pursuant to such Pumatech Option in accordance with the foregoing; provided, however, that, in the case of any Synchrologic Option to which Section 422 of the Code applies (“incentive stock options”), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. Concurrently with the assumption of the Synchrologic Options by Pumatech at the Effective Time, all Synchrologic Options that then remain unvested will immediately and fully vest, with no further action required by Synchrologic, Pumatech or the holders of such Synchrologic Options. In connection with the assumption by Pumatech of the Synchrologic Options pursuant to this Section 6.3(a), Synchrologic shall be deemed to have assigned to Pumatech, effective at the Effective Time, Synchrologic’s right, if any, to repurchase unvested shares of Synchrologic Common Stock issuable upon the exercise of the Synchrologic Options or previously issued upon the exercise of options granted under the Synchrologic Option Plan, in accordance with the terms of the Synchrologic Option Plan and the related stock option agreements and stock purchase agreements entered into under the Synchrologic Option Plan.

(b)  As soon as practicable after the Effective Time and in any event no later than the date required by the applicable Synchrologic Option Plan, Pumatech shall deliver to the participants in the Synchrologic Option Plan appropriate notice setting forth such participants’ rights pursuant thereto and the grants pursuant to the Synchrologic Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.4 after giving effect to the Merger). Pumatech shall comply with the terms of the Synchrologic Option Plans and the parties intend that, to the extent required by, and subject to the provisions of, such Synchrologic Option Plan and Sections 422 and 424(a) of the Code, that Synchrologic Options which qualified as incentive stock options prior the Effective Time continue to qualify as incentive stock options after the Effective Time, and this provision shall be interpreted consistent with that intent.

(c)  Prior to the Closing Date, Pumatech shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Pumatech Common Stock for delivery upon exercise of Synchrologic Options assumed in accordance with this Section 6.3. As soon as practicable after the Effective Time and in any event no later than ten (10) business days after the Closing Date, Pumatech shall file a registration statement on Form S-8 (or any successor or other appropriate forms) under the Securities Act or another appropriate form with respect to the shares of Pumatech Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

Section 6.4  Warrants.    At the Effective Time, each Synchrologic Warrant outstanding at the Effective Time, whether vested or unvested, shall be assumed by Pumatech and deemed to constitute a warrant (a “Pumatech Warrant”) to acquire, on the same terms and conditions as were applicable under the Synchrologic Warrant, the same number of shares of Pumatech Common Stock as the holder of such Synchrologic Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Synchrologic Common Stock or Synchrologic Preferred Stock otherwise purchasable pursuant to such Synchrologic Warrant divided by (ii) the number of full shares of Pumatech Common Stock deemed purchasable pursuant to such Pumatech Warrant in accordance with the foregoing.

Section 6.5  Certain Employee Benefit Matters.    From and after the Effective Time, all employees of Synchrologic who continue as employees of Pumatech or a Subsidiary of Pumatech at the Effective Time will be provided with employee benefits by the Surviving Corporation or Pumatech which in the aggregate are no less favorable to such employees than those provided from time to time by Pumatech to its similarly situated employees. Each employee of Synchrologic that becomes a participant in any employee benefit plan, program, policy or arrangement of Pumatech, shall be given credit for all service prior to the Effective Time with Synchrologic to the extent permissible under such plan, program, policy or arrangement and any waiting period for participation shall be waived to the extent permissible under such plan, program, policy or arrangement.

Section 6.6  Conduct of Pumatech Business Prior to Effective Time.    Except (i) as expressly contemplated by this Agreement, (ii) as described in Section 6.6 of the Pumatech Disclosure Schedules, or (iii) to the extent that Synchrologic shall otherwise consent in writing (such consent not to be unreasonably delayed or withheld), during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Pumatech shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practices and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement and except as described in Section 6.6 of the Pumatech Disclosure Schedules, between the date hereof and the Effective Time, neither Pumatech nor any of its Subsidiaries shall, without the prior written consent (such consent not to be unreasonably delayed or withheld) of Synchrologic:

(i)  authorize or propose any amendments to its Certificate of Incorporation or bylaws (or other similar governing instrument);

(ii)  except in the ordinary course of business consistent with past practices, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(iii)  except in the ordinary course of business, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets with a transaction value in excess of $10,000,000;

(iv)  except as may be required as a result of a change in law or in United States generally accepted accounting principles, change any of the accounting principles, practices or methods used by it;

(v)  revalue any of its assets or properties, including writing down the value of assets or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices or due to changes in GAAP requiring such revaluation that are adopted after the date hereof;

(vi)  fail to file any material Tax Returns when due, fail to cause such Tax Returns when filed to be materially true, correct and complete, prepare or fail to file any Tax Return in a manner inconsistent with past practices in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return of the Pumatech, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case, except to the extent required by Applicable Law, or fail to pay any material Taxes when due; or

(vii)  sell all or substantially all of its assets, or merge or consolidate with another business, corporation, partnership or other business organization or division with the result that Pumatech is not the surviving corporation or with the result that Pumatech is required to issue more than 30% of its capital stock as of the date hereof.

Section 6.7  Access to Information.    Until the Closing, Pumatech shall allow Synchrologic and its agents and representatives reasonable free access during normal business hours upon reasonable notice to its files, books, records, representatives, employees, agents and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, Pumatech shall cause its accountants to cooperate with Synchrologic and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained in this Agreement or its exhibits and schedules. All such access shall be subject to the terms of the Confidentiality Agreement (as defined in Section 7.1).

ARTICLE VII

OTHER AGREEMENTS

Section 7.1  Confidentiality.    Each party acknowledges that Pumatech and Synchrologic have previously executed a Non-Disclosure Agreement (the “Confidentiality Agreement”), which agreement shall continue in full force and effect in accordance with its terms.

Section 7.2  No Public Announcement.    The parties shall make no public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating to the

Merger; provided, however, that either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law; and provided further, however, that following execution of this Agreement or consummation of the Merger, Pumatech may, in its sole discretion and after reasonable consultation with Synchrologic, make a public announcement regarding the Merger and the integration of Synchrologic’s business into that of Pumatech.

Section 7.3  Regulatory Filings; Consents; Reasonable Efforts.

(a)  Subject to the terms and conditions of this Agreement, Synchrologic and Pumatech shall use their respective reasonable good faith efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, including those required under the HSR Act; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

(b)  Each of Pumatech and Synchrologic shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or, to Pumatech’s or Synchrologic’s knowledge, threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Pumatech and Synchrologic shall cooperate and use all reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Pumatech and Synchrologic decide that litigation is not in their respective best interests. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Each of Pumatech and Synchrologic shall use all reasonable efforts to take such action as may be required to cause the expiration of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement; provided, however, that nothing contained herein shall require either party to seek early termination of any such waiting period under the Antitrust Laws.

(c)  Notwithstanding anything to the contrary in Section 7.3(a) or (b), (i) neither Pumatech nor any of it Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Pumatech or of Pumatech combined with the Surviving Corporation after the Effective Time or (ii) Synchrologic shall not be required to divest any of its respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Synchrologic.

(d)  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Pumatech or its subsidiaries to own or operate all or any portion of the businesses or assets of Synchrologic.

Section 7.4  Further Assurances.    Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

Section 7.5  Escrow Agreement.    On or before the Effective Time, Pumatech shall, and the parties hereto shall exercise their reasonable good faith efforts to cause the Escrow Agent (as defined in Section 10.2) and the Shareholders’ Agent (as defined in Section 10.9), to enter into an Escrow Agreement in substantially the form attached hereto as Exhibit E.

Section 7.6  FIRPTA.    Synchrologic shall, prior to the Closing Date, provide Pumatech with a properly executed Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) FIRPTA Notification Letter which states that shares of capital stock of Synchrologic do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Pumatech’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such FIRPTA Notification Letter, Synchrologic shall provide to Pumatech, as agent for Synchrologic, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Pumatech to deliver such notice form to the Internal Revenue Service on behalf of Synchrologic upon the Closing of the Merger.

Section 7.7  Other Filings.    As promptly as practicable after the date of this Agreement, Pumatech will prepare and file any other filings required under the Securities Act, the Exchange Act or any other Federal, foreign or state securities or blue sky laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). The Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Other Filings, Pumatech will promptly inform Synchrologic of such occurrence and make any appropriate amendment or supplement and/or mailing to the stockholders of Synchrologic.

Section 7.8  Tax Reporting as Reorganization.    Pumatech, Sub, Synchrologic and the Surviving Corporation will report the Merger for federal and applicable state income tax purposes as a “reorganization” within the meaning of Section 368 (a) of the Code.

Section 7.9  Director and Officer Liability.

(a)  For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers, directors, employees and agents of Synchrologic in respect of acts and omissions occurring on or prior to the Effective Time to the extent required or permitted by Synchrologic’s Certificate of Incorporation and Bylaws in effect on the date hereof or under any indemnification agreement between such person and the Synchrologic in effect on the date hereof. The Articles of Incorporation and Bylaws of Synchrologic will not be amended or otherwise modified during the six-year period following the Effective Time to either expand potential liability to such persons or limit or eliminate the right of indemnification to such persons, provided that the foregoing shall not be construed so as to restrict the ability of Pumatech to cause the merger of the Surviving Corporation with Pumatech or a subsidiary of Pumatech (in all cases subject to Section 7.8 above).

(b)  Synchrologic may purchase, prior to the Effective Time, a “six-year tail” directors’ and officers’ liability insurance policy covering those persons who, as of immediately prior to the Effective Time, are covered by the directors’ and officers’ liability insurance policy maintained by Synchrologic; provided, that the cost of such policy (the “D&O Insurance Expense”) is set forth on the Closing Expenses Schedule and shall be subject to the Synchrologic Transaction Expenses allocation provisions set forth in Section 9.3(b) hereof.

Section 7.10  Litigation Settlement.

(a)  The parties hereto acknowledge the execution of this Agreement constitutes and includes consideration for settlement of the pending litigation between Pumatech and Synchrologic.

(b)  Within five (5) days of the date of this Agreement, the parties shall, and shall cause each of its subsidiaries to, file such documents necessary to cause the dismissal with prejudice of all litigation activities against each other. Such dismissal shall be effective notwithstanding any subsequent termination of this Agreement.

(c)  As of the date of this Agreement, neither Synchrologic nor Synchrologic’s counsel shall share documents of information with, contact, or communicate in any manner with Extended Systems, Inc. or its counsel, except to the extent required by Applicable Law. If Synchrologic is served with a subpoena, demand, or other legal process by Extended Systems, Inc., Synchrologic shall immediately notify Pumatech and shall object to production under the subpoena, demand, or other legal process to the extent permitted by law.

Section 7.11  Preparation of S-4 Registration Statement and the Joint Proxy Statement/Prospectus; Stockholder Meetings.

(a)  Promptly following the date hereof, Pumatech and Synchrologic shall cooperate in preparing and Pumatech shall cause to be filed with the Securities and Exchange Commission (the “SEC”) mutually acceptable proxy materials that shall constitute the Joint Proxy Statement/Prospectus and Pumatech shall prepare and file with the SEC the S-4 Registration Statement. The Joint Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the S-4 Registration Statement as Pumatech’s prospectus and shall include the Pumatech Recommendation and, subject to the provisions of Sections 5.5 and 7.11(b), shall include the Synchrologic Recommendation. Pumatech shall use commercially reasonable efforts, and Synchrologic shall use commercially reasonable efforts to cooperate with Pumatech, to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Pumatech shall, as promptly as practicable after receipt thereof, provide Synchrologic with copies of any written comments and advise Synchrologic of any oral comments with respect to the Joint Proxy Statement/Prospectus or the S-4 Registration Statement received from the SEC. Each party shall cooperate and Pumatech will provide Synchrologic with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the S-4 Registration Statement prior to filing such with the SEC and will provide Synchrologic with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the S-4 Registration Statement shall be made without the approval of both Pumatech and Synchrologic, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by Pumatech that are incorporated by reference in the S-4 Registration Statement or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to Pumatech or its business, financial condition or results of operations; and provided further, that Synchrologic, in connection with a Change in Synchrologic Recommendation, may request Pumatech to, and upon such request Pumatech shall, amend or supplement the Joint Proxy Statement/Prospectus or the S-4 Registration Statement (including by incorporation by reference) to effect such a change, and in such event, this right of approval shall apply only with respect to information relating to Pumatech or its business, financial condition or results of operations, and shall be subject to the right of each party to have its board of directors’ deliberations and conclusions be accurately described. Pumatech will use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Pumatech stockholders and the Synchrologic shareholders, and Synchrologic will use commercially reasonable efforts to cooperate with Pumatech to cause the Joint Proxy Statement/Prospectus to be mailed to the Synchrologic shareholders, in each case, as promptly as reasonably practicable after the S-4 Registration Statement is declared effective under the Securities Act. Pumatech will advise Synchrologic, promptly after it receives notice thereof, of the time when the S-4 Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Pumatech Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the S-4 Registration Statement. If, at any time prior to the Effective Time, any information relating to Pumatech or Synchrologic, or any of their respective affiliates, officers or directors, is discovered by Pumatech or Synchrologic and such information should be set forth in an amendment or supplement to any of the S-4 Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Pumatech with the SEC and disseminated to the stockholders of Pumatech and the shareholders of Synchrologic. Pumatech shall also take any commercially reasonable action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Pumatech Common Stock in the Merger and upon the exercise of Synchrologic Options and Synchrologic Warrant assumed by Pumatech in connection with the Merger, and Synchrologic shall furnish all information concerning Synchrologic and its security holders as may be reasonably requested in connection with any such action.

(b)  Synchrologic shall duly take all lawful action to call, give notice of, convene and hold the Synchrologic Shareholders Meeting as soon as practicable after the effective date of the S-4 Registration Statement for the purpose of obtaining the Synchrologic Shareholder Approval and subject to this Section 7.11(b) and Section 5.5, shall use commercially reasonable efforts to solicit the Synchrologic Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Synchrologic may adjourn or postpone (i) the Synchrologic Shareholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the S-4 Registration Statement and/or the Joint Proxy Statement/Prospectus is provided to the Synchrologic shareholders in advance of a vote on the Merger and this Agreement or (ii) the time for which the Synchrologic Shareholders Meeting is originally scheduled (as set forth in the S-4 Registration Statement and the Joint Proxy Statement/Prospectus), if there are insufficient shares of Synchrologic Common Stock and Synchrologic Preferred Stock represented, either in person or by proxy, to constitute a quorum necessary to conduct the business of the Synchrologic Shareholders Meeting. The Synchrologic board of directors shall recommend the approval and adoption of this Agreement and approval of the Merger by the shareholders of Synchrologic to the effect as set forth in Section 3.28 (the “Synchrologic Recommendation”), and shall not (i) withdraw, modify or qualify in any manner adverse to Pumatech such recommendation or (ii) take any action not otherwise permitted by this Agreement or make any public statement or public disclosure adverse to Pumatech in connection with the Synchrologic Shareholders Meeting inconsistent with such recommendation (collectively, a “Change in Synchrologic Recommendation”); provided, however, that the Synchrologic board of directors may make a Change in Synchrologic Recommendation prior to the Synchrologic Shareholder Approval if the Synchrologic board of directors determines in good faith, after consultation with legal counsel, that its failure to do so would result in a failure to satisfy its fiduciary duties to the Synchrologic shareholders under Georgia Law. Notwithstanding any Change in Synchrologic Recommendation, this Agreement shall be submitted to the shareholders of Synchrologic at the Synchrologic Shareholders Meeting for the purpose of approving and adopting this Agreement and approving the Merger and nothing contained herein shall be deemed to relieve Synchrologic of such obligation.

(c)  Pumatech shall duly take all lawful action to call, give notice of, convene and hold the Pumatech Stockholders Meeting as soon as practicable after the effective date of the S-4 Registration Statement for the purpose of obtaining the Pumatech Stockholder Approval and shall use commercially reasonable efforts to solicit the Pumatech Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Pumatech may adjourn or postpone (i) the Pumatech Stockholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the S-4 Registration Statement and/or the Joint Proxy Statement/Prospectus is provided to the Pumatech stockholders in advance of a vote on the Merger and this Agreement or (ii) the time for which the Pumatech Stockholders Meeting is originally scheduled (as set forth in the S-4 Registration Statement and the Joint Proxy Statement/Prospectus), if there are insufficient shares of Pumatech Common Stock represented, either in person or by proxy, to constitute a quorum necessary to conduct the business of the Pumatech Stockholders Meeting. The Pumatech Board shall recommend the approval of the Merger and the issuance of Pumatech Common Stock in the Merger by the stockholders of Pumatech (the “Pumatech Recommendation”), and shall not (i) withdraw, modify or qualify in any manner adverse to Synchrologic such recommendation or (ii) take any action not otherwise permitted by this Agreement or make any public statement or public disclosure adverse to Synchrologic in connection with the Pumatech Stockholders Meeting inconsistent with such recommendation.

ARTICLE VIII

CONDITIONS TO MERGER

Section 8.1  Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)  Stockholder Approvals.    The shareholders of Synchrologic entitled to vote on or consent to this Agreement and the Merger in accordance with Georgia Law and Synchrologic’s Articles of Incorporation shall have approved this Agreement and the Merger. The stockholders of Pumatech entitled to vote on or consent to this Agreement and the Merger in accordance with Delaware Law and Pumatech’s Certificate of Incorporation shall have approved this Agreement and the Merger.

(b)  Approvals.    Other than the filings provided for by Section 1.1(a), all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity including those contemplated by the HSR Act and the other applicable Antitrust Laws, shall have been filed, occurred or been obtained.

(c)  No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation of the business of Synchrologic by Pumatech after and as a result of the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

Section 8.2  Additional Conditions to Obligations of Pumatech and Sub.    The obligations of Pumatech and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Pumatech and Sub:

(a)  Representations and Warranties.    The representations and warranties of Synchrologic set forth in this Agreement shall have been true and correct as of the date of this Agreement, except, individually or in the aggregate, as does not constitute a Material Adverse Effect on Synchrologic (it being understood that, solely for purposes of determining the accuracy of such representations and warranties under this Section 8.2(a), all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), and at the Closing Synchrologic shall have delivered to Pumatech and Sub a certificate signed on behalf of Synchrologic by the chief executive officer and the chief financial officer of Synchrologic to such effect.

(b)  Performance of Obligations of Synchrologic.    Synchrologic shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Pumatech shall have received a certificate signed on behalf of Synchrologic by the chief executive officer of Synchrologic to such effect.

(c)  Securities Laws.    Pumatech shall have made all necessary filings under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and shall have received all permits or other authorizations necessary to issue shares of Pumatech Common Stock pursuant to the Merger.

(d)  Dissenting Shareholders.    Synchrologic shall have provided to Pumatech the schedule of holders of Dissenting Shares specified in Section 2.2(b) hereof, and Synchrologic shall have confirmed its agreement with the calculation of Aggregate Dissenting Shares Transaction Value set forth therein.

(e)  Escrow Agreement.    The Escrow Agent and Shareholders’ Agent shall have executed and delivered to Pumatech the Escrow Agreement and such agreement shall remain in full force and effect.

(f)  Noncompetition Agreements.    Each of the Noncompetition Agreements executed and delivered concurrently with the execution of this Agreement shall remain in full force and effect.

(g)  Shareholders Agreements.    Each of the holders of Synchrologic Common Stock and Synchrologic Preferred Stock set forth on Schedule 8.2(g) of the Synchrologic Disclosure Schedules shall have executed and delivered to Pumatech a Shareholders Agreement and such agreements shall remain in full force and effect.

(h)  Opinion of Synchrologic’s Counsel.    Pumatech shall have received an opinion dated the Closing Date of Morris, Manning & Martin, LLP, counsel to Synchrologic, as to the matters set forth in the form attached hereto as Exhibit F.

(i)  Termination of Synchrologic Agreements.    Synchrologic’s Third Amended and Restated Master Rights Agreement dated August 25, 2000 shall have been terminated.

(j)  Schedule of Synchrologic Transaction Expenses.    Synchrologic shall have delivered to Pumatech an itemized schedule setting forth the aggregate amount of Transaction Expenses (as defined in Section 9.3(b) hereof) incurred, or to be incurred, by Synchrologic through the Closing Date (such amount being, the “Aggregate Transaction Expenses”).

Section 8.3  Additional Conditions to Obligations of Synchrologic.    The obligation of Synchrologic to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Synchrologic:

(a)  Representations and Warranties.    The representations and warranties of Pumatech and Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement, except, individually or in the aggregate, as does not constitute a Material Adverse Effect on Pumatech (it being understood that, solely for purposes of determining the accuracy of such representations and warranties under this Section 8.3(a), all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), and at the Closing Pumatech shall have delivered to Synchrologic a certificate signed on behalf of Pumatech by the chief executive officer and the chief financial officer of Pumatech to such effect.

(b)  Performance of Obligations of Pumatech and Sub.    Pumatech and Sub shall have performed in all material respects all covenants and obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Synchrologic shall have received a certificate signed on behalf of Pumatech by the chief financial officer of Pumatech to such effect.

(c)  Opinion of Pumatech’s Counsel.    Synchrologic shall have received an opinion dated the Closing Date of Venture Law Group, A Professional Corporation, counsel to Pumatech, as to the matters set forth in the form attached hereto as Exhibit G.

(d)  Appointment of the Synchrologic Director Designee.    Pumatech shall have provided to Synchrologic resolutions of the boards of directors of Pumatech and Sub reflecting the appointment of the Synchrologic Director Designee to the board of directors of each of Pumatech and Sub immediately following the Effective Time in accordance with Section 1.4 hereof.

(e)  Securities Laws.    Pumatech shall have made all necessary filings under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and shall have received all permits or other authorizations necessary to issue shares of Pumatech Common Stock pursuant to the Merger.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1  Termination.    This Agreement may be terminated at any time prior to the Effective Time:

(a)  by mutual written consent of Pumatech and Synchrologic;

(b)  by either Pumatech or Synchrologic, by giving written notice to the other party, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if such party relying on such order, decree or ruling or other action shall not have complied with its respective obligations under Sections 3.3 or 4.3 of this Agreement, as the case may be;

(c)  by Pumatech, by giving written notice to Synchrologic, if the Closing shall not have occurred on or before March 31, 2004 by reason of the failure of any condition precedent under Section 8.1 or 8.2 (unless the failure results primarily from a breach by Pumatech or Sub of any representation, warranty, covenant or agreement of Pumatech or Sub contained in this Agreement or Pumatech’s or Sub’s failure to fulfill a condition precedent to closing or other default);

(d)  by Synchrologic, by giving written notice to Pumatech, if the Closing shall not have occurred on or before March 31, 2004 by reason of the failure of any condition precedent under Section 8.1 or 8.3 (unless the failure results primarily from a breach by Synchrologic of any representation, warranty, covenant or agreement of Synchrologic contained in this Agreement or Synchrologic’s failure to fulfill a condition precedent to closing or other default);

(e)  by Synchrologic, if Pumatech shall breach any representation, warranty, obligation or agreement hereunder such that the condition set forth in Section 8.3(a) and (b) would not be satisfied and such breach shall not have been cured within twenty (20) business days following receipt by Pumatech of written notice of such breach, provided that the right to terminate this Agreement by Synchrologic under this Section 9.1(e) shall not be available to Synchrologic where Synchrologic is at that time in breach of this Agreement;

(f)  by Pumatech, if Synchrologic shall breach any representation, warranty, obligation or agreement hereunder such that the condition set forth in Section 8.2(a) and (b) would not be satisfied and such breach shall not have been cured within twenty (20) business days of receipt by Synchrologic of written notice of such breach; provided, that the right to terminate this Agreement by Pumatech under this Section 9.1(f) shall not be available to Pumatech where Pumatech is at that time in breach of this Agreement;

(g)  by Pumatech if any required approval of the shareholders of Synchrologic shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

(h)  by Synchrologic if any required approval of the shareholders of Synchrologic shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 9.1(h) shall not be available to Synchrologic where the failure to obtain Synchrologic shareholder approval shall have been caused by the action or failure to act of Synchrologic and such action or failure to act constitutes a breach by Synchrologic of this Agreement);

(i)  by Synchrologic if any required approval of the stockholders of Pumatech shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

(j)  by Pumatech if any required approval of the stockholders of Pumatech shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 9.1(j) shall not be available to Pumatech where the failure to obtain Pumatech stockholder approval shall have been caused by the action or failure to act of Pumatech and such action or failure to act constitutes a breach by Pumatech of this Agreement).

Section 9.2  Effect of Termination.    In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Pumatech, Synchrologic, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3 and further except to the extent that such termination results from the willful breach by any such party of any of its representations, warranties or covenants set forth in this Agreement.

Section 9.3  Fees and Expenses.

(a)  Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)  If the Merger is consummated, the legal, accounting, investment banking, broker’s and finder’s fees and expenses incurred by Synchrologic or its shareholders in connection with the Merger, the Warrant Termination Consideration and the D&O Insurance Expense (collectively, the “Synchrologic Transaction Expenses”), up to a maximum amount of $400,000 (the “Maximum Shared Expenses Amount”), shall be borne 50% by Pumatech and 50% by the shareholders of Synchrologic. Any Synchrologic Transaction Expenses in excess of the Maximum Shared Expenses Amount (the “Synchrologic Excess Transaction Expenses”) shall be deemed expenses of the shareholders of Synchrologic, and shall be borne 100% by the shareholders of Synchrologic. Fifty percent (50%) of any Synchrologic Transaction Expenses incurred after the Effective Time in excess of the amount of Aggregate Transaction Expenses set forth on the itemized schedule delivered by Synchrologic to Pumatech pursuant to Section 8.2(j) hereof (the “Closing Expenses Schedule”) but less than the Maximum Shared Expenses Amount and one hundred percent (100%) of any Synchrologic Transaction Expenses incurred after the Effective Time in excess of both the amount of Aggregate Transaction Expenses set forth on the Closing Expenses Schedule and the Maximum Shared Expenses Amount shall, in each case, be recoverable from the Escrow Fund (as defined in Section 10.3) as Damages (as defined in Section 10.1) without regard to the damage threshold as contemplated by Section 10.4.

(c)  In the event that (i) this Agreement is terminated pursuant to Section 9.1(g) or Section 9.1(h) and there has been a Change in Synchrologic Recommendation, then Synchrologic shall pay to Pumatech within thirty (30) days of such termination the amount of $6.0 million (part of which represents the fees and expenses incurred by Pumatech in connection with the pending litigation between Pumatech and Synchrologic that is being dismissed pursuant to Section 7.10 hereof). Such payment shall be Pumatech’s exclusive remedy for a termination of this Agreement pursuant to Section 9.1(g) or Section 9.1(h) hereof. In the event this Agreement is terminated pursuant to Section 9.1(i) or Section 9.1(j), then Pumatech shall pay to Synchrologic within thirty (30) days of such termination the amount of $3.0 million. Such payment shall be Synchrologic’s exclusive remedy for a termination of this Agreement pursuant to Section 9.1(i) or 9.1(j) hereof.

ARTICLE X

ESCROW AND INDEMNIFICATION

Section 10.1  Indemnification of Pumatech.    From and after the Effective Time and subject to the limitations contained in Section 10.3, the Former Synchrologic Shareholders will, severally but not jointly and pro rata in accordance with their respective Pro Rata Portions, indemnify Pumatech, Pumatech’s current and future affiliates (including the Surviving Corporation), the respective officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such entities and the respective successors and assigns of such entities (collectively, the “Pumatech Indemnified Parties”) and hold the Pumatech Indemnified Parties harmless against:

(a)  any loss, expense, liability or other damage, including attorneys’ fees, to the extent of the actual amount of such loss, expense, liability or other damage (without regard to the use of any multiplier) (collectively “Damages”) that the Pumatech Indemnified Parties have incurred by reason of the untruth, inaccuracy, breach or alleged breach by Synchrologic of any representation, warranty, covenant or agreement of Synchrologic contained in this Agreement or in the certificates to be delivered pursuant to Sections 8.2(a) and (b) (all such calculations of Damages shall take into account any offset benefits or insurance proceeds received in connection with the matter out of which such Damages shall arise and shall take into account any tax benefits that the Pumatech Indemnified Parties may receive in connection therewith that are not speculative in nature and are subject to reasonable calculation, provided that the parties acknowledge that they expect any such Damages will be treated as purchase price adjustments for tax purposes, and that any adjustment for tax benefits pursuant to the immediately preceding clause would only apply if such Damages were not so treated); and

(b)  any Synchrologic Transaction Expenses payable out of the Escrow Fund pursuant to Section 9.3(b).

Section 10.2  Indemnification of Synchrologic.    From and after the Effective Time and subject to the limitations contained in Section 10.3, Pumatech and the Surviving Corporation will jointly and severally indemnify the Former Synchrologic Shareholders, the Synchrologic affiliates (including the former officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such entities and the respective successors and assigns of such entities) (collectively, the “Synchrologic Indemnified Parties”); the Pumatech Indemnified Parties and the Synchrologic Indemnified Parties are generally referred to in this Article X, in their capacities as Persons entitled to indemnification, as “Indemnified Parties”) and hold the Synchrologic Indemnified Parties harmless against any Damages (as defined in Section 10.1 above) that the Synchrologic Indemnified Parties have incurred by reason of the untruth, inaccuracy, breach or alleged breach by Pumatech of any representation, warranty, covenant or agreement of Pumatech contained in this Agreement or in the certificates to be delivered pursuant to Section 8.3(a) and (b) (all such calculations of Damages shall take into account any offset benefits or insurance proceeds received in connection with the matter out of which such Damages shall arise).

Section 10.3  Escrow Fund and Exclusive Remedies.

(a)  As security and the sole and exclusive recourse against the Former Synchrologic Shareholders for the indemnities in Section 10.1, as soon as practicable after the Effective Time, the Escrow Shares shall be deposited with U.S. Bank Trust, National Association (or such other institution selected by Pumatech with the reasonable consent of Synchrologic) as escrow agent (the “Escrow Agent”), such deposit to constitute the Escrow Fund (the “Escrow Fund”) and to be governed by the terms set forth in this Article X and in the Escrow Agreement. Pumatech and Sub agree that notwithstanding anything to the contrary under this Agreement, the indemnification provisions of this Article X shall be the sole and exclusive remedies of the Pumatech Indemnified Parties for any claim for Damages, absent fraud or intentional misrepresentation on the part of Synchrologic. The parties acknowledge and agree that rescission shall not be a remedy available to any party hereto.

(b)  Notwithstanding anything in this Agreement to the contrary, and absent fraud or intentional misrepresentation on the part of Pumatech, the sole and exclusive remedy of any Synchrologic Indemnified Party in respect of any claim for indemnification or reimbursement for the indemnities in Section 10.2 hereof, and Pumatech’s and the Surviving Corporation’s maximum aggregate liability for indemnification or reimbursement of Damages with respect to claims for indemnification under this Agreement by the Synchrologic Indemnified Parties shall be limited to and shall not exceed the aggregate cash value of the Escrow Shares initially placed in the Escrow Fund (with such value determined by multiplying the total number of Escrow Shares placed in the Escrow Fund by the Average Closing Price).

Section 10.4  Damage Threshold.

(a)  Notwithstanding the foregoing, none of the Former Synchrologic Shareholders shall have any liability under Section 10.1 and Pumatech may not receive any shares from the Escrow Fund unless and until an Officer’s Certificate or Certificates (as defined in Section 10.6 below) for an aggregate amount of Pumatech’s Damages in excess of $500,000 (the “Damages Threshold”) has been delivered to the Shareholders’ Agent and to the Escrow Agent; provided, however, that after an Officer’s Certificate or Certificates for an aggregate of $500,000 in Damages has been delivered, Pumatech shall be entitled (subject to the provisions of this Article X) to receive Escrow Shares equal in value to the full amount of Damages identified in such Officer’s Certificate or Certificates; and provided further, however, that the $500,000 threshold amount contemplated by this Section 10.4 shall not be applicable to claims made against the Escrow Fund pursuant to Section 10.1(b) above, which claims shall be subject to indemnification and reimbursement on a first dollar basis. Additionally, claims made against the Escrow Fund pursuant to Section 10.1(b) shall not be counted for purposes of determining whether the aggregate amount of Pumatech’s Damages exceeds the Damages Threshold.

(b)  Notwithstanding the foregoing, neither Pumatech nor the Surviving Corporation shall have any liability under Section 10.2 and the Synchrologic Indemnified Parties may not receive any indemnification or reimbursement of Damages unless and until an Agent’s Certificate or Certificates (as defined in Section 10.6 below) for an aggregate amount of Damages suffered by the Synchrologic Indemnified Parties in excess of the Damages Threshold have been delivered to Pumatech; provided, however, that after an Agent’s Certificate or Certificates for an aggregate amount exceeding the Damages Threshold has been delivered, the Synchrologic Indemnified Parties shall be entitled (subject to the provisions of this Article X) to receive indemnification or reimbursement in cash equal to the full amount of Damages identified in such Agent’s Certificate or Certificates.

Section 10.5  Escrow Periods.    The Escrow Fund and the indemnification obligations set forth in Sections 10.1 and 10.2 shall terminate upon the first anniversary date of the Closing Date (the period from the Closing Date to the first anniversary of the Closing Date referred to as the “Escrow Period”), provided, however, that (a) the number of Escrow Shares, which, in the reasonable and good faith judgment of Pumatech, subject to the objection of the Shareholders’ Agent and the subsequent resolution of the matter in the manner provided in Section 10.9, are necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent and the Shareholders’ Agent prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been finally resolved, and (b) the Synchrologic Indemnified Parties shall continue to be entitled to indemnification by Pumatech and the Surviving Corporation in such amount as may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to Pumatech prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to the expiration of the Escrow Period, and such amounts shall remain readily available for reimbursement to the Synchrologic Indemnified Parties and shall remain free of encumbrances until such claims have been finally resolved.

Section 10.6  Claims Procedures.    If the Escrow Agent receives, on or before the last day of the Escrow Period, a certificate signed by any appropriately authorized officer of Pumatech (an “Officer’s Certificate”), in the case of claims made by the Pumatech Indemnified Parties, or if Pumatech receives, on or before the last day of the Escrow Period, a certificate signed by the Shareholders’ Agent, in the case of claims made by the Synchrologic Indemnified Parties (an “Agent’s Certificate”):

(a)  Stating the aggregate amount of Damages or an estimate thereof, in each case to the extent known or determinable at such time; and

(b)  Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, (i) in the case of claims made by the Pumatech Indemnified Parties, the Escrow Agent shall, subject to the provisions of Sections 10.4, 10.7, 10.8 (including, without limitation, the objection period specified therein) and 10.9 hereof and of the Escrow Agreement, deliver to Pumatech out of the Escrow Fund, as promptly as practicable following the expiration of the Escrow Period, Escrow Shares having a value equal to such Damages all in accordance with the Escrow Agreement and Sections 10.7, 10.8 and 10.9 below (with all amounts paid or distributed from the Escrow Fund being paid or distributed pro rata among the Holders (as defined in the Escrow Agreement) based upon their respective percentage interests therein at the time), and (ii) in the case of claims made by the Synchrologic Indemnified Parties, Pumatech and the Surviving Corporation shall deliver to the Synchrologic Indemnified Parties, as promptly as practicable following the expiration of the Escrow Period, a cash amount in readily available funds equal to such Damages all in accordance with Sections 10.7, 10.8 (including, without limitation, the objection period specified therein) and 10.9 below.

Section 10.7  Valuation.    For the purpose of compensating the Indemnified Parties for their Damages pursuant to this Agreement, the value per share of the Escrow Shares which shall be released to the Pumatech Indemnified Parties in respect of a claim for Damages shall be the Average Closing Price.

Section 10.8  Objections to Claims.

(a)  With respect to claims for Damages made by a Pumatech Indemnified Party, at the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall concurrently be delivered to the Shareholders’ Agent (as defined in Section 10.10 below) and for a period of at least thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Escrow Shares pursuant to Section 10.5 or 10.6, as applicable, unless the Escrow Agent shall have received written authorization from the Shareholders’ Agent to make such delivery. After the later of (i) the expiration of the Escrow Period or (ii) the expiration of such minimum thirty (30) day period, the Escrow Agent shall make delivery of the Escrow Shares in the Escrow Fund in accordance with Section 10.6. If the Shareholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Pumatech prior to the expiration of the thirty (30) day period following delivery of the Officer’s Certificate to the Escrow Agent and the Shareholders’ Agent, the disputed claim shall be resolved pursuant to Section 10.9 hereof.

(b)  With respect to claims for Damages made by a Synchrologic Indemnified Party, after the later of (i) the expiration of the Escrow Period or (ii) the expiration of thirty (30) days following delivery of any Agent’s Certificate to Pumatech, Pumatech shall reimburse the Damages in accordance with Section 10.6. If Pumatech shall object in a written statement to the claim made in the Agent’s Certificate, and such statement shall have been delivered to the Shareholder’s Agent prior to the expiration of the thirty (30) day period following delivery of the Agent’s Certificate to Pumatech, the disputed claim shall be resolved pursuant to Section 10.9 hereof.

Section 10.9  Resolution of Conflicts.

(a)  In case the Shareholders’ Agent or Pumatech shall so object in writing to any claim or claims by Pumatech made in any Officer’s Certificate or by any Synchrologic Indemnified Party made in any Agent’s Certificate, Pumatech or the Shareholders’ Agent, as applicable, shall have thirty (30) days following the expiration of the Escrow Period to respond in a written statement to such objection. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders’ Agent and Pumatech shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders’ Agent and Pumatech should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of claims against the Escrow Fund, shall be furnished to the Escrow Agent. In the case of claims by a Pumatech Indemnified Party, the Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares from the Escrow Fund in accordance with the terms of the memorandum. In the case of claims by a Synchrologic Indemnified Party, Pumatech shall pay or cause to be paid the agreed amount of such claim within two (2) business days of the parties’ execution of the memorandum.

(b)  If no such agreement can be reached after good faith negotiation, either Pumatech or the Shareholders’ Agent may, by written notice to the other, demand arbitration of the matter. The parties agree that all disputed claims for Damages shall be resolved in a single arbitration commenced promptly following the date the dispute resolution procedures set forth in Section 10.9(a) above have been exhausted, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after the date the dispute resolution procedures set forth in Section 10.9(a) above have been exhausted, Pumatech (on the one hand) and the Shareholders’ Agent (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate or Agent’s Certificate, as applicable, shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10.5, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance with such decision.

(c)  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Wilmington, Delaware under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration.

Section 10.10  Shareholders’ Agent.

(a)  In the event that the Merger is approved by the shareholders of Synchrologic, effective upon such vote, and without further act of any stockholder of Synchrologic, Grotech Advisory Services, Inc. shall be appointed as agent and attorney-in-fact (the “Shareholders’ Agent”) for each stockholder of Synchrologic (except such shareholders of Synchrologic, if any, as shall have perfected their appraisal or dissenters’ rights under Georgia Law). The Shareholders’ Agent shall have the authority to act for and on behalf of the Former Synchrologic Shareholders, including, without limitation, to give and receive notices and communications, to act on behalf of the Former Synchrologic Shareholders with respect to any matters arising under this Agreement or the Transaction Documents, to authorize delivery to Pumatech of the Escrow Shares or other property, including shares of Pumatech Common Stock, from the Escrow Fund, and any other funds and property in its possession in satisfaction of claims by Pumatech, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing. The Shareholders’ Agent shall for all purposes be deemed the sole authorized agent of the Former Synchrologic Shareholders until such time as the agency is terminated. Such agency may be changed by the Former Synchrologic Shareholders from time to time upon not less than 30 days prior written notice to Pumatech; provided, however, that the Shareholders’ Agent may not be removed unless holders of a two-thirds interest in the Escrow Fund agree to such removal and to the identity of the substituted Shareholders’ Agent. Any vacancy in the position of Shareholders’ Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholders’ Agent, and the Shareholders’ Agent shall not receive compensation for its services. Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Former Synchrologic Shareholders during the term of the agency.

(b)  The Shareholders’ Agent shall not incur any liability with respect to any action taken or suffered by it or omitted hereunder as Shareholders’ Agent. The Shareholders’ Agent may, in all questions arising hereunder, rely on the advice of counsel and other professionals and for anything done, omitted or suffered by the Shareholders’ Agent based on such advice and the Shareholders’ Agent shall not be liable to anyone. The Shareholders’ Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no other covenants or obligations shall be implied under this Agreement against the Shareholders’ Agent; provided, however, that the foregoing shall not act as a limitation on the powers of the Shareholders’ Agent determined by it to be reasonably necessary to carry out the purposes of its obligations. The Former Synchrologic Shareholders shall severally and pro rata, in accordance with their respective Pro Rata Portions, indemnify the Shareholders’ Agent and hold him or her harmless against any loss, liability or expense incurred on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his or her duties under this Agreement or the Escrow Agreement.

(c)  The Shareholders’ Agent shall have reasonable access to information about Synchrologic and Pumatech and the reasonable assistance of Synchrologic’s and Pumatech’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Synchrologic or Pumatech to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d)  A decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision, act, consent or instruction of all of the Former Synchrologic Shareholders for whom shares of Pumatech Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Former Synchrologic Stockholder, and the Escrow Agent. Pumatech may rely upon any such decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of every such stockholder of Synchrologic. The Escrow Agent and Pumatech are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Agent.

(e)  The Shareholders’ Agent shall be reimbursed for any fees or expenses payable or incurred by the Shareholders’ Agent in connection with the Merger Agreement or any claim for indemnification under the Merger Agreement (including any disputes with respect to such claims) and any loss, liability or expense of the Shareholders’ Agent that is subject to the indemnification obligations of the Former Synchrologic Shareholders pursuant to Section 10.10(b) hereof, up to an aggregate amount of $500,000, and such fees and expenses shall be payable to the Shareholders’ Agent by the delivery of the number of Escrow Shares having a value, based on the Average Closing Price, equal to the amount of such fees, losses, liabilities or expenses, and such delivery shall rank senior to the delivery of any Escrow Shares to the Pumatech Indemnified Parties. Any such fees, losses, liabilities or expenses in excess of $500,000 shall be payable to the Shareholders’ Agent directly by the Former Synchrologic Shareholders in accordance with the provisions of Sections 10.9(c) and 10.10(b) hereof.

Section 10.11  Claims.

(a)  In the event Pumatech becomes aware of a third-party claim which Pumatech believes may result in a demand against the Escrow Fund, Pumatech shall promptly notify the Shareholders’ Agent of such claim, and the Shareholders’ Agent and the Former Synchrologic Shareholders for whom shares of Pumatech Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Pumatech shall have the right in its sole discretion to settle any such claim; provided, however, that Pumatech may not effect the settlement of any such claim without the written consent of the Shareholders’ Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders’ Agent has consented in writing to any such settlement, the Shareholders’ Agent shall have no power or authority to object to the amount of any claim by Pumatech against the Escrow Fund for indemnity with respect to such settlement in the amount agreed to.

(b)  In the event the Shareholders’ Agent becomes aware of a third-party claim which the Shareholders’ Agent or any Synchrologic Indemnified Party believes may result in Damages indemnified pursuant to Section 10.2, the Shareholders’ Agent shall promptly notify Pumatech of such claim, and Pumatech or the Surviving Corporation shall be entitled, at their expense, to participate in any defense of such claim. The Shareholders’ Agent shall have the right in its sole discretion to settle any such claim; provided, however, that the Shareholders’ Agent may not effect the settlement of any such claim without the written consent of Pumatech or the Surviving Corporation, which consent shall not be unreasonably withheld.

ARTICLE XI

MISCELLANEOUS

Section 11.1  Survival of Representations and Covenants.    All representations and warranties of Synchrologic contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Pumatech until the end of the Escrow Period. If Escrow Shares or other assets are retained in the Escrow Fund beyond expiration of the period specified in the Escrow Agreement, then (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of the claim to which such retained Escrow Shares or other assets relate. All representations and warranties of Pumatech contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date. All covenants and agreements set forth in this Agreement that are to be performed following the Closing Date shall survive the Closing and continue in full force and effect until such covenants and agreements are performed in accordance with the terms of this Agreement.

Section 11.2  Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Pumatech or Sub:

Pumatech, Inc.

2550 North First Street, Suite 500

San Jose, CA 95131

Attention:  General Counsel

Fax No: (408) 321-3886

Telephone No: (408) 321-7650

Venture Law Group

A Professional Corporation

2775 Sand Hill Road

Menlo Park, California 94025

Attention:  Elias J. Blawie

  Thomas Tobiason

Fax No:  (650) 233-8386

Telephone No:  (650) 854-4488

(b)  if to Synchrologic, to:

Synchrologic, Inc.

200 North Point Center East, Suite 600

Alpharetta, GA 30022

Attention:  Chief Executive Officer

Attention:  Chief Executive Officer

Fax No:  (770) 619-5612

Telephone No:  (770) 754-5600

with a copy to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, Georgia 30326

Attention:  John C. Yates, Esq.

Fax No:  (404) 365-9532

Telephone No:  (404) 233-7000

Section 11.3  Interpretation.    When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Whenever the words “to the knowledge of Synchrologic” or “known to Synchrologic” or similar phrases are used in this Agreement, they mean the actual knowledge of the Chief Executive Officer, President, Chief Operation Officer and Chief Financial Officer of Synchrologic. Whenever the words “to the knowledge of Pumatech” or “known to Pumatech” or similar phrases are used in this Agreement, they mean the actual knowledge of the Chief Executive Officer, the Chief Financial Officer and the General Counsel of Pumatech.

Section 11.4  Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 11.5  Entire Agreement; No Third Party Beneficiaries.    This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement, and the Transaction Documents (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto (including without limitation any Synchrologic employees) any rights or remedies hereunder. Notwithstanding the foregoing, the Former Synchrologic Shareholders shall be deemed to be third party beneficiaries of this Agreement.

Section 11.6  Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

Section 11.7  Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Pumatech shall be permitted to assign the rights and obligations of Sub hereunder to another wholly owned subsidiary of Pumatech. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 11.8  Amendment.    This Agreement may be amended by the parties hereto, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Synchrologic, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 11.9  Extension; Waiver.    At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or the other acts of the other parties hereto, (ii) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any such waiver by a party of a condition to closing of this Agreement (other than the condition to closing set forth in Section 8.2) shall also operate as a waiver and release of any corresponding covenant or agreement relating to the same subject matter set forth in Articles V through VII of this Agreement.

Section 11.10  Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.11  Severability.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 11.12  Treasury Regulations Section 1.6011-4(b)(3).    Notwithstanding anything in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the Merger and, from and after the date of this Agreement, may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the Merger and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a “confidential transaction” in accordance with Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent.

Section 11.13  Certain Definitions.    For the purposes of this Agreement the term:

(a)  “Applicable Law” means, with respect to any person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the Effective Time applicable to such person or any of its respective properties, assets, officers, directors, employees, consultants or agents; and

(b)  “Lien” means any charge, claim, community property interest, condition, equitable interest, lien, encumbrance, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership; provided, however, that the term “Lien” shall not include statutory liens for Taxes, which are not yet delinquent or are being contested in good faith by appropriate proceedings and disclosed in Section 3.5 of the Synchrologic Disclosure Schedules, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under Applicable Law, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

[Signature Page Follows]

IN WITNESS WHEREOF, Pumatech, Sub and Synchrologic have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

PUMATECH, INC.

By:	/s/ WOODSON HOBBS

Name:	Woodson Hobbs

Title:	President and Chief Executive Officer

HOMERUN ACQUISITION CORPORATION

By:	/s/ WOODSON HOBBS

Name:	Woodson Hobbs

Title:	President and Chief Executive Officer

SYNCHROLOGIC, INC.

By:	/s/ SAID MOHAMMADIOUN

Name:	Said Mohammadioun

Title:	Chief Executive Officer

Annex B

EXECUTION COPY

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of September 14, 2003, between Pumatech, Inc., a Delaware corporation (“Pumatech” or “Giants”), and the undersigned shareholder (the “Shareholder”) of Synchrologic, Inc., a Georgia corporation (“Synchrologic” or “Braves”).

RECITALS

A.    Concurrently with the execution of this Agreement, Pumatech, Synchrologic and Homerun Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Pumatech (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into Synchrologic and the conversion of the outstanding shares of Synchrologic capital stock into shares of Pumatech Common Stock. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

B.    As a condition to its willingness to enter into the Merger Agreement, Pumatech has requested that the Shareholder agree to certain matters regarding the retention and voting of the Shares (as defined below) in connection with the Merger.

AGREEMENT

The parties agree as follows:

1.    Agreement to Retain Shares.

1.1  Transfer and Encumbrance.    The Shareholder agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber (in each case, other than as a result of death) (a “Transfer”) any of shares of capital stock of Synchrologic owned or beneficially held by him, her or it (the “Shares”) or New Shares, as defined in Section 1.2 below, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date; provided that the foregoing requirements shall not prohibit any Transfer to any person or entity where as a pre-condition to such Transfer the transferee agrees to be bound by all of the terms and conditions of this Agreement and delivers a duly executed copy of this Agreement to Pumatech to evidence such agreement. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (ii) such date on which the Merger Agreement shall be terminated in accordance with Section 9.1 thereof or (iii) such date on which the Synchrologic board of directors shall made a Change in Synchrologic Recommendation (as defined in Section 7.11(b) of the Merger Agreement) in accordance with the terms of Section 7.11(b) of the Merger Agreement.

1.2  Additional Purchases.    The Shareholder agrees that any shares of capital stock of Synchrologic that such Shareholder shall purchase or with respect to which such Shareholder shall otherwise acquire beneficial ownership after the execution of this Agreement and prior to the Expiration Date (“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2.    Agreement to Vote Shares and Grant Proxy.

(a) From the date of this Agreement and until the Expiration Date, at every meeting of the shareholders of Synchrologic called with respect to any of the following, and on every action or approval by written consent of the shareholders of Synchrologic with respect to any of the following, the Shareholder agrees to vote the Shares and any New Shares in favor of approval of:

(i) the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger. The Shareholder further agrees to use such Shareholder’s reasonable good faith efforts to cause the shareholders of Synchrologic to approve the Merger and the transactions and matters contemplated in connection therewith and not, directly or indirectly, to solicit or encourage any offer from any party concerning the possible disposition of all or any substantial portion of Synchrologic’ business, assets or capital stock. In the event Synchrologic’ Board of Directors does not call a meeting to approve the Merger )other than as a result of a Change in Synchrologic Recommendation), the Shareholder agrees to take all reasonable action necessary to call a meeting to approve the Merger;

(ii) any modification, amendments to or restatements of Synchrologic’s Articles of Incorporation that, in the good faith determination of the board of directors of Synchrologic, are necessary or advisable to effectuate the Merger, including, without limitation, modifications, amendments or restatements to the terms, conditions and designations of the Synchrologic Preferred Stock and the Synchrologic Common Stock that are required to reflect accurately the allocation of the Total Consideration Shares to the holders of Synchrologic Preferred Stock and Synchrologic Common Stock, as set forth in Article II of the Merger Agreement; and

(iii) the termination, immediately prior to the consummation of the Merger, of that certain Third Amended and Restated Master Rights Agreement dated as of August 25, 2000 (the “Master Rights Agreement”).

(b) In order to effectuate the foregoing, the Shareholder does hereby constitute and appoint Pumatech, or any nominee of Pumatech, with full power of substitution, from the date hereof to the Expiration Date, as its true and lawful proxy, for and in its name, place and stead, including the right to sign its name (as Shareholder) to any consent, certificate or other document relating to Synchrologic, for the sole purpose of causing the Shares and any New Shares to be voted in the manner contemplated by this Section 2. The parties acknowledge that the proxy provided for here is irrevocable and coupled with an interest. Notwithstanding the foregoing, the irrevocable proxy described herein shall terminate without further action required of the parties hereto on the Expiration Date.

(b) Upon the request of Pumatech, the Shareholder shall submit to Synchrologic or Synchrologic’s transfer agent, as appropriate, each certificate evidencing any outstanding shares of Synchrologic capital stock or other securities of Synchrologic owned beneficially or of record by the Shareholder (including but not limited to any New Shares acquired by the Shareholder prior to the Expiration Date) and instruct that such certificate be imprinted with a legend in the following form:

THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE VOTING AGREEMENT DATED AS OF SEPTEMBER 14, 2003 BETWEEN PUMATECH, INC. AND             , AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF PUMATECH, INC.

The parties agree that Synchrologic shall have the right to remove and, at the request of Shareholder, shall promptly remove, such legend following the Expiration Date.

3.    Agreement to Register Shares. The shares of Pumatech Common Stock to be issued by Pumatech to Shareholder pursuant to the Merger will be registered with the SEC pursuant to an S-4 Registration Statement. If determinations made by the SEC in connection with the S-4 Registration Statement would have the effect of (i) causing the shares of Pumatech Common Stock to be received by Shareholder pursuant to the Merger to be “restricted securities” under Rule 144 of the Securities Act and not eligible for sale under Rule 145 thereunder, and (ii) rescission of this Agreement will not avoid that result, then Pumatech will use commercially reasonable efforts as soon as reasonably practicable after the closing of the Merger to file a registration statement on Form S-3 (or such other eligible form) to register the shares of Pumatech Common Stock to be received by Shareholder in the Merger.

4.    Representations, Warranties and Covenants of the Shareholder.    The Shareholder represents, warrants and covenants to Pumatech as follows:

4.1  Ownership of Shares.    The Shareholder (together with such Shareholder’s spouse, if applicable): (i) is the sole beneficial and record owner and holder of the Shares, which from the date hereof and at all times until the Expiration Date, will be free and clear of any liens, claims, options, charges, security interests, equities, warrants, rights to purchase (including, without limitation, restrictions on rights of disposition other than those imposed by applicable securities laws or the Master Rights Agreement), third party rights of any nature or other encumbrances; and (ii) does not own, beneficially or of record, as of the date of this Agreement any shares of capital stock of Synchrologic other than the Shares.

4.2  Authority; Due Execution.    The Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement. The Shareholder has duly executed and delivered this Agreement and (assuming the due authorization, execution and delivery of this Agreement by Pumatech) this Agreement constitutes a valid and binding obligation of the Shareholder.

5.    Representations, Warranties and Covenants of Pumatech.    Pumatech represents, warrants and covenants to the Shareholder as follows:

5.1  Corporate Standing.    Pumatech is a Delaware corporation which is validly existing and in good standing under the laws of the State of Delaware.

5.2  Due Authorization.    This Agreement has been authorized by all necessary corporate action on the part of Pumatech and has been duly executed by a duly authorized officer of Pumatech.

5.3  Validity; No Conflict.    This Agreement constitutes the legal, valid and binding obligation of Pumatech. Neither the execution of this Agreement by Pumatech nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which Pumatech is bound or by any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to Pumatech.

6.    Termination.    This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

7.    Miscellaneous.

7.1  Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.2  Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

7.3  Amendments and Modification.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

7.4  Specific Performance; Injunctive Relief.    The parties hereto acknowledge that Pumatech will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Pumatech upon any such violation, Pumatech shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Pumatech at law or in equity.

7.5  Governing Law.    This Agreement shall be governed by, construed and enforced in accordance with, the internal laws of the State of Delaware as such laws are applied to contracts entered into and to be performed entirely within Delaware.

7.6  Entire Agreement.    This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

7.7  Counterparts.    This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

7.8  Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

PUMATECH, INC.

By:

Name:

Title:

SHAREHOLDER

Name:

Number of shares beneficially owned by Shareholder:

Common Stock:

Series A Preferred Stock:

Series B Preferred Stock:

Series C Preferred Stock:

Series D Preferred Stock:

***VOTING AGREEMENT***

Annex C

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (this “Agreement”) is entered into as of September 14, 2003, by and between Pumatech, Inc., a Delaware corporation (“Pumatech”), and the undersigned employee (“Employee”) of Synchrologic, Inc., a Georgia corporation (“Synchrologic”).

RECITALS

A. Synchrologic is engaged in the business of the synchronization of databases, or synchronization of personal information management data and files and systems management, for handheld computers, laptop computers and smartphones (the “Business”).

B. Employee is a shareholder and an employee of Synchrologic and has confidential and proprietary information relating to the business and operation of Synchrologic .

C. Employee’s covenant not to compete with Pumatech, as reflected in this Agreement, is an essential part of the transactions described in that certain Agreement and Plan of Merger dated as of September 14, 2003 among Pumatech, Homerun Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Pumatech (“Sub”), and Synchrologic (the “Merger Agreement”), whereby Sub will be merged with and into Synchrologic (the transactions contemplated by the Merger Agreement are referred to hereinafter as the “Merger”). Capitalized terms not defined herein shall have the meanings ascribed to thereto in the Merger Agreement.

D. As a condition to its willingness to enter into the Merger Agreement, Pumatech has required that Employee agree, and Employee has agreed, to the noncompetition and nonsolicitation covenants and the confidentiality agreements provided in this Agreement.

E. References to “Pumatech” hereinafter shall include all subsidiaries of Pumatech and shall include Synchrologic.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and to induce Pumatech to consummate the transactions contemplated by the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee hereby covenants and agrees as follows:

1. Noncompetition.

(a) Employee and Pumatech agree that due to the nature of Employee’s association with Synchrologic, Employee has confidential and proprietary information relating to the Business. Employee acknowledges that such information is of importance to the Business and will continue to be so after the Merger and that disclosure of such confidential information to others or the unauthorized use of such information by others would cause substantial loss and harm to Pumatech, which harm will not be adequately and fully redressed by the payment of damages to Pumatech.

(b) During the period which shall commence at the Effective Time and shall terminate on the later of (i) the second (2nd) anniversary of the Effective Time or (ii) one (1) year after termination of Employee’s employment with Pumatech (such period, the “Restricted Period”), Employee shall not (i) enter into or participate in the Business, or (ii) directly or indirectly (including without limitation, through any Affiliate (as defined below) of Employee), own, manage, operate, control or otherwise engage or participate in, or be connected as an owner, partner, principal, salesman, guarantor, advisor, member of the board of directors of, employee of or consultant in (A) the entities listed on Exhibit A, or (B) any company or business, or any division, group, or other subset of any business, devoting 20% or more of its resources to engaging in or developing a business competitive with the Business or generating 20% or more of its gross revenues or earnings from a business competitive with the Business.

(c) Notwithstanding the foregoing provisions of Section 1(b) and the restrictions set forth therein, Employee may own securities in any publicly held corporation that is covered by the restrictions set forth in Section 1(b), but only to the extent that Employee does not own, of record or beneficially, more than 1% of the outstanding beneficial ownership of such corporation.

(d) The restrictions set forth in Section 1(b) shall apply worldwide (the “Business Area”).

(e) “Affiliate” as used herein, means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such other person or entity.

2. Nonsolicitation of Pumatech Employees. During the Restricted Period, Employee shall not, without the prior written consent of Pumatech, directly or indirectly (including without limitation, through any Affiliate of Employee), solicit, request, cause or induce any person who is at the time, or 12 months prior thereto had been, an employee of or a consultant of Pumatech to leave the employ of or terminate such person’s relationship with Pumatech.

3. Nonsolicitation of Customers. During the Restricted Period, Employee shall not, directly or indirectly (including without limitation, through any Affiliate of Employee) (i) solicit, induce or attempt to induce any existing or previous customer of Pumatech, including but not limited to any existing or previous customer of Synchrologic, to cease doing business in whole or in part with Pumatech with respect to the Business; (ii) attempt to limit or interfere with any business agreement or relationship existing between Pumatech and/or its Affiliates with any third party; or (iii) disparage the business reputation of Pumatech (or its management team) or take any actions that are harmful to Pumatech’s goodwill with its customers, content providers, bandwidth or other network infrastructure providers, vendors, employees, the media or the public.

4. Confidentiality. Prior to the Effective Time, Employee will execute Pumatech’s standard employee proprietary information and invention assignment agreement.

5. Stay of Time. In the event a court of competent jurisdiction or other entity or person mutually selected by the parties to resolve any dispute (collectively a “Court”) has determined that Employee has violated the provisions of this Agreement, the running of the time period of such provisions so violated shall be automatically suspended as of the date of such violation and shall resume on the date that the Court determines that such violation has ceased.

6. Injunctive Relief. The remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Employee of the provisions of Sections 1, 2 or 3 of this Agreement, Pumatech shall be entitled to seek an injunction restraining Employee from conduct which would constitute a breach of this Agreement. Nothing herein contained shall be construed as prohibiting Pumatech from pursuing any other remedies available to it or them for such breach or threatened breach, including, without limitation, the recovery of damages from Employee.

7. Separate Covenants. This Agreement shall be deemed to consist of a series of separate covenants, one for each line of business carried on by the Business and each county, state, country or other region included within the Business Area. The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of Employee that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Employee that are reasonable in light of the circumstances as they then exist and as are necessary to assure Pumatech of the intended benefit of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure Pumatech of the intended benefit of this Agreement, it is expressly understood and agreed among the parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

8. Severability. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state, country or jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

9. Construction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts or choice of laws.

10. Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each party hereto. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

11. Entire Agreement. This Agreement, together with the Employment Agreement and the Asset Purchase Agreement and the ancillary documents executed in connection therewith, contains the entire understanding of the parties relating to the subject matter hereof, supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof; and shall not be amended except by a written instrument signed by each of the parties hereto.

12. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which, when taken as a whole, shall constitute one and the same instrument.

13. Section Headings. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

14. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties; provided, however, that Pumatech may assign the benefits of this Agreement, without the consent of Employee, to any entity that acquires or succeeds to all or substantially all of the Business.

15. Further Assurances. From time to time, at Pumatech’s request and without further consideration, Employee shall execute and deliver such additional documents and take all such further action as reasonably requested by Pumatech to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement.

16. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Pumatech:

Pumatech, Inc.

2550 North First Street, Suite 500

San Jose, California 95131

Attention: Richard Mosher

Telephone No.: (408) 321-7650

Telecopy No.: (408) 321-3886

(b) if to Employee:

to the address set forth below the name of Employee on the signature page hereof.

17. Effectiveness. Notwithstanding any other provision of this Agreement, this Agreement shall become effective only upon the Effective Time, and if such Effective Time shall not occur prior to the termination of the Merger Agreement this Agreement shall be deemed void ab initio and have no further force or effect upon such termination of the Merger Agreement.

18. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

********

IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition Agreement as of the date first above written.

PUMATECH, INC.

By:

Name:

Title:

EMPLOYEE

Name:

Address:

Annex D

EXECUTION COPY

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into as of September 14, 2003, among Pumatech, Inc., a Delaware corporation (“Pumatech” or “Giants”), and the undersigned shareholder (“Shareholder”) of Synchrologic, Inc., a Georgia corporation (“Synchrologic” or “Braves”).

RECITALS

A.    Pumatech, Synchrologic and Homerun Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Pumatech (“Merger Sub”), will enter or have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into Synchrologic and the conversion of the outstanding shares of Synchrologic’ capital stock into shares of Pumatech Common Stock. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Merger Agreement.

B.    As a condition to Pumatech’s obligation to consummate the Merger, Shareholder is required to execute and deliver this Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.    Acknowledgments by Shareholder.    Shareholder acknowledges and understands that the representations, warranties and covenants by Shareholder set forth herein shall be relied upon by Pumatech, and that substantial losses and damages may be incurred by Pumatech if Shareholder’s representations, warranties or covenants are breached. Shareholder has carefully read this Agreement and the Merger Agreement (including the Escrow Agreement attached thereto as Exhibit E) and has discussed the requirements of this Agreement and such Escrow Agreement with Shareholder’s professional advisors to the extent Shareholder has deemed necessary.

2.    Access to Information.    Shareholder acknowledges that Pumatech is a publicly held company that files reports and other information under the Exchange Act and the Securities Act with the Securities and Exchange Commission. Shareholder further acknowledges the availability of information about Pumatech through such reports and other information.

3.    Additional Provisions Regarding Indemnification.    Shareholder approves and consents (i) to the contribution of such Shareholder’s Pro Rata Portion of the Total Consideration Shares to the escrows to be established pursuant to the provisions of Section 2.2 and Article X of the Merger Agreement and the provisions of the Escrow Agreement attached as Exhibit E to the Merger Agreement, and (ii) to the use and disbursement of such shares in accordance with the provisions of the Merger Agreement and the Escrow Agreement. Without limiting the generality of the foregoing, Shareholder consents and agrees to the appointment of the Shareholders’ Agent pursuant to Article X of the Merger Agreement and to the grant of a power of attorney to the Shareholders’ Agent for purposes of administration of the Escrow Shares in accordance with the terms of the Merger Agreement and to the indemnification obligations relating to the Shareholders’ Agent provided for in Section 10.10(b) of the Merger Agreement.

4.    Restrictions on Sales of Pumatech Common Stock.

(a) Shareholder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of Pumatech Common Stock he, she or it is entitled to receive as a result of the Merger (excluding shares of Pumatech Common Stock issuable upon the exercise of Synchrologic Options (the “Merger Shares”) until such Merger Shares are released from such sales restrictions in accordance with Section 4(b) below.

(b) Shareholder hereby acknowledges and agrees that: (i) 20% of the Merger Shares shall be released from the sales restrictions set forth in Section 4(a) above (the “Sales Restrictions”) immediately following the Effective Time of the Merger and (ii) the 10% of the Merger Shares shall be shall be released from the Sales Restrictions at the end of each 30-day period following the Effective Time, with the effect that all Merger Shares will be so released within 240 days of the Effective Time. In determining the foregoing 20% and 10% figures, such calculations shall include the Merger Shares Shareholder is entitle to receive but that are held in escrow pursuant to the Escrow Agreement.

(c) Pumatech agrees that, until all of the Shareholder’s Merger Shares are released from the Sales Restrictions set forth in this Agreement, Pumatech shall not enter into any agreement pursuant to which the sale of Pumatech Common Stock is restricted that has sale restrictions containing release provisions more favorable than those to which Shareholder is subject hereunder; provided, however, that the foregoing restriction shall not apply to any issuance of Pumatech Common Stock made in connection with the transactions set forth in Section 4.9 of the Pumatech Disclosure Schedules or to any issuance, or related series of issuances, of Pumatech Common Stock that do not constitute more than 15% of the issued and outstanding shares of Pumatech Common Stock on the date or dates of such issuance.

(d) In order to enforce the agreements in Sections 4(a) and (b), Pumatech may impose stop-transfer instructions with respect to, and for so long as, any Merger Shares remain subject to the Sales Restrictions.

5.    Confidentiality.    Shareholder agrees to at all times keep confidential and not divulge, furnish or make accessible to anyone (other than attorneys, accountants and financial advisors of Shareholder and Synchrologic) any information regarding or relating to the signing of the Merger Agreement or the Closing of the Merger until Pumatech has publicly announced the Merger.

6.    Miscellaneous.

(a)  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

(b)  For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

(c)  This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term “successors and assigns” shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives. If the Shareholder is a partnership, the Shareholder may transfer any shares of Pumatech Common Stock to a partner of the Shareholder, to a retired partner of the Shareholder, or to the estate of any such partner or retired partner, and any such partner who is an individual may transfer such shares of Pumatech Common Stock by gift, will or intestacy to a member or members of his or her immediate family; provided, however, that prior to any such transfer each transferee shall execute an agreement, satisfactory to Pumatech, pursuant to which each transferee shall agree to receive and hold such shares of Pumatech Common Stock subject to the provisions hereof, and there shall be no further transfer except in accordance with the provisions hereof. For purposes of this Section 6(c), “immediate family” shall mean the spouse, lineal descendant, father, mother, brother or sister of the transferor.

(d)  This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware (without regard to the principles of conflict of laws thereof).

(e)  If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

(f)  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement.

*********

D-2

Executed as of the date shown on the first page of this Agreement.

PUMATECH, INC.

By:

Name:

Title:

SHAREHOLDER

By:

Name of Shareholder:

Name of Signatory (if different from name of Shareholder):

Title of Signatory
(if applicable):

Number of shares beneficially owned by Shareholder:

Common Stock

Series A Preferred Stock

Series B Preferred Stock

Series C Preferred Stock

Series D Preferred Stock

****SHAREHOLDERS AGREEMENT****

Annex E

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of             , 2003, by and among Pumatech, Inc., a Delaware corporation (“Pumatech” or “Giants”), Synchrologic, Inc., a Georgia corporation (“Synchrologic” or “Braves”), U.S. Bank Trust, National Association, as Escrow Agent (“Escrow Agent”) and                     , as Shareholders’ Agent (“Shareholders’ Agent”) with respect to the shares of Pumatech capital stock to be issued to the shareholders (collectively, the “Holders”) of Synchrologic in the Merger (as defined below).

RECITALS

A.    Pumatech, Synchrologic and Homerun Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Pumatech (“Sub”), have entered into an Agreement and Plan of Merger dated as of September 14, 2003 (the “Merger Agreement”) pursuant to which Sub will merge with and into Synchrologic (the “Merger”), with Synchrologic surviving the Merger as the surviving corporation. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

B.    Section 2.2(a) of the Merger Agreement provides that at the Effective Time, or such later time as determined in accordance with Section 2.3(b) of the Merger Agreement with respect to Dissenting Shares for which dissenters’ rights shall have been withdrawn or lost, Pumatech will deposit in escrow (such deposit constituting the “Escrow Fund”) certificates representing seven and one-half percent (7.5%) of the Total Consideration Shares issuable in the Merger, on a pro rata basis, in accordance with each Holder’s percentage ownership of Pumatech Common Stock issuable to the Holders pursuant to the Merger. Such shares (the “Escrow Shares”) shall be held as the sole and exclusive security for the Holders’ indemnification and reimbursement obligations under Article X of the Merger Agreement.

C.    Section 2.2(b) of the Merger Agreement further provides that if, at the Effective Time, more than ten percent (10%) of Synchrologic’ then issued and outstanding capital stock are Dissenting Shares, the Pumatech will deposit in a separate escrow (such deposit constituting the “Dissenters’ Escrow Fund”) certificates representing the number of Total Consideration Shares having a value, based on the Average Closing Price, equal to 50% of the aggregate transaction value of such Dissenting Shares in excess of $6,000,000 (the “Dissenters’ Escrow Shares”). The Dissenters’ Escrow Shares shall be held until such time as the rights granted to holders of Dissenting Shares under Article 13 of Georgia Law have been satisfied or waived in full.

D.    The parties to this Agreement desire to establish the terms and conditions pursuant to which the Escrow Shares and the Dissenters’ Escrow Shares will be deposited, held in, and disbursed from the Escrow Fund and the Dissenters’ Escrow Fund, respectively.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.    Escrow Funds.

(a)  The Escrow Agent agrees to: (i) accept delivery of the Escrow Shares; and (ii) hold such Escrow Shares in escrow as part of the Escrow Fund, all subject to the terms and conditions of this Agreement and Article X of the Merger Agreement (which Article X is attached to this Agreement as Appendix I and incorporated by reference into this Agreement) (collectively, the “Escrow Provisions”). The Escrow Shares will include “Additional Escrow Shares” as that term is defined in Section 2(c) of this Agreement.

(b)  The Escrow Agent agrees to: (i) accept delivery of the Dissenters’ Escrow Shares; and (ii) hold such Dissenters’ Escrow Shares in escrow as part of the Escrow Fund, all subject to the terms and conditions of this Agreement and Section 2.2(b) of the Merger Agreement (which Section 2.2(b) is attached to this Agreement as Appendix II and incorporated by reference into this Agreement) (collectively, the “Dissenters’ Escrow Provisions”). The Dissenters’ Escrow Shares will include “Additional Dissenters’ Escrow Shares” as that term is defined in Section 3(c) of this Agreement.

2.    Deposit of Escrow Shares: Release from Escrow.

(a)  Delivery of Escrow Shares.    As soon as practicable after the Effective Time, the Escrow Shares will be delivered by Pumatech on behalf of the Holders to the Escrow Agent. Such shares shall be issued in the name of the Escrow Agent but the Holders shall be treated as the beneficial owners of the Escrow Shares for this and all other purposes not inconsistent with this Agreement. In the event Pumatech issues any Additional Escrow Shares, such Escrow Shares will be issued in the name of the Escrow Agent and delivered to the Escrow Agent in the same manner as the Escrow Shares.

(b)  Holders’ Accounts.    The Escrow Agent will maintain for each Holder an accounting record (each Holder’s “Escrow Account”) specifying the Escrow Shares held for the record of each Holder pursuant to the Escrow Provisions. All Escrow Shares and Additional Escrow Shares (as defined below) received under Section 2(a) will be allocated to each Holder’s Escrow Account in accordance with such Holder’s percentage interest in the Escrow Fund as set forth on Appendix III.

(c)  Dividends, Voting and Rights of Ownership.    Except for tax-free dividends paid in stock declared with respect to the Escrow Shares pursuant to Section 305(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Additional Escrow Shares”), there will be distributed promptly to the Holders any cash dividends or dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares. Each Holder will have voting rights with respect to the Escrow Shares deposited in the Escrow Fund with respect to such Holder so long as such Escrow Shares are held in escrow, and Pumatech will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent’s possession pursuant to this Agreement and the Merger Agreement, the Holders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement and the Merger Agreement. The Escrow Shares shall appear as issued and outstanding on the balance sheet of Pumatech and shall be legally outstanding under applicable state law.

(d)  Release.    The Escrow Shares will be held by the Escrow Agent until required to be released to the Holders pursuant to Section 10.5 of the Merger Agreement, unless previously delivered to Pumatech pursuant to Section 10.6 of the Merger Agreement. As soon as practicable after the applicable release condition is met, the Escrow Agent will deliver to each Holder the Escrow Shares to be released on such date as identified by Pumatech and the Shareholders’ Agent to the Escrow Agent in writing. Escrow Shares to be released will be in the form of stock certificate(s) issued in the name of such Holder. Pumatech and the Shareholders’ Agent will undertake to deliver a notice to the Escrow Agent identifying the number of Escrow Shares to be released with respect to each Holder as soon as practicable after the applicable release condition has been met. Escrow Shares will be released to the respective Holders in accordance with their respective Escrow Accounts. Pumatech will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate Holders.

(e)  No Encumbrance.    Except as provided in this Agreement and as may be set forth in the Synchrologic Disclosure Schedules, no Escrow Shares or any beneficial interest in the Escrow Shares may be pledged, sold, assigned or transferred, including by operation of law, by a Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Holder, prior to the delivery to such Holder of the Escrow Shares by the Escrow Agent.

(f)  Power to Transfer Escrow Shares.    The Escrow Agent is granted the power to effect any transfer of Escrow Shares contemplated by the Escrow Provisions. Pumatech will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

(g)  Reporting.    Each Holder will provide the Escrow Agent with his/her/its Taxpayer Identification Number at or prior to Closing. On or before January 31 of each year during the term of this Agreement, the Escrow Agent will prepare and mail to each Holder, other than Holders who demonstrate their status as non-resident aliens in accordance with the United States Treasury Regulations, a Form 1099-B reporting any cash payments, in accordance with such Treasury Regulations. The Escrow Agent will also prepare and file copies of such Forms 1099-B by magnetic tape with the IRS, in accordance with Treasury Regulations. If the Escrow Agent has not received notice from a Holder of such Holder’s certified Taxpayer Identification Number, the Escrow Agent shall deduct and withhold backup withholding tax from any cash payment made pursuant to the Internal Revenue Code and applicable regulations thereunder. Should any issue arise regarding federal income tax reporting or withholding, the Escrow Agent shall act in accordance with the written instructions of the Shareholders’ Agent and Pumatech.

3.    Deposit of Dissenters’ Escrow Shares; Release from Dissenters’ Escrow.

(a)  Delivery of Dissenters’ Escrow Shares.    As soon as practicable after the Effective Time, the Dissenters’ Escrow Shares will be delivered by Pumatech on behalf of the Holders to the Escrow Agent. Such shares shall be issued in the name of the Escrow Agent but the Holders shall be treated as the beneficial owners of the Escrow Shares for this and all other purposes not inconsistent with this Agreement. In the event Pumatech issues any Additional Dissenters’ Escrow Shares, such shares will be issued in the name of the Escrow Agent and delivered to the Escrow Agent in the same manner as the Dissenters’ Escrow Shares.

(b)  Holders’ Accounts.    The Escrow Agent will maintain for each Holder an accounting record (each Holder’s “Dissenters’ Account”) specifying the Dissenters’ Escrow Shares held for the record of each Holder pursuant to the Dissenters’ Escrow Provisions. All Dissenters’ Escrow Shares and Additional Dissenters’ Escrow Shares (as defined below) received under Section 3(a) will be allocated to each Holder’s Dissenters’ Account in accordance with such Holder’s percentage interest in the Escrow Fund as set forth on Appendix IV.

(c)  Dividends, Voting and Rights of Ownership.    Except for tax-free dividends paid in stock declared with respect to the Dissenters’ Escrow Shares pursuant to Section 305(a) of the Code (“Additional Dissenters’ Escrow Shares”), there will be distributed promptly to the Holders any cash dividends or dividends payable in securities or other distributions of any kind made in respect of the Dissenters’ Escrow Shares. Each Holder will have voting rights with respect to the Dissenters’ Escrow Shares deposited in the Dissenters’ Escrow Fund with respect to such Holder so long as such Dissenters’ Escrow Shares are held in escrow, and Pumatech will take all reasonable steps necessary to allow the exercise of such rights. While the Dissenters’ Escrow Shares remain in the Escrow Agent’s possession pursuant to this Agreement and the Merger Agreement, the Holders will retain and will be able to exercise all other incidents of ownership of said Dissenters’ Escrow Shares which are not inconsistent with the terms and conditions of this Agreement and the Merger Agreement. The Dissenters’ Escrow Shares shall appear as issued and outstanding on the balance sheet of Pumatech and shall be legally outstanding under applicable state law.

(d)  Release.    The Dissenters Escrow Shares will be held by the Escrow Agent pursuant to Section 2.2(b) of the Merger Agreement until the earlier of (i) Pumatech’s determination (it being understood that Pumatech’s basis for such determination shall be provided in writing to the Escrow Agent and the Shareholders’ Agent), after payment of $6,000,000 in aggregate consideration to the holders of Dissenting Shares, that the liquidation of all or any portion of the Dissenters’ Escrow Shares is necessary to pay to the holders of Dissenting Shares the fair market value of such Dissenting Shares in accordance with Article 13 of Georgia Law, in which case the Escrow Agent shall deliver to Pumatech the requested portion of the Dissenters’ Escrow Shares and Pumatech shall thereafter be entitled to liquidate such Dissenters’ Escrow Shares and use the cash proceeds to pay the holders of Dissenting Shares; or (ii) such time as the rights granted to holders of Dissenting Shares under Article 13 of Georgia Law shall have been satisfied or waived in full, at which time any Dissenters’ Escrow Shares and/or any cash proceeds thereof remaining in the Dissenters’ Escrow Fund shall be immediately distributed to the respective Holders in accordance with their respective Dissenters’ Accounts. Dissenters’ Escrow Shares will be in the form of stock certificate(s) issued in the name of such Holder. Pumatech and the Shareholders’ Agent will undertake to deliver a notice to the Escrow Agent identifying the number of Dissenters’ Escrow Shares to be released with respect to each Holder as soon as practicable after the applicable release condition has been met. Pumatech will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate Holders.

(e)  No Encumbrance.    Except as provided in this Agreement and as may be set forth in the Synchrologic Disclosure Schedules, no Dissenters’ Escrow Shares or any beneficial interest in the Dissenters’ Escrow Shares may be pledged, sold, assigned or transferred, including by operation of law, by a Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Holder, prior to the delivery to such Holder of the Dissenters’ Escrow Shares by the Escrow Agent.

(f)  Power to Transfer Dissenters’ Escrow Shares.    The Escrow Agent is granted the power to effect any transfer of Dissenters’ Escrow Shares contemplated by the Dissenters’ Escrow Provisions. Pumatech will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

4.    Limitation of the Escrow Agent’s Liability.

(a)  The Escrow Agent will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct, bad faith or gross negligence. The Escrow Agent will not be responsible for the validity or sufficiency of the Escrow Provisions or the Dissenters’ Escrow Provisions. In all questions arising under the Escrow Provisions or the Dissenters’ Escrow Provisions, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action under the Escrow Provisions or the Dissenters’ Escrow Provisions involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.

(b)  In the event conflicting demands are made or notices are served upon the Escrow Agent with respect to the Escrow Fund or the Dissenters’ Escrow Fund, the Escrow Agent will have the absolute right, at the Escrow Agent’s election, to do either or both of the following: resign so a successor can be appointed pursuant to Section 6 or file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under the Escrow Provisions or the Dissenters’ Escrow Provisions, and Pumatech will pay the Escrow Agent (subject to reimbursement from the Holders pursuant to Section 5) all costs, expenses and reasonable attorney’s fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent’s rights under this Section 4 (such costs, fees and expenses will be treated as extraordinary fees and expenses for the purposes of Section 5).

5.    Expenses.

(a)  Escrow Agent.    All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder will be paid by Pumatech upon receipt of a written invoice by the Escrow Agent. Any extraordinary fees and expenses, including without limitation any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of Escrow Shares, the distribution of the Dissenters’ Escrow Shares or the validity of a claim or claims by Pumatech made in an Officer’s Certificate, will be paid 50% by Pumatech and 50% by the Holders. The Holders’ liability for the extraordinary fees and expenses of the Escrow Agent may be paid by Pumatech and recovered as a claim hereunder out of the Escrow Fund (without regard to any “basket” amounts set forth in Section 10.4 of the Merger Agreement); provided the Holders have been given advance written notice of the incurrence of such extraordinary fees and expenses and have been given an opportunity to fund such fees and expenses with sources independent of the Escrow Shares. If Pumatech has paid the Holders’ portion of such fees and expenses as permitted under this Section 5(a) then the Escrow Agent will, upon demand by Pumatech, transfer to Pumatech a number of Escrow Shares having an aggregate value, based on the Average Closing Price, equal to such portion of fees and expenses. In the event the balance in the Escrow Fund is not sufficient to pay the extraordinary fees and expenses of the Escrow Agent or in the event the Escrow Agent incurs any liability to any person, firm or corporation by reason of its acceptance or administration of this Escrow Agreement, Pumatech agrees to indemnify the Escrow Agent for such extraordinary fees and expenses or costs and expenses, including, without limitation, counsel fees and expenses, as the case may be. Notwithstanding the foregoing, no indemnity need be paid in the event of the Escrow Agent’s gross negligence, bad faith or willful misconduct.

(b)  Shareholders’ Agent.    The Shareholders’ Agent shall be reimbursed for any fees or expenses payable or incurred by the Shareholders’ Agent in connection with the Merger Agreement or any claim for indemnification under the Merger Agreement (including any disputes with respect to such claims) and any loss, liability or expense of the Shareholders’ Agent that is subject to the indemnification obligations of the Former Braves Shareholders pursuant to Section 10.10(b) of the Merger Agreement, up to an aggregate amount of $500,000, and such fees and expenses shall be payable to the Shareholders’ Agent by the delivery of the number of Escrow Shares having a value, based on the Average Closing Price, equal to the amount of such fees, losses, liabilities or expenses, and such delivery shall rank senior to the delivery of any Escrow Shares to the Pumatech Indemnified Parties. Any such fees, losses, liabilities or expenses in excess of $500,000 shall be payable to the Shareholders’ Agent directly by the Former Braves Shareholders in accordance with the provisions of Sections 10.9(c) and 10.10(b) of the Merger Agreement.

6.    Successor Escrow Agent.    In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity as such, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Agreement, specifying not less than thirty (30) days’ prior written notice of such a date when such resignation will take effect. Pumatech will designate a successor Escrow Agent prior to the expiration of such 30-day period by giving written notice to the Escrow Agent and the Shareholders’ Agent. Pumatech may appoint a successor Escrow Agent with the consent of the Shareholders’ Agent, which will not be unreasonably withheld, provided such proposed Escrow Agent is an independent third party that as part of its ordinary course of business provides similar escrow services to other parties. The Escrow Agent will promptly transfer the Escrow Shares to such designated successor. In the event no successor Escrow Agent is appointed as described in this Section 6, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent.

7.    Limitation of Responsibility.    The Escrow Agent’s duties are limited to those set forth in the Escrow Provisions and the Dissenters’ Escrow Provisions and the Escrow Agent may rely upon the written notices delivered to the Escrow Agent under the Escrow Provisions and the Dissenters’ Escrow Provisions.

8.    Incorporation by Reference.

(a)  The parties agree that the terms of Article X of the Merger Agreement shall be deemed to be incorporated by reference in this Agreement as if such Article had been set forth in its entirety herein. The parties acknowledge that the administration of the Escrow Fund by the Escrow Agent will require reference to both the terms of this Agreement as well as the terms of such Article X.

(b)  The parties agree that the terms of Section 2.2(b) of the Merger Agreement shall be deemed to be incorporated by reference in this Agreement as if such Section had been set forth in its entirety herein. The parties acknowledge that the administration of the Dissenters’ Escrow Fund by the Escrow Agent will require reference to both the terms of this Agreement as well as the terms of such Section 2.2(b).

9.    Notices.    Any notice provided for or permitted under the Escrow Provisions or the Dissenters’ Escrow Provisions will be treated as having been given when (i) delivered personally, (ii) sent by confirmed telex or Fax, (iii) sent by commercial overnight courier with written verification of receipt, or (iv) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 9.

Pumatech:	Pumatech, Inc.
2550 North First Street, Suite 500
San Jose, CA 94131
Attn: Richard Mosher
Fax No: (408) 321-3886
Telephone No: (408) 321-7650

With copy to:	Venture Law Group
A Professional Corporation
2775 Sand Hill Road
Menlo Park, California 94025
Attention: Elias J. Blawie
Thomas Tobiason
Fax No: (650) 233-8386
Telephone No: (650) 854-4488

Synchrologic:	Synchrologic, Inc.
200 North Point Center East, Suite 600
Alpharetta, GA 30022
Attention: Chief Executive Officer
Fax No:
Telephone No: (770) 754-5600

With copy to:	Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, Georgia 30326
Attention: John C. Yates, Esq.
Fax No: (404) 365-9532
Telephone No: (404) 233-7000

Escrow Agent:	U.S. Bank Trust, National Association
One California Street, Suite 2550
San Francisco, California 94111
Attention: Ann Gadsby
Fax No.: (415) 273-4591
Telephone No.: (415) 273-4532

Shareholders’ Agent:	[Name]

Attention:
Fax No:
Telephone No:

Such notice will be treated as having been received upon actual receipt.

10.    General.

(a)  Governing Laws.    It is the intention of the parties hereto that the internal laws of the State of Delaware (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties to this Agreement.

(b)  Binding upon Successors and Assigns.    Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties to this Agreement.

(c)  Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected in this Agreement as signatories.

(d)  Entire Agreement.    Except as set forth in the Merger Agreement, this Agreement, the documents referenced in this Agreement and the exhibits to such documents, constitute the entire understanding and agreement of the parties to this Agreement with respect to the subject matter of this Agreement and of such documents and exhibits and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to this Agreement. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Agreement.

(e)  Waivers.    No waiver by any party to this Agreement of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

(f)  Amendment.    This Agreement may be amended with the written consent of Pumatech, the Escrow Agent and the Shareholders’ Agent, provided, however, that if the Escrow Agent does not agree to an amendment agreed upon by Pumatech and the Shareholders’ Agent, a successor Escrow Agent will be appointed in accordance with Section 6.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written and will be effective as to all the Holders when executed by Pumatech, the Escrow Agent and the Shareholders’ Agent.

PUMATECH, INC.

By:
Name:
Title:

SYNCHROLOGIC, INC.

By:
Name:
Title:

ESCROW AGENT:

U.S. BANK TRUST, NATIONAL ASSOCIATION

By:
Its:

SHAREHOLDERS’ AGENT:

By:
Name:
Title:

***ESCROW AGREEMENT***

Annex F

ARTICLE 13 OF THE

GEORGIA BUSINESS CORPORATION CODE

(Georgia Dissenters’ Rights Statute)

14-2-1301.    Definitions.

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302.    Right to dissent.

(a)  A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1)  Consummation of a plan of merger to which the corporation is a party:

(A)  If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless;

(i)  The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii)  Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii)  The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B)  If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

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(3)  Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)  An amendment of the articles of incorporation with respect to a class of series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5)  Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)  A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)  Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)  In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2)  The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.    Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320.    Notice of dissenters’ rights.

(a)  If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)  If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

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14-2-1321.    Notice of intent to demand payment.

(a)  If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)  Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)  Must not vote his shares in favor of the proposed action.

(b)  A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.    Dissenters’ notice.

(a)  If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)  The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)  State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)  Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)  Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)  Be accompanied by a copy of this article.

14-2-1323.    Duty to demand payment.

(a)  A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)  A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)  A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324.    Share restrictions.

(a)  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)  The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

F-3

14-2-1325.    Offer of payment.

(a)  Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)  The offer of payment must be accompanied by:

(1)  The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)  A statement of the corporation’s estimate of the fair value of the shares;

(3)  An explanation of how the interest was calculated;

(4)  A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)  A copy of this article.

(c)  If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.    Failure to take action.

(a)  If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)  If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.    Procedure if shareholder dissatisfied with payment or offer.

(a)  A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)  The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)  The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)  A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)  If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)  The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)  The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

F-4

14-2-1330.    Court action.

(a)  If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)  The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)  The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)  Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.    Court costs and counsel fees.

(a)  The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)  The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)  If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.    Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

F-5

Annex G

PUMATECH, INC.

Charter for the Audit Committee

of the Board of Directors

Purpose and Powers

The purpose of the Audit Committee established by this charter will be to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of Pumatech, Inc. (the “Company”), to provide to the Board of Directors (the “Board”) the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to appoint, compensate and oversee the Company’s independent accountants, to supervise the finance function of the Company (which will include, among other matters, the Company’s investment activities), to engage and compensate independent counsel and other advisors as it deems necessary to carry out its duties, to the extent permitted under applicable laws, rules and regulations, and the Company’s bylaws and Certificate of Incorporation, delegate to one or more members of the Audit Committee the authority to grant pre-approvals of audit services and non-audit services provided such decisions are presented to the full Audit Committee at regularly scheduled meetings and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention.

The Audit Committee will undertake those specific duties and responsibilities listed below, and such other duties as the Board from time to time may prescribe.

Charter Review

The Audit Committee will review and reassess the adequacy of this charter at least once per year. This review is initially intended to be conducted at the first Audit Committee meeting following the Company’s Annual Meeting of Stockholders, but may be conducted at any time the Audit Committee desires to do so. Additionally, to the extent and in the manner that the Company is legally required to do by the rules of the Securities and Exchange Commission (the “SEC”), this charter (as then constituted) shall be publicly filed.

Membership

The Audit Committee must be comprised of at least three members of the Board. Such members will be elected and serve at the pleasure of the Board. The members of the Audit Committee will not be employees of the Company. Each member of the Audit Committee shall meet the independence standards and have the financial expertise as required by the Rules of the National Association of Securities Dealers, Inc., the Securities Exchange Act of 1934 and the rules promulgated thereunder (collectively, the “Exchange Act”), the Sarbanes-Oxley Act of 2002 and all other applicable rules and regulations. At least one member of the Audit Committee must qualify as a “financial expert” as defined in Section 407 of the Sarbanes-Oxley Act of 2002 and any other applicable laws, rules or regulations.

Meetings

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company. The Audit Committee will meet with the independent accountants of the Company at least once quarterly, including upon the completion of the annual audit, outside the presence of management and at such other times as it deems appropriate, to review the independent accountants’ examination and management report.

Responsibilities

To fulfill its responsibilities and duties, the Audit Committee shall:

1.	Appoint the independent accountants for ratification by stockholders, and approve the compensation of and oversee the independent accountants;

2.	Review the plan for and the scope of the audit and related services at least annually. Confirm that the independent accountant complies with the Exchange Act and all other applicable rules and regulations;

3.	Confirm that the lead audit partner, or the lead audit partner responsible for reviewing the audit, for the Company’s independent accountants has not performed audit services for the Company for each of the five previous fiscal years;

4.	Pre-approve all audit services and permitted non-audit services to be provided by the independent accountants as required by the Exchange Act;

5.	Inquire of Finance management of the Company and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company;

6.	Review with Finance management any significant changes to GAAP, SEC and other accounting policies or standards that will impact or could impact the financial reports under review;

7.	Review with Finance management and the independent accountants at the completion of the annual audit:

a.	The Company’s annual financial statements and related footnotes;

b.	The independent accountants audit of the financial statements;

c.	Any significant changes required in the independent accountant’s audit plan;

d.	Any serious difficulties or disputes with management encountered during the course of the audit;

e.	Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards;

8.	Ensure the receipt of, and review, a report from the independent accountant required by Section 10A of the Exchange Act;

9.	Ensure the receipt of, and review, a written statement from the Company’s independent accountants delineating all relationships between the accountants and the Company, consistent with Independence Standards Board Standard 1;

10.	Review and actively discuss with the Company’s independent accountants any disclosed relationship or service that may impact the objectivity and independence of the accountant;

11.	Take, or recommend that the Board take, appropriate action to oversee the independence of the outside accountants;

12.	Review with Finance management and the independent accountants at least annually the Company’s application of critical accounting policies and its consistency from period to period, and the compatibility of these accounting policies with generally accepted accounting principles, and (where appropriate) the Company’s provisions for future occurrences which may have a material impact on the financial statements of the Company;

13.	Consider and approve, if appropriate, significant changes to the Company’s accounting principles and financial disclosure practices as suggested by the independent accountants, and Finance management. Review with the independent accountants and Finance management, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented;

14.	Review and discuss with Finance management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current of future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses;

15.	At least one member of the Audit Committee will participate in a telephonic meeting among Finance management and the independent accountants prior to earnings release;

16.	Oversee the adequacy of the Company’s system of internal accounting controls including computerized information system controls and security. Obtain from the independent accountants management letters or summaries on such internal accounting controls. Review any related significant findings and recommendations of the independent accountants together with management’s responses thereto;

17.	Oversee the effectiveness of the internal audit function and obtain from the officers that certify the Company’s financial reports an assessment of the internal controls, a report of any fraud in connection with the preparation of reports and any other reports required by applicable laws, rules or regulations;

18.	Oversee the Company’s compliance with the Foreign Corrupt Practices Act;

19.	Oversee the Company’s compliance with SEC requirements for disclosure of accountant’s services and Audit Committee members and activities;

20.	Oversee the Company’s finance function, which may include the adoption from time to time of a policy with regard to the investment of the Company’s assets;

21.	Review and approve all related party transactions;

22.	Review the periodic reports of the Company with Finance management and the independent accountants prior to filing of the reports with the SEC;

23.	In connection with each periodic report of the Company, review:

a.	Management’s disclosure to the Committee under Section 302 of the Sarbanes-Oxley Act;

b.	The contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of the Act;

24.	Periodically discuss with the independent accountants, without Management being present, (i) their judgments about the quality, appropriateness, and acceptability of the Company’s accounting principles and financial disclosure practices, as applied in its financial reporting, and (ii) the completeness and accuracy of the Company’s financial statements;

25.	Review and discuss with Finance management the Company’s earnings press releases (including the use of “pro forma” or “adjusted” non-GAAP information) as well as financial information and earnings guidance provided to analysts and rating agencies;

26.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

27.	Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

28.	Meet with the independent accountants on an “as needed” basis in executive session to discuss any matters that the Committee or the independent accountants believe should be discussed privately with the Audit Committee; and

29.	Meet with Finance management in executive sessions to discuss any matters that the Committee or Finance management believes should be discussed privately with the Audit Committee.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it or that are required by applicable laws, rules and regulations.

Finally, the Audit Committee shall ensure that the Company’s independent accountants understand both (i) their ultimate accountability to the Board and the Audit Committee, as representatives of the Company’s stockholders, and (ii) the Board’s and the Audit Committee’s ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company’s independent accountants (or to nominate the outside accountant to be proposed for stockholder approval in any proxy statement).

Reports

The Audit Committee will, to the extent deemed appropriate, record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board. To the extent required, the Audit Committee will also prepare and sign a Report of the Audit Committee for inclusion in the Company’s proxy statement for its Annual Meeting of Stockholders.

Annex H

SECOND ARTICLES OF AMENDMENT

TO

THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SYNCHROLOGIC, INC.

Pursuant to Sections 14-2-1001, 14-2-1003 and 14-2-1006 of the Georgia Business Corporation Code, Synchrologic, Inc. (the “Corporation”) hereby amends its Third Amended and Restated Articles of Incorporation of Synchrologic, Inc. as follows:

1.

Article Three “Designation of Preferred Stock” of the Third Amended and Restated Articles of Incorporation of the Corporation shall be amended to add a Section 8 thereto which shall be and read as follows:

8.    Allocation of Shares of Common Stock of Pumatech, Inc. to be Issued in Merger.    Notwithstanding anything to the contrary set forth in this Article Three and the remainder of these Third Amended and Restated Articles of Incorporation (as presently existing or hereafter amended and supplemented), if, and only if, the Corporation consummates the transactions set forth in that certain Agreement and Plan of Merger dated September 14, 2003 (the “Merger Agreement”), by and among the Corporation, Pumatech, Inc., a Delaware corporation (“Pumatech”) and Homerun Acquisition Corporation, a wholly-owned subsidiary of Pumatech (“Merger Sub”), whereby Merger Sub will merge with and into the Corporation, so that the separate corporate existence of Merger Sub shall cease, and the Corporation shall continue as the surviving corporation and a wholly-owned subsidiary of Pumatech (the “Merger”), then the shares of common stock of Pumatech to be issued to the former shareholders of the Corporation as consideration in the Merger shall be distributed among the various classes and series of the Corporation’s capital stock as follows and in accordance with the terms of the Merger Agreement:

Class/Series of Synchrologic Capital Stock	Percentage of Pumatech Consideration Shares
Common Stock (including options to purchase common stock)	25.348%
Series A Preferred Stock	4.173%
Series B Preferred Stock	11.647%
Series C Preferred Stock	10.833%
Series D Preferred Stock	47.999%

In all other respects, the preferences, limitations and relative rights of the various classes and series of the Corporation’s capital stock remain as set forth in this Article Three.

2.

Pursuant to Code Section 14-2-1007, this second amendment to the Third Amended and Restated Articles of Incorporation was duly adopted by the Board of Directors and shareholders of the Corporation in accordance with the provisions of Sections 14-2-1003 on December     , 2003.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by a duly authorized officer on the              day of December, 2003.

Synchrologic, Inc.

By:
Said Mohammadioun Chief Executive Officer

H-1

Annex I

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

PUMATECH, INC.

The undersigned hereby certifies that:

1.    He is the duly elected and acting President of Pumatech, Inc., a Delaware corporation.

2.    The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on August 8, 1996 under the name Puma Technology Delaware Corporation.

3.    Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation amends paragraph A. of Article FOURTH of this corporation’s Certificate of Incorporation to read in its entirety as follows:

“A.    The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Sixty Two Million (162,000,000) consisting of One Hundred Sixty Million (160,000,000) shares of Common Stock, par value one-tenth of one cent ($0.001) per share (the “Common Stock”), and Two Million (2,000,000) shares of Preferred Stock, par value one-tenth of one cent ($0.001) per share (the “Preferred Stock”).”

4.    The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 242 and 222 of the General Corporation Law of the State of Delaware.

Executed at San Jose, California, on                                     .

Woodson Hobbs, President

I-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors and officers against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the Delaware General Corporation Law also provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit by the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

Article VIII of the Registrant’s Certificate of Incorporation and Article VIII of the Registrant’s Bylaws provide for mandatory indemnification of the Registrant’s directors, officers, and employees to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has also entered into indemnification agreements with its directors and officers that require the Registrant, among other things, to indemnify these individuals against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

The above discussion of the Delaware General Corporation Law and the Registrant’s Certificate of Incorporation, Bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, Certificate of Incorporation, Bylaws and indemnification agreements.

The Registrant maintains liability insurance for the benefit of its directors and officers.

Item 21.    Exhibits and Financial Statement Schedules.

(a)	Exhibits:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of September 14, 2003, by and among Pumatech, Inc., Homerun Acquisition Corporation and Synchrologic, Inc. (included as Annex A to the joint proxy statement/prospectus).

2.2	Form of Voting Agreement between Pumatech, Inc. and certain shareholders of Synchrologic, Inc. (included as Annex B to the joint proxy statement/prospectus).

3.1*	Certificate of Incorporation of Puma Technology, Inc., a Delaware corporation (incorporated by reference to the similarly described exhibit in Pumatech, Inc.’s Registration Statement on Form S-1 (File No. 333-011445)).

3.2*	Amended and Restated Bylaws of Pumatech, Inc., a Delaware corporation (incorporated by reference to the similarly described exhibit in Pumatech, Inc.’s Annual Report on Form 10-K for fiscal year ended July 31, 2002 filed on October 17, 2002).

3.3*	Certificate of Amendment of Restated Certificate of Incorporation dated December 19, 2000 (incorporated by reference to the similarly described exhibit in Pumatech, Inc.’s Report on Form 10-Q for the quarterly period ended January 31, 2001 filed on March 19, 2001).

Exhibit Number	Description

3.4*	Certificate of Amendment of Restated Certificate of Incorporation dated October 18, 2002 approved by the stockholders of Pumatech, but not filed with the Delaware Secretary of State (incorporated by reference to the similarly described exhibit in Pumatech, Inc.’s Definitive Proxy Statement filed on October 18, 2002 for its 2002 Annual Meeting of Stockholders).

3.5*

Certificate of designations of rights, preferences and privileges of Series A Participating Preferred Stock of Pumatech, Inc. dated January 15, 2003 (incorporated by reference to Pumatech, Inc.’s Report on Form 8-A filed on January 15, 2003).

4.1*

Preferred Shares Rights Agreement between Pumatech, Inc. and Computershare Investor Services LLC as Rights Agent dated January 13, 2003 (includes Form of Certificate of Designations of Series A Participating Preferred Stock, Form of Rights Certificate and Summary of Rights) (incorporated by reference to Pumatech, Inc.’s Report on Form 8-A filed on January 15, 2003).

5.1	Opinion of Heller Ehrman White & McAuliffe LLP as to the legality of the securities.

23.1	Consent of Heller Ehrman White & McAuliffe LLP (set forth in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants for Pumatech, Inc.

23.3	Consent of KPMG LLP, Independent Accountants for Synchrologic, Inc.

23.4	Consent of PricewaterhouseCoopers LLP, Independent Accountants for Spontaneous Technology, Inc.

23.5	Consent of PricewaterhouseCoopers LLP, Independent Accountants for Starfish Software, Inc.

99.1	Form of Synchrologic, Inc. Proxy.

99.2	Form of Pumatech, Inc. Proxy.

*	Incorporated by reference.

(b)	Financial Statement Schedules:

The information required to be set forth herein is incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003 filed with the Securities and Exchange Commission on October 21, 2003.

Schedule II – Valuation and Qualifying Accounts

Item 22.    Undertakings.

(a)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	The undersigned Registrant hereby undertakes the following:

(1)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on October 22, 2003.

PUMATECH, INC.

By:	/s/ WOODSON HOBBS
Woodson Hobbs
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Woodson Hobbs and Keith Kitchen, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any other registration statement for the same offering, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ WOODSON HOBBS Woodson Hobbs	President, Chief Executive Officer and Director (Principal Executive Officer)	October 22, 2003

/s/ KEITH KITCHEN Keith Kitchen	Vice President of Finance and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	October 22, 2003

/s/ MICHAEL M. CLAIR Michael M. Clair	Chairman of the Board of Directors	October 22, 2003

/s/ KIRSTEN BERG-PAINTER Kirsten Berg-Painter	Director	October 22, 2003

/s/ MICHAEL PRAISNER Michael Praisner	Director	October 22, 2003

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of September 14, 2003, by and among Pumatech, Inc., Homerun Acquisition Corporation and Synchrologic, Inc. (included as Annex A to the joint proxy statement/prospectus).

2.2	Form of Voting Agreement between Pumatech, Inc. and certain shareholders of Synchrologic, Inc.(included as Annex B to the joint proxy statement/prospectus).

3.1*	Certificate of Incorporation of Puma Technology, Inc., a Delaware corporation (incorporated by reference to the similarly described exhibit in Pumatech, Inc.’s Registration Statement on Form S-1 (File No. 333-011445)).

3.2*	Amended and Restated Bylaws of Pumatech, Inc., a Delaware corporation (incorporated by reference to the similarly described exhibit in Pumatech, Inc.’s Annual Report on Form 10-K for fiscal year ended July 31, 2002 filed on October 17, 2002).

3.3*	Certificate of Amendment of Restated Certificate of Incorporation dated December 19, 2000 (incorporated by reference to the similarly described exhibit in Pumatech, Inc.’s Report on Form 10-Q for the quarterly period ended January 31, 2001 filed on March 19, 2001).

3.4*	Certificate of Amendment of Restated Certificate of Incorporation dated October 18, 2002 (incorporated by reference to the similarly described exhibit in Pumatech, Inc.’s Definitive Proxy Statement filed on October 18, 2002 for its 2002 Annual Meeting of Stockholders).

3.5*

Certificate of designations of rights, preferences and privileges of Series A Participating Preferred Stock of Pumatech, Inc. dated January 15, 2003 (incorporated by reference to Pumatech, Inc.’s Report on Form 8-A filed on January 15, 2003).

4.1*

Preferred Shares Rights Agreement between Pumatech, Inc. and Computershare Investor Services LLC as Rights Agent dated January 13, 2003 (includes Form of Certificate of Designations of Series A Participating Preferred Stock, Form of Rights Certificate and Summary of Rights) (incorporated by reference to Pumatech, Inc.’s Report on Form 8-A filed on January 15, 2003).

5.1	Opinion of Heller Ehrman White & McAuliffe LLP as to the legality of the securities.

23.1	Consent of Heller Ehrman White & McAuliffe LLP (set forth in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants for Pumatech, Inc.

23.3	Consent of KPMG LLP, Independent Accountants for Synchrologic, Inc.

23.4	Consent of PricewaterhouseCoopers LLP, Independent Accountants for Spontaneous Technology, Inc.

23.5	Consent of PricewaterhouseCoopers LLP, Independent Accountants for Starfish Software, Inc.

99.1	Form of Synchrologic, Inc. Proxy.

99.2	Form of Pumatech, Inc. Proxy.

*	Incorporated by reference.